As filed with the Securities and Exchange Commission on October 26, 1999
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM F-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                              WORLDWIDE FIBER INC.
             (Exact name of registrant as specified in its charter)

        Canada                                          1731                                     Not Applicable
(State or other jurisdiction of              (Primary Standard Industrial                 (I.R.S. Employer Identification
incorporation or organization)                Classification Code Number)                             Number)

                         1510-1066 West Hastings Street
                          Vancouver, BC Canada V6E 3X1
                                 (604) 681-1994
   (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              CT Corporation System
                                  1633 Broadway
                            New York, New York 10019
                                 (212) 246-5070
            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                                 with a copy to:
                               Roger Andrus, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                        Proposed         Proposed Maximum
Title of Each Class of Securities   Amount to be        Maximum Price    Aggregate Offering      Amount of
to be Registered                    Registered          Per Unit         Price (1)               Registration Fee (2)
---------------------------------------------------------------------------------------------------------------------
12% Senior Notes due 2009           $500,000,000        100%             $500,000,000            $139,000.00
=====================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act").

(2)  Calculated pursuant to Rule 457(f)(2) under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the relevant jursidiction.


PROSPECTUS
                  Subject to Completion, dated October 26, 1999

                                 WORLDWIDE FIBER

                                [GRAPHIC OMITTED]
                              Worldwide Fiber Inc.

                Offer to Exchange our 12% senior notes due 2009,
              which have been registered under the Securities Act,
        for our 12% senior notes due 2009, which have not been registered

Terms of the Exchange Offer:

     o Offer to exchange up to $500,000,000 aggregate principal amount of our new 12% senior notes, which will mature in 2009, for an equal amount of our old 12% senior notes, which will mature in 2009.

     o    Expires 5:00 p.m., New York City time, on , 1999 unless extended.

     o You may withdraw your tender of old notes any time before the exchange offer expires.

     o We will accept any and all old notes validly tendered and not withdrawn for exchange before the exchange offer expires.

     o Not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and certain other customary conditions.

     o    We will not receive any proceeds from the exchange offer.

     o The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

     o The terms of the new notes and the old notes are identical in all material respects, except for certain transfer restrictions relating to the old notes.

     o The new notes will be evidence of the same indebtedness as the old notes and will be issued under, and entitled to the benefits of, the same indenture that governs the old notes.

The New Notes:

     o Interest Payment: semiannually in arrears on February 1 and August 1, beginning on February 1, 2000.

     o Redemption: The new notes will be redeemable on or after August 1, 2004. Up to 35% of the new notes will be redeemable before August 1, 2002, from the net proceeds of one or more Public Equity Offerings.

     See "Risk Factors," which begins on page 14, for a discussion of certain factors that should be considered by holders before tendering their old notes in the exchange offer.

                       ----------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                       ----------------------------------


                 The date of this prospectus is              , 1999.

                                TABLE OF CONTENTS

                                                                         Page

Available Information......................................................i
Prospectus Summary.........................................................1
Risk Factors..............................................................14
Capitalization............................................................34
Selected Financial Data...................................................35
Management's Discussion and Analysis of Financial Condition and
  Results of Operations...................................................38
Business..................................................................47
Management................................................................65
Transactions with Our Parent..............................................67
Regulation................................................................70
Description of WFI-USA Agreements.........................................81
Description of IC and CN Agreements.......................................83
Description of Our Recently Completed Private Equity Placements...........85
The Exchange Offer........................................................88
Description of Notes......................................................96
Description of Other Indebtedness........................................136
Book-Entry, Delivery and Form............................................139
Material United States and Canadian Income Tax Considerations............142
Plan of Distribution.....................................................144
Legal Matters............................................................147
Experts..................................................................147
Enforceability of Civil Liabilities Against Foreign Persons..............148
Currency Translation.....................................................148
Glossary.................................................................A-1
Index to Pro Forma Financial Information................................PF-1
Index to Financial Statements............................................F-1

                              AVAILABLE INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form F-4, including amendments and exhibits, under the Securities Act concerning the new notes offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in or annexed as exhibits or schedules to the registration statement. This additional information, and other information filed by Worldwide Fiber, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Any statements made in this prospectus concerning the provisions of certain documents may be incomplete and, in each instance, you should refer to the copy of the document filed as an exhibit to the registration statement otherwise filed with the Securities and Exchange Commission.

     We are a "foreign private issuer" as defined in Rule 405 of the Securities Act. As a foreign private issuer, we are exempt from provisions of the Exchange Act which prescribe the furnishing and content of proxy statements to shareholders and relating to short swing profits reporting and liability. We have agreed that for so long as any notes remain outstanding we will furnish to the holders of notes the information required to be delivered under Rule 144A(d)(4) under the Securities Act. Whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, we will file with the Securities and Exchange Commission and furnish to the holders of notes and the trustee (1) within 140 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable (or any successor form), containing the required information, or required in the successor form, and (2) (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) which, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Copies of any documents referred to in this prospectus and filed with the Securities and Exchange Commission can be obtained without charge to any holders of notes by contacting Stephen Stow c/o Worldwide Fiber Inc., 1510-1066 West Hastings Street, Vancouver, BC Canada V6E 3X1. Telephone number: (604) 681-1994. In order to obtain timely delivery of these documents holders of notes must request this information no later than five business days before the date on which they would like to receive their documents.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data, including the related notes, appearing elsewhere in this prospectus. Industry and market data in this prospectus are based on or derived from sources that we believe are reliable. There can be no assurance, however, as to the accuracy of the industry or market data. As used in this prospectus, unless the context indicates otherwise, "we" or "us" refers to the combined business of Worldwide Fiber Inc. (and its predecessor) and all of its subsidiaries. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars. Certain terms used in this prospectus are defined in Annex A--Glossary or elsewhere in this prospectus.

                               The Exchange Offer

Purpose and Effect........................      Worldwide Fiber sold the old notes on July 28, 1999 to Donaldson
                                                Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co.
                                                Incorporated, Salomon Smith Barney Inc. and TD Securities (USA)
                                                Inc., the initial purchasers, who privately placed the old notes with certain institutional investors.  In connection with this sale, we executed and delivered for the benefit of the holders of the old notes a registration rights agreement providing for, among other things, the exchange offer.  See "The Exchange
                                                Offer--Terms of the Exchange Offer."

Terms of the Exchange Offer...............      New notes are being offered in exchange for an equal amount of old notes.  Old notes may be exchanged only in integral multiples of $1,000.  We will issue the new notes on or promptly after the expiration of the exchange offer.  See "Risk Factors--Consequences of Failure to Exchange."

Minimum Condition.........................      The exchange offer is not conditioned upon any minimum total amount of old notes being tendered or accepted for exchange.  See
                                                "The Exchange Offer--Certain Conditions to the Exchange Offer."

Expiration Date...........................      5:00 p.m., New York City time, on               , 1999, unless
                                                the exchange offer is extended, in which case the expiration date means the latest date and time to which the exchange offer is extended.  See "The Exchange Offer--Terms of the Exchange Offer."

Conditions................................      The exchange offer is subject to certain customary conditions, which may be waived by us.  We reserve the right to terminate or amend the exchange offer at any time before the expiration date if these conditions occur.  The exchange offer is also subject to the terms and provisions of the registration rights agreement.
                                                See "The Exchange Offer--Certain Conditions to the Exchange Offer."



Procedures for Tendering Old Notes........      If you wish to tender your old notes through the exchange offer, you must either (1) complete, sign and date the letter of
                                                transmittal, or a facsimile of it, according to the instructions contained in this prospectus and in the letter of transmittal or
                                                (2) send an agent's message to the exchange agent, which is a message that indicates you have agreed to the contents of the letter of transmittal and the letter of transmittal may be enforced against you.  You must mail or otherwise deliver the letter of transmittal, or a facsimile of it, or the agent's message with the old notes or a Book-Entry Confirmation (as defined) and any other required documentation to the exchange agent at the address listed in this prospectus.  The method of delivery of this documentation is at your election and risk.  By executing the letter of transmittal, or sending the agent's message you will represent to us, among other things, that:

                                                o        the new notes acquired through the exchange offer by you
                                                and any beneficial owners of old notes are being obtained in the ordinary course of business of the person receiving the new notes;

                                                o        neither you nor the beneficial owner is participating in,
                                                intends to participate in or has an arrangement or understanding with any person to participate in the distribution of the notes;
                                                and

                                                o        neither you nor the beneficial owner is an affiliate, as
                                                defined under Rule 405 of the Securities Act, of Worldwide Fiber.

                                                 Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker or dealer as a result of market-making activities or other trading activities (except for old notes acquired directly from us), must acknowledge in the letter of transmittal that it will deliver a prospectus for any resale of the new notes. See "The Exchange
                                                  Offer--Procedures for Tendering Old Notes" and "Plan of Distribution."

                                                                -2-


Special Procedures for Beneficial
     Owners...............................      If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.  If you wish to tender on your own behalf, you must, before
                                                completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder.  The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.  See "The
                                                Exchange Offer--Procedures for Tendering Old Notes."

Book-Entry Transfer.......................      Any financial institution that is a participant in the Book-Entry
                                                Transfer Facility's (as defined) system may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility to transfer these old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the
                                                Book-Entry Transfer Facility's procedures for transfer.  See "The
                                                Exchange Offer--Book Entry Transfer."

Withdrawal Rights.........................      Tenders may be withdrawn at any time before 5:00 p.m., New York
                                                City time, on the expiration date.  See "The Exchange
                                                Offer--Withdrawal of Tenders."

Acceptance of Old Notes and Delivery
     of New Notes.........................      Upon satisfaction or waiver of all conditions of the exchange offer, we will accept for exchange any and all old notes which are properly tendered and not withdrawn before 5:00 p.m., New
                                                York City time, on the expiration date.  The new notes issued through the exchange offer will be delivered promptly following acceptance of the old notes by us after the expiration date.  See
                                                "The Exchange Offer--Acceptance of Old Notes for Exchange;
                                                Delivery of New Notes."

U.S. Federal Income Tax Consequences......      The exchange of old notes for new notes by tendering holders will not be a taxable exchange for United States federal income tax purposes as a result of the exchange.  See "Material United
                                                States and Canadian Federal Income Tax Considerations--United
                                                States."

Regulatory Approvals......................      We do not believe that the receipt of any material federal or state regulatory approvals will be necessary for the exchange offer.  See "The Exchange Offer--Regulatory Approvals."

Use of Proceeds...........................      We will not receive any proceeds from the exchange offer.



                                                                -3-

Exchange Agent............................      HSBC Bank USA is serving as exchange agent in the exchange offer.  See "The Exchange Offer--Exchange Agent."

Resales of the New Notes..................      The new notes are being offered by this prospectus to satisfy certain obligations contained in the registration rights
                                                agreement.  Based on positions of the Securities and Exchange
                                                Commission and no-action or interpretive letters issued to others, we believe that the new notes issued through the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                                o       you are acquiring the new notes in the ordinary course of
                                                        your business;

                                                o       you are not participating, do not intend to participate
                                                        and have no arrangement or understanding with any person
                                                        to participate in the distribution of the new notes; and

                                                o       you are not an affiliate of Worldwide Fiber.

                                                If you acquire new notes in the exchange offer to distribute or participate in a distribution of new notes, you cannot rely on the position of the staff of the
                                                Securities and Exchange Commission contained in its no-action and interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act concerning a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that:

                                                o       old notes tendered by it in the exchange offer were acquired in the ordinary course of its business as a result of market-making or other trading activities; and

                                                o       it will deliver a prospectus in connection with any
                                                        resale of new notes received in the exchange offer.

                                                This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the new notes received in exchange for old notes where the old notes were acquired by a broker-dealer as a result of market-making or other trading activities, except for old notes acquired directly from us. We have agreed that, for a period of 180 days following the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use with resale. See "The Exchange Offer--Resales of the New
                                                Notes" and "Plan of Distribution."




                                                                -4-


                                                Summary Description of New Notes

Securities Offered........................      $500,000,000 aggregate principal amount of 12% senior notes that will mature in 2009.

Issuer....................................      Worldwide Fiber Inc.

Maturity Date.............................      August 1, 2009.

Interest..................................      Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes
                                                surrendered in exchange for new notes or, if no interest has been paid on the old notes, from the date of original issuance of the old notes and will be payable in cash in arrears semiannually on
                                                February 1 and August 1 of each year, commencing on February 1,
                                                2000.

Ranking of the New Notes..................      The new notes are senior debts and will rank ahead of all our future debts that expressly provide that they are subordinated to the new notes.  They will effectively rank behind all of our secured debts to the extent of the value of the assets securing our debts and all existing and future debts and other liabilities of our subsidiaries.

                                                They will rank equally with all of our existing and future unsubordinated, unsecured debts that do not expressly provide that they are subordinated to the new notes, including any old notes not exchanged. On June 30, 1999 the notes were effectively subordinated to approximately $130.1 million of liabilities of our subsidiaries.
                                                No debt of ours having an equal ranking with the new notes or which is subordinate to the new notes would have been outstanding at this date.

Optional Redemption.......................      On or after August 1, 2004, we may redeem some or all of the new notes at any time at the redemption prices, and subject to certain limitations, described in the section "Description of Notes" under the heading "Optional Redemption."

                                                Upon a change in the withholding tax laws of Canada, we may redeem all of the new notes at any time at the face amount of the new notes.

                                                Before August 1, 2002, we may redeem up to 35% of the new notes with the proceeds of certain public offerings of our equity at the price listed in the section
                                                "Description of Notes" under the heading "Optional Redemption."



                                                                -5-

Mandatory Offer to Repurchase.............      If in certain circumstances we sell certain assets, receive certain excess cash flows, or experience specific kinds of changes in control, we must offer to repurchase the new notes at the prices listed in the section "Description of Notes" under the heading "Repurchase at the Option of Holders."

Basic Covenants of Indenture..............      The indenture governing the new notes contains certain limitations on our ability, and the ability of some of our subsidiaries, to:

                                                o      borrow money,

                                                o      pay dividends on stock or repurchase stock,

                                                o      make investments,

                                                o      use assets as security in other transactions, and

                                                o      sell certain assets or merge with or into other companies.

                                                For more details, see the section "Description of Notes" under the heading "Certain Covenants."


                                   The Company

     We are a provider of technologically advanced fiber optic communications infrastructure in North America using our state-of-the-art fiber optic network. We recently have begun marketing bandwidth services and intend to provide these services by the end of the year.

     o We completed construction of a 5,068 route mile fiber optic network development across Canada and the Northern United States in January 1999. Our interests in this development include a total of 74,000 fiber miles along the following routes:

          -- a 2,735 route mile segment from Vancouver to Detroit, via Calgary, Winnipeg, Minneapolis/St. Paul and Chicago and

          -- a 2,333 route mile segment from Edmonton to Toronto and additional fiber strands along the route from Seattle to Detroit.

     o In May 1999, we completed construction of the segment of our network that extends from Seattle to Portland.

Together this fiber forms the initial backbone of our high-bandwidth fiber optic communications network and related infrastructure in North America. Our terrestrial network, when complete, is expected to cover approximately 21,600 route miles and encompass both long haul and intra-city route miles in North America (comprising in excess of 1,000,000 fiber miles). Our terrestrial network will consist of:

     o fiber optic strands installed in protective conduit buried along diverse rights-of-way and strands acquired from other developers and carriers through swaps, and

     o    related infrastructure such as regeneration shelters.

     Our network is being developed to satisfy increasing demand for fiber optic capacity for the transmission of data, voice and video generated by high-bandwidth communications and the requirements of new entrants to the telecommunications business. We plan to realize the value of the network through:

     o the sale, grant of indefeasible rights-of-use, lease or swap of dark fiber strands and conduit, and

     o the provision of bandwidth services, initially along the route from Seattle to Toronto via Vancouver, Calgary, Winnipeg, Minneapolis/St. Paul, Chicago and Detroit and, in the future, along other parts of our network.

     Our present and targeted customer group includes:

     o    communications carriers,

     o    Internet service providers, and

     o    large corporations with enterprise network needs.

     We have also contracted to install a transatlantic fiber optic cable to expand the connectivity of our network.

     We will continue to construct fiber optic networks for third parties on a contract basis when a project will allow us to retain fiber or conduit assets, including through indefeasible rights-of-use. We plan to construct these networks only on routes that complement and reduce the costs of completing our network or enhance our ability to make a sale, grant of indefeasible rights-of-use, lease or swap of network capacity or the provision of bandwidth services.

Market Opportunity

     Our network is designed to provide our customers with secure, independent transmission facilities and sufficient capacity on a local, regional or national basis to accommodate their increasing demand and plans for expansion. According to The Yankee Group and other industry sources, growth in the high-bandwidth telecommunications industry is expected to continue due to a number of factors, which include:

     o    innovations and advances in transmission technology,

     o increasing demand for high-bandwidth applications, largely driven by the increase in Internet traffic, and

     o deregulation within the telecommunications industry, which has resulted in a proliferation of service providers.

     The North American telecommunications industry has been characterized by significant demand for high-bandwidth communications services. According to an industry survey by The Yankee Group:

     o voice and data telecommunications services revenue in the United States is expected to grow at a compounded annual growth rate of approximately 8%, from approximately $167 billion in 1997 to approximately $241 billion in 2002,

     o data telecommunications services revenue is expected to grow at a compounded annual growth rate of approximately 26%, from approximately $15 billion in 1997 to approximately $47 billion in 2002, and

     o carriers' carrier telecommunications services revenue, which our bandwidth services strategy is specifically intended to target, is expected to grow at a compounded annual growth rate of approximately 60%, from approximately $1.2 billion in 1997 to approximately $12.3 billion in 2002.

Business Strategy

     Our strategy is to be a leading independent provider of technologically advanced dark fiber and related infrastructure and high-bandwidth fiber optic transmission capacity. The key elements of our business strategy include:

     o developing and building a technologically advanced fiber optic network connecting many of the major population centers in North America,

     o maximizing route diversity and connectivity of the network, enabling us to target a broad range of customers, by offering participation on a local, regional, national or international basis,

     o    creating a low cost position,

     o realizing the value of the network through the sale, grant of indefeasible rights of use, lease or swap of network assets and the provision of bandwidth services,

     o providing our customers with low-cost bandwidth services and the flexibility to control their service platforms,

     o    allowing for technological upgrades and additional capacity,

     o installing at least one additional conduit in each segment we develop, and

     o    capitalizing on management experience.

The Network

     Our terrestrial network will consist of the following:

     o a North American long-haul fiber optic network including: (1) two primary east-west routes, running from Vancouver to Halifax and Sacramento to Boston, and (2) three primary north-south routes, running along the West Coast, the Mississippi River valley and the East Coast, and

     o a series of high-bandwidth intra-city networks planned in Toronto, Vancouver, Montreal, Ottawa, and Calgary in addition to the intra-city network currently under construction in Seattle.

     In addition, we are expanding our network outside of North America through our transatlantic fiber optic cable project, "Hibernia."

Products and Services

     In connection with the development of our network, we offer customers a broad range of products and services which enable us to provide customized solutions. See "Business--Products and Services."

Our products and services include:

     o dark fiber and conduit for sale, grant of indefeasible rights-of-use, lease or swap, and

     o    construction services supporting the development of our network.

     We recently have begun marketing bandwidth services, including optical transmission, private line, virtual voice, IP transport and ATM. We plan to begin providing these services by the end of 1999.

Recent Developments

     Private Equity Investment. On September 9, 1999 we completed a private placement of our convertible preferred shares for $345 million to affiliates of Tyco International Ltd., Providence Equity Partners Inc., DLJ Merchant Banking II Inc. and GS Capital Partners III, LP. Together, the privately placed securities represent a minority equity interest in us. Under the terms of the sale, each purchaser nominated a representative to our Board of Directors who has been elected a Director.

     Hibernia Project. In connection with the financing of our $850 million transatlantic fiber optic cable Hibernia project, we will utilize $300 million of the proceeds from our equity private placement to fund the equity portion of the project. We have entered into a project financing commitment letter with Goldman Sachs

Credit Partners LP, DLJ Capital Funding, Inc. and Credit Suisse First Boston. Under the project financing commitment, it is anticipated that the lenders will provide up to $600 million in project debt financing to one of our subsidiaries, non-recourse to Worldwide Fiber Inc.

                                 Financing Plan

     In addition to the fiber assets contributed by Ledcor, we formed a capital plan in 1998 to develop approximately 12,900 route miles. That plan and the implementation of bandwidth services contemplate capital expenditures of approximately $1.26 billion through 2001.

     Consistent with our strategy to create a low-cost position, we have agreements, subject to terms and conditions we consider customary, with co-developers and participants. These parties in the aggregate have agreed to commit approximately $480 million in cash to fund the completion of segments of our terrestrial network. We expect to complete our network in 2001. We intend to enter into additional arrangements with co-developers and participants.

     We expect to obtain the balance of the funding necessary to complete our terrestrial network and to implement our bandwidth services strategy from

     o the cash remaining from the notes and the 12 1/2% notes issued in December 1998, and

     o up to $150 million in cash available under our planned bank credit facility.

     We anticipate that these funding sources will provide us with sufficient capital to complete our network and to implement our bandwidth services strategy. However, our costs will depend on a variety of factors, many of which are beyond our control, including changes in the competitive environment of our current and planned markets. Our actual costs may vary materially from those currently budgeted.

     The plan described above does not include equity or debt financing for Hibernia, which we are funding with the proceeds of our recently completed equity private placement as well as from our planned non-recourse project facility.

     We cannot assure you that we will be successful in raising the capital necessary for the unfunded portion of the remainder of our planned network development, the implementation of our bandwidth services strategy or for the Hibernia project on a timely basis or on terms that are acceptable to us, or at all.

                             Summary Financial Data

     The summary historical financial data for the year ended March 31, 1996, the five months ended August 31, 1996, the year ended August 31, 1997 and the nine months ended May 31, 1998 of our predecessor, the telecommunications division of Ledcor, are derived from the audited financial statements of the predecessor division, which have been audited by Deloitte & Touche LLP, independent auditors. Worldwide Fiber was incorporated on February 5, 1998 and acquired certain assets of the predecessor division on May 31, 1998. Before May 31, 1998, Worldwide Fiber was a shell company. The summary consolidated historical financial data for the period from February 5, 1998 to December 31, 1998 of Worldwide Fiber are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. The unaudited pro forma financial data for the year ended December 31, 1998 are derived from the audited consolidated financial statements of Worldwide Fiber, the financial statements of the predecessor division, and the consolidated financial statements of Worldwide Fiber (USA), Inc. included elsewhere in this prospectus. The summary consolidated historical financial data as of and for the periods ended June 30, 1999 and 1998 are derived from Worldwide Fiber's unaudited consolidated financial statements and include, in the opinion of Worldwide Fiber's management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for those periods. The unaudited pro forma financial data for the six months ended June 30, 1999 are derived from the unaudited interim consolidated financial statements for the six month period ended June 30, 1999 of Worldwide Fiber included elsewhere in this Prospectus. Our consolidated financial statements and the divisional financial statements of the predecessor division have been prepared in accordance with U.S. GAAP. The results of operations for the predecessor division are not comparable to our results of operations after the Reorganization. You should read the following information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.

     Capital expenditures represent actual cash expenditures incurred during the period and do not include acquisitions of assets for non-cash consideration. Route miles represent the number of miles spanned by fiber optic cable owned at the end of the period, calculated without including physically overlapping segments of cable. Fiber miles represent the number of strands of fiber in a length of fiber optic cable owned at the end of the period, multiplied by the length of the cable in miles.

                             Summary Financial Data
                             (Dollars in thousands)

                                 Predecessor Division                                Worldwide Fiber
                     ------------------------------------------   ------------------------------------------------------
                                                                                                      Six        Pro
                                  Five                  Nine       February   February   Pro Forma   Months     Forma
                       Year       Months     Year       Months     5, 1998    5, 1998      Year       Ended      Six
                       Ended      Ended      Ended      Ended         to      to Dec-    Ended Dec-   June      Months
                       March      August     August     May 31,     June 30,  ember 31,  ember 31,     30,      Ended
                      31, 1996   31, 1996   31, 1997    1998         1998      1998      1998(2)(3)   1999    1999(2)(3)
                     ---------   --------   --------   --------    --------- ----------  ----------  -------  ----------
Income Statement
Data:
Revenue...........     $3,824     $7,373    $58,008      $54,634    $12,280   $164,319    $207,038  $123,884  $123,884
Operating
expenses:
  Costs...........      3,440      5,739     48,474       44,919     10,621    147,621     182,518   85,614    85,614
  General &
   administrative.         57         91        863          710        403      2,274       8,140    5,837     7,087
  Depreciation....         24         15        112          317         49        464         639      453       453
                       ------     ------    -------      -------    -------   --------    --------  -------   -------
Total operating
expenses..........      3,521      5,845     49,449       45,946     11,073    150,359     191,297   91,904    93,154
                       ------     ------    -------      -------    -------   --------    --------  -------   -------
Operating income..        303      1,528      8,559        8,688      1,207     13,960      15,741   31,980    30,730
Interest expense,          --         15        600           86         --        225      85,352    5,671    36,871
net...............
Equity income.....         --         --         --           --          2        928          --       --        --
                       ------     ------    -------      -------    -------   --------    --------  -------   -------
Earnings (loss)
  before income
  taxes...........        303      1,513      7,959        8,602      1,209     14,663     (69,611)  26,309    (6,141)
Income tax
  expense                 139        686      3,620        3,909        526      5,643     (26,710)  10,921    (1,574)
  (recovery)......
                          164        827      4,339        4,693        683      9,020     (42,901)  15,388    (4,567)
                       ------     ------    -------      -------    -------   --------    --------  -------   -------
Income
  attributable
  to minority              --         --         --           --         --         --         464    2,995     2,995
  interest........
                       ------     ------    -------      -------    -------   --------    --------  -------   -------
Net income (loss).       $164       $827     $4,339       $4,693        683     $9,020    $(43,365) $12,393   $(7,562)
                       ======     ======    =======      =======    =======   ========    ========  =======   =======
Other Financial
Data:
EBITDA (4)........       $327     $1,543     $8,671       $9,005     $1,256    $15,352     $16,380  $32,433   $31,183
Capital
expenditures......        $72     $  181     $1,119       $6,828         --     $1,065          --  $19,215        --

Ratio of earnings
  to fixed               24.3x       45.5x      10.3x        17.7x     200.0x      26.8x        --       3.8x      --
  charges (5).....
Statement of Cash
Flows Data:
Operating                $666    $(3,078)   $(3,921)     $(2,502)      $681   $(13,059)      $  -- $(49,824)    $  --
activities........
Investing                 (72)      (181)    (1,119)      (6,828)        --      1,177          --  (19,215)       --
activities........
Financing               $(595)    $3,259     $5,040       $9,330      $(681)  $168,350       $  --    $(352)    $  --
activities........
Operating Data:
Route miles.......         --         --      1,090        1,430         --      2,735          --       --        --
Fiber miles ......         --         --     22,740       34,320         --     36,179          --       --        --


                                                                                              June 30, 1999
                                                                                      -------------------------------
                                                                                         Actual         Pro Forma (6)
                                                                                         ------         -------------
Balance Sheet Data:
Cash and cash equivalents......................................................         $ 86,812         $  873,812
Fixed assets, net..............................................................           57,790             83,790
Total assets...................................................................          365,025          1,206,025
Total debt.....................................................................          175,000            675,000
Redeemable preferred stock.....................................................               --            345,000
 Shareholder's equity..........................................................         $ 55,510             19,310


---------------------------------------------------

(1) Gives pro forma effect to (1) the transfer on May 31, 1998 of certain of the operations of the predecessor division and the Construction Services, Management Services and Employee Services Agreements between Worldwide Fiber and affiliates of Ledcor, (2) the consolidation of WFI-USA as a result of Worldwide Fiber's agreement to increase its interest in WFI-USA from 50% to 75% on December 31, 1998 and (3) the effect of the interest expense, including amortization of deferred financing costs, relating to the $175,000,000 12 1/2% senior notes issued December 23, 1998 and the $500,000,000 12% senior notes issued July 28, 1999.

(2) Gives pro forma effect to the interest expense, including amortization of deferred financing costs, on the $500,000,000 12% senior notes issued July 28, 1999.

(3) The initial annual interest expense on the $500,000,000 12% senior notes is $62,400,000 and the initial annual interest expense on the $175,000,000
     12 1/2% senior notes is $23,200,000.

(4) EBITDA consists of net income (loss) before interest expense, net of interest income, income tax expense (recovery), depreciation and income attributable to minority interest. EBITDA is presented because we believe it is a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consists of earnings (loss) before equity income, income tax expense (recovery), income attributable to minority interest and fixed charges. Fixed charges consists of interest expensed and capitalized, plus the portion of rental expense which we believe to be representative of interest (assumed to be one-third of rental expense). Pro forma loss for the year ended December 31, 1998 would have been insufficient to cover fixed charges by $69,611,000 and pro forma loss for the six month period ended June 30, 1999 would have been insufficient to cover fixed charges by $6,141,000.

(6) Gives pro forma effect to (1) the issuance on July 28, 1999 of the $500,000,000 12% senior notes, (2) the issuance on August 31, 1999, of 150,000 Class B Subordinate Voting Shares for $3,000,000 of cash, (3) the issuance on September 9, 1999 of 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash, (4) a stock dividend on September 9, 1999 of 5,000,000 Series C Redeemable Preferred Shares and a redemption on September 9, 1999 of 45,000,000 Series C Redeemable Preferred Shares for $45,000,000 of cash and (5) the acquisition on September 27, 1999, from affiliates of Ledcor Inc., of certain fiber optic network assets in exchange for 4,500,000 Class C Multiple Voting Shares of the Company.

                                  RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Limited History of Operations--Given our limited operating history while our network is being built, you should consider the notes to be a highly speculative investment.

     You have very limited historical financial information upon which to base your evaluation of our performance and an investment in the notes. We began operations as an independent company in May 1998 and have a limited operating history. Before that time we conducted business as the telecommunications division of Ledcor. We believe our financial results are not directly comparable to theirs. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development.

Negative Cash Flows--Given our negative cash flows while our network is being built, you should consider the notes to be a highly speculative investment.

     Continued negative cash flow may restrict our ability to pursue our business strategy. In addition, if we cannot achieve profitability or positive cash flows from operating activities, we may not be able to meet our debt service obligations, including our obligations under the notes, capital expenditure requirements or working capital needs.

     We intend to use most of the proceeds from the sale of these notes and a significant amount of additional capital to develop and construct our network. Until the principal segments of the network are complete, we will spend more money building the network than we will earn from exploiting it. Accordingly, we expect to experience negative cash flows after capital expenditures during network development. We cannot assure you that the exploitation of our network, including the sale of our fiber and bandwidth services, will result in an adequate revenue base to meet our debt service obligations or that we will ever generate profitability or positive cash flow.

Substantial Leverage--Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

     We have substantial debt and debt service requirements.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations under the notes,

     o increase our vulnerability to general adverse economic and industry conditions,

     o limit our ability to fund future capital expenditures, working capital and other general corporate requirements,

     o require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness, reducing the availability of our cash flow to fund capital expenditures, working capital, and other general corporate purposes,

     o make it more difficult for us to make interest and principal payments on our other indebtedness, which would be a default under the indenture,

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and

     o place us at a competitive disadvantage compared to our competitors that have less debt.

     We intend to obtain credit facilities from one or more institutional lenders in an aggregate amount of up to $150 million. Borrowings under these credit facilities may be secured by certain of our assets. See "Description of Other Indebtedness." We also intend to obtain other sources of financing for the construction of the network, including project financing for individual segments of our network. This project financing would also be secured by the assets being financed. The following chart shows certain important credit statistics as of the date or for the periods specified below:

                                                 As of June 30, 1999
                                        --------------------------------------
                                              Actual        Pro Forma (1)(2)
                                        -----------------  -------------------
Total indebtedness....................     $175,000,000        $675,000,000
Shareholder's equity..................      $55,510,000         $19,310,000
Debt to equity ratio..................               3.2x               34.5x


(1) Gives pro forma effect to (1) the issuance on July 28, 1999 of the $500,000,000 12% senior notes, (2) the issuance on August 31, 1999 of 150,000 Class B Subordinate Voting Shares for $3,000,000 of cash, (3) a stock dividend on September 9, 1999 of 5,000,000 Series C Redeemable Preferred Shares and a redemption on September 9, 1999 of 45,000,000 Series C Redeemable Preferred Shares for $45,000,000 of cash and (4) the acquisition on September 27, 1999, from affiliates of Ledcor Inc., of certain fiber optic network assets in exchange for 4,500,000 Class C Multiple Voting Shares of the Company.

(2) Does not give pro forma effect to the issuance on September 9, 1999 of 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash.

     The initial annual interest expense on the $500,000,000 12% senior notes is $62,400,000 and the initial annual interest expense on our $175,000,000 12 1/2% senior notes is $23,200,000.

     Pro forma loss for the year ended December 31, 1998 would have been insufficient to cover fixed charges by $69,611,000 and pro forma loss for the six month period ended June 30, 1999 would have been insufficient to cover fixed charges by $6,141,000.

Additional Borrowings Required--Despite our current debt level, we and our subsidiaries plan to incur substantially more debt. Increased debt could worsen the risks described above, but failure to obtain the debt needed could prevent the completion of the network.

     If additional debt is incurred, the risks mentioned above that are associated with high leverage will increase. We expect to need significant amounts of additional capital to complete the build-out of our planned network and fulfill our long-term business strategies. The terms of the indenture generally permit us and our restricted subsidiaries to incur additional debt to finance the cost of designing and building or acquiring our network. The indenture also allows us to incur additional indebtedness for other purposes, subject to certain limitations. In addition, the indenture permits us to create "unrestricted subsidiaries" that will be allowed to incur debt without regard to the limitations on debt incurrence contained in the indenture. Our ability to arrange financing and the cost of financing depend upon many factors, including:

     o general economic and capital markets conditions, and in particular the non-investment grade debt market,

     o    conditions in the telecommunications industry,

     o    regulatory developments,

     o investor confidence and credit availability from banks or other lenders,

     o    the success of our network, and

     o    provisions of tax and securities laws that affect raising capital.

     Our inability to raise additional funds would have an adverse effect on our ability to complete the network. If we decide to raise additional funds through the incurrence of debt, we may become subject to additional or more restrictive financial covenants. In addition, we expect to incur additional debt that is secured by our assets and therefore those assets will be available to other creditors before they are available to you.

     We are funding a portion of our anticipated investment in Hibernia from our recently completed private sale of our equity securities. We also expect the indebtedness to finance that project to be incurred by our subsidiary without recourse to Worldwide Fiber Inc. We estimate that approximately $550,000,000 of indebtedness will be required for the Hibernia project. Hibernia will be owned by one or more subsidiaries created for the purpose of owning the project. They will not hold any assets unrelated to Hibernia. We currently expect that these subsidiaries will not be restricted subsidiaries under the indenture. If we were to incur additional debt at the Worldwide Fiber Inc. level in order to contribute to the financing of Hibernia, however, it would further increase the risks associated with high leverage.

Ability to Service Debt--To service our debt we will require significant amounts of cash and our ability to generate sufficient cash will depend on many factors beyond our control.

     We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should be aware that our ability to repay or refinance the notes and any other debt we incur will depend on our successful financial and operating performance and on our ability to successfully implement our business strategy. You should also be aware that our financial and operating performance depends upon a number of factors, many of which are beyond our control. These factors include:

     o our ability to complete our network on time and in a cost-effective manner,

     o the economic and competitive conditions in the telecommunications industry, including the demand for fiber-optic systems,

     o any construction or operating difficulties, increased operating costs or pricing pressures we may experience,

     o the passage of legislation or other regulatory developments that may adversely affect us, and

     o    any material delays in implementing any strategic projects.

     We cannot assure you that our cash flow and capital resources will be sufficient to repay the notes and any other debt we may incur in the future, or that we will be successful in obtaining alternative financing. If we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our network, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our debt agreements would result. To avoid a default, we might need waivers from third parties, which might not be granted.

Holding Company Structure--We will depend on the cash flow of our subsidiaries to satisfy our obligations under the notes.

     Our operating cash flow and our ability to service our indebtedness, including the notes, depends upon the operating cash flow of our subsidiaries and their payments to us in the form of loans, dividends or otherwise. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due on the notes or to make any funds available for that purpose, whether by dividends, interest, loans, advances or other payments. In addition, our subsidiaries' payment of dividends and the making of loans, advances and other payments to us may be subject to regulatory and contractual restrictions. These restrictions include requirements to maintain minimum levels of working capital and other assets. Subsidiary payments are contingent upon earnings and various business and other considerations.

Restrictions Imposed by Terms of Our Indebtedness--We may be unable to repay the notes and our other indebtedness if there is an event of default.

     If an event of default occurs under any of our credit facilities or the indenture, the lenders under the credit facilities and the holders of our notes could elect to declare all amounts outstanding under the credit facilities and the notes, along with accrued and unpaid interest, to be immediately due and payable. The indenture will limit, and the indenture for our $175,000,000 12 1/2% senior notes due 2005 does limit, among other things, our ability to incur additional indebtedness, pay dividends and make certain other restricted payments, incur liens, enter into certain transactions with affiliates and consummate asset sales and does impose restrictions on our ability to merge or consolidate with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. In addition, credit facilities that we may enter into in the future may contain other and more restrictive covenants, including concerning debt incurrence and the making of capital expenditures and may require us to meet or maintain specified financial ratios and tests. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in a default under these credit facilities and/or the indenture. If we were unable to repay any of these amounts, the lenders could proceed against any collateral securing the indebtedness, which could include security interests, in all future accounts receivable and inventory of Worldwide Fiber and other assets. If the lenders under potential credit facilities were to accelerate the payment of the indebtedness under these credit facilities, there would be no assurance that our assets at the time would be sufficient to repay in full the indebtedness and our other indebtedness, including the notes.

Failure to Exchange or Comply with the Exchange Offer--This will result in continuing transfer restrictions or result in the inability to exchange.

     There has previously been only a limited secondary market, and no public market, for the old notes. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes not so tendered could be adversely affected. We cannot assure the future development of a market for the old notes or the ability of holders of the old notes to sell their old notes or the price at which the old notes may be sold. If you do not exchange your old notes for new notes under the exchange offer, you will continue to be restricted from transferring your old notes.

     In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. Based on interpretations by the staff of the Securities and Exchange Commission contained in no-action letters issued to third parties, we believe that the new notes issued to you under the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by any holder of them, except for any holder which is an affiliate of Worldwide Fiber within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, if the new notes are acquired in the ordinary course of the holder's business and the holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for any resale of new notes received in exchange for old notes where the old notes were acquired by this broker-dealer as a result of market-making activities or other trading activities, except for old notes acquired from us. We have agreed that, for a period of 180 days following the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in any resale. However, your ability to resell the new notes is subject to applicable state securities laws. See "The Exchange Offer" and "Plan of Distribution."

     To participate in the exchange offer and avoid the restrictions on transfer of the old notes, you must deliver a properly completed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at one of the addresses listed below under "The Exchange Offer--Exchange Agent" on or before the expiration date. In addition, either

     o certificates for the old notes must be received by the exchange agent along with the letter of transmittal,

     o a timely confirmation of a book-entry transfer of the old notes, if this procedure is available, into the exchange agent's account at the Book-Entry Transfer Facility under the procedure for book-entry transfer described in this prospectus must be received by the exchange agent before the expiration date, or

     o the holder must comply with the guaranteed delivery procedures described in this prospectus and in the letter of transmittal. You may elect to choose method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent but it is at your own risk. See "The Exchange Offer."

Effective Subordination--Although your notes are referred to as "senior notes," they will be effectively subordinated to our secured debt and the debt of our subsidiaries.

     The notes are unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing it. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the notes. In addition, our subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor.

Risks Associated with Construction and Expansion of Our Network--Our inability to implement our business strategy and manage our growth could cause significant delays in the completion of our network.

     Successful implementation of our business strategy depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel. Adverse economic or competitive conditions or the failure to obtain the necessary authorizations or to hire and retain qualified management personnel could prevent or delay the completion of all or part of our network or increase completion costs. In order to implement our proposed business strategy, we must accomplish the following in a timely manner at a reasonable cost to us and on conditions acceptable to us:

     o    obtain access to capital markets,

     o    design and engineer fiber networks,

     o install fiber optic facilities, transmission equipment and related infrastructure,

     o    acquire rights-of-way,

     o attract and retain high-quality operating personnel and management, and

     o continue to implement and improve our operational, financial and accounting systems.

     In addition, construction of future networks entails significant risks, including:

     o    management's ability to effectively control and manage these projects,

     o    shortages of materials or skilled labor,

     o    unforeseen engineering, environmental or geological problems, and

     o work stoppages, weather interference, floods and unanticipated cost increases.

     We cannot assure you that the anticipated costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

     Our ability to implement our business plan depends, to a significant degree, upon our ability to secure a market for our fiber capacity and obtain and maintain contractual and other relationships with communications carriers and corporate customers. If we are unable to enter into contracts, comply with the terms of contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. Certain of our current contracts to supply fiber capacity allow the buyer or lessee to terminate the contracts and provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Terminating any of these contracts could adversely affect our operations.

     Additionally, we may expand the range of services that we offer. These services may include leasing bandwidth or entering into joint ventures where we supply customers with dark fiber and our partners supply the appropriate optical transmission equipment by facilitating the involvement of third party suppliers, vendors and contractors. We also intend to offer bandwidth services to carriers and other service providers. We cannot assure you that a market will develop for our new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

Need for Rights-of-Way--A failure to obtain or maintain appropriate rights-of-way could delay the completion of the network and increase its cost.

     We cannot assure you that we will be successful in obtaining additional rights-of-way and other permits required to install underground conduit from parties such as railroads, utilities, highway authorities and local governments and transit authorities. After we have obtained rights-of-way, we may not be able to maintain them. Some of our rights-of-way agreements may be short-term or revocable at will. Certain rights-of-way may require regulatory filings or may be subject to legal challenge by third parties such as municipal governments, aboriginal citizens or land owners concerning rights-of-way granted for specific purposes. For example, one of our subsidiaries is seeking an order from the Canadian telecommunications regulatory authority which will permit us to continue to have access to street crossings and other municipal properties in the City of Vancouver. See "--Extensive Regulation--Canada--CRTC Applications." In addition, landholders who granted rights-of-way to certain railroad companies in the past have filed class action lawsuits against communications carriers that received rights-of-way from railroad companies in order to develop their fiber optic networks. The rights-of-way challenged in these class action lawsuits are similar to some of the rights-of-way that we use to develop our network, including the rights-of-way granted to us in the agreements with Illinois Central Railroad Company and Canadian National Railway Company. Loss of substantial rights and permits or loss of the ability to use these rights-of-way or the failure to enter into or maintain required arrangements for the network could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly. See "Business--General."

Limited Nature of our Activities--We do not offer a broad range of products or services and this could increase our vulnerability to changing trends in our industry or increased competition.

     The limited nature of our current activities could limit potential revenues and result in lower revenues than competitors who now provide a wider array of services. Presently, we derive substantially all of our revenues from the sale, grant of indefeasible rights-of-use or lease of dark fiber and conduit and construction services. While we have recently commenced marketing bandwidth services to carriers and other service providers, we cannot assure you that we will be successful in entering this business. See "Business--Customers" and "--Competition."

Pricing Pressures--We anticipate that prices for fiber assets and bandwidth services will start to decline.

     We anticipate that prices for our products and services specifically, and network transmission capacity in general, will continue to decline over the next several years, due primarily to the following:

     o price competition as various network providers complete construction of networks that might compete with our network,

     o    installation by us and our competitors of excess fiber capacity,

     o recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber optic networks, and

     o strategic alliances or similar transactions, such as long distance capacity purchasing alliances among certain Regional Bell Operating Companies, that increase the parties' purchasing power.

Risk of Network Failure--Network disruptions could adversely affect our operating results.

     Our success will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

     o    physical damage,

     o    power loss,

     o    capacity limitations,

     o    software defects,

     o    excessive sustained or peak user demand,

     o    breaches of security, and

     o    disruptions beyond our control.

     These disruptions may cause interruptions in service or reduced capacity for customers, any of which could have an adverse effect on our ability to retain customers.

     We intend to offer bandwidth services which will require the addition of transmission equipment to our network. The network will use a combination of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of digital signals among multiple locations. Given the complexity of our network, digital signals may become lost or distorted, which may cause significant losses to our customers. The network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after the network has been completed and is in use. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment and have an adverse impact on our ability to secure customers in the future. We do not possess adequate insurance to guard against the losses we could incur as a result of the factors enumerated above.

Risks Associated with Joint Ventures--Our business strategy contemplates investments in joint ventures to leverage our fiber assets. These investments may involve significant risks and our capital or assets may not be returned.

     We are continually evaluating potential joint ventures and strategic opportunities. An affiliate of Michels Pipeline Construction Inc., a U.S. pipeline construction company, has a 25% interest in Worldwide Fiber (USA), Inc. Illinois Central Railroad Company and Canadian National Railway Company have minority interests in our subsidiaries which will construct our network along the rights-of-way of these railroads and we are seeking equity participants in our transatlantic cable project. Although, except as described in this prospectus, we do not have any definitive commitment or agreement concerning any material investment, strategic alliance or related effort, we may seek additional arrangements of this sort. Any investments, strategic alliances or related efforts are accompanied by risks such as:

     o the difficulty of identifying appropriate joint venture partners or opportunities,

     o the time our senior management must spend negotiating agreements and monitoring joint venture activities,

     o potential regulatory issues applicable to telecommunications businesses,

     o the investment of our capital or fiber assets and the loss of control over the return of this capital or assets,

     o the inability of management to capitalize on the growth opportunities presented by joint ventures, and

     o    the insolvency of any joint venture partner.

     We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with these joint ventures, strategic alliances or related efforts.

Risks Associated with International Markets--We will encounter additional risks as we pursue international business opportunities.

     Our strategy includes expanding our services to provide fiber optic networks and bandwidth services outside of North America. In particular, we have recently entered into an agreement for a transatlantic cable project called Hibernia. We are still evaluating all of the risks associated with this new project. We expect that the risks associated with Hibernia include:

     o activities from our competitors which could limit the market share obtained by Hibernia,

     o    pricing pressures which could reduce profitability,

     o risk that there will be delay under our supply agreement as a result of the highly concentrated nature of the cable manufacturing and installation industry, and

     o inability to obtain sufficient pre-construction sales commitments and post-construction sales below targets.

     Other risks associated with Hibernia and our international plans include:

     o regulatory limitations restricting or prohibiting us from providing our services,

     o additional regulatory requirements, tariffs, customs, duties and other trade barriers,

     o    difficulties in staffing and managing foreign operations,

     o    problems in collecting accounts receivable,

     o    political risks,

     o fluctuations in the currency exchange and restrictions on the repatriation of earnings,

     o    delays from customs brokers or government agencies, and

     o potentially adverse tax consequences resulting from operating in multiple countries with different laws and regulations.

     Furthermore, the international rates customers are charged are likely to decrease in the future for many reasons, including increased competition between existing carriers, increased competition with new carriers in the international markets and additional strategic alliances or joint ventures among large international carriers that facilitate targeted pricing and cost reductions. We cannot assure you that we will be successful in overcoming these risks or any other problems arising from operating in international markets.

Dependence on Third Parties, Including Suppliers--The loss of key sources of supply could adversely affect us.

     We are dependent upon third party suppliers, including Pirelli Cables and Systems Inc., for a number of components and parts used in the network. We are also dependent on Nortel Networks, Newbridge Networks and Fore Systems for the transmission equipment we will need to offer bandwidth services. We believe that there are alternative suppliers or alternative components for all of the components and transmission equipment contained in the network or required to offer bandwidth services. However, any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into the network could disrupt our operations. If the disruption continued for an extended period of time, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we have contracted with Tyco Submarine Systems Ltd. as our primary contractor for our transatlantic cable project. See "Prospectus Summary--Recent Developments--International Expansion." We plan to continue to use third party contractors on various segments of the network. The failure of the contractors to complete their activities in a timely manner, within anticipated budgets and in accordance with our quality standards and performance criteria could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly.

Competition--Our business is very competitive and increased competition could adversely affect us.

     The telecommunications industry is extremely competitive, particularly concerning price and service. We face competition from existing and planned telecommunications systems on each of our planned routes. Our competitors include:

     o interexchange carriers, including AT&T Corp., MCI WorldCom, Inc. and Sprint Corporation,

     o wholesale providers, including Qwest Communications International Inc., Williams Communications Group, Inc., IXC Communications, Inc., DTI Holdings, Inc., Global Crossing Ltd. and Level 3 Communications, Inc.,

     o incumbent local exchange carriers, which currently dominate their local telecommunications markets, including Ameritech Corporation and GTE Corporation,

     o competitive local exchange carriers, including GST Telecommunications, Inc. and Metromedia Fiber Network, Inc., and

     o potential competitors capable of offering services similar to those offered by us, including communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone operators and large end-users with private networks.

     Some of our competitors have already made substantial long term investments in the construction of fiber optic networks and the acquisition of bandwidth. Some of these competitors have substantially greater resources and more experience than us and could directly compete with us in the market for fiber assets or bandwidth services.

     In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors of ours in a short period of time.

     Other companies may choose to compete with us in our current or planned markets, by selling or leasing fiber assets or bandwidth to our targeted customers. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. Additional competition could materially and adversely affect our operations. See "Business--Competition."

Rapid Technological Change--New technologies could reduce the demand for fiber optic systems.

     The telecommunications industry generally is subject to rapid and significant changes in technology that may adversely affect the continued use of fiber optic cable. Although we have been able to capitalize on certain recent technological advances, such as the use of dense wave division multiplexing to greatly expand the capacity of our network at constant construction costs, we cannot assure you that the introduction of new products or the emergence of new technologies will not enable competitors to install competing systems at a lower per-circuit cost on routes currently targeted by us. Moreover, these potential competitors may be able to expand capacity on existing competitive systems, which could render our network and bandwidth services uncompetitive from a cost perspective. We cannot predict the likelihood of these changes and we cannot assure you that any technological changes will not materially and adversely affect our business and operating results.

Potential Conflicts of Interest with Ledcor--We are controlled by Ledcor and rely on it for certain things. Its interests may conflict with your interests.

     As of the date of this prospectus, Ledcor holds shares in us which entitle Ledcor to over 99% of the votes attached to our shares and Ledcor has the ability to control our affairs and business. It is possible that Ledcor's interests could conflict with your interests. In addition, Ledcor may have an interest in causing us to pursue transactions that, in its judgment, enhance the value of its equity investment in us, even though these transactions may involve greater risks to you. There can be no assurance that any of these conflicts of interests will be resolved in your favor.

     Ledcor has agreed not to compete with us in the business of developing or constructing fiber optic communications infrastructure for a period ending on the earlier of May 31, 2008 and six months after a change of control of Worldwide Fiber. Ledcor has also agreed to grant to us a worldwide exclusive license for the use and other exploitation of the railplow technology. The license will cease to be exclusive six months after a change of control of Worldwide Fiber. As a result, if a change of control of Worldwide Fiber were to occur, Ledcor would be legally entitled to compete with us and to grant a license for the use and other exploitation of the railplow technology to competitors of ours. Either of these events could have a material adverse effect on our business, financial condition and results of operations. See "Transactions with Our Parent--Description of Reorganization and Related Agreements."

     We also rely on Ledcor to provide us with administrative and other services. Ledcor has the right to cease providing these services at any time. See "Transactions with Our Parent--Description of Reorganization and Related Agreements."

Year 2000 Compliance--We could be adversely affected if Year 2000 problems are significant.

     The Year 2000 issue is the result of many computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Most of our systems that would require Year 2000 modifications are currently maintained by Ledcor under the Management Services Agreement and by Worldwide Fiber Networks, Inc. While we believe that they are taking adequate steps to prepare our computer systems for the Year 2000, if necessary modifications and conversions are not made, or are not completed in time, the Year 2000 issue could have a material adverse impact on our operations. Furthermore, the systems of other companies on which our systems rely, including those of Ledcor, may not be prepared for the Year 2000, or these companies may implement Year 2000 preparations with systems that are incompatible with our systems. In that event, our operations and financial condition may be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Date Conversion."

Extensive Regulation--Regulatory matters could impact our ability to conduct our business.

     Existing and future governmental regulation may substantially affect the way in which we conduct business, and the procedural and substantive regulatory requirements with which we must comply. These regulations may increase the cost of doing business or may restrict the way in which we offer products and services. There is no way to predict the future regulatory framework of our business. These regulations are summarized in more detail in the section entitled "Regulation."

     United States

     Federal telecommunications law directly shapes the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect our operations by increasing our costs or restricting the way in which we offer products and services. Federal telecommunications law imposes special legal requirements on "common carriers" who engage in "interstate or foreign communication by wire or radio," and on "telecommunications carriers." The different ways we intend to offer fiber-optic supported services could trigger four alternative types of regulatory requirements: (1) non-communications services, (2) private carrier services, (3) telecommunications services or common carriage, and (4) competitive local exchange carrier offerings. The law establishing these alternative regulatory requirements is often unclear, so it is impossible to predict in many instances how the Federal Communications Commission will classify our services. Risks associated with each type of offering are described below.

     Non-communications Services

     The provision of dark fiber can be viewed as a non-communications service in that it is not a service, but rather the provision of a physical facility that is indistinguishable from other non-communications offerings such as the construction of an office building. Many providers of dark fiber are currently operating on the assumption that they are providing unregulated facilities. Nevertheless, the Federal Communications Commission had previously found that when an incumbent local exchange carrier provided dark fiber it was providing a common carrier service. A federal appeals court reversed and remanded this decision to the agency for further proceedings. The Federal Communications Commission's action in response to this remand could affect our position that dark fiber is not a communications service.

     Private Carrier Services

     Even if some of our offerings are treated as communications services, they could be viewed as a private carrier offering. Private carrier offerings typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that do not meet the definition of a telecommunications service under the Telecommunications Act of 1996. If our services are treated as private carriage, they are generally unregulated by the Federal Communication Commission, but would be subject to universal service payments based on the gross revenues from end users. See "Regulation--United States--Federal--Telecommunications Service--Universal Service." Private carriers may also be subject to access charges if they interconnect with local exchange carriers.

     Telecommunications Services

     Some of our services, such as the provision of bandwidth capacity and lit fiber, may be treated as telecommunications services by the Federal Communications Commission. If any of our services are treated as telecommunications services, we could be subject to a number of new and potentially burdensome regulations.

     The precise parameters of the definition of a telecommunications service are currently unclear. A decision by the Federal Communications Commission that telecommunications and common carrier services are essentially the same is on appeal to a federal appeals court. A reversal or remand of that decision could impact the Company's position that it should not be regulated as either a telecommunications or a common carrier. In addition, certain railroad, power and telecommunications providers have asked the Federal Communications Commission to clarify the status of fiber providers. If the Federal Communications Commission decides that these companies are telecommunication carriers, we would be subject to certain regulatory requirements which may impose substantial administrative and other burdens on us. If any of our services are treated as telecommunications services, we may be subject to a number of new and potentially burdensome regulations. These general regulations include the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligations not to unreasonably discriminate in our service offerings, the need to tariff our services (subject to the proceeding described below), the potential obligation to permit others to offer their services for resale under certain circumstances, and the fact that third parties may file complaints against us at the Federal Communications Commission for violations of the Communications Act of 1934 or the Federal Communications Commission's regulations. Certain statistical reporting requirements may also apply. Telecommunications carriers are also required to interconnect, either directly or indirectly, with the facilities of other telecommunications carriers and to ensure that they do not install network features, functions or capabilities that do not comply with Federal Communications Commission guidelines on accessibility by disabled persons and regulations promoting interconnectivity of networks. In addition, Federal Communications Commission rules require that telecommunications carriers contribute to universal service support mechanisms, the Telecommunications Relay Services fund, the number portability fund and the North American Numbering Plan Administrator fund. Also, the Communications Assistance for Law Enforcement Act requires telecommunications carriers to provide law enforcement officials with call-related information and reserved circuits. There can be no assurance that the cost of compliance with these various programs will not have a material adverse effect upon our results of operations and financial condition and our ability to meet our obligations under the notes.

     The continuation of tariff filing requirements for interstate domestic services provided by nondominant carriers is in dispute. The Federal Communications Commission has ordered that all nondominant carriers, the classification we would qualify for, may not file tariffs with the Federal Communications Commission for domestic service. The D.C. Circuit has stayed the effect of this decision. Filing tariffs can entail increased costs and may lead to intrusive regulation by the Federal Communications Commission, although to date the Federal Communications Commission has engaged in only minor regulation of nondominant carriers. On the other hand, if tariffs are no longer required, telecommunications carriers will no longer be able to rely on the filing of tariffs with the Federal Communications Commission as a means of providing notice to customers of prices, terms and conditions on which they offer interstate services, since tariff provisions limit carriers' liability for defects in service and consequential damages from such defects. The FCC has ruled that non-dominant interexchange carriers must post on their Internet web site their rates, terms and conditions for all of their interstate, domestic services if they have an Internet web site. This ruling is to be effective when the decision to mandate de-tariffing takes place. In addition, if tariffs are eliminated, we may become subject to significantly increased liability risks, and there can be no assurance that the liabilities will not have a material adverse effect on our results of operations and financial conditions and our ability to meet our obligations under the notes.

     The Federal Communications Commission adopted rules which govern the use of customer proprietary network information by telecommunications carriers. These rules may impede our ability to effectively market integrated packages of services and to expand existing customers' use of our offerings.

     Competitive Local Exchange Carrier Offerings

     It is also possible that some of our lit fiber or bandwidth capacity services could be viewed as the provision of local exchange service. See "Regulation--United States--Federal--CLEC Offerings." To the extent that any of our offerings are treated as competitive local exchange carrier services, we would also be subject to a number of interconnection obligations under the Telecommunications Act of 1996. We would be required to offer our services for resale at retail prices, provide number portability if technically feasible, provide dialing parity to competing providers, and nondiscriminatory access to telephone numbers, directory assistance, operator services and directory listings, provide access to poles, ducts, conduits and rights-of-way, and establish reciprocal compensation arrangements for the transport and termination of telecommunications. Although CLEC interstate access charges are generally regulated as non-dominant carrier offerings and subject to minimal burdens, the FCC recently adopted a Notice of Proposed Rulemaking that asks whether it should regulate the terminating access charges of such providers.

     The Federal Communications Commission recently determined that Internet traffic is interstate in nature, not local, and has initiated a proceeding to determine appropriate carrier-to-carrier compensation. At the same time, the Federal Communications Commission declined to overturn a multitude of state decisions requiring incumbent local exchange carriers to pay competitive local exchange carriers compensation for delivering Internet traffic to Internet service providers. To the extent we are treated as a competitive local exchange carrier, this ruling would adversely affect the revenues that we might expect to receive from the carriage of Internet service provider-bound traffic.

     International Facilities

     The Company is required to obtain regulatory approval to construct and operate facilities used to provide international telecommunications services. If any of our services are treated as international telecommunications services, we may be required to obtain regulatory approvals and file tariffs to offer these international services. Although these facilities authorizations and tariffs are regulated on a streamlined basis subject to minimal regulation, there is a risk that the Federal Communications Commission may deny or place burdensome conditions on authorizations and tariff filings.

     Other Federal Communications Regulations

     With limited exceptions, the current policy of the Federal Communications Commission prohibits incumbent local exchange carriers from lowering prices to some customers without also lowering charges for the same service to all similarly situated customers in the same geographic area. The Federal Communications Commission, however, modified this constraint on incumbent local exchange carriers who have specified levels of competition from competing local exchange service providers and permit them to offer special rate packages to certain customers, as it has done in a few cases, and permit other forms of rate flexibility. The rules contemplate an increasing level of flexibility on a city-by-city basis as competitors have facilities in place to compete for local exchange services in those markets. Once such facilities attain 50% coverage the rules contemplate only minimal regulation of carrier access offerings. This added flexibility could have a material adverse effect on our ability to compete in providing facilities or services that compete with incumbent local exchange carrier interstate access services.

     The Telecommunications Act of 1996 currently requires Regional Bell Operating Companies to obtain Federal Communications Commission authorization prior to providing inter-LATA telecommunications. None has received such authority to date. It is anticipated that some Regional Bell Operating Companies may receive authorization in some states to provide inter-LATA telecommunications as early as the end of 1999. If such authority is granted, this could increase competition from Regional Bell Operating Companies in providing fiber and fiber services, which could adversely affect our business operations.

     The Federal Communications Commission has the responsibility under the Telecommunications Act of 1996 to determine what elements of an incumbent local exchange carrier's network must be provided to competitors on an unbundled basis. In August 1999, the Federal Communications Commission required dark fiber to be offered as an unbundled element. In addition, the Federal Communications Commission had previously allowed state commissions to establish additional unbundling requirements, and some states have required that incumbent local exchange carriers unbundle dark fiber. The decisions by the Federal Communications Commis-sion to require unbundling of incumbent local exchange carriers' dark fiber could increase the supply of dark fiber and decrease the demand for our dark fiber, and thereby have an adverse effect on the results of our operations.

     The FCC recently instituted a proceeding that could impose obligations on telecommunication carriers' obligation to provide access to competitors or customers to their wiring located in multi-tenant residential and business buildings. It is unknown at this time how the FCC will rule in this proceeding so it is impossible to evaluate its impact on our operations.

     State Regulation

     Each state in the United States, as well as the District of Columbia and U.S. territories, which are treated as states for the purpose of regulation of telecommunications services, has its own laws for regulating providers of certain telecommunications-related services as "common carriers," as "public utilities," or under similar rubrics. We believe that the sale or lease of dark fiber facilities is not subject to this type of regulation in most jurisdictions in which we plan to construct facilities. However, our offering of transmission services, as distinct from dark fiber capacity, likely will be subject to regulation in each of these jurisdictions to the extent that these services are offered for intrastate use, and the regulation may have an adverse effect on the results of our operations.

     Local Regulation

     In addition to federal and state laws, local governments exercise legal authority that may affect our business. For example, some local governments retain the ability to license public rights-of-way, subject to the federal limitation that local authorities may not prohibit entities from entering telecommunications markets. Compliance with local requirements may delay entry and increase our costs of doing business.

     Canada

     Regulation under the Telecommunications Act (Canada)

     We intend to retain fiber assets in our network which will be available for sale, grant of indefeasible rights-of-use, lease or swap. To the extent that we engage in these activities, particularly when we provide dark or lit fiber on a leased basis, we will be subject to the provisions of the Telecommunications Act (Canada) and to regulation by Canada's telecommunications regulatory authority, the Canadian Radio-television and Telecommunications Commission. Although we do not believe that these activities will be subject to extensive regulation, there can be no assurance that the underlying policies of the Canadian Radio-television and Telecommunications Commission, which generally foster competition in Canada's local and long distance telecommunications services markets, will not change in the future.

     In a 1995 decision, the Canadian Radio-television and Telecommunications Commission concluded that telecommunications services provided by non-dominant carriers should not be subject to extensive regulation. We believe that all of the telecommunications services that we will provide qualify under this decision as non-dominant carrier services. As such, we do not believe that our operations in Canada will be subject to extensive regulation by the Canadian Radio-television and Telecommunications Commission. However, the Canadian Radio-television and Telecommunications Commission's view as to the need for and extent of regulation over non-dominant carriers may change. As a result, there can be no assurance that the regulatory environment in Canada will continue to be favorable to non-dominant carriers. Any change in the Canadian Radio-television and Telecommunications Commission's policies or regulations relating to non-dominant carriers could have a material adverse effect on our business, financial condition and results of operations if, as a result of those changes, our services, rates or operations become subject to greater regulatory oversight and intervention by the Canadian Radio-television and Telecommunications Commission.

     Restrictions on Foreign Ownership

     Under the Canadian ownership provisions of the Telecommunications Act, a "Canadian carrier" is not eligible to operate as a Canadian telecommunications common carrier unless it is Canadian owned and controlled. Furthermore, no more than 20% of the members of the board of directors of a Canadian carrier may be non-Canadians, and no more than 20% of the voting shares of a Canadian carrier may be beneficially owned by non-Canadians. In addition, no more than 33-1/3% of the voting shares of a non-operating parent corporation holding a Canadian carrier may be beneficially owned or controlled by non-Canadians and neither the Canadian carrier nor its parent may be otherwise controlled in fact by non-Canadians.

     To the extent that we make available the retained fiber in our network in Canada on an indefeasible rights-of-use or lease basis, we will be subject to the Canadian ownership provisions of the Telecommunications Act. Although we believe that we are in compliance with the relevant legislation, there can be no assurance that a future Canadian Radio-television and Telecommunications Commission determination or events beyond our control will not result in us ceasing to comply with the ownership provisions of the Telecommunications Act. Should this occur, our ability to operate as a Canadian carrier under the Telecommunications Act could be jeopardized and our business could be materially adversely affected.

     On October 1, 1998, the Canadian Radio-television and Telecommunications Commission issued Telecom Decision CRTC 98-17, which established a framework for competition in Canada's international telecommunications services market to coincide with the Government of Canada's decision to terminate the monopoly of Teleglobe Canada Inc. over telecommunications facilities linking Canada to overseas destinations. In that decision, the Canadian Radio-television and Telecommunications Commission determined that a party acquiring an indefeasible rights-of-use interest in an international submarine cable would not necessarily fall within the definition of a telecommunications common carrier. As a result, acquirors of indefeasible rights-of-use in international submarine cables need not be Canadian owned and controlled. However, given the fact that the Canadian Radio-television and Telecommunications Commission's findings in Decision 98-17 were limited to indefeasible rights-of-use interests held in international submarine cables, as well as the fact that indefeasible rights-of-use arrangements can involve varying degrees of ownership and control over fiber facilities, there can be no assurance that holders of indefeasible rights-of-use acquired in domestic fiber facilities, including those constructed by us, would be exempt from the Canadian ownership provisions contained in the Telecommunications Act.

     In addition to determining the status of indefeasible rights-of-use under the Telecommunications Act, the Canadian Radio-television and Telecommunications Commission made a determination in Decision 98-17 to eliminate Canada's "bypass" rules, which had prohibited the routing of Canada-Canada and Canada-overseas traffic through the United States. Effective October 1, 1998, telecommunications service providers and users in Canada may route basic telecommunications traffic which either originates or terminates in Canada through the United States. Given the fact that a decision to bypass Canadian network facilities may be based on a variety of factors, including, but not limited to, cost, technology, traffic patterns, and the availability of suitable facilities, there is a risk that prospective customers for segments of the network in Canada may choose to purchase, lease or obtain indefeasible rights-of-use in dark or lit fiber in the United States rather than in Canada. There can be no assurance that we will be able to attract and retain a sufficient number of customers for the Canadian portions of our network, which could have a material adverse effect on our business, financial condition and results of operations.

     Contribution

     As a result of a September 17, 1998 application by four interexchange carriers, the Canadian Radio-television and Telecommunications Commission is considering reform of the current contribution regime. The Canadian Radio-television and Telecommunications Commission's contribution regime was originally established in 1992 as a means of ensuring that rates for local residential telephone service remain affordable. Under the regime, providers of certain types of long distance voice and data services are required to pay a subsidy or "contribution" on each minute of traffic that is originated or terminated on local switched telephone networks or on cross-border or overseas access circuits. These contribution payments are pooled within each incumbent local exchange carrier's territory and are paid out to incumbent local exchange carriers and competitive local exchange carriers serving residential local customers, based on the number of residential network access services they serve and the level of the subsidy available in the rate band being served. On March 1, 1999, the Canadian Radio-television and Telecommunications Commission initiated a proceeding to consider possible reforms to the current contribution mechanism. In the public notice that initiated the proceeding, the Canadian Radio-television and Telecommunications Commission invited interested parties to submit proposals on other mechanisms which could be used to collect contribution. If the Canadian Radio-television and Telecommunications Commission decides to adopt the approach advocated in the application filed by the four interexchange carriers, the current contribution regime would be converted to a revenue-based regime under which contribution would be paid on a percentage of a telecommunications service provider's revenues (regardless of the types of services offered by the service provider), rather than on certain types of telecommunications traffic.

     We do not believe that our operations in Canada would be subject to the requirement to pay contribution under the current contribution regime, except with the possible exception of fiber which we may lease on a lit basis. However, given that the current contribution regime is under review by the Canadian Radio-television and Telecommunications Commission, there can be no assurance that we would be exempt from the requirement to pay contribution in the future, particularly if the Canadian Radio-television and Telecommunications Commission decides to adopt a revenue-based regime.

     CRTC Applications

     On March 19, 1999, we filed an application with the Canadian Radio-television and Telecommunications Commission seeking orders under the Telecommunications Act which would permit us to continue to have access to street crossings and other municipal properties in the City of Vancouver for the purpose of constructing, testing and operating our network facilities within that city. In an answer to our application, the City of Vancouver took the position that we were not eligible to apply to the Canadian Radio-television and Telecommunications Commission for relief under the Telecommunications Act. On the same day, the City filed an application with the Canadian Radio-television and Telecommunications Commission requesting orders which would permit certain of the carriers that have obtained indefeasible rights-of-use from us to continue to construct, operate and maintain those facilities on a zero rate basis until the Canadian Radio-television and Telecommunications Commission has made a determination on the appropriate terms, conditions and compensation that should be payable to the City for the use of municipal property. The Canadian Radio-television and Telecommunications Commission has yet to render a decision with respect to these applications. Failure to obtain the orders we have requested could have a material adverse effect on our business, financial condition and results of operations.

Bankruptcy and Related Laws--Your rights concerning the notes could be adversely affected in a United States or Canadian bankruptcy proceeding.

     Canadian courts have exercised their powers under the Bankruptcy and Insolvency Act, and particularly under the Companies' Creditors Arrangement Act, broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, it is impossible to predict if payments under the notes would be made during these proceedings, whether or when the trustee could exercise rights under the indenture or whether and to what extent you would be compensated for any delays in payments, if any, of principal and interest.

     There could also be a bankruptcy filing by or against us in the United States. U.S. bankruptcy courts typically have jurisdiction over a debtor's property, wherever it is located, including property located in other countries. However, courts outside of the United States might not recognize the U.S. bankruptcy court's jurisdiction. Accordingly, difficulties may arise in administering a United States bankruptcy case involving a Canadian debtor with property located outside of the United States. Orders or judgments of a bankruptcy court in the United States may not be enforceable against third parties outside the United States.

     We are organized under the laws of Canada. At present, a significant portion of our assets is located in Canada. The notes and the indenture will be governed by New York law. The rights of the trustee under the indenture to enforce remedies could be significantly impaired by the restructuring provisions of applicable Canadian or United States federal bankruptcy, insolvency and other restructuring legislation if the benefit of this legislation is sought concerning us. For example, in Canada, both the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada) contain provisions enabling "an insolvent person" to obtain a stay of proceeding against its creditors and others and to prepare and file a proposal for consideration by all or some of its creditors to be voted on by the various classes of its creditors. This restructuring proposal, if accepted by the requisite majorities of creditors and if approved by the court, would be binding on all creditors who fall within one of the classes of creditors contemplated by the restructuring proposal. Moreover, this "proposal" legislation permits, in certain circumstances, the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instruments.

     If there were a filing by or against us in the United States, the U.S. Bankruptcy Code provides for an automatic stay of virtually all proceedings against a debtor which stay continues until a bankruptcy plan of reorganization is confirmed or the stay is lifted under a noticed motion. Similar to the Canadian laws, the U.S. Bankruptcy Code provides that a plan of reorganization, if accepted by the requisite majorities of creditors and if approved by the court, would be binding on all creditors who fall within one of the classes of creditors contemplated by the plan of reorganization. Moreover, the U.S. Bankruptcy Code also generally permits the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instruments. Accordingly, it is also impossible to predict if payments under the notes would be made during a U.S. bankruptcy proceeding, whether or when the trustee could exercise its rights under the indenture or whether and to what extent you would be compensated for any delays in payments, if any, of principal and interest.

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facilities or other indebtedness will not allow these repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See "Description of Notes--Repurchase at the Option of Holders."

There may be no public market for the new notes.

     There has previously been only a limited secondary market, and no public market, for the old notes. The new notes are a new issue of securities, have no established trading market, and may not be widely distributed. Worldwide Fiber does not intend to list the new notes on any national securities exchange or the Nasdaq Stock Market or to apply for the trading of the notes on any automated quotation system. No assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of or the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, this market may be discontinued at any time. If a public trading market develops for the new notes, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities, and the price at which the holders of new notes will be able to sell the new notes is not assured and the new notes could trade at a premium or discount to their purchase price or face value. Depending on prevailing interest rates, the market for similar securities and other factors, including our financial condition, the new notes may trade at a discount from their principal amount.

You may not be able to rely on forward-looking statements.

     The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by our forward-looking statements. These factors include, but are not limited to:

     o general economic and business conditions, both nationally and in the markets in which we operate or will operate,

     o our ability to access markets, design effective fiber optic routes, install cable and facilities, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     o    demographic change,

     o    competition,

     o existing government regulations and changes in, or the failure to comply with, government regulations,

     o    the loss of any significant number of customers,

     o    changes in business strategy or development plans,

     o    technological developments,

     o    the ability to attract and retain qualified personnel, and

     o    other factors we refer to throughout this prospectus.

     Certain of these factors are discussed in more detail elsewhere in this prospectus including, without limitation, under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to rely on the forward-looking statements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. A forward-looking statement is usually identified by our use of certain terminology, including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

                                 CAPITALIZATION

     The following table sets forth our actual and pro forma consolidated cash and capitalization as of June 30, 1999. This table should be read along with the "Management's Discussion and Analysis of Financial Condition and Results of Operations", the consolidated financial statements and related notes and the Pro Forma Financial Information included elsewhere in this prospectus.

                                                                                         As of June 30, 1999
                                                                                       Actual         Pro Forma (1)

                                                                                            (In thousands)
                                                                                             (unaudited)

 Cash and cash equivalents..................................................          $86,812         $873,812
 Debt (including current portion):
    12 1/2% senior notes due 2005...........................................          175,000          175,000
    12% senior notes due 2009...............................................               --          500,000
                                                                                     --------        ---------
                                                                                      175,000          675,000

 Redeemable preferred stock.................................................               --          345,000
 Shareholder's equity:
    Common stock ...........................................................           32,419           43,419
    Contributed surplus.....................................................            2,242            2,242
    Retained earnings (deficit).............................................           21,413          (25,787)
    Accumulated other comprehensive income (loss)...........................             (564)            (564)
                                                                                     --------        ---------
    Total shareholder's equity..............................................           55,510           19,310
                                                                                     --------        ---------
  Total capitalization......................................................         $230,510        1,039,310
                                                                                     ========        =========

---------------------

(1) Gives pro forma effect to (1) the issuance on July 28, 1999 of the $500,000,000 12% senior notes, (2) the issuance on August 31, 1999 of 150,000 Class B Subordinate Voting Shares for $3,000,000 of cash, (3) the issuance on September 9, 1999 of 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash, (4) a stock dividend on September 9, 1999 of 5,000,000 Series C Redeemable Preferred Shares and a redemption on September 9, 1999 of 45,000,000 Series C Redeemable Preferred Shares for $45,000,000 of cash and (5) the acquisition on September 27, 1999, from affiliates of Ledcor Inc., of certain fiber optic network assets in exchange for 4,500,000 Class C Multiple Voting Shares of the Company.

                             SELECTED FINANCIAL DATA

     The selected financial data presented below for the year ended March 31, 1996, the five months ended August 31, 1996, the year ended August 31, 1997 and the nine months ended May 31, 1998 of our predecessor, the telecommunications division of Ledcor, are derived from the audited financial statements of the predecessor division, which have been audited by Deloitte & Touche LLP, independent auditors. Worldwide Fiber was incorporated on February 5, 1998 and acquired certain assets of the predecessor division on May 31, 1998. Before May 31, 1998, Worldwide Fiber was a shell company. The selected historical financial data presented for the period February 5, 1998 through December 31, 1998 of Worldwide Fiber are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. The unaudited pro forma financial data for the year ended December 31, 1998 are derived from the audited consolidated financial statements of Worldwide Fiber, the financial statements of the predecessor division, and the consolidated financial statements of Worldwide Fiber (USA), Inc. ("WFI-USA") included elsewhere in this prospectus. The selected historical financial data presented for the periods ended June 30, 1999 and 1998 are derived from Worldwide Fiber's unaudited consolidated financial statements and include, in the opinion of Worldwide Fiber's management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for those periods. The unaudited pro forma financial data for the six months ended June 30, 1999 are derived from the unaudited interim consolidated financial statements for the six month period ended June 30, 1999 of Worldwide Fiber included elsewhere in this Prospectus. Our consolidated financial statements and the divisional financial statements of the predecessor division are not comparable to our results of operations after the Reorganization. You should read the following information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the financial statements and the related notes included elsewhere in this prospectus.

     Capital expenditures represent actual cash expenditures incurred during the period and do not include acquisitions of assets for non-cash consideration. Route miles represent the number of miles spanned by fiber optic cable owned at the end of the period, calculated without including physically overlapping segments of cable. Fiber miles represent the number of strands of fiber in a length of fiber optic cable owned at the end of the period, multiplied by the length of the cable in miles.


                             SELECTED FINANCIAL DATA
                             (Dollars in thousands)

                                 Predecessor Division                                Worldwide Fiber
                     ------------------------------------------   ------------------------------------------------------
                                                                                                      Six     Pro Forma
                                  Five                  Nine       February   February   Pro Forma   Months      Six
                       Year       Months     Year       Months     5, 1998    5, 1998      Year       Ended     Months
                       Ended      Ended      Ended      Ended         to      to Dec-    Ended Dec-   June      Ended
                       March      August     August     May 31,     June 30,  ember 31,  ember 31,     30,     June 30,
                      31, 1996   31, 1996   31, 1997    1998         1998      1998      1998(2)(3)   1999    1999(2)(3)
                     ---------   --------   --------   --------    --------- ----------  ----------  -------  ----------

Income Statement Data:
Revenue............    $3,824     $7,373    $58,008     $54,634   $12,280     $164,319    $207,038   $123,884    $123,884
Operating expenses:
  Costs............     3,440      5,739     48,474      44,919    10,621      147,621     182,518    85,614       85,614
  General &
   administrative..        57         91        863         710       403        2,274       8,140     5,837        7,087
  Depreciation.....        24         15        112         317        49          464         639       453          453
                       ------     ------    -------     -------   -------     --------    --------   -------     --------
Total operating
expenses...........     3,521      5,845     49,449      45,946    11,073      150,359     191,297    91,904       93,154
                       ------     ------    -------     -------   -------     --------    --------   -------     --------
Operating income...       303      1,528      8,559       8,688     1,207       13,960      15,741    31,980       30,730
Interest expense,          --         15        600          86        --          225      85,352     5,671       30,571
net................
Equity income......        --         --         --          --         2          928          --        --           --
                       ------     ------    -------     -------   -------     --------    --------   -------     --------
Earnings (loss)
  before income           303      1,513      7,959       8,602     1,209       14,663     (69,611)   26,309       (6,141))
  taxes............
Income tax expense
  (recovery).......       139        686      3,620       3,909       526        5,643     (26,710)   10,921       (1,574)
                       ------     ------    -------     -------   -------     --------    --------   -------     --------
                          164        827      4,339       4,693       683        9,020     (42,901)   15,388       (4,567))
Income attributable
  to minority              --         --         --          --        --           --         464     2,995        2,995
  interest.........
                       ------     ------    -------     -------   -------     --------    --------   -------     --------
Net income (loss)..      $164       $827     $4,339      $4,693       683       $9,020    $(43,365)  $12,393      $(7,562)
                       ======     ======    =======     =======   =======     ========    ========   =======     ========
Other Financial
Data:
EBITDA (4).........      $327     $1,543     $8,671      $9,005    $1,256      $15,352     $16,380   $32,433      $31,183
Capital                   $72       $181     $1,119      $6,828        --       $1,065          --   $19,215           --
expenditures.......
Ratio of earnings
  to fixed                24.3x      45.5x      10.3x       17.7x    200.0x        26.8x        --        3.8x         --
  charges (5)......
Statement of Cash
Flows Data:
Operating                $666    $(3,078)   $(3,921)    $(2,502)     $681     $(13,059)      $  --  $(49,824)       $  --
activities.........
Investing                 (72)      (181)    (1,119)     (6,828)       --        1,177          --   (19,215)          --
activities.........
Financing               $(595)    $3,259     $5,040      $9,330     $(681)    $168,350       $  --     $(352)       $  --
activities.........
Operating Data:
Route miles........        --         --      1,090       1,430       380        2,735       3,825                     --
Fiber miles .......        --         --     22,740      34,320     4,940       36,179      91,825                     --

Balance Sheet Data:
Cash and cash
equivalents........     $  --         $--        $--      $  --        --     $156,366       $  --   $86,812    $ 873,812
Fixed assets, net..        --        464      1,471       7,982        --       15,475          --    57,790       83,790
Total assets.......        --      6,476     32,268      39,549        --      236,260          --   365,025    1,206,025
Total debt.........        --      2,067      6,774      10,933        --      175,000          --   175,000      675,000
Redeemable Preferred
Stock..............        --         --         --          --        --           --          --        --      345,000
Shareholder's equity    $  --     $1,473     $5,825      $8,870        --      $18,261       $  --   $55,510    $  19,310


---------------------------------------------------

(1) Gives pro forma effect to (1) the transfer on May 31, 1998 of certain of the operations of the predecessor division and the Construction Services, Management Services and Employee Services Agreements between Worldwide Fiber and affiliates of Ledcor, (2) the consolidation of WFI-USA as a result of Worldwide Fiber's agreement to increase its interest in WFI-USA from 50% to 75% on December 31, 1998 and (3) the effect of the interest expense, including amortization of deferred financing costs, relating to the $175,000,000 121/2% senior notes and the $500,000,000 12% senior notes.

(2) Gives pro forma effect to the interest expense, including amortization of deferred financing costs, on the $500,000,000 12% senior notes due 2009.

(3) The initial annual interest expense on the $500,000,000 12% senior notes due 2009 is $62,400,000 and the initial annual interest expense on the $175,000,000 12 1/2% senior notes due 2005 is $23,200,000.

(4) EBITDA consists of net income (loss) before interest expense, net of interest income, income tax expense (recovery), depreciation and income attributable to minority interest. EBITDA is presented because we believe it is a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). EBITDA is not necessarily comparable to similarly titled measures for other companies and does not necessarily represent amounts of funds available for management's discretionary use.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consists of earnings (loss) before equity income, income tax expense (recovery), income attributable to minority interest and fixed charges. Fixed charges consists of interest expensed and capitalized, plus the portion of rental expense which we believe to be representative of interest (assumed to be one-third of rental expense). Pro forma loss for the year ended December 31, 1998 would have been insufficient to cover fixed charges by $69,611,000 and pro forma loss for the six month period ended June 30, 1999 would have been insufficient to cover fixed charges by $6,141,000.

(6) Gives pro forma effect to (1) the issuance on July 28, 1999 of the $500,000,000 12% senior notes, (2) the issuance on August 31, 1999 of 150,000 Class B Subordinate Voting Shares for $3,000,000 of cash, (3) the issuance on September 9, 1999 of 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash, (4) a stock dividend on September 9, 1999 of 5,000,000 Series C Redeemable Preferred Shares and a redemption on September 9, 1999 of 45,000,000 Series C Redeemable Preferred Shares for $45,000,000 of cash and (5) the acquisition on September 27, 1999, from affiliates of Ledcor Inc., of certain fiber optic network assets in exchange for 4,500,000 Class C Multiple Voting shares of the Company.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following should be read along with our Consolidated Financial Statements and the Divisional Financial Statements of the telecommunications division of Ledcor Industries Limited, including the related notes, included elsewhere in this prospectus.

General

     We are a provider of technologically advanced fiber optic communications infrastructure in North America using our state-of-the-art fiber optic network. We recently have begun marketing bandwidth services and intend to provide these services by the end of the year. We are developing our network to satisfy increasing demand for fiber optic capacity for the transmission of data, voice and video generated by high-bandwidth communications and the requirements of new entrants to the telecommunications business. We currently derive our revenues from the sale, grant of indefeasible rights-of-use ("IRU") and lease of dark fiber optic strands and conduit and related infrastructure. We have commenced the process of adding the necessary optical transmission equipment to enable us to provide bandwidth services to carriers and other service providers. Our targeted customers include communications carriers, Internet service providers ("ISPs") and large corporations with enterprise network needs.

     The development and build-out of our network will require significant capital expenditures through 2001, when the network is scheduled to be complete. Depending upon market demand, we may expand the network and will require additional capital if we decide to do so. See "--Liquidity and Capital Resources."

Reorganization

     We were incorporated on February 5, 1998. However, we did not commence operations until May 31, 1998. As of May 31, 1998 we entered into a series of agreements whereby Ledcor transferred the construction equipment, certain fiber optic strands and certain other assets of Ledcor's telecommunications division (the "Reorganization"). Because this series of transactions was between entities under common control, the assets have been reflected in our financial statements using the carrying amounts recorded in Ledcor's accounts. We believe that the fair market value of the fiber assets we received is significantly greater than their carrying amounts.

     We entered into two Construction Services Agreements in which we agreed to fulfill Ledcor's fiber optic network construction commitments concerning certain builds along the fiber optic transmission system across Canada and the Northern United States (the "FOTS"). In return, Ledcor paid us an amount equal to our costs incurred plus 15%. Our obligations under these agreements were substantially performed by the end of January 1999. We also entered into a Management Services Agreement and two Employee Services Agreements with Ledcor. See "Transactions with Our Parent--Description of Reorganization and Related Agreements."

     Prior to the Reorganization, we were a shell company created for the purpose of continuing the business of Ledcor's telecommunications division and did not have any operations or material assets. Accordingly, two sets of financial information are included in this prospectus. The Divisional Financial Statements of Ledcor's telecommunications division prior to May 31, 1998 reflect the operations of our predecessor as a contractor and network developer for the FOTS. Our Consolidated Financial Statements for the period from the date of incorporation through December 31, 1998 primarily reflect our operating results due to the Construction Services Agreements.

Sources of Revenue

     To date, we have primarily generated revenues from the construction of our fiber optic network. We will continue to construct fiber optic networks for third parties on a contract basis when these networks will either allow us to retain fiber or conduit assets on routes that complement and reduce the costs of completing our network, or to enhance our ability to make a sale, grant of indefeasible rights-of-use, lease or swap of network capacity or the provision of bandwidth services. We anticipate that, as we proceed with the development of our network, the percentage of revenues which we receive from construction services will decline from the level reflected in our results of operations to date.

     Revenues from construction contracts to develop fiber optic systems are calculated on the percentage of completion basis using the cost-to-cost method over the life of the build. This method is used because we consider costs incurred to be the best available measure of progress of these contracts. We make provisions for all potential losses as soon as they become evident.

     As a developer, we use a condominium strategy to develop the network. Our condominium strategy allows multiple participants to purchase, obtain indefeasible rights-of-use or lease fiber or conduit along a segment of our network at a fixed price. We generally commence construction of a segment when we have pre-sold sufficient strands and conduit to cover approximately 50% of our anticipated construction costs of that segment. Under participation agreements, we typically receive an initial deposit with the final payment coming after acceptance by the customer. To expedite route development or decrease development risk, we may seek a co-developer. Co-developers typically make a deposit and progress payments that represent their share of the project construction costs. They may also enter into co-marketing arrangements with us to sell the assets along the build.

     We recognize revenue for participation agreements on a percentage of completion basis. Following completion of a build, our retained fiber or conduit may be sold, granted through an indefeasible right-of-use or leased to a third party. Revenues and costs for a sale or grant of indefeasible rights-of-use of these fiber or conduit assets are recognized at the time of the transaction. Lease revenues are recognized as earned over the life of the lease.

     In the future we anticipate a significant amount of our revenues will be derived from providing bandwidth services, including optical transmission, private line, virtual voice, IP transport and ATM.

Joint Ventures

     Our consolidated balance sheet at June 30, 1999 and December 31, 1998 includes the assets and liabilities of WFI-USA, and a minority interest in it, reflecting our 75% interest in WFI-USA. A fifty percent interest in WFI-USA was transferred to us by Ledcor on August 31, 1998, and the additional 25% was acquired on December 31, 1998 from the treasury of WFI-USA. The consolidated income statements for the periods ended June 30, 1998 and December 1998 account for Worldwide Fiber's initial 50% interest in WFI-USA using the equity method. Worldwide Fiber Networks, Inc. ("WFNI") will be the primary subsidiary through which we will develop the U.S. segments of the network. Subsequent to December 31, 1998 we also began consolidating WFI-USA's income statement and became responsible for supplying all of the capital necessary to fund those segments of the network developed through WFNI. See "Business--Description of WFI-USA Agreements."

     We have entered, and may in the future enter, into joint ventures to develop particular segments of the network, to secure rights-of-way ("ROW") or to enable us to provide bandwidth or other services on a more timely or capital efficient manner or for other reasons. For example, we entered into agreements with Illinois Central Railroad Company ("IC") and Canadian National Railway Company ("CN") which allow us to develop our network on both railroads' ROW in Canada and the United States. See "Business--Description of IC and CN Agreements."

Results of Operations

Worldwide Fiber Inc.
  Six Months Ended June 30, 1999

     Revenue for the six month period ended June 30, 1999 was $123,884,000. This revenue was primarily derived from sales of conduit and fiber optic strands along the Seattle-Portland, Portland-Sacramento and northeast segments of our network. The Seattle-Portland segment was completed in May 1999.

     Costs were $85,614,000 for the six months ended June 30, 1999 and reflect the costs incurred in development of our network which include costs related to subcontractors, rights-of-way and equipment purchases. Costs as a percentage of revenue for the period were 69%. The resulting gross margin for the period of $38,270,000 and gross margin percentage of 31% have increased from prior periods due to the higher margins achieved in network development compared to construction services rendered to Ledcor and third parties during prior periods.

     General and administrative expenses were $5,837,000 or 5% of revenue for the six months ended June 30, 1999. We are continuing the process of implementing our own management information and accounting systems. General and administrative expenses are expected to continue to increase as we develop our systems, hire additional personnel and implement our bandwidth services strategy.

     Interest expense was $7,970,000 for the six months ended June 30, 1999 and was principally due to the issue of the 1998 Notes. Interest income totalled $2,299,000 for this period and arose from the investment of the proceeds of the 1998 Notes in short-term, investment grade securities. Interest capitalized for the period totaled $2,481,000.

     Income taxes provided for the six month period of $10,921,000 consist primarily of current taxes arising from our U.S. and Canadian operations.

     Minority interest for the six month period of $2,995,000, represents 25% of WFI-USA's net income.

Period from February 5, 1998 to June 30, 1998
  (Operations commenced June 1, 1998)

     Revenue for the period ended June 30, 1998 was $12,280,000 and was principally derived from the Construction Services Agreements with Ledcor.

     Costs were $10,621,000 for the period ended June 30, 1998 and reflects the costs incurred to complete the FOTS under the Construction Services Agreements with Ledcor. The gross margin of $1,659,000 for the period primarily represents the 15% margin earned under the Construction Services Agreements.

     General and administrative expenses were $403,000 in the period and represent the monthly fee of Cdn. $200,000 and direct costs reimbursed by Ledcor under the Management Services Agreements.

     Income taxes provided for the period ended June 30, 1998 of $526,000 consist primarily of current taxes arising from our U.S. and Canadian operations.

     The results of operations for the period ended June 30, 1998 are not comparable to the six-month period ended June 30, 1999 as operations commenced on June 1, 1998 and revenues were derived primarily from the Construction Services Agreements with Ledcor.

Period from February 5, 1998 to December 31, 1998
  (Operations commenced June 1, 1998)

     Revenue for the period from February 5, 1998 to December 31, 1998 was $164,319,000. Revenue for this period was principally derived from the Construction Services Agreements to complete the FOTS for Ledcor. This project was completed in January 1999.

     Costs were $147,621,000 for the period from February 5, 1998 to December 31, 1998. Costs reflect primarily the costs incurred in completing the FOTS. Costs as a percentage of revenue for the period were 90%, reflecting the costs incurred plus 15% earned under the Construction Services Agreements. A portion of the costs related to the FOTS were reimbursed without the 15% earned margin, including costs associated with marine subcontractors.

     General and administrative expenses for the period from February 5, 1998 to December 31, 1998 were $2,274,000, representing 1.4% of our revenues, and consisting of the monthly fee of Cdn. $200,000 and direct costs reimbursed by Ledcor under the Management Services Agreement.

     Income taxes for the period from February 5, 1998 to December 31, 1998 of $5,643,000 consist primarily of current taxes arising from Worldwide Fiber's Canadian and U.S. taxes of $2,599,000 and $3,044,000, respectively.

Telecommunications Division -- Ledcor Industries Limited
  Nine Months Ended May 31, 1998

     Revenues generated from contracts for the nine months ended May 31, 1998 were $54,633,888. The revenues for this period were principally derived from developing the FOTS for Ledcor Industries Limited ("LIL").

     Contract costs were $45,321,566 for the nine months ended May 31, 1998. Contract costs primarily represent the costs associated with engineering, designing and building the FOTS and managing third party construction contracts. Contract costs as a percentage of revenue for the nine months ended May 31, 1998 were 83%.

     General and administrative expenses for the nine months ended May 31, 1998 were $710,240 representing 1.3% of revenues for the period. General and administrative expenses for the nine month period ended May 31, 1998 are primarily derived from overhead to accommodate progress on the FOTS and management of builds for third parties.

     Income tax expense (recovery) for the nine months ended May 31, 1998 represents a current expense of $5,509,000 and a recovery, on a deferred basis, of $1,600,000 using an effective tax rate of 45%. As a division, we would not in fact report taxes, but would have been consolidated within the tax return filed by LIL. The difference between current tax expense and deferred tax recovery is due to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Telecommunications Division -- Ledcor Industries Limited
  Year Ended August 31, 1997

     Revenues generated from contracts for the year ended August 31, 1997 were $58,007,652. The revenues for this period are principally derived from the commencement of building the FOTS and management of the Alaska Fiber Star build in Alaska.

     Contract costs were $49,184,985 for the year ended August 31, 1997. Contract costs for this period are primarily derived from the costs associated with engineering, design and building of the FOTS and management of the Alaska Fiber Star build in Alaska. Contract costs as a percentage of revenue for the year ended August 31, 1997 were 85%. Contract revenues and contract costs for the year ended August 31, 1997 increased significantly due to the business in which LIL had entered into, which was the building of the FOTS and selling of its components to third-parties. This was a different business than the business previously conducted by the telecommunications division in which LIL would construct and develop fiber optic systems on a contract basis for specific telecommunications clients. Since this was a new business for LIL the gross margin compared to prior years is not comparable.

     General and administrative expenses for the year ended August 31, 1997 were $863,373, representing 1.5% of revenues for the period. The general and administrative expenses for this period are primarily comprised of the overhead necessary to accommodate the commencement of FOTS and management of the Alaska Fiber Star build in Alaska.

     Income tax expense for the year ended August 31, 1997 represents a current expense of $338,000 and a deferred expense of $3,282,000 using an effective tax rate of 45%. As a division, we would have been included within the tax return filed by LIL. The difference between current tax expense and deferred tax expense is due to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Telecommunications Division -- Ledcor Industries Limited
  Five Months Ended August 31, 1996

     Revenues generated from contracts for the five months ended August 31, 1996 were $7,372,942. The revenues for this period are principally derived from the fiber optics development between Calgary and Edmonton, Alberta.

     Contract costs were $5,768,543 for the five months ended August 31, 1996. Contract costs for this period are primarily comprised of the design, engineering and construction costs associated with the development project between Calgary and Edmonton. Contract costs as a percentage of revenue for the five months ended August 31, 1996 were 78%.

     General and administrative expenses for the five months ended August 31, 1996 were $90,993, representing 1.2% of revenues for the period. The general and administrative expenses for this period are primarily derived from the overhead necessary to commence the Calgary-Edmonton project.

     Income tax expense for the year ended August 31, 1997 represents a current expense of $5,000 and a deferred expense of $681,000, using an effective tax rate of 46%. As a division, we would have been consolidated within the tax returns filed by LIL. The difference between current tax expense and deferred tax expense is due to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Liquidity and Capital Resources

     At June 30, 1999, we had working capital of $167,910,000, including $86,812,000 in cash or cash equivalents.

     Cash used in operations during the six months ended June 30, 1999 totaled $49,824,000. We have an aggressive business plan to build out the network in the United States and Canada that will require a significant investment in the development of fiber and conduits held for sale, grant of indefeasible rights-of-use, swap or lease and the purchase of transmission facilities. We anticipate that we will continue to experience negative cash flow (after capital expenditures) as we build out the network.

     In addition to the fiber assets contributed by Ledcor, we formed a capital plan in 1998 to develop approximately 12,900 route miles. The plan and the implementation of bandwidth services contemplate capital expenditures of approximately $1.26 billion through 2001. This plan includes the building of five intra-city networks ("city rings") in Canada and the installation of electronics and transmission equipment along our entire terrestrial network, commencing with the Vancouver-Detroit segment during the third and fourth quarters of 1999. This plan does not include the Hibernia project, which is discussed below. The following table describes funding sources contemplated by the plan:

  Net proceeds from the $500,000,000 12% senior notes due 2009
    (the "Notes") .............................................    $484,000,000
  Net proceeds from the $175,000,000 12 1/2% senior notes due
    2005 (the "1998 Notes")....................................     168,350,000
  Credit facilities (1)........................................     127,650,000
  Co-developers and participant sales .........................     480,000,000
                                                                 --------------
                                                                 $1,260,000,000
                                                                 ==============

---------------------------------------------------

(1) We anticipate that up to $150 million may be available under our planned bank credit facility.

     Consistent with our strategy to create a low-cost position, we have agreements, subject to terms and conditions we consider customary, with co-developers and participants. We have received, in the aggregate to date, commitments of approximately $480,000,000 in cash to fund the completion of segments of our terrestrial network from co-developers and participants. Approximately $138,000,000 of the $480,000,000 is associated with revenue from construction services we are providing to two customers under which we will earn a specified margin and also retain dark fiber. The remainder of the $480,000,000 is derived from the sale, IRU or lease of fiber and conduit and additional construction services we are providing to third parties along network segments we are developing ourselves. We intend to enter into additional arrangements with co-developers and participants, prior to completion of the network in 2001.

     We expect to obtain the balance of the funding necessary to complete our terrestrial network and to implement our bandwidth services strategy from (1) the cash remaining from the notes and the 1998 Notes and (2) our planned bank credit facility. We have accepted a commitment letter from a bank lender which contemplates that up to $150,000,000 could be made available to us in the form of revolving credit borrowings. See "Description of Other Indebtedness--Proposed Worldwide Fiber Credit Facility." We expect the facility to close in the fourth quarter of 1999.

     We anticipate that these funding sources will provide us with sufficient capital to complete our terrestrial network and to implement our related bandwidth services strategy. However, because the cost of developing our network and implementing our bandwidth services strategy will depend on a variety of factors, many of which are beyond our control, including changes in the competitive environment of our current and planned markets, we expect that our actual costs may vary materially from those currently budgeted. In the event that our actual costs exceed our current budget or we do not have the funds we anticipate, we have the ability to adjust the number or sequence of segments we develop.

     On September 9, 1999 we completed a private placement of our convertible preferred shares for $345,000,000. See "Description of Our Recently Completed Private Equity Placements." Of this amount, $45,000,000 was used to repurchase certain of our shares held by an affiliate of our parent with the balance to be used in the manner described below.

     The plan described above does not include the Hibernia transatlantic fiber optic cable project. We estimate the total cost of this project to be approximately $850,000,000. We will use $300,000,000 of the proceeds from our recently completed private equity placement to fund the equity portion of the cost of construction of the Hibernia project. We currently expect that the debt component of the total cost will be approximately $550,000,000, and we have entered into a project financing commitment letter with Goldman Sachs Credit Partners LP, DLJ Capital Funding, Inc. and Credit Suisse First Boston. Under the project financing commitment, it is anticipated that the lenders will provide up to $600,000,000 in debt financing to one of our subsidiaries, non-recourse to Worldwide Fiber. See "Description of Other Indebtedness - Proposed Hibernia Credit Facility"

     We expect to pursue opportunities in addition to our planned network. Accordingly, from time to time we may seek to raise additional capital in the debt and/or equity capital markets prior to completion of our planned network. We cannot assure you that we will be successful in raising the capital necessary for the completion of construction for the remainder of our planned network development, the implementation of our bandwidth services strategy, the Hibernia project or for other opportunities on a timely basis or on terms that are acceptable to us, or at all.

Impact of Year 2000

     The Year 2000 problem impacts computer programs and hardware timers using two digits (rather than four) to define the applicable year. We rely on our computer systems and software applications in the operations and monitoring of all major aspects of our business. Any of our computer programs that have time-sensitive functions may recognize a date using "00" as the year 1900 rather than 2000, which could result in miscalculations or system failures. A failure of our computer systems, or those of Ledcor, major vendors, other material service providers or customers, could have a material adverse effect on our ability to develop our network and retain customers and on our ability to make payment on the notes.

Risks of Year 2000 Issues

     We can not reasonably estimate the extent to which we may experience Year 2000 problems. We are reviewing our potential exposure to the Year 2000 problem in the course of our Year 2000 program. We have not experienced any problems to date related to the Year 2000 problem.

Description of our Year 2000 Program

     Our Year 2000 program began in 1997 while we were still a division of Ledcor. We initiated a review of all computer related equipment and software. This review encompassed all information and processing systems and related equipment that were critical to the operations of our business. A list of non-compliant equipment and software was developed and has resulted in the replacement of certain equipment. This process was completed prior to the commencement of our operations as Worldwide Fiber. The assets that were transferred to us in the reorganization in May 1998 are, to the best of our knowledge, Year 2000 compliant. Since we com-menced operations in May 1998, we have required that all of our equipment purchased be Year 2000 compliant. We are currently reviewing the work performed by Ledcor and developing our own Year 2000 plan.

     Our plan includes obtaining written confirmation from Ledcor concerning the status of Year 2000 compliance of Ledcor systems that were transferred to us in 1998. We will also review and test all equipment that we currently use. This project began in the first quarter of 1999 and is expected to be completed by the end of November 1999. This review will not delay or eliminate any other information technology or related programs that are performed in the normal course of our business.

     We will review and document the systems in use and determine the possible affect on each system that would result from a systems failure due to the Year 2000 problem. The critical systems to be reviewed include, but are not limited to: purchasing, payables, asset management, equipment management, payroll, sales and receipts, management information systems, accounting and project management. The review will include an inventory and testing of equipment that is critical to the operations of our systems. Where testing is not possible, inquiry letters will be sent to the suppliers in order to assess the Year 2000 status of their systems. Significant suppliers will be contacted with a request for information about their ability to provide services into the year 2000. The process is expected to be complete by November 1999.

     Any equipment or software that is determined to be non-compliant as a result of this review will be replaced as it is identified. The projected cost of the Year 2000 assessment project is not expected to be material because substantially all of the systems we acquired since our commencement were Year 2000 compliant.

     The extent to which our vendors, customers and service providers are Year 2000 compliant is not determinable at this time. We expect to receive confirmations from these third parties before the end of September 1999 that will allow us to determine the effect that any disruption of service will have on our results of operations and financial position. We are developing a contingency plan that will allow us to reduce or eliminate the disruption to our business that a third party's noncompliance may cause.

State of Readiness

     We are implementing the Year 2000 plan and we plan to achieve the following goals:

                                          Expected
Action                                    Completion Date      Status
----------------------------------------- -------------------- ----------------
Identification of critical systems        July 1999            Complete
Inventory of equipment                    July 1999            Complete
Testing of equipment                      October 1999         In Progress
Request for confirmations                 November 1999        In Progress
Replacement or repair of equipment        November 1999        Pending

Contingency Plans and Costs to Address Year 2000 Issues

     We are currently developing plans, including a contingency plan, to assess the likelihood of any Year 2000 issues and to address potential Year 2000 problems caused by a failure of our computer systems or the systems of Ledcor, principal vendors, service providers and customers. These plans will include increased staff awareness, advance preparation of invoices and payments and backup of potential systems. Due to the relatively low number of transactions processed by us, we will consider implementing a manual system for many functions in the case of a failure of any of our systems.

     We have expended $25,000 to date, and we expect to spend no more than an additional $150,000 to complete our Year 2000 readiness efforts. We may, however, have to bear costs and expenses relating to the failure of Ledcor, principal vendors, service providers and customers to be Year 2000 compliant on a timely basis. No material Year 2000 issues have been identified to date relating to third parties. Therefore, we cannot reasonably estimate costs which may be required for remediation or for implementation of our contingency plans.

                                    BUSINESS

General

     We are a provider of technologically advanced fiber optic communications infrastructure in North America using our state-of-the-art fiber optic network. We recently have begun marketing bandwidth services and intend to provide these services by the end of the year. Our present and targeted customer group is communications carriers, ISPs and large corporations with enterprise network needs. In January 1999 we completed construction of the FOTS, a 5,068 route mile fiber optic network development across Canada and the Northern United States. Our interests include: (1) a 2,735 route mile segment (approximately 36,000 fiber miles) of the FOTS from Vancouver to Detroit, via Calgary, Winnipeg, Minneapolis/St. Paul and Chicago and (2) an additional 2,333 route miles (approximately 38,000 fiber miles) along the FOTS extending from Seattle to Detroit and Edmonton to Toronto. In May 1999, we completed construction of the segment of our network that extends from Seattle to Portland. Together this fiber forms the initial backbone of our high-bandwidth fiber optic communications network and related infrastructure in North America.

     Our network is being developed to satisfy increasing demand for fiber optic capacity for the transmission of data, voice and video generated by high-bandwidth communications and the requirements of new entrants to the telecommunications business. Our network consists of fiber optic strands installed in protective conduit buried along diverse ROW and includes related infrastructure such as regeneration shelters. In order to expedite completion of our network, we install sufficient fiber along our builds to allow us to swap fiber with other developers and carriers where we believe it is more economical or time efficient to swap for, rather than construct, fiber assets. When complete, our terrestrial network is expected to cover approximately 21,600 route miles in North America (comprising in excess of 1,000,000 fiber miles). The anticipated terrestrial network footprint initially will include two primary east-west routes and three primary north-south routes. In addition to our long haul builds, we intend to build city rings to enhance the attractiveness of our network. We are currently developing a 67-mile Seattle metropolitan network and intend to build city rings in five additional cities: Toronto, Vancouver, Montreal, Ottawa and Calgary. In addition, we are developing a 7,600 mile transatlantic fiber optic system and have contracted with Tyco Submarine Systems Ltd. for its construction.

     We believe that our network's transmission capacity, route diversity, national route design and connectivity, together with our status as an independent developer and carrier's carrier, will enhance the marketability of the network as a primary or redundant route. We believe the network will be attractive to communications carriers, ISPs and large corporations with enterprise network needs.

     We plan to realize the value of the network through the sale, grant of indefeasible rights-of-use ("IRU"), lease or swap of dark fiber strands and conduit. The North American footprint of our network allows us to offer customized products to our customers by providing fiber or conduit on a segmented basis or throughout our entire network. We have commenced the process of adding the necessary transmission equipment to enable us to provide bandwidth services to carriers and other service providers along the route from Seattle to Toronto via Vancouver, Calgary, Winnipeg, Minneapolis/St. Paul, Chicago and Detroit. Beginning the first quarter 2000, we intend to install the necessary transmission equipment to provide the services along multiple segments of our network in North America. We have selected Nortel Networks, Newbridge Networks and Fore Systems as major suppliers of transmission equipment. We may also swap bandwidth, enter into joint ventures or purchase bandwidth to enhance the connectivity of the network.

     We generally reduce the capital risk necessary to build and develop the network by pre-selling sufficient strands and conduit to cover approximately 50% of our anticipated construction cost on a condominium or co-development basis. We also exploit certain construction, technological and ROW expertise and agreements. The "condominium" concept comes from the construction development industry. Our condominium development strategy allows multiple participants to purchase or lease fiber or conduit from an experienced developer capable of delivering a pre-designed fiber optic system on schedule at a fixed price. Generally, we install more fiber along any specific route than one customer would typically install for its own use. Our condominium style of development encourages participants to commit to purchasing or leasing fiber or conduit during the initial stages of construction. If participants commit to a build early enough, they may have more flexibility with regard to choice of fiber and other infrastructure decisions. This development strategy reduces our risk and may allow participants favorable pricing for fiber assets. To expedite route development or decrease development risk, we may enter into co-development or swap arrangements. Under a co-development arrangement, the co-developer funds a portion of the project in exchange for receiving fiber or conduit assets or an equity position in that segment.

     We will continue to construct fiber optic networks for third parties on a contract basis when a project will allow us to retain fiber or conduit assets, including through IRUs. We plan to construct these networks only on routes that complement and reduce the costs of completing our network or enhance our ability to make a sale, grant of IRU, lease or swap of network capacity or the provision of bandwidth services.

Network Construction Experience

     We have been designing, engineering and constructing telecommunications networks for 12 years, first as the telecommunications division of, and since May 1998 as a separate subsidiary, of our parent, Ledcor. The FOTS was originally engineered, designed and partly constructed by our predecessor. As the successor to Ledcor's telecommunications division, we have acquired all of its construction assets, certain fiber assets and construction contracts, its management and personnel and the expertise gained from various telecommunications network construction projects. In addition to the construction and development of the FOTS, Ledcor, through its telecommunications division, has a long history of successfully designing, engineering and constructing networks for third parties. Ledcor's telecommunications division has installed more than 10,000 route miles of telecommunications networks for major telecommunications carriers. In the summer of 1996, Ledcor began its first project as a developer of fiber optic networks by designing, engineering and building a fiber optic network from Calgary to Edmonton. In addition to retaining six fibers for its own account, Ledcor pre-sold the remaining fibers on the project to Sprint Canada, AT&T Canada Corp. and fONOROLA, Inc.

Market Opportunity

     The North American telecommunications industry has been characterized by significant demand for high-bandwidth communications services. According to an industry survey by The Yankee Group:

     o voice and data telecommunications services revenue in the United States is expected to grow at a compounded annual growth rate of approximately 8%, from approximately $167 billion in 1997 to approximately $241 billion in 2002,

     o data telecommunications services revenue is expected to grow at a compounded annual growth rate of approximately 26%, from approximately $15 billion in 1997 to approximately $47 billion in 2002, and

     o carriers' carrier telecommunications services revenue, which our bandwidth services strategy is specifically intended to target, is expected to grow at a compounded annual growth rate of approximately 60%, from approximately $1.2 billion in 1997 to approximately $12.3 billion in 2002.

     Our network is designed to provide our customers with secure, independent transmission facilities and sufficient capacity on a local, regional or national basis to accommodate their increasing demand and plans for expansion. According to The Yankee Group and other industry sources, growth in the high-bandwidth telecommunications industry is expected to continue due to a number of factors, which include:

     o Innovations and advances in transmission technology. Technological innovations are increasing both the supply of and demand for high-bandwidth telecommunications transmission capacity while the desire to obtain services from a reduced number of vendors and the trend towards providing end-to-end digital services continue to drive increased integration of voice, data and video services. Innovations in optics technology have increased the capacity and speed of advanced fiber optic networks while decreasing the cost of transmission, allowing for continued growth in Internet usage and increases in the number of network users. This increased capacity and speed has resulted in the development of bandwidth-intensive applications. We are developing our advanced fiber optic network to meet the increasing demand for high-bandwidth capacity.

     o Increasing demand for high-bandwidth applications, largely driven by the increase in Internet traffic. There is and will continue to be a significant growth in demand for Internet, long distance, local loop data and video services. The increase in computer power and usage, as well as the continued demand for and development of faster Internet connection speeds, are driving significant increases in communications use for Internet and data services. Prices for cellular services have decreased, resulting in increased demand for these services. It is expected that video conferencing, digital television and other multimedia applications being developed will continue to increase demand for bandwidth. We believe our high-bandwidth network is well positioned to capture some of this growing demand.

     o Deregulation of the telecommunications industry, which has resulted in a proliferation of service providers. The telecommunications industry continues to experience liberalization on a global basis. Although the Federal Communications Commission ("FCC") has not granted any Regional Bell Operating Companies ("RBOCs") the authority to provide in-region inter-LATA telecommunications services and it is uncertain when it will do so, the Telecommunications Act of 1996 has opened local markets to competition and defined a path for the RBOCs to compete in long distance markets. Our high-bandwidth platform allows both new entrants to compete in this market and existing service providers to expand into new markets. We believe our network will offer an attractive alternative to network construction and ownership for these carriers.

Business Strategy

     Our strategy is to be a leading independent provider of technologically advanced dark fiber and related infrastructure and high-bandwidth fiber optic transmission capacity. The key elements of our business strategy include:

     o Developing and building a technologically advanced fiber optic network. The network is designed with the most advanced, commercially available technology to provide the highest levels of reliability, security and flexibility demanded by our customers. We intend to use our fiber optic design, engineering and construction expertise to enhance and broaden the desirability of our network.

     o Maximizing route diversity and connectivity of the network. The footprint of our network is designed with the input of our customers and will connect many of the major population centers in North America. We believe that route diversity and connectivity increase the network's inherent value. We intend to participate in international cable construction projects to expand the reach, connectivity and attractiveness of our network. Further, our expanding footprint should enhance the value of the network by enabling us to target a broad range of customers by offering participation on a local, regional, national or international basis.

     o Reducing capital risks and creating low cost position. We generally commence construction of a network segment when we have pre-sold sufficient strands and conduit to cover approximately 50% of our anticipated cost of that segment. In some segments, we may seek a co-developer to fund a portion of the project in exchange for receiving fiber or conduit assets or an equity position in that segment. We believe that our network will have a low cost basis for the following reasons:

          -- as a result of our condominium development strategy, we generally install 144 fibers (or a significantly higher number of fibers in high demand areas), reducing the per fiber mile cost to construct and operate our network,

          -- we use a patented railplow to install fiber optic cable along rail lines quickly and cost effectively,

          -- we retain fiber assets for our own use along routes where we complete third party construction, and

          -- we believe that certain of our current ROW, licenses, permits and franchises are, and others currently being negotiated will be, valuable assets that would be costly and difficult for others to procure or replicate in the future.

     o Realizing value of the network. As an independent provider of fiber or conduit, we believe that telecommunications carriers will be more likely to purchase or lease facilities from us than from their competitors that are telecommunications carriers or are affiliated with one. We intend to realize the value of our network through:

          -- sales, grants of IRU, leases on a short or long term basis, or swaps of network assets, and

          --   the provisioning of bandwidth services.

     o Providing bandwidth capacity. We have commenced the process of adding the necessary transmission equipment to provide bandwidth services to carriers, ISPs and large corporations with enterprise network needs. We also intend to offer our customers low cost bandwidth and the flexibility to control their own service platforms so that they choose to buy services from us rather than build these service capabilities themselves or purchase them from another bandwidth provider.

     o Allowing for technological upgrades and additional capacity. We generally install at least one additional conduit along each segment that we develop, allowing for network expansion and permitting technological upgrades. Our network's optical design will enable us to upgrade installed equipment or to add new technology to any segment of the network.

     o Capitalizing on management experience. We have assembled and will continue to build a strong management team comprised of executives with extensive experience in the design, engineering construction and maintenance of fiber optic networks, general telecommunications infrastructure and telecommunications bandwidth services. The management team also has considerable experience in the development and financing of growth stage international companies.

The Network

     Our anticipated terrestrial network footprint includes: (1) a North American long-haul fiber optic network and (2) city rings. Upon completion of these builds, our network will cover approximately 21,600 route miles (comprising in excess of 1,000,000 fiber miles). The footprint will consist of the following:

     o a North American long-haul fiber optic network including: (1) two primary east-west routes, running from Vancouver to Halifax and Sacramento to Boston, and (2) three primary north-south routes, running along the West Coast, the Mississippi River valley and the East Coast, and

     o a series of city rings in Toronto, Vancouver, Montreal, Ottawa and Calgary, in addition to the city ring currently under construction in Seattle.

In addition, we plan to expand our network outside of North America and have recently announced plans for our transatlantic fiber optic cable project.

     We expect to complete the development of our network in 2001. Our policy on major builds is to install an average of 144 fibers and three conduits. In high demand areas, we may install 264 fibers or more and additional conduit in order to meet projected demand. The additional fiber assets installed along our builds enable us to swap fiber for fiber in other geographic areas both in the North American market and internationally. Fiber swaps should allow us to complete the network expeditiously and cost effectively by, among other things, reducing the need and time required to obtain additional ROW.

     Although the following table summarizes our current plans for completing the terrestrial network, the segments, scheduled completion dates and proposed participants/co-developers/swaps/joint ventures listed below may change due to market and other circumstances, some of which may be beyond our control:

                                                                                       Proposed Participant/
                                         Estimated                                     Co-developer/Swaps/Joint
  Segment                                Route Miles   Scheduled Completion Date       Ventures

  Transcontinental FOTS:
  Vancouver--Detroit                   2,735           Complete                        fONOROLA
  Edmonton-Toronto (Canadian           2,333           Complete                        fONOROLA
  National Railway ROW)
  Edmonton-Toronto (Canadian Pacific   2,050           Fourth Quarter 2000             Telus
  Railway ROW)

  West Coast Build:
  Vancouver--Seattle                    175             Third Quarter 2000             Telus
                                                                                       Call-Net
                                                                                       Qwest
  Seattle--Portland                     185             Complete                       Qwest
                                                                                       Call-Net
                                                                                       Metromedia
                                                                                       GST
                                                                                       Worldnet
                                                                                       Nextlink
                                                                                       Williams
                                                                                       Level 3
  Edmonton--Vancouver                   823             Fourth Quarter 2000            *
  Portland--Sacramento                  689             First Quarter 2000             GST
                                                                                       Metromedia
                                                                                       Level 3
                                                                                       FTV
                                                                                       Williams
  Sacramento--Los Angeles               551             First Quarter 2000             GST
  (to be acquired via swap)


                                      -51-

                                                                                       Proposed Participant/
                                         Estimated                                     Co-developer/Swaps/Joint
  Segment                                Route Miles   Scheduled Completion Date       Ventures

  Los Angeles--San Diego                206             First Quarter 2000             GST
                                                                                       Level 3
  Phoenix--San Antonio                  1,084           Fourth Quarter 2000            *

  Northeast Build:
  Detroit--Toronto                      273             Third Quarter 1999             Telus
                                                                                       AT&T Canada
                                                                                       CN
  Toronto--Ottawa                       364             First Quarter 2000             Telus
                                                                                       AT&T Canada
                                                                                       CN
                                                                                       Metronet
  Ottawa--Montreal                      119             Fourth Quarter 1999            Telus
                                                                                       AT&T Canada
                                                                                       CN
  Montreal--Quebec City                 153             Fourth Quarter 1999            Telus
                                                                                       AT&T Canada
                                                                                       CN
  Montreal--Albany                      245             Fourth Quarter 2000            *
  Montreal--Toronto                     404             Fourth Quarter 1999            Level 3
  (redundant route)
  Toronto--Buffalo                      110             Fourth Quarter 1999            Level 3
  Buffalo--Albany                       200             Fourth Quarter 1999            Telus
  Quebec City--Halifax                  574             Fourth Quarter 2000            CN
  Albany-Boston (to be acquired via    210             Second Quarter 2000             Williams
  swap)
  Albany--New York City (to be          290             Second Quarter 2000            Williams
  acquired via swap)

  East Coast Build:
  New York--Washington DC               290             Fourth Quarter 1999             Metromedia
  (to be acquired via swap)
  Memphis--Atlanta                      450             First Quarter 2001              *
  Jacksonville--Miami (to be acquired   349             Second Quarter 2000             Qwest
  via swap)
  Miami-New Orleans (to be acquired    1,170           Second Quarter 2000             Qwest
  via swap)

  Central Build:
  Chicago--New Orleans                  1,120           Fourth Quarter 2000             IC

  Mid-America Build:
  Chicago--Omaha                        549             Fourth Quarter 1999             Pathnet Inc.
  Omaha--Denver                         571             Fourth Quarter 2000             Pathnet Inc.
  Denver--Sacramento                     1,200          First Quarter 2001              *


                                      -52-

                                                                                       Proposed Participant/
                                         Estimated                                     Co-developer/Swaps/Joint
  Segment                                Route Miles   Scheduled Completion Date       Ventures

  Denver--New Orleans (to be acquired   1,300           Third Quarter 2000              *
  via swap)

  Intra-City Networks:
  Seattle Ring                         71              First Quarter 2000              Metromedia
                                                                                       Qwest
                                                                                       Level 3
                                                                                       GST
  Toronto                              100             Fourth Quarter 2000             *
  Vancouver                            100             Fourth Quarter 2000             *
  Montreal                              60             Fourth Quarter 2000             *
  Ottawa                                60             Fourth Quarter 2000             *
  Calgary                               60             Fourth Quarter 2000             *
                                ----------

  Total route miles                 21,612
                                ==========

---------------------------------------------------

(1) * We have begun discussions with potential third parties, but have yet to finalize an agreement.

Future Network Expansion and Infrastructure Development

     We believe there may be opportunities in the future to continue the type of network development we are currently deploying in North America. In addition to further North American development and our announced transatlantic fiber optic cable project, future network development locations could include areas of Europe, South America and Asia. We have developed our marine capability through our activities as contract manager on the NorthStar submarine cable build from Anchorage, Alaska to Pacific City, Oregon. We believe that these further developments will enhance the connectivity and value of our network.

     We believe that Hibernia represents an opportunity to connect our existing North American terrestrial network to future European customers because it will allow us to provide an undersea cable system link between and among Halifax, Canada; Boston, Massachusetts; Dublin, Ireland, and Liverpool, England. Hibernia is expected to be completed by the first quarter of 2001. On June 18, 1999, we entered into a supply agreement with Tyco Submarine Systems Ltd. ("Tyco") whereby Tyco will serve as the primary contractor for Hibernia. The initial contract price is approximately $607 million. The Company has paid $60.7 million in advance payments to Tyco.

     We also believe there is an opportunity to operate, for multiple network participants, carrier hotel facilities and other network infrastructure near points-of-presence ("POPs") that are presently at or near capacity. Our parent, Ledcor, currently constructs network infrastructure for us, including regeneration shelters and access boxes. We believe our and our parent's collective operations and construction expertise will enable us to develop carrier hotel facilities.

Network Design and Infrastructure

     Network Technology

     The network uses state-of-the-art fiber optic strands which allow for the high speed, high quality transmission of data, video and voice communications. Fiber optic systems use laser-generated light waves to trans-mit data, video and voice in digital formats through ultra-thin strands of glass. Fiber optic systems are generally characterized by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems. We plan to install an average of 144 fiber optic strands on major builds throughout the network. In high demand areas, we may install 264 fibers or more in order to meet anticipated demand.

     Each fiber optic strand is capable of transmitting significantly greater bandwidth than traditional copper cables or older fibers. The advanced technical operating characteristics of the network will enable us to provide technologically advanced dark fiber to our customers at low cost by permitting higher capacity transmission over longer distances between regeneration and amplifier facilities than can be provided by less advanced fiber systems. Using current dense wave division multiplexing ("DWDM") fiber optic transmission technology, a single pair of fiber optic strands used in the network can transmit up to 320 gigabits of data per second ("gbps"), the equivalent of approximately 4.2 million simultaneous voice conversations.

     We anticipate that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber optic strand, providing more bandwidth carrying capacity at relatively low incremental cost. Our network is compatible with the highest commercially available transmission capacity, i.e., OC-192, and can accommodate advanced capacity-intensive data applications such as Frame Relay, ATM, multimedia and Internet-related applications. Our network will allow us to offer end-to-end fiber optic capacity compatible with SONET Ring architecture. This design routes customer traffic in either direction around its ring design, assuring that fiber cuts do not interrupt service to network customers. Our network is also capable of supporting DWDM.

     Bandwidth Services Technology

     The provision of bandwidth services requires optical and ATM-packet switching technology. A backbone of DWDM optical equipment provides optical services as well as the transport for the lower speed services that are delivered on an ATM-packet switching technology.

     Optical Technology

     Our network's optical design will enable us to upgrade installed equipment or to add new technology to any segment of the network. Our initial optical platform will have a capacity of 32 wavelengths at 2.5 gbps or 10 gbps expandable to 160 wavelengths within twelve months. We intend to utilize optical ring protection devices where a customer requires redundant services.

     ATM-Packet Switching Technology

     We believe that most of our bandwidth services customers will use our state-of-the-art high availability ATM layered architecture. The initial layers will consist of high capacity core switches and a number of multi-service platform ("MSP") switches located at each POP along the network.

     The initial core switches will have a throughput capacity of 40 gbps and network link speed of 2.5 gbps. We anticipate these switches will be upgradeable to 10 gbps network links and total throughput capacity of 480 gbps at major POP locations.

     The core switches will provide:

     o ATM customer link connections at speeds of 155 megabits of data per second ("mbps") to 2.5 gbps,

     o    network to network interface ("NNI") links to the MSP switches, and

     o    high speed private line services at 155 mbps, 622 mbps and 2.5 gbps.

     The MSP switches will be linked to the core switch via redundant 622 mbps ATM NNI connections. The initial MSP switches will have a capacity of 12 gbps and may be upgraded to 50 gbps to meet customer requirements. These switches will allow us to provide a wide range of voice and data services. The inherent capabilities of the MSP will support the following services:

     o    low speed ATM at DS-3,

     o    private line services at DS-3, OC-1 and OC-3 (155 mbps),

     o    IP Internet connectivity,

     o    video services,

     o    transparent switched voice (64 kilobits of data per second ("kbps")),

     o    compressed switched voice (8-16 kbps),

     o    LAN interconnect,

     o    high speed Internet delivery via xDSL, and

     o digital wireless services such as local multipoint communication services.

     Network Operations Center

     Our Network Operations Center ("NOC") will be the human service connection between our customers and the technology that ultimately delivers their services. We are currently designing and plan to construct our NOC in Vancouver. We intend to enter into an agreement with Nortel to provide redundant network management services on a transitional basis. The NOC will allow us to provide the following services:

     o directing the repair efforts of cable restoration, optical and ATM system repairs and maintenance,

     o    providing network management for the optical and ATM elements,

     o    providing POP and customer record management, and

     o    providing circuitry for customer and internal circuits.

     We are using a design based on IP technology that will integrate all of the alarm and monitoring of the network elements into an adaptive fabric to satisfy our service level agreements. With this technology, access to the network management layer is not restricted to the physical NOC as full operations capabilities may be located at multiple locations. This allows us to extend certain management services to our customers in a secure and reliable way.

Network Construction

     The network is designed to access areas of significant end user telecommunications traffic, as well as the POPs of most interexchange carriers ("IXCs") and the principal incumbent local exchange carrier ("ILEC") central offices in each city on the network, in a cost-efficient manner.

     Upon commencement of the development of a network segment, our development staff is responsible for obtaining the necessary permits and ROW. In certain jurisdictions, a construction permit is required. We strive to obtain ROW on favorable terms that afford us the opportunity to expand the network as business develops. ROW are typically leased or licensed under multi-year agreements with renewal options and are generally non-exclusive. We obtain ROW from entities such as railroads, pipeline owners, local government transit authorities, municipalities, highway authorities, and other utilities.

     We establish general requirements for the design of each segment of the network. In-house or external engineers render drawings of the contemplated segment and the required deployment. Construction and installation may be completed by us or provided by independent subcontractors. Our personnel provide project management services, including contract negotiation, construction, and testing and certification of all facilities. The construction period for a segment varies, depending upon the number of route miles to be installed. Testing and delivery of a new segment typically takes place within 30 days of the completion of construction.

     Our network installation process along railroad ROW combines traditional railroad activities and modern engineering and building techniques. We generally install conduit and fiber on railroad ROW with the patented railplow. When the railplow is in use, a plow car travels along the railroad track and simultaneously plows a slot to bury multiple conduit with approximately 42 inches of cover, buries a warning tape approximately one foot from the surface, and returns the land to its original contour. A railplow can cover between five and ten miles a day, depending on the availability of track time and the severity of the terrain. Other loaders on rail carry the conduit and other construction materials needed to construct the fiber route and are designed to continuously feed supplies to the railplow. Installation of conduit and fiber utilizing a railplow is completed by an installation team. The team may consist of numerous specialized crews, such as a pre-rip crew, a plow crew, a cable jetting crew, and a splicing crew. These crews, in aggregate, may include 60 or more persons.

     Ledcor developed the railplow because traditional plow trains are both expensive to purchase or lease and inefficient when attempting to install fiber on busy railroad routes where available track time comes in small blocks and on relatively short notice. The plow train and supply cars frequently must travel several miles down the route into sidings to permit regular railway traffic to pass, during which time the fiber optic cable must be unrolled and then re-rolled to avoid a splice. The railplow allows us to move on and off the tracks on short notice. Each of Ledcor and us currently owns 50% of the common shares of a holding company that owns the patent to the railplow and we have received a commitment that a royalty-free, exclusive worldwide license to use the railplow will be granted to us. In certain circumstances, our ownership of this company would be subject to change and our license would become non-exclusive. See "Transactions with Our Parent--Description of Reorganization and Related Agreements."

     For routes not using railroad ROW, we use tractor plows. Tractor plows are tractor pulled plow vehicles equipped to plow trenches and install conduit. Tractor plows also may be used in certain places along railroad ROW, depending on space, availability of track time and other factors. These tractor plows generally perform the same functions as railplows. Many of the skills developed in connection with the installation of fiber optic cable along railways are transferable to non-rail installations.

     If fiber or conduit must be laid across a bridge or through a tunnel, we typically place the conduit in a galvanized steel pipe that is attached to the side of the bridge or along the tunnel floor or wall. When necessary to install fiber or conduit under rivers or other obstructions, we use directional boring techniques to bore small tunnels underneath the river or obstruction and feed the conduit through the tunnel. Through our relationship with Michels Pipeline Construction Inc., an industry leader in directional drilling, we believe we have a competitive advantage over other builders lacking a high degree of directional drilling expertise.

     After the conduit has been buried (or attached to a bridge or tunnel), and as a segment nears completion, the fiber optic cable is installed or "jetted" through the conduit. We accomplish this through the use of access boxes that are installed along the network at approximately four to five mile intervals. The access boxes also allow us to make repairs, replace fiber and install additional fiber. The access boxes typically contain an additional loop of fiber optic cable to provide slack in the system to accommodate displacement, disruption or movement of the conduit as a result of digging or excavation activities, floods, earthquakes or other events. The presence of additional fiber optic cable reduces the risk that the cable will be cut or broken.

     We design and manufacture regeneration shelters that are installed along our network at 40-75 mile intervals. These shelters are secure, climate controlled structures with an individual compartment for each participant to install its optical transmission equipment and related electronics.

     The optical system electronics are installed in the shelter compartments described in the preceding paragraph. Each route includes several spans that use Optical Terminals at each end of the span and Optical Line Amplifiers, regeneration shelters, and Optical Add/Drop between Optical Terminals. The current generation of equipment may be upgradeable to 160 separate OC-192 (10 gbps) transponder channels per fiber, or 1.6 terabits per second ("tbps") of capacity per fiber pair. Each linear route includes a redundant system for reliability and maintenance. In the case of diverse parallel routes, one of the parallel routes will include a redundant system for additional reliability and system maintenance.

     The ATM-packet switching elements use multiple, diverse or redundant optical channels to connect the core switches together. A hierarchical source routing protocol called Private Network--Network Interface ("PNN") has been adopted to provide the scalability and restoration capabilities required to deliver the highest levels of reliability and availability. With this implementation we are able to utilize the redundant path between the switches to deliver a secondary set of services that do not require the high reliability, or may be scaled down in the event of a link or nodal failure.

Rights-of-Way

     To implement our business plan successfully, we must obtain licenses and permits from third party landowners and governmental authorities and complete certain regulatory filings to permit us to install conduit and fiber. ROW are generally non-exclusive. Where possible, we lease them under multi-year agreements with renewal options. We may lease underground conduit and other ROW from entities such as utilities, railroads, highway authorities, local governments and transit authorities. ROW agreements and permits provide us with a contractual interest and do not create an interest in land. See "Risk Factors--Need for ROW."

     In the ordinary course of business each build requires us to either obtain, lease, cure (or condemn) ROW or design re-routes, on a daily basis. For example, to complete the Seattle-Portland segment of the West Coast Build we obtained ROW agreements and permits from more than 700 individual landowners and local authorities. Many ROW will be obtained just prior to the arrival of crews and contractors. Alternative ROW for certain route miles must be identified, negotiated and obtained in the event that the original route cannot be secured.

     It is also possible to obtain ROW in bulk. The majority of the ROW for the FOTS was obtained from two Canadian railways. In June 1999, we announced agreements with IC and CN which provide access to over 950 track miles in the United States and 2,900 track miles in Canada which we believe will substantially satisfy the ROW and permit requirements for the Central and Northeast Builds. See "Description of IC and CN Agree-ments." We believe these ROW will be valuable to us, particularly with the advantages of the railplow and the ROW's geographic location. The ROW obtained from IC and CN may be subject to legal challenge. See "Risk Factors -- Need for ROW."

Products and Services

     In connection with the development of our network, we offer customers a range of products and services which enable us to provide customized solutions. Our products and services include:

     Dark fiber and conduit for sale or grant of IRU. During the pre-development and development stages of the network, we generally enter into contracts with participants for the sale, lease or grant of IRUs for dark fiber or conduit along one or more segments of the network. A typical contract for sale currently provides for a sale price of $1,500 to $2,000 per fiber mile (depending on geography and number of strands bundled together in the sale) and requires a deposit upon execution of the contract. See "Risk Factors-Pricing Pressures." Upon completion of the build, the participant is usually entitled to a short period of time to test the system specifications and inspect the shelters and other facilities (generally 15 to 20 days) prior to paying the balance of the purchase price. In the case of a sale, title to the fiber or conduit passes to the participant. An IRU is a long-term lease, usually of 10 to 20 years, with an option period for the lessee to renew at lower rates. The present value of the initial contract term and extensions of an IRU usually equates to the comparable sale price per fiber mile, which amount is generally paid in full at commencement of the IRU.

     Dark fiber and conduit for lease. We lease dark fiber or conduit for a term less than the period for which IRUs are typically granted. Leases are normally structured with monthly payments over the term of the lease. We generally realize a premium in lease pricing for bearing the risk that the lease will not be renewed for the balance of the life of the asset.

     Dark fiber and conduit for swap. We swap some of our excess fiber or conduit with other developers and carriers for fiber assets along routes where excess fiber assets exist and where we believe it is more economical or time efficient to swap for, rather than construct, fiber assets.

     Construction services supporting the development of our network. We are continuing to construct fiber optic networks for third parties on a contract basis. We focus on projects where we can retain fiber or conduit assets on routes that complement and reduce the costs of completing the network or where our construction services are connected to a sale of network capacity.

     Bandwidth services. We have commenced the process of adding the necessary transmission equipment to enable us to utilize the fiber installed on the existing installed fiber routes to provide bandwidth services to carriers, other service providers and large corporations with enterprise network needs along the FOTS. Beginning the first quarter 2000, we intend to install the necessary transmission equipment to provide the services along multiple segments of our network in North America.

     The services we intend to offer through our sale of bandwidth capacity include:

     Optical Transmission Services. DWDM technology in our network will allow us to sell a customer exclusive long term use of a portion of the transmission capacity of a fiber optic strand rather than the entire strand. We expect to be able to derive up to 160 individual wavelength channels at either OC-48 or OC-192 per fiber pair. A purchaser of a wavelength will install their own switching and routing equipment and will have the choice of installing their own protection equipment or use optical protection supplied as part of our service. The following are the service highlights:

     o    transparent OC-48 under IRU or lease,

     o    transparent OC-192 under IRU or lease,

     o    optical ring protection,

     o    linear routes available, and

     o    add/drop along route.

     Private line services. We intend to offer fixed amounts of point-to-point capacity across the network. We believe our service will have an advantage due to a low price point and flexible commitment levels with higher reliability than is currently available on traditional multiplexed services. We will offer these services through the grant of IRUs or leases and will provide transparent connectivity up to OC-12.

     Virtual switching solutions. We intend to provide customers with voice trunking services that can be configured for sale as minutes of use. These services will enable these customers to originate and terminate long distance telephone calls connecting to ILECs or to competitive local exchange carriers ("CLECs") with switched transport through our ATM network. Because we will be able to offer these connections on an as needed basis we are able to offer extremely competitive and flexible pricing. In addition, we will be able to provide a simple bill to our customers. The services we intend to offer include:

     o    DS-1 to OC-3 structured services,

     o    DS-0 switching and billing for usage,

     o    transparent local interface,

     o    SS7 signaling transport, and

     o    advanced services, including compression.

     Packet-based data services (IP Transport and ATM). We intend to provide customers with variable capacity across our network to connect multiple service locations into a single "Virtual Network" specific for each customer. Specific packet-based services include ATM and IP transport.

     ATM service will include the following service attributes:

     o    DS-3 to OC-48 interface rates,

     o    all 5 classes of ATM service: UBR, ABR, VBRrt, VBRnrt and CBR, and

     o switched virtual circuits available on customer premises equipment edge.

     IP transport will include the following service attributes:

     o    protocol supports including PNN, ATM and packet over SONET,

     o    nodes in all major Internet-network access points, and

     o IP voice and modem transport and distribution, including virtual switching and compression.

Sales and Marketing

     Network

     Our approach is to market to customers on a local, regional and national basis. We market participation in segments of our network through personal contacts and relationships with prospective customers, who consist primarily of large telecommunications companies. Our current targeted customer base is comprised of approximately 200 companies. We believe that we are known to most of our target customer group and that we have good relations with them. Our relationships are cultivated and maintained by a marketing and sales staff based in 15 offices across North America. Most of our marketing and sales team have prior industry experience with telecommunications companies such as MCI Worldcom, Sprint, AT&T, Qwest and US West. In addition, as a result of our more than ten years of experience in constructing fiber optic networks, our management also has long standing relationships in the telecommunications industry. We believe that relationships established by our sales team and management result in interactive exchanges that help us to design and market our network in response to the needs of our potential customers. We are also able to identify potential participant and co-development customers who initially approach us because of our reputation and experience in the design, construction and development of fiber optic facilities.

     Bandwidth Services

     We commenced marketing our bandwidth services in the second quarter of 1999 to targeted customers through a number of focused direct sales methods. Our strategy is to target customers who have a need for bandwidth services in areas covered by those portions of our network on which we initially will be installing transmission equipment. As this equipment is deployed across our network, we expect that the number of our target customers will become larger than for our network services. We will be marketing a broad and technically advanced range of bandwidth products and services. Consequently, we are developing a dedicated sales and marketing team with the necessary distinct expertise. This team is expected to grow to 15 members by the first quarter of 2000 and will be located in offices throughout North America.

     In addition to our direct sales efforts, contacts made when marketing our network services identify highly qualified prospective bandwidth customers. We also receive referenced introductions from our suppliers when bandwidth requirements are identified while they are making customer contacts in the process of doing their business. Our experienced sales team will qualify potential customers from their personal contacts and direct sales efforts.

Customers

     We are focused on providing our broadband fiber optic network and bandwidth services to communications carriers, ISPs and large corporations with enterprise network needs. Our targeted customers include a broad range of companies, such as:

     o    ILECs,

     o    CLECs,

     o    ISPs,

     o    long distance companies (North American and international),

     o    RBOCs,

     o    IXCs,

     o    multi-service operators,

     o    local multipoint distribution service providers, and

     o    large corporations with enterprise network needs.

     Customers typically buy or lease fiber optic capacity with which they develop their own communications networks or satisfy a need for redundant capacity. The network provides such customers with a low-cost alternative to building their own infrastructure or purchasing metered services from communications carriers. Our customers can buy or lease fiber optic capacity on a segmented basis or along our entire network.

     As of September 30, 1999, we had finalized, or were in the final stages of negotiating, agreements for the sale, lease or IRU of dark fiber or conduit with approximately 30 communications carriers and owners of corporate networks. In addition, we are currently in various stages of negotiating similar agreements with a number of other potential customers. Described below are a number of our arrangements with communications carrier customers.

     GST. In August 1998, we entered into agreements with GST Telecommunications, Inc. relating to the construction and marketing of a multiple conduit fiber optic system between Portland and Sacramento and the installation of one fiber optic cable. We will have a reciprocal maintenance arrangement with GST during the term of the agreement. GST will receive approximately 50% of the total fibers and will be entitled to use 50% of the capacity of the regeneration facilities. We have a reciprocal two-year option to exchange fiber assets with GST along specified portions of the network for fiber assets owned by GST located in California.

     In April 1999, we entered into an additional agreement with GST for the design, engineering, construction and installation by them of a multiple conduit fiber optic system between Mira Mesa and San Diego. Upon completion of this segment we will receive approximately 50% of the total fibers and conduits and be entitled to use the associated regeneration facilities. In addition, we agreed to exchange with GST conduit from our Seattle city ring for segments of GST's network route in Southern California.

     Williams. In December 1998, we, together with GST as co-developer, entered into a development agreement with Williams Communications, Inc. for the design, engineering, construction and installation of a multiple conduit fiber optic system between Portland and Sacramento which is expected to be completed in the fourth quarter of 1999. The parties expect to enter into a maintenance agreement in which we, together with GST, will agree to maintain the multiple conduit fiber optic system.

     Level 3. In December 1998, we entered into a construction services agreement with Level 3 Communications, Inc. relating to the construction of a multiple conduit fiber optic system between Montreal and Buffalo. In connection with this agreement, we will be paid a fee and retain dark fiber on this build through an IRU.

     In February 1999, we entered into an agreement with Level 3 for the construction and installation of a multiple conduit fiber optic system in the greater Seattle area. In connection with this build, we will be paid a fixed fee for each route mile, plus amounts for additional services and materials. In May 1999, we also agreed with Level 3, under a co-development agreement to design, engineer, install and construct a multiple conduit fiber optic system between Springfield, Oregon and Anderson, California.

     Qwest. In February 1998, we entered into a participation agreement with Qwest Communications International Inc. relating to the design and construction, by us, of a multiple conduit fiber optic system, approximately 199 miles long, between Seattle and Portland. In February 1999, we amended the agreement to add ad-ditional city ring segments in the greater Seattle area. Qwest will pay us a fixed fee per route mile, plus amounts for additional services and materials, including the installation of additional fiber optic network infrastructure.

     AT&T Canada. We have agreed to sell to AT&T Canada dark fiber and related regeneration shelters within five segments of the network to be designed and constructed by us. The five segments comprise approximately 1,100 route miles and will be installed between Calgary and Edmonton, Detroit and Toronto, Toronto and Ottawa, Ottawa and Montreal, and Montreal and Quebec City. The expected completion date of these segments is December 1999. We will be responsible for the operation and maintenance of the fiber optic cable and regeneration shelters following completion.

     Telus. We have agreed to grant an IRU to BCT. Telus Communications Inc., now known as "Telus", for dark fiber and related regeneration facilities within a multiple conduit fiber optic system to be designed and constructed by us. The approximately 175 mile long project will run from Vancouver to Seattle. We will lease the dark fibers for a fixed price per fiber mile for the shorter of 25 years or the useful life of the assets, subject to renewal, and Telus will pay additional amounts for its pro rata share of services and maintenance costs. The expected completion date for the project is the third quarter of 2000. We will be responsible for the operation and maintenance of the fiber optic cable system and regeneration shelters for the duration of the lease.

     In the second quarter of 1999, we entered into agreements with Telus for the design and construction of multiple conduit fiber optic systems and sale of dark fiber on segments from Edmonton to Toronto, from Detroit to Halifax through Toronto, Ottawa, Montreal and Quebec City, and connecting segments from Toronto to Buffalo, Albany and Montreal. Construction of the segments is scheduled to be completed by December 2000. Telus has an option to acquire additional dark fiber on segments from Calgary to Edmonton and Albany to New York City. For the route which connects Detroit to Halifax, we will be responsible for the maintenance and for the Edmonton to Toronto route, the parties have agreed on principles to be included in the maintenance agreement.

     Metromedia. We entered into an IRU exchange agreement with Metromedia Fiber Network, Inc. in which Metromedia agreed to grant a multi-year IRU for dark fiber in a segment between New York and Washington, DC. In exchange, we have agreed to grant a comparable IRU to Metromedia in relation to segments from Seattle to Portland, Portland to Pacific City and Albany to Montreal. We will have a reciprocal maintenance arrangement with Metromedia during the term of the IRUs.

     Call-Net. A subsidiary of Call-Net Enterprises Inc. has agreed to purchase conduit and related infrastructure running between Seattle and Portland which we are designing and constructing. We completed construction in May 1999. We will maintain the conduit and related infrastructure following completion.

     Pathnet. In March 1999, we entered into a co-development agreement with Pathnet, Inc. for the design, engineering, construction and installation by us of a multiple conduit system, approximately 1,100 miles long, between Denver and Chicago. The first segment, Chicago to Omaha, is scheduled to be completed in 1999 with the second segment, Omaha to Denver, scheduled to be completed by the end of 2000. The parties expect to enter into a maintenance agreement in which we will agree to maintain the multiple conduit system, including the portion of the system to be held by Pathnet.

Suppliers

     The principal components of our network are fiber optic cable and conduit, which are purchased from third party suppliers. Fiber optic cable suppliers generally require three to six months lead time for large orders, while conduit is generally available on a spot basis from numerous suppliers. Although in the past we have purchased cable from a single supplier, there are a number of alternative suppliers from whom we regularly obtain quotes which are competitive on price, delivery, and specifications.

     We purchase optical components and ATM-packet switches from third party suppliers. Manufacturers generally require two to three months lead time for both new systems and specific transponder cards. ATM switches and expansion cards are generally available in four to eight weeks.

     We purchase the optical components from a single vendor. A number of alternative suppliers have been identified from which it would be possible to purchase the optics required to complete a new system with only minor changes to the design of the NOC. With respect to the provision of ATM switches, we have adopted a dual supplier approach.

Competition

     Fiber optic systems are currently under construction or development throughout North America. The construction of these networks enables their owners to sell or lease access to their networks to other communications entities or large corporate or government customers. In addition, various communications carriers already own fiber optic cables as part of their communications networks. Accordingly, each of these parties could, and some do, compete directly with us in the market for selling and leasing fiber capacity.

     There are currently at least four principal long distance fiber optic networks in North America. We are aware that others are planning networks that, if constructed, could employ advanced technology similar to that of the network. These competitors may also sell fiber to other carriers and thus compete directly with us for customers.

     Bandwidth services is an area that has seen a number of new entrants who initially focus on the provision of bandwidth and other services on a wholesale basis, promising independence from traditional or incumbent suppliers that compete directly in the market at the retail customer level. In the recent past, carriers such as Williams, Qwest, Global Crossing and Level 3, who initially focused on the wholesale market, have entered the retail segment of the market, or closely aligned themselves with a major retail service provider. These companies continue to market wholesale services to their current customers while also pursuing new customer opportunities.

     We anticipate that competition for our bandwidth services will come from the above companies as well as IXC and DTI, which have not entered the retail market. We believe our competitive advantage will be our ability to enable our customers to establish and maintain a strong competitive position in providing services to their end users. We believe independence, services designed for the wholesale market and simple billing systems will enable us to gain a significant position in this market niche.

     In the future, we may be subject to additional competition due to the development of new technologies and increased supply of domestic and international transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by us. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by us. We cannot predict which of many possible future products and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide such products and services.

Employees

     As of August 31, 1999, approximately 700 full-time and seasonal people were engaged in building the network. Depending upon the level of development or construction activity, we will increase or decrease our work force. Generally, non-management employees from Canada are covered by a collective bargaining agree-ment with the Christian Labor Association of Contractors which expires on February 28, 2000 and is automatically renewable unless either party gives prior notice. We believe that our work force is highly capable and motivated and that our relations with our employees are good. In connection with the construction and maintenance of our fiber optic networks, we may use third-party contractors to meet excess demand and harness local construction knowledge, some of whose employees may be represented by other unions or covered by collective bargaining agreements.

     The provision of bandwidth services will require a team of highly skilled technical and sales personnel. Under our current plan we anticipate requiring a total staff of 35 persons in network operations, billing and sales support by the end of 1999. Most of this staff will be located in Vancouver, with additional offices in Denver, Toronto and Washington, DC. New staff will be added to existing Worldwide Fiber offices throughout Canada and the United States as the network expands into new service areas.

Properties

     Our executive and administrative offices are located in Vancouver, British Columbia. Our principal sales, engineering and operations offices are located in Toronto and Denver.

     Ledcor leases the Vancouver office premises to us under agreements that expire in 2002. Ledcor owns the facilities (approximately 40,600 square feet) in Toronto and makes it available to us. An additional 24,130 square feet in the building in Toronto is leased by Ledcor to a number of tenants and will become available to us from time to time if it is required. WFNI leases the space (approximately 4,200 square feet) in Denver under an agreement that expires on October 31, 2001. We also currently lease offices or property in Blaine, WA, Vancouver, WA, Snohomish, WA, Portland, OR, Anderson, CA, Ankeny, IA and Ramoulaod, Que. We also intend to open other regional offices related to development and supervision of the network as required on a short-term basis.

Legal Proceedings

     From time to time, we may be a party to various legal proceedings arising in the ordinary course of our business.

Patents

     The patent for the railplow is owned by a company which is 50% owned by Ledcor and 50% owned by us. We have a non-exclusive license in North America for the use of the railplow. Ledcor has committed to cause a worldwide exclusive license to be granted to a subsidiary of ours. This license would cease to be exclusive after a change of control of Worldwide Fiber. See "Transactions with Our Parent--Description of Reorganization and Related Agreements--Railplow."

                                   MANAGEMENT

Directors and Officers

         Our directors and executive officers are listed below:

Name                                   Age    Position
David Lede........................     52     Chairman of the Board and Chief Executive Officer
Clifford Lede.....................     44     Vice Chairman
Larry Olsen.......................     50     Vice Chairman and Chief Financial Officer
Ron Stevenson.....................     47     President and Director
Stephen Stow......................     45     Executive Vice President and Director
Jim Voelker.......................     46     Director
Glenn Creamer.....................     37     Director
Neil Garvey.......................     44     Director
Robert Gheewalla..................     32     Director
Andrew Rush.......................     41     Director
William Ramsey....................     48     Director and Treasurer
Lionel Desmarais..................     46     Senior Vice President

     David Lede has served as Chairman and Chief Executive Officer since our inception and as Chairman of the Board and Chief Executive Officer of Ledcor Inc. since 1983. Mr. Lede has been with Ledcor for 31 years and, before becoming Chairman of the Board and Chief Executive Officer of Ledcor, he held positions such as President, Vice President, Operations Manager and Superintendent.

     Clifford Lede has served as Vice Chairman since our inception and as Vice Chairman and President and Chief Operating Officer of Ledcor Inc. since 1983. Mr. Lede has been with Ledcor for 24 years and, before becoming President and Chief Operating Officer of Ledcor, he held positions such as Vice President, Operations Manager and Superintendent. Clifford Lede and David Lede are brothers.

     Larry Olsen has served as Vice Chairman and Chief Financial Officer since our inception. Mr. Olsen is also a member of the Board and Executive Committee of First Heritage Savings, a Canadian financial institution. Mr. Olsen was previously involved in several international business ventures throughout Asia, Australia and the Middle East. He has held the position of Managing Director, Chief Executive Officer and Executive Chairman of Crownhampton International Limited and Promet Petroleum and various other public and private companies involved in several different industries including offshore oil petroleum and exploration, offshore work vessels, high technology manufacturing, construction development and marketing for major technology companies.

     Ron Stevenson has served as President and a Director since our inception and is a director of Ledcor Inc. Before joining us, Mr. Stevenson spent 28 years with Ledcor. From 1989 to 1998, Mr. Stevenson was Senior Vice President of Operations for Ledcor's telecommunications and civil divisions and was responsible for construction and project development.

     Stephen Stow has served as Executive Vice President, Corporate Development and a Director since our inception. Mr. Stow previously served as a principal in various venture capital activities. From 1992 to 1995, Mr. Stow was co-head and Director of Corporate Finance for National Westminster Bank's Asian investment banking operations.

     Jim Voelker joined us as an independent director in July 1999. Mr. Voelker's career in telecommunications spans almost 20 years and includes experience in many different segments of the industry in a variety of executive positions. Before joining us, Mr. Voelker was most recently President of NEXTLINK Communications Inc. He has also been Vice Chairman and Chief Executive Officer of US Signal Inc., a director of Phoenix Network Inc., and Vice Chairman of ALTS, the industry Association of Local Telephone Service providers.

     Glenn Creamer recently joined us as a director. Mr. Creamer is a managing director of Providence Equity Partners Inc. where he has served in that capacity since its inception in 1996. Mr. Creamer is also a general partner of Providence Ventures L.P. and a Vice President of Narragansett Capital Inc. Mr. Creamer is a director of American Cellular Corporation, Carrier 1 International S.A., Celpage, Inc., Epoch Networks Inc., and Wireless One Network L.P.

     Neil Garvey recently joined us as a director. Mr. Garvey is President of Tyco Submarine Systems Ltd.'s Telecommunications Group. This group includes Tyco Submarine Systems Ltd., Simplex Technologies Inc., The Rochester Corporation, Tyco Printed Circuit Group, Transoceanic Cable Ship Company and Temasa. Before being named President of Tyco's Telecommunications Group, Mr. Garvey was president of Simplex Technologies, a subsidiary of Tyco International. Mr. Garvey has also held positions including Vice President in the areas of Finance and Marketing.

     Robert Gheewalla recently joined us as a director. Mr. Gheewalla is Vice President, Principal Investment for Goldman Sachs & Co. Mr. Gheewalla is also a director of Diginet Americas, Group Telecom, Tunes.com, and North American Railnet.

     Andrew Rush recently joined us as a director. Mr. Rush has been a Managing Director of DLJ Merchant Banking Partners, L.P. since January 1997. From 1992 to 1997 Mr. Rush was an officer of DLJ Merchant Banking Partners, L.P. and its predecessors. Mr. Rush currently serves as a member of the advisory board of Triax Midwest Associates, L.P., and as a member of the board of directors of Societe d'Ethanpol de Synthese, Nextel Partners, Inc., and American Tissue Inc. Mr. Rush previously served as a director of Doane Products Company.

     William Ramsey has been with us since September 1998 with responsibility for treasury functions. He was previously Chief Financial Officer, for 13 years, of WIC Western International Communications Ltd., a publicly traded Canadian broadcasting company.

     Lionel Desmarais has served as Senior Vice President since our inception. Before joining us, Mr. Desmarais spent 12 years with Ledcor. From 1993 to 1998, Mr. Desmarais was Vice President for Ledcor's telecommunications division and has been responsible for overseeing the successful execution of numerous long-distance fiber optic networks, including the FOTS and the Calgary-Edmonton network.

Executive Compensation

     The total remuneration received by our officers and directors for their services to us and our predecessor for the period from January 1, 1998 through December 31, 1998 was approximately $1.7 million. We do not currently, and have not in the past, set aside any amounts for pension, retirement or other similar benefits for our directors and officers.

                          TRANSACTIONS WITH OUR PARENT

Description of Reorganization and Related Agreements

     Effective May 31, 1998, we entered into a series of agreements with Ledcor to purchase the equipment, fiber optic strands and certain other assets related to the business of Ledcor's telecommunication division. As part of the Reorganization, we also entered into the Construction Services Agreements to complete the FOTS. Effective August 31, 1998, Ledcor transferred to us their 50% interest in WFI-USA and, on December 31, 1998, we increased our interest in WFI-USA to 75%.

     The material agreements we entered into with Ledcor in connection with the Reorganization are described below.

     Railplow

     Effective May 31, 1998, the patent for the railplow which we use in connection with the construction of our network was transferred to a subsidiary of Ledcor ("Patent Co.") and we were concurrently granted a non-exclusive license for its use. Effective December 1, 1998, one of our subsidiaries acquired 50% of the shares of Patent Co. Ledcor has agreed to cause Patent Co. to grant to us a royalty-free worldwide exclusive license for the use and other exploitation of the plow technology. The license will cease to be exclusive six months after a change of control of Worldwide Fiber. The Shareholders Agreement relating to Patent Co. provides that Ledcor and our subsidiary have the option to acquire the other party's shares of Patent Co. if the other party becomes insolvent, bankrupt or subject to a change of control.

     Management Services Agreement; Employee Services Agreements

     We have entered into a Management Services Agreement and two Employee Services Agreements with Ledcor. Under the Management Services Agreement, Ledcor provides us with management staff and administrative and other support services. We reimburse Ledcor for certain costs and pay a monthly fee of Cdn. $200,000 under the agreement. Under the Employee Services Agreements, Ledcor provides us with personnel for the design, engineering, construction and installation of the network and we reimburse Ledcor for the direct costs of these personnel. These agreements are terminable at any time by either party. On January 1, 1999, the personnel covered by the Employee Services Agreements, together with the officers involved in our day-to-day management, became our employees.

     Construction Services Agreements

     We entered into Construction Services Agreements with Ledcor under which we agreed to provide fiber optic network construction services to Ledcor and fulfill Ledcor's fiber optic network construction commitments for certain builds. We also agreed to procure the requisite insurance necessary for these builds and perform all work in strict compliance with the appropriate contract and applicable laws. In addition, we agreed to indemnify Ledcor for certain losses, liabilities, damages and claims that may arise under the agreement. In return, Ledcor will pay us an amount equal to costs incurred plus 15% of our total costs. Either party may terminate this agreement at any time. Our obligations under these agreements were complete by the end of January 1999.

     Non-compete Agreement

     Ledcor has agreed not to compete with us in the business of developing or constructing fiber optic communications infrastructure for a period ending on the earlier of May 31, 2008 and six months after a change of control of Worldwide Fiber.

     Sale and Transfer Agreements

     We entered into a series of agreements that transferred equipment and other assets of Ledcor's telecommunications division including a minimum of 12 strands of dark fiber along the FOTS.

     Effective August 31, 1998, each of Ledcor and Mi-Tech Communications LLC transferred their 50% interest in WFNI to WFI-USA, a newly-incorporated Nevada corporation. In exchange, each of Ledcor and Mi-Tech acquired 50% of the common shares of WFI-USA. At the same time, Ledcor exchanged with WFI-USA a promissory note in the amount of $3,915,000 payable by WFNI to Ledcor for a promissory note of the same face value payable by WFI-USA to Ledcor. In addition, Mi-Tech exchanged with WFI-USA a promissory note in the amount of $7,231,230 payable by WFNI to Mi-Tech for a promissory note of the same face value payable by WFI-USA to Mi-Tech.

     In a subsequent series of transfers, also effective August 31, 1998, Ledcor transferred to us their shares of WFI-USA and the $3,915,000 promissory note payable by WFI-USA to Ledcor. In exchange, we issued additional shares and a promissory note of the same face value to Ledcor.

Acquisition of Fiber Optic Network Assets

     On September 27, 1999, we concluded a transaction with affiliates of Ledcor whereby we acquired certain fiber optic network assets in consideration of the issue of 4,500,000 of our Class C Multiple Voting shares. Each Class C Multiple Voting share entitles the holder to 20 votes per share. In addition, we assumed certain rights and obligations of the affiliates under their build agreements with a third party including obligations relating to the completion of those builds and certain support structure, maintenance, license and access and underlying rights obligations.

Background of Ledcor

     Ledcor, established in 1947, is among the largest diversified construction companies in Canada and has substantial experience as a construction contractor in the United States. Ledcor's core business activities, in addition to the activities of the telecommunications division, are pipeline and civil construction and diversified contracting, including major commercial and industrial buildings and industrial and mining projects. Ledcor reported revenues of more than Cdn. $700 million for the fiscal year ended August 31, 1998 from all activities, with significant contribution from the telecommunications division.

     Ledcor began designing, engineering and constructing buried long distance power generation and fiber optic telecommunications systems more than ten years ago and has installed fiber optic cable networks on a contract basis for numerous telecommunications companies, including Bell Canada (532 miles), MTS Netcom Inc. (45 miles), AT&T (50 miles), AT&T Canada (227 miles), Alaska Fiber Star (410 miles), Call-Net (200 miles), Bell Canada, AT&T Canada and Call-Net (5,200 miles), Mi-Link Communications, LLC and Champlain Telephone (245 miles) and World Net Communications Inc. (2,400 miles).

     In 1996, Ledcor installed its first fiber optic cable as a developer between the cities of Edmonton and Calgary, Alberta. Ledcor sold fiber strands of this cable, on a "condominium" basis prior to construction, to Call-Net, Sprint Canada and AT&T. After the successful completion of this project, Ledcor began, as a developer, the FOTS, the first trans-Canadian fiber optic cable network. To date, approximately 50% of the capacity on the FOTS available for sale to third parties has been sold for an aggregate price of approximately Cdn. $400 million to Bell Canada and AT&T Canada. Call-Net received a portion of these proceeds as an owner of certain of these strands.

     The foundation of Ledcor's success and growth over the last 50 years has been built on the strength of its dedicated people, ability to control costs and its conservative but entrepreneurial approach to business. Ledcor believes it has maintained an excellent reputation for the quality of its products and services in its markets and enjoys substantial repeat business from major customers.

                                   REGULATION

     We do not believe our dark fiber offering is currently subject to extensive regulation that would have a material adverse effect on our business, financial condition, or operations. See "Risks Factors--Extensive Regulation." However, we are part of an industry that is highly regulated by federal, state and local governments whose actions are often subject to regulatory, judicial, or legislative modification. In addition, to the extent that any bandwidth capacity and lit fiber offerings are treated as private carriage, telecommunications services or CLEC offerings in the United States, additional federal and state regulation would apply to those offerings. Accordingly, there can be no assurance that regulations, current or future, will not have a material adverse effect on us.

United States

     Federal

     U.S. Federal regulation has a significant impact on the telecommunications industry. Federal regulations have undergone major changes in the last two years as the result of the enactment of the Telecommunications Act of 1996 (the "1996 Act") on February 8, 1996. The 1996 Act is the most comprehensive reform of the U.S. telecommunications law since the Communications Act was enacted in 1934. For example, the 1996 Act imposes a number of interconnection and access requirements on telecommunications carriers and on all local exchange carriers, including ILECS and CLECs.

     The different ways we intend to offer fiber-optic supported services could trigger four alternative types of regulatory requirements: (1) non-communications services, (2) private carrier services, (3) telecommunications services or common carriage, and (4) CLEC offerings. The law establishing these alternative regulatory requirements is often unclear, so it is impossible to predict in many instances how the FCC will classify our services. Regulations associated with each type of offering are described below.

     Non-communications Services

     The provision of dark fiber can be viewed as a non-communications service in that it is not a service, but rather the provision of a physical facility that is indistinguishable from other non-communications offerings such as constructing an office building. Many providers of dark fiber are currently operating on the assumption that they are providing unregulated facilities. Although the FCC attempted to regulate dark fiber as a common carrier service, this position was vacated by the U.S. Court of Appeals for the District of Columbia Circuit in 1994. The FCC has not addressed the issue since that time and, thus, we believe that dark fiber is not regulated as a common carrier service at this time. However, there is no assurance that the FCC, on remand, may not take the position again that dark fiber offerings are subject to common carrier regulation.

     Private Carrier Services

     Even if some of our offerings are treated as a communications service, they could be viewed as a private carrier offering. Private carrier offerings typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that do not meet the definition of a telecommunications service under the 1996 Act. If our services are treated as private carriage, they are generally unregulated by the FCC, but would be subject to universal service payments based on the gross revenues from end users. See "Regulation--United States--Federal--Telecommunications Service--Universal Service." Private carriers may also be subject to access charges if interconnected to local exchange carriers.

     Telecommunications Services

     Some of our services, such as the provision of bandwidth capacity and lit fiber, may be treated as telecommunications services by the FCC. If some of our services are treated as telecommunications services a significant number of federal regulatory requirements will be applicable to those services.

     The law essentially defines telecommunications carriers to include entities offering telecommunications services for a fee directly to the public or to classes of users so as to be effectively available directly to the public, regardless of the facilities used. "Telecommunications" is defined as the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received. For the reasons stated above regarding our belief that we are not a common carrier, we also believe that we are not a telecommunications carrier concerning our dark fiber offerings. The FCC has ruled that the term "telecommunications carrier" is the same as the definition of common carrier and, therefore, a company providing fiber facilities on an individualized and selective basis, as we propose, is probably not a telecommunications carrier. A decision to this effect has been appealed to federal court. A decision on this appeal reversing or remanding the FCC's conclusion could require that our services be treated as common carriage. In addition, certain railroad, power and telecommunications associations--none of which are affiliated with us--have petitioned the FCC to clarify the status of fiber providers in this regard. The FCC's pending court remand, described above, might also address the application of these requirements to us. If the FCC decides that these companies are telecommunications carriers, we would be subject to certain regulatory requirements which may impose substantial administrative and other burdens on us.

     If the FCC finds some of our services to be a telecommunications service, we may be regulated as a nondominant common carrier. The FCC imposes regulations on common carriers such as the RBOCs that have some degree of market power ("dominant carriers"). The FCC imposes less regulation on common carriers without market power ("nondominant carriers"). Under the FCC's rules, we would be a nondominant carrier and as such do not need authorization to provide domestic services and can file tariffs on one day's notice. The FCC requires common carriers to obtain an authorization to construct and operate telecommunication facilities, and to provide or resell telecommunications services, between the United States and international points.

     General Obligations of All Telecommunications Carriers. To the extent that any of our offerings are treated as telecommunications services, we would be subject to a number of general regulations at the federal level that apply to all telecommunications carriers, including the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligation to not unreasonably discriminate in our service offerings, the need to tariff our services, the potential obligation to allow resale of our services in certain circumstances, and the fact that third parties may file complaints against us at the FCC for violations of the Communications Act of 1934 or the FCC's regulations. Certain statistical reporting requirements may also apply. In addition, FCC rules require that telecommunications carriers contribute to universal service support mechanisms, the Telecommunications Relay Service fund, the number portability fund, and the North American Number Plan Administrator fund.

     Interconnection Obligations of All Telecommunications Carriers. All telecommunications carriers have the basic duty to interconnect, either directly or indirectly, with the facilities of other telecommunications carriers. This is the minimum level of interconnection required and is generally viewed to impose only minimal requirements as compared with the interconnection obligations imposed on ILECs and CLECs described in the next section. All telecommunications carriers must also ensure that they do not install network features, functions or capabilities that do not comply with guidelines and standards established by the FCC to implement requirements to ensure accessibility for individuals with disabilities and to regulations designed to promote interconnectivity of networks. These regulations could be burdensome or expensive and could adversely affect us. The FCC adopted regulations recently that clarify these statutory requirements.

     If the FCC takes the position that some or all of our fiber offerings are subject to common carrier regulation, we nonetheless believe that we could provide facilities in the United States. To do so we would be obligated to obtain Section 214 authorization to provide fiber between Canada and the United States and to disclose, among other things, the extent to which we are owned or controlled by non-U.S. entities. However, FCC policy permits 100 percent direct or indirect non-U.S. investment in common carriers that do not hold radio licenses. Thus, we believe that we could obtain Section 214 authority to provide international common carrier services despite our foreign ownership. Nevertheless, compliance with these regulatory requirements may impose additional administrative and other burdens on us that could have a material adverse effect on our business, financial condition or operations.

     Tariffs and Pricing Requirements. In October 1996, the FCC adopted an order in which it eliminated the requirements that nondominant interstate interexchange carriers maintain tariffs on file with the FCC for domestic interstate services. The order does not apply to the switched and special access services of the RBOCs or other local exchange carriers. The FCC order was issued pursuant to authority granted to the FCC in the 1996 Act to "forbear" from regulating any telecommunications services provider under certain circumstances. After a nine-month transition period, relationships between interstate carriers and their customers would be set by contract. At that point, long distance companies would be prohibited from filing tariffs with the FCC for interstate, domestic, interexchange services. Carriers have the option to immediately cease filing tariffs. Several parties filed notices for reconsideration of the FCC order and other parties have appealed the decision. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on its merits. Currently, that stay remains in effect and interstate long distance telephony companies are therefore still required to file tariffs. A requirement to file tariffs could lead to regulation of our offerings at the federal level, although the FCC's regulation of nondominant carriers' tariff filings has been minimal to date. Competitive access providers do not have to file tariffs for their exchange access services, but may if they choose to do so.

     If the stay is lifted and the FCC order becomes effective, telecommunications carriers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The FCC has required that nondominant interexchange carriers post their rates, terms and conditions for all their interstate, domestic services on their Internet web sites if they have one; this rule is effective once its mandatory detariffing order takes effect. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. Tariffs also allow a carrier to limit its liability to its customers, including in connection with service interruptions. If tariffs are eliminated, we may become subject to liability risks that we would have been able to limit through tariff filings, and there can be no assurance that potential liabilities will not have a material adverse effect on our results of operations and financial condition and ability to meet our obligations under the notes. In addition, we must obtain prior FCC authorization for installation and operation of international facilities and the provision (including resale) of international long distance services. We are considering whether to file tariffs for these services and would have to file tariffs to the extent our international services are treated as telecommunications services. There has been no proposal to detariff international services.

     With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to some customers without also lowering charges for the same service to all similarly situated customers in the same geographic area, including those whose telecommunications requirements would not justify the use of the lower prices. The FCC in 1999, however, modified this constraint on the ILECs when they face specified levels of competition, which permits them to offer special rate packages to certain customers, as it has done in few cases, and other forms of rate flexibility. The rules contemplate an increasing level of flexibility on a city-by-city basis as competitors have facilities in place to compete for local exchange services in those markets. Once such facilities attain 50% coverage the rules contemplate only minimal regulation of carrier access offerings.

     Customer Proprietary Network Information. In February 1998, the FCC adopted rules implementing Section 222 of the Communications Act of 1934, which governs the use of customer proprietary network information by telecommunications carriers. Customer proprietary network information generally includes any information regarding a subscriber's use of a telecommunications service, where it is obtained by a carrier solely by virtue of the carrier-customer relationship. Customer proprietary network information does not include a subscriber's name, telephone number, and address, if that information is published or accepted for publication in any directory format. Under the FCC's rules, a carrier may only use a customer's proprietary network information to market a service that is "necessary to, or used in," the provision of a service that the carrier already provides to the customer, unless it receives the customer's prior oral or written consent to use that information to market other services. The Court of Appeals for the Tenth Circuit recently invalidated the FCC's rules with respect to how a carrier must obtain customer authorization for the use of customer proprietary network information. The FCC is challenging this court decision. In addition, the FCC recently relaxed a number of the requirements it originally adopted, which gives some flexibility to carriers on how to comply with these rules. These rules, either as adopted or as modified, may impede our ability to effectively market integrated packages of services and to expand existing customers' use of our services.

     Universal Service. On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and certain information services provided to qualifying schools and libraries and for services provided to rural health care providers. The FCC also expanded or revised the federal subsidies for local exchange telephony services provided to low-income consumers and consumers in high-cost areas. Providers of interstate telecommunications services, as well as certain other entities, such as private carriers offering excess capacity to end user customers, must pay for these programs. Our share of these federal subsidy funds would be calculated based on end-user revenues. The schools and libraries and rural health care support mechanisms are assessed against interstate, international, and intrastate end-user revenues. Currently, the FCC is calculating assessments based on the prior year's revenues and has recently increased the size of the schools and libraries fund by 50 percent. Assuming that the FCC continues to calculate contributions based on the prior year's revenues, we believe that we will not be liable for subsidy payments in any material amount during 1999 because we had no significant end user revenues in 1998. With respect to subsequent years, however, we are currently unable to quantify the amount of subsidy payments that we will be required to make or the effect that these required payments will have on our financial condition. In the May 8th order, the FCC also announced that it would revise its rules for subsidizing service provided to consumers in high-cost areas. The FCC has recently adopted the cost model which it will use to determine the subsidies needed for high-cost areas. The FCC also established the mechanism which will be used starting January 1, 2000 to determine the level of high cost support non-rural carriers will receive. This decision is expected to increase the fund by only a modest amount. In addition, the Court of Appeals for the Fifth Circuit recently affirmed the FCC's universal service program in large part, except that contributions must be based entirely on interstate and international services of interstate carriers (except for carriers providing predominately international services). This decision could substantially affect the level of contributions depending on the jurisdictional nature of the services provided by a carrier. Several petitions for administrative reconsideration of the original FCC order are pending.

     CALEA. We might incur significant expenses to assure that our networks comply with the requirements of CALEA. Under CALEA, telecommunications carriers are required to: (1) provide law enforcement officials with call content and call identifying information pursuant to a valid electronic surveillance warrant ("assistance capability requirements"), and (2) reserve a sufficient number of circuits for use by law enforcement officials in executing court authorized electronic surveillance ("capability requirements"). To the extent that we provide facilities-based services, we may incur costs in meeting both of these requirements. In particular, regarding the assistance capability requirements, the government is only required to compensate carriers for the costs of making equipment installed or deployed before January 1, 1995 CALEA complaint. While the telecommunications industry is attempting to negotiate legislative and administrative changes to this reimbursement cut-off date, as it stands today, we will be financially responsible for ensuring that our post-1995 equipment is in compliance.

Regarding the capacity requirements, the government will finance any necessary increases in capacity for equipment installed or deployed prior to September 8, 1998, and we are responsible for paying for any necessary increases in capacity for equipment installed or deployed after that date.

     Wiring in Multi-tenant Buildings. The FCC recently instituted a proceeding that could impose obligations on telecommunication carriers' obligation to provide access to competitors or customers to their wiring located in multi-tenant residential and business buildings. It is unknown at this time how the FCC will rule in this proceeding so it is impossible to evaluate its impact on our operations.

     CLEC Offerings

     It is unclear whether we would be viewed as a local exchange carrier with respect to the provision of some of our services. A local exchange carrier is defined as a provider of telephone exchange service, which is an interconnected service of the character ordinarily furnished by a single exchange, covered by the local exchange charge, or comparable service provided through a system of switches, transmission equipment, or other facilities, or combination thereof, by which a subscriber can originate and terminate a telecommunications service. The full parameters of what carriers are classified as a CLEC have never been fully defined by the FCC. We do not intend to operate as a CLEC. However, the FCC may disagree with this position. If we are classified as a CLEC, obligations described below that are applicable to CLECs would apply.

     Interconnection Obligations. The 1996 Act is intended to increase competition. The act opens the local services market by requiring ILECs and CLECs, including us to the extent we are treated as a common carrier providing local exchange service, to permit interconnection to their networks and establishing obligations with respect to:

          Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements. The prices charged by ILECs for terminating calls originated on a CLEC's network must be based on a reasonable approximation of additional cost or through mutual exchange of traffic without explicit payment.

          Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer all retail telecommunications services to other carriers for resale at discounted rates, based on the costs avoided by the ILEC in the offering.

          Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment on the ILEC's premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

          Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including network facilities, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). In response to the Supreme Court's decision in AT&T v. Iowa Utilities Board that required the FCC to reconsider which elements should be unbundled, the FCC has adopted an order on remand that affirms its original decision in all significant respects.

          Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one local exchange carrier to another.

          Dialing Parity. Requires all ILECs and CLECs to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing with no unreasonable dialing delays. They must also provide dialing parity for inter-LATA services and for intra-LATA toll services. LECs are required to implement dialing parity for intra-LATA toll services during 1999.

          Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and ROW at reasonable and nondiscriminatory rates, terms and conditions.

     ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

     In August 1996, the FCC released a decision (the "Interconnection Decision") establishing rules implementing the 1996 Act requirements that ILECs negotiate interconnection agreements and providing guidelines for review of these agreements by state public utilities commissions. On July 18, 1997, the Eighth Circuit vacated certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules. The Supreme Court has reversed the Eighth Circuit's decision on the pricing and "pick and choose" rules. The Eighth Circuit recently issued its mandate to implement the Supreme Court's decision and established procedures for deciding the remaining issues on appeal that were not addressed by the Eighth Circuit or the Supreme Court. These regulations impose added obligations on potential competitors of the company that we would not have to comply with if we were not classified as a CLEC. To the extent that the FCC changes these regulations to be less burdensome, we could face added competition from these companies in the provision of our own services that could adversely affect us. To the extent that carriers may obtain low-priced access to CLEC and ILEC networks, this could reduce the demand for our fiber services. Changes to these interconnection obligations that reduce the interconnection obligations of our competitors could also adversely affect our business.

     In addition, the FCC has the responsibility under the 1996 Act to determine what elements of an ILEC's network must be provided to competitors on an unbundled basis. In August 1999, the FCC required fiber to be offered as an unbundled element. In addition, the FCC had previously allowed state commissions to establish additional unbundling requirements, and some states have required that ILECs unbundle fiber. These decisions to unbundle fiber may decrease the demand for our offerings.

     Other Federal Communications Requirements. CLECs are also subject to other FCC filing requirements. Compliance with these obligations, individually and in the aggregate, may cause us to incur substantial expenses. There can be no assurance that these expenses will not have a material adverse effect upon our results of operations and financial condition and our ability to meet our obligations under the notes. CLECs may, but are not required to, file tariffs for their interstate access services and these rates are regulated as previously described for non-dominant carriers. See "Regulation--United States-Federal-Telecommunications Services--Tariffs and Pricing Requirements". However, the FCC recently issued a Notice of Proposed Rulemaking asking whether it should regulate the terminating access changes of such providers.

     To the extent we provide interexchange telecommunications service, we are required to pay access charges to ILECs when we use the facilities of those companies to originate or terminate interexchange calls. The interstate access charges of ILECs are subject to extensive regulation by the FCC, while those of CLECs or non-CLECs are subject to a lesser degree of FCC regulation but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to some customers without also lowering charges for the same service to all similarly situated customers in the same geographic area. The FCC recently, however, modified this constraint on the ILECs when specified levels of competition from local exchange providers occur and permitted them to offer special rate packages to certain customers, as it has done in a few cases, permitted other forms of rate flexibility. The rules contemplate an increasing level of flexibility on a city-by-city basis as competitors have facilities in place to compete for local exchange services in those markets. Once such facilities attain 50% coverage the rules contemplate only minimal regulation of carrier access offerings. In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. The FCC removed restrictions on ILECs' ability to lower access charges and relaxed the regulation of new switched access services in those markets where there are other providers of access services. The May 16th order increased the costs that price cap LECs recover through monthly, non-traffic sensitive access charges and decreased reliance on traffic-sensitive charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that may grant price cap LECs increased pricing flexibility if the ILEC demonstrates that it faces increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material adverse effect on our ability to compete in providing interstate access services. On appeal, the court upheld the FCC's May 16th order in a decision issued on August 19, 1998.

     Under the 1996 Act, RBOCs are currently prohibited from providing inter-LATA telecommunication services until they can demonstrate that they have opened their local markets to competition. To date, no RBOC has successfully received FCC approval to provide inter-LATA telecommunication services. However, certain RBOCs are reported to have made substantial progress in achieving compliance with the requirements for such approvals and one or more RBOCs may receive inter-LATA approval in some states within the next year. Bell Atlantic in New York has filed for and may receive such approval by the end of 1999. In anticipation of receiving inter-LATA approval, certain RBOCs have made investment in fiber providers that compete with us, e.g., Qwest and Williams. If regulators grant widespread inter-LATA approvals, we could be adversely affected through added competition because of these regulatory approvals.

     Reciprocal Compensation. All ILECs and CLECs must complete calls originated by other carriers under reciprocal compensation arrangements. That is, the LEC terminating a local call is entitled to payment from the LEC originating a call. Charges assessed by the ILECs for terminating calls originated on a CLEC's network must be based on a reasonable approximation of additional cost or through mutual exchange of traffic without explicit payment. The FCC recently determined that Internet traffic is interstate in nature, not local, and has initiated a proceeding to determine appropriate carrier-to-carrier compensation. At the same time, the FCC declined to overturn a multitude of state decisions requiring ILECs to pay CLECs compensation for delivering Internet traffic to ISPs. The FCC's decision is on appeal, and ILECs are expected to ask states or federal courts to reverse the existing state determinations.

Regulation of Cable

     The FCC has the responsibility under the Act Relating to the Landing and Operation of Submarine Cables in the United States, 47 U.S.C. ss.ss. 34-39 ("Cable Landing Act"), to issue licenses for the landing and operation of submarine cables in the United States. The FCC routinely grants cable landing licenses to applicants, similar to us, from WTO Member countries subject to U.S. State Department approval. However, applicants must disclose the extent to which they are owned or controlled by non-U.S. entities. Although the FCC retains the right to restrict foreign ownership of cable landing licenses that raise national security concerns, it has not yet done so. We already hold one submarine cable landing license and believe that the FCC is unlikely to restrict our ownership of additional cable landing licenses despite our foreign ownership. Nevertheless, there can be no assurance that the FCC would not deny, or condition, any application by us to provide common carrier services. No later than 90 days prior to construction of the cable, however, applicants for cable landing licenses must also provide ownership information with respect to the cable landing station. The FCC may restrict non-U.S. ownership of cable landing stations to protect the national security of the United States. The construction of new submarine cable systems is categorically excluded from environmental processing rules.

     State

     The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. In addition, under current FCC policies, any dedicated transmission service or facility that is used more than 10% of the time for interstate or foreign communication is generally subject to FCC jurisdiction rather than state regulation.

     Despite these prohibitions and limitations, telecommunications services are subject to various state regulations. Among other things, the states may:

     o    require the certification of telecommunications service providers,

     o regulate the rates of intrastate offerings and the terms and conditions of both intrastate and certain interstate service offerings, and

     o adopt regulations necessary to preserve universal service, ensure the continued quality of communications services, safeguard the rights of consumers, and protect public safety and welfare. Accordingly, state involvement in telecommunications services may be substantial.

     In addition, state law may not recognize "private carriage" and, therefore, even if certain of our offerings are treated as "private carriage" at the federal level, they may be regulated as telecommunications or common carrier services at the state level. The state regulatory environment varies substantially from state to state. For example, our pricing flexibility for products or services which are intrastate in nature may be limited by regulation in some jurisdictions. In addition, in arbitrating interconnection agreements under the 1996 Act between ILECs and their potential competitors, some state commissions have considered whether fiber should be an unbundled network element. The New York Public Service Commission determined that it would not require NYNEX Corporation to provide fiber as an unbundled network element. State commissions in Florida, Maryland, North Carolina, and Virginia have either refused to require the ILECs to offer fiber to competitors or have stated that the issue would be addressed at a later time. On the other hand, state commissions in Illinois, Massachusetts, Arizona, Georgia, Minnesota, Ohio, Oregon and Tennessee have found fiber to be a network element and required the ILECs to offer it on an unbundled basis to CLECs. There can be no assurance that these requirements, and the associated pricing methodologies, where applicable will not reduce the demand for our offerings.

     Local

     In addition to federal and state laws, local governments exercise legal authority that may affect our business. For example, some local governments retain the ability to license public ROW, subject, however, to the federal limitation that local authorities may not prohibit entities from entering the telecommunications market. Compliance with local requirements may delay and increase the costs of our use of public ROW. Accordingly, these requirements could impose substantial burdens on us.

Canada

     Companies that own or operate transmission facilities in Canada used to offer telecommunications services to the public for compensation, are classified as "telecommunications common carriers" ("TCCs") under Canada's Telecommunications Act and, with the exception of telecommunications carriers in the Province of Saskatchewan, are subject to the regulatory authority of the Canadian Radio-television and Telecommunications Commission ("CRTC"), Canada's federal telecommunications regulator. Unlike the dual jurisdictional arrangement in the United States, there is no equivalent in Canada to U.S. state regulation of telecommunications services. Consequently, both the local and long distance operations of Canadian facilities-based telecommunications service providers are subject to exclusive CRTC regulatory jurisdiction.

     Historically, the Canadian telecommunications industry has been characterized by a number of regionally-based ILECs. These regional companies, who later evolved into the Stentor alliance of telephone companies, were the sole facilities-based providers of both local and long distance telephone services in Canada. Each incumbent telephone company, with the exception of Bell Canada, effectively operated in a province (with BC TEL serving most of British Columbia, TELUS Communications Inc. ("Telus") serving Alberta, SaskTel serving Saskatchewan, MTS Communications Inc. serving Manitoba, Bell Canada serving most of Ontario and Quebec, Maritime Tel & Tel Limited serving Nova Scotia, The New Brunswick Telephone Company, Limited serving New Brunswick, NewTel Communications Inc. serving Newfoundland and The Island Telephone Company Limited serving Prince Edward Island).

     In a series of decisions beginning in 1979, the CRTC has gradually opened each telecommunications services market in Canada to competition, including the private line voice and data markets in 1979, the enhanced and cellular services markets in 1984, the domestic long distance voice market in 1992, the local telephony market in 1997, and the international long distance and local pay telephone markets in 1998.

     The CRTC has the power to forbear from regulating the services of Canadian carriers where it finds that a telecommunications service or class of service is or will be subject to competition sufficient to protect the interests of users. Some Canadian carriers, such as the ILECs, are classified by the CRTC as "dominant" because of their market power and control over the supply of local services and certain long distance services. Carriers classified as "non-dominant" by the CRTC are subject to less regulation than dominant carriers and include facilities-based long distance providers such as AT&T Canada and Call-Net Technology Services Inc. and CLECs, such as MetroNet Communications Group Inc. (now AT&T Canada). The CRTC has forborne from regulating the long distance services, private line services, dedicated access services and local switched telephony services provided by carriers that are not affiliated with the ILECs. In December 1997, the CRTC also forbore from regulating discount long distance services and certain private line services offered by the ILECs finding them to no longer possess significant market power in these market segments.

     We intend to retain fiber assets in our network which will be available for sale, IRU or lease. To the extent that we engage in these activities, particularly the provision of dark or lit fiber on a leased basis, we will be subject to the provisions of the Telecommunications Act and to regulation by the CRTC. However, in a 1995 decision, the CRTC concluded that telecommunications services provided by non-dominant carriers should not be subject to extensive regulation. We believe that all of the telecommunications services that we will provide qualify under this decision as non-dominant carrier services. As such, we do not believe that our operations in Canada will be subject to extensive regulation by the CRTC. However, the CRTC's view as to the need for and extent of regulation over non-dominant carriers may change.

     As a result of a September 17, 1998 application by four IXCs, the CRTC is considering reform of the current contribution regime. The CRTC's contribution regime was originally established in 1992 as a means of ensuring that rates for local residential telephone service remain affordable. Under the regime, providers of certain types of long distance voice and data services are required to pay a subsidy or "contribution" on each minute of traffic that is originated or terminated on local switched telephone networks or on cross-border or overseas access circuits. These contribution payments are pooled within each ILEC territory and are paid out to ILECs and CLECs serving residential local customers, based on the number of residential network access services they serve and the level of the subsidy available in the rate band being served. On March 1, 1999, the CRTC initiated a proceeding to consider possible reforms to the current contribution mechanism. In the public notice that initiated the proceeding, the CRTC invited interested parties to submit proposals on other mechanisms which could be used to collect contribution. If the CRTC decides to adopt the approach advocated in the application filed by the four IXCs, the current contribution regime would be converted to a revenue-based regime under which contribution would be paid on a percentage of a telecommunications service provider's revenues (regardless of the types of services offered by the service provider), rather than on certain types of telecommunications traffic.

     We do not believe that our activities in Canada would be subject to the requirement to pay contribution under the current contribution regime, except with the possible exception of fiber which we may lease on a "lit" basis. However, given that the current contribution regime is under review by the CRTC, there can be no assurance that we would be exempt from the requirement to pay contribution in the future, particularly if the CRTC decides to adopt a revenue-based regime.

     Under the Canadian ownership provisions of the Telecommunications Act, a "Canadian carrier" is not eligible to operate as a Canadian telecommunications common carrier unless it is Canadian-owned and controlled. Furthermore, no more than 20% of the members of the board of directors of a Canadian carrier may be non-Canadians, and no more than 20% of the voting shares of a Canadian carrier may be beneficially owned by non-Canadians. In addition, no more than 33 1/3% of the voting shares of a non-operating parent corporation holding a Canadian carrier may be beneficially owned or controlled by non-Canadians and neither the Canadian carrier nor its parent may be otherwise controlled in fact by non-Canadians.

     To the extent that we make available the retained fiber in our network in Canada on an IRU or lease basis, we will be subject to the Canadian ownership provisions of the Telecommunications Act. Although we believe that we are in compliance with the relevant legislation, there can be no assurance that a future CRTC determination or events beyond our control will not result in us ceasing to comply with the ownership provisions of the Telecommunications Act. Should this occur, our ability to operate as a Canadian carrier under the Telecommunications Act could be jeopardized and our business could be materially adversely affected.

     On October 1, 1998, the CRTC issued Telecom Decision CRTC 98-17 ("Decision 98-17") which established a framework for competition in Canada's international telecommunications services market to coincide with the Government of Canada's decision to terminate the monopoly of Teleglobe Canada Inc. over telecommunications facilities linking Canada to overseas destinations. In that decision, the CRTC determined that a party acquiring an IRU interest in an international submarine cable would not necessarily fall within the definition of a telecommunications common carrier. As a result, acquirors of IRUs in international submarine cables need not be Canadian-owned and controlled. We believe that this determination by the CRTC will create greater opportunities for foreign owned telecommunications service providers to purchase IRUs and other types of wholesale bandwidth capacity in the Canadian portion of our network. However, given the fact that the CRTC's findings in Decision 98-17 were limited to IRU interests held in international submarine cables, as well as the fact that IRU arrangements can involve various degrees of ownership and control over fiber facilities, there can be no assurance that holders of IRUs acquired in domestic fiber facilities, including those constructed by us, would be exempt from the Canadian ownership provisions contained in the Telecommunications Act.

     In addition to determining the status of IRU under the Telecommunications Act, the CRTC made a determination in Decision 98-17 to eliminate Canada's "bypass" rules, which had prohibited the routing of Canada-Canada and Canada-overseas traffic through the United States. Effective October 1, 1998, telecommunications service providers and users in Canada may route basic telecommunications traffic which either originates or terminates in Canada through the United States. Given the fact that a decision to bypass Canadian network facilities may be based on a variety of factors, including, but not limited to, cost, technology, traffic patterns, and the availability of suitable facilities, there is a risk that prospective customers for segments of the network in Canada may choose to purchase, lease or obtain IRU in dark or lit fiber in the United States rather than in Canada. There can be no assurance that we will be able to attract and retain a sufficient number of customers for the Canadian portions of our network, which could have a material adverse effect on our business, financial condition and results of operations.

     On September 18, 1998, the Stentor alliance announced that, while it will continue to coordinate national network management for the regionally based ILECs, it will cease other joint initiatives in national product development, marketing and other areas. We believe that the restructuring of the Stentor alliance, the launch by Bell Canada of its national telecommunications company, the merger of BC TELECOM Inc. and TELUS to create BCT.Telus and the merger of ILECs in Atlantic Canada, indicate an intention on the part of Canadian ILECs to compete in each other's traditional serving territories, which will create increased opportunities for us in the Canadian carrier market.

                        DESCRIPTION OF WFI-USA AGREEMENTS

     On December 31, 1998, we increased our percentage shareholding in WFI-USA from 50% to 75% under the terms of an agreement between, among others, Ledcor, Michels, Mi-Tech, WFI-USA and us. To facilitate the purchase of the additional 25% interest, we funded the reimbursement by WFI-USA to Mi-Tech of a note for shareholder advances in the aggregate amount of $10,188,230. A note for similar advances by us in the amount of $3,915,000 was surrendered in exchange for the issuance of additional shares of WFI-USA to us. We, Ledcor, Ledcor Industries Inc., WFI-USA, WFNI, Mi-Tech and Michels entered into a shareholders agreement (the "Shareholders Agreement") in which WFNI hired all Mi-Tech employees and assumed all leases for facilities, office equipment and vehicles and other obligations and liabilities of Mi-Tech, in each case located in Denver and associated with the operations of WFNI. WFI-USA agreed to indemnify, release and hold Mi-Tech harmless for any costs or liabilities related to these obligations and agreements concerning these transactions.

     Commitments of Michels and Us

     Each of Michels and us have committed to support and assist WFI-USA in its strategy to become a developer of fiber optic systems in the continental United States. We will act as prime project construction manager for all projects of WFI-USA, except to the extent that WFI-USA identifies an alternative source of appropriate services local to the particular ROW to be developed for that project. Any construction services provided by Michels or us to WFI-USA shall be provided at a cost to WFI-USA equal to the actual cost of providing these services plus 25%. Despite this commitment to support and assist, neither Michels nor us will be required (1) to provide any services until WFI-USA has used its best efforts to exhaust any and all other alternatives or (2) to suspend or otherwise delay any work on any other project for any customer in order to provide these services. Furthermore, Michels' and our respective obligations to provide these services will be subject to the availability of necessary personnel, equipment and supplies.

     Exclusivity; Non-Competition

     The parties to the Shareholders Agreement agreed that for a period of four years, neither they nor their affiliates would compete directly with WFI-USA in the continental United States, except for any segment which may be constructed on ROW currently owned by CN or its subsidiaries, including IC.

     Transfer of Shares; Put Option of Mi-Tech

     The Shareholders Agreement restricts both Michels and us from selling, transferring, assigning or otherwise encumbering or divesting any interest in or control of WFI-USA to a third party. In addition, the Shareholders Agreement provides for "tag-along" rights to Michels in the event of a sale by us of our shares of WFI-USA. The Shareholders Agreement further provides that (1) in the event of certain proposed transfers which would result in a change of control of WFI-USA or (2) after the ten-year anniversary of the Shareholders Agreement, Michels has the option to require WFI-USA to purchase all of the shares of WFI-USA stock owned by Mi-Tech or its affiliates at the fair market value of the shares. If Michels exercises the option described in (2) above, we can elect to sell all of the shares or assets of WFI-USA whereupon WFI-USA will not be required to purchase the shares. If we decide to sell WFI-USA in these circumstances, the Shareholders Agreement contains certain provisions relating to the price at which shares or assets of WFI-USA may be sold.

     Additional Fiber Options

     The Shareholders Agreement grants WFI-USA an option to purchase from Mi-Tech 24 strands of dark fiber along the existing Montreal to Albany fiber optic route owned by Mi-Tech and its affiliates. The Shareholders Agreement also grants WFI-USA an option to purchase from us 24 strands of dark fiber along the IC fiber optic build.

     Other Provisions

     If we commence a public offering of our common stock having an aggregate value of at least $20 million, Mi-Tech has the option to convert all (but not part) of its shares of WFI-USA stock into shares of our stock to be offered in that public offering. The number of shares that Mi-Tech and its affiliates would receive in a conversion would be the pre-offering fair market value of their ownership interest in WFI-USA, divided by the offering price per share of stock in that offering. The pre-offering fair market value would be determined by a single appraiser selected by WFI-USA and Mi-Tech. If they could not agree on a single appraiser, WFI-USA and Mi-Tech would each select an appraiser and the pre-offering fair market value would be determined by averaging the fair market values assigned by the two appraisers. In connection with this conversion, Mi-Tech will be granted certain registration rights as provided in the Shareholders Agreement.

     The Shareholders Agreement provides that the Board of Directors of WFI-USA will initially consist of up to 10 directors, three of whom will be appointed by Mi-Tech and the balance of whom will be appointed by us.

     Funding Commitments

     The Shareholders Agreement provides that we, or our affiliates will provide the capital to fund WFI-USA's operations. Mi-Tech has retained an option to contribute additional capital to WFI-USA to fund projects outside its scope of business.

                       DESCRIPTION OF IC AND CN AGREEMENTS

     As of May 28, 1999, we formed, jointly with IC and CN, several subsidiaries in which IC or CN own 25% equity interests. These subsidiaries are parties to licenses of the ROW over which IC and CN operate their rail transportation system.

     Scope and Duration of License

     Beginning May 28, 1999, IC and CN have granted some of our subsidiaries the right to construct and operate fiber optic cable telecommunications facilities upon almost all of the railroads' ROW. The licenses terminate on the first to occur of May 28, 2059, the discontinuance by our subsidiaries of the use of the facilities or upon the parties' mutual agreement.

     Exclusivity

     Generally, these licenses are exclusive, subject to (1) legal requirements,
(2) the rights of parties having existing telecommunications systems on the ROW and (3) construction delays not having occurred. In addition, in some cases, and subject to our right of first refusal, if either IC or CN receive an offer from third parties to construct fiber optic telecommunications facilities on specified portions of the ROW, that have not been previously designated as portions on which we intend to construct, the railroads may grant a license to such third parties.

     Consideration

     As consideration for the license, our subsidiaries have agreed to pay a license fee for each facility equal to a per mile or per kilometer rate, as applicable, multiplied by the length of the ROW upon which such facility is constructed. This fee is payable from the cash flow relating to each such facility, net of marketing, operations, maintenance, financing and other costs. As additional consideration for the grant of the license, IC and CN were granted equity in our subsidiaries and the subsidiaries have agreed to grant (for railroad purposes only), (1) two strands of fiber optic cable along the entire length of the facilities to major traffic centers to IC and (2) four strands of fiber optic cable between Quebec City and Halifax to CN. At the request and expense of the railroads, our subsidiaries will be required to light these fibers.

     Security Interest

     In order to secure the license fee for each facility, our subsidiaries will grant to IC or CN, as applicable, a first priority lien upon and security interest in such facility and related property. No lien on any one facility will secure the license fee owed on another facility. Furthermore, these liens are subordinated to any security granted for project financing if (1) the aggregate amount of the financing does not exceed 65% of the approved budgeted cost of constructing the facility and (2) the project financing is provided on a stand-alone basis, is not cross-collateralized and can not accelerate other obligations of the subsidiary by cross-default.

     Sublicensing

     Our subsidiaries generally have the right to sublicense, and permit its sublicensees to sublicense, all or portions of the facilities on the ROW to third parties for a term of up to 40 years.

     Equity Interests

     IC and CN, as long as they own 10% of the respective subsidiaries described above, have the right to appoint 25% of the members of each Board of the company in which they hold their respective interest. Fur-thermore, modifying the bylaws, settling litigation, granting of security interests and entering into contracts not in the ordinary course for more than $100,000 are examples of some activities which require unanimous consent of IC or CN or their representatives. We have also agreed to provide financing for the construction of fiber optic cable facilities along the ROW or guarantee, to the extent necessary, any project financing with respect to such construction. These agreements also include customary provisions regarding the termination and the transfer of equity interests, as well as provisions which grant IC and CN the right and obligation to exchange their interests for shares in WFI in the event that we make an initial public offering of our common stock. The number of shares that IC and CN would receive in a conversion would be the pre-offering fair market value of their respective ownership interests in the subsidiaries described above, divided by the offering price per share of stock in that offering.

                      DESCRIPTION OF OUR RECENTLY COMPLETED
                            PRIVATE EQUITY PLACEMENTS

     On September 9, 1999, we completed a private placement of our convertible preferred shares for $345 million to affiliates of Tyco International Ltd. and to Providence Equity Partners Inc., DLJ Merchant Banking II Inc. and GS Capital Partners III, LP (collectively, the "Private Investor Group"). We will use $300 million of the proceeds from the equity placements to provide funding for our subsidiary which is undertaking our Hibernia project while the balance of $45 million was used to repurchase certain of our shares held by an affiliate of our parent, Worldwide Fiber Holdings Ltd. Concurrent with the completion of the equity placements, we also reorganized our share capital.

Share Capital Reorganization

     Our share capital now consists of four classes of shares: Class A Non-Voting Shares; Class B Subordinate Voting Shares; Class C Multiple Voting Shares and Preferred Shares. The Preferred Shares have been further divided into three separate series of Preferred Shares: Series A Non-Voting Preferred Shares; Series B Subordinate Voting Preferred Shares; and Series C Redeemable Preferred Shares. Only the Class B Subordinate Voting Preferred Shares, Class C Multiple Voting Shares and Series B Subordinate Voting Preferred Shares carry rights to vote in all circumstances. In addition, while the Class B Subordinate Voting Shares and Series B Subordinate Voting Preferred Shares carry one vote per share, the Class C Multiple Voting Shares carry voting rights of 20 votes per share. On September 27, 1999, 4.5 million of our Class C Multiple Voting Shares were issued to affiliates of our parent in connection with our acquisition of certain fiber optic network assets. See "Transactions with our Parent - Acquisition of Fiber Optic Network Assets".

     The Private Investor Group purchased Series A Non-Voting Preferred Shares. Our parent, through its affiliates, presently holds shares which provides it with over 99% of the votes attached to our shares. However, the Private Investor Group was provided with certain supermajority rights in the shareholders agreement (the "Shareholders Agreement") entered into concurrently with the closing of the private equity placements.

Attributes of the Series A Non-Voting Preferred Shares

     The attributes of the Series A Non-Voting Preferred Shares purchased by the Private Investor Group, which are found in the share rights of our Articles of Incorporation, include:

     o The Series A Non-Voting Preferred Shares are convertible at the option of the holder into Class A Non-Voting Shares on a one-for-one basis provided that the conversion ratio will be adjusted upward by 6% per annum if, by September 9, 2000, we have not completed an initial public offering of $150 million at a price of at least 300% of the Private Investor Group purchase price (a "Qualified IPO").

     o The Series A Non-Voting Preferred Shares are convertible at our option into Class A Non-Voting Shares at the same conversion ratio if a Qualified IPO has occurred and in certain other circumstances.

     o The Series A Non-Voting Preferred Shares are also convertible on a one-for-one basis into Series B Subordinate Voting Preferred Shares which are, in turn, convertible into Class B Subordinate Voting Shares on the same terms upon which our Series A Non-Voting Preferred Shares are convertible into Class A Non-Voting Shares.

     o The Series A Non-Voting Preferred Shares which have not previously been surrendered for conversion must be redeemed by us on November 2, 2009. We must redeem the Series A Non-Voting Preferred Shares at their market price paid in (1) cash up to a set liquidation value and (2) Class A Non-Voting Shares for any excess of market price over liquidation value.

     o The holders of our Preferred Shares have anti-dilution protection which is customary for convertible securities.

     o The holders of our Preferred Shares receive a preference over other classes of shares upon our liquidation, dissolution or winding-up.

     The ability of the Private Investor Group to convert their Preferred Shares into our shares which vote in all circumstances is also limited by the provisions of the Shareholders Agreement as well as the "constrained share provisions" contained in our share rights which are designed to ensure that we will continue to comply with the foreign ownership restrictions under the Telecommunications Act (Canada). In addition, under the terms of the Purchase Agreement for the Series A Non-Voting Preferred Shares, additional anti-dilution protection was provided to the Private Investor Group which is triggered upon the issue of options to purchase our shares as well as upon the issue of our shares to Michels, CN or IC in exchange for the transfer of their interest in our subsidiaries. The Series A Non-Voting Preferred Shares represent a minority of our shares on a fully-diluted basis.

Shareholders Agreement

     In connection with the private placement to the Private Investor Group, we entered into a Shareholders Agreement with the Private Investor Group, our parent and its affiliate and our directors. The Shareholders Agreement generally provides for:

     o    prescribed board of directors composition.

     o    "supermajority" rights with respect to prescribed matters.

     o    restrictions on the issue and conversion of our shares.

     o    other matters including restrictions on transferability.

Board of Directors Composition

     Under the Shareholders Agreement, each of the four members of the Private Investor Group is entitled to name one person to our Board of Directors and our Board must consist of not more than 12 directors.

Supermajority Rights of the Private Investor Group

     Until we complete an initial public offering of at least $150 million, we must not undertake certain major transactions if three of the four members of the Private Investor Group provide us with a notice of their election to disapprove of that major transaction. Major transactions subject to the supermajority rights include: mergers or other similar business combinations; acquisitions or investments having a value greater than $200 million, a significant change in the nature of our business; a sale of our assets outside the ordinary course of business with a value of $100 million or more; declaration of dividends or redemption or repurchase of shares; issuing shares with an aggregate value of greater than $100 million; certain non-arm's length transactions; amending our corporate charter; incurring indebtedness of $100 million or more; approval of our annual financing and capital plans; issuing our shares below a threshold price; and terminating our senior officers.

Obligations Relating to Share Issuances and Conversion

     Under the Shareholder's Agreement, there are a number of provisions which impact our ability to issue shares. We cannot issue shares on a private basis to a person who would then own more than 1% of our shares without that person agreeing to be bound by the Shareholders Agreement. Except for certain "grandfathered" share issuances, until the holders of the Series A Non-Voting Preferred Shares convert their shares to a non-Preferred share class, our share issuances are subject to pre-emptive rights in favour of the holders of the Preferred Shares. In addition, until the Telecommunications Act (Canada) foreign ownership restrictions are amended, we may not issue any shares which carry a right to vote in all circumstances except for certain grandfathered share issuances. However, the holders of the Series A Non-Voting Preferred Shares cannot convert into our shares which carry a right to vote in all circumstances unless the foreign ownership restrictions in the Telecommunications Act (Canada) are eliminated or concurrently with or after an initial public offering of shares with voting rights of at least $150 million.

Additional Provisions

     The Shareholders Agreement contains a number of provisions which limit the transfer of our shares by all shareholders. These include an absolute prohibition, subject to certain exceptions, on the transfer of shares during a one year lock-up period, rights of first offer, tag along rights and bring along rights. Finally, if we have not completed a Qualified IPO by September 9, 2003, certain of the Private Investor Group may demand an auction of the Company.

                               THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

     We sold the old notes on July 28, 1999 to the initial purchasers, who placed the old notes with certain institutional investors. We and the initial purchasers entered into the registration rights agreement, concerning the placement of the old notes, under which we agreed, for the benefit of the holders of the old notes, that we would, at our sole cost, (1) within 90 days following the original issuance of the old notes, file with the Securities and Exchange Commission the exchange offer registration statement under the Securities Act concerning an issue of a series of new notes of Worldwide Fiber identical in all material respects to the series of old notes and (2) use our best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 180 days following the original issuance of the old notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of the old notes the opportunity to exchange their old notes for an equal amount of new notes, to be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "holder" concerning any note means any person in whose name the note is registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. The term expiration date means 5:00 p.m., New York City time, on , 1999; but if we, in our sole discretion, extend the period of time during which the exchange offer is open, the term expiration date means the latest time and date to which the exchange offer is extended. We may choose to extend the period of time during which the exchange offer is open if we do not receive substantially all of the old notes in the exchange offer.

     As of the date of this prospectus, $500,000,000 aggregate principal amount of old notes is outstanding. This prospectus, along with the letter of transmittal, is first being sent on or about , 1999, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to certain customary conditions as described below under "--Certain Conditions to the Exchange Offer."

     We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and therefore, to delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During the extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holders of old notes as promptly as practicable after the expiration or termination of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of $1,000 or any integral multiple of $1,000.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified below under "--Certain Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holder of the old notes as promptly as practicable, the notice in the case of any extension to be issued by a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

     If you are a registered holder of old notes you may tender your old notes in the exchange offer. If you tender old notes to Worldwide Fiber as described below, our acceptance of your old notes will constitute a binding agreement between you and Worldwide Fiber upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. Except as described below, if you wish to tender old notes for exchange through the exchange offer, you must transmit either (1) a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to HSBC Bank USA, the exchange agent, at one of the addresses listed below under "Exchange Agent" on or before the expiration date or (2) if you tender your old notes under the procedures for book-entry transfer described below, you may transmit an agent's message to the exchange agent instead of the letter of transmittal, in either case on or prior to the expiration date. In addition, either

     o certificates for the old notes must be received by the exchange agent along with the letter of transmittal, or

     o a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if this procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described below, along with the letter of transmittal or agent's message, must be received by the exchange agent before the expiration date, or

     o the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to the Exchange Agent, which states that the Book-Entry Transfer Facility has received an express acknowledgment from you that you have received and agree to be bound by the letter of transmittal and that Worldwide Fiber may enforce the letter of transmittal against you.

     The method of delivery of old notes, letters of transmittal or the agent's message and all other required documents is at your election and risk. If you mail these documents, we recommend that you use registered mail, properly insured, with return receipt requested. Always allow sufficient time to assure timely delivery. Do not send letters of transmittal or old notes to the company. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes in the exchange offer you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you with to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders") must be guaranteed (see "--Guaranteed Delivery Procedures") unless the old notes surrendered for exchange are tendered
(1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution (as defined below). If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, these guarantees must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program

(collectively, "Eligible Institutions"). If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the old notes with the signature on it guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or the acceptance of which might, in our judgment or in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waiver the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the letter of transmittal and its instructions) shall be final and binding on all parties. Unless waivered, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. None of Worldwide Fiber, the exchange agent or any other person shall be under any duty to notify of any defect or irregularity of any tender of old notes for exchange, nor shall any of them have any liability for failure to notify.

     By tendering old notes for exchange, you represent to us that, among other things:

     o the new notes acquired through the exchange offer are being acquired in the ordinary course of business of the person receiving the new notes, whether or not this person is the holder, and

     o that neither the holder nor the other person has any arrangement or understanding with any person to engage or participate in a distribution of the new notes.

     If any holder or an other person is an affiliate, as defined under Rule 405 of the Securities Act, of us or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired through the exchange offer, the holder or the other person (1) may not rely on the applicable interpretation of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be considered to have accepted properly tendered old notes for exchange when we have given oral or written notice of it to the exchange agent.

     For each old note accepted for exchange you will receive a new note having a principal amount equal to that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date of which interest has been paid on the old notes or, if no interest has been paid, from

July 28, 1999. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders whose old notes are accepted for exchange will not receive any payment of accrued interest on these old notes otherwise payable on any interest payment date for which the record date occurs on or after the completion of the exchange offer. Old notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of the completion of the exchange offer.

     In all cases, issuance of new notes for old notes that are accepted for exchange through the exchange offer will be made only after timely receipt by the exchange agent of certificates for these old notes or a timely Book-Entry Confirmation of these old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an agent's message. If any tendered old notes are not accepted for any reason under the terms and conditions of the exchange offer or if old notes are submitted for a greater amount than the holder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the notes or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry procedures described below, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility under the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or facsimile of it, with any required signature guarantees or an agent's message instead of a letter of transmittal, and any other required documents, must be transmitted to and received by exchange agent at the addresses described below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

     If a registered holder of the old notes desires to tender their old notes and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o    the tender is made through an Eligible Institution,

     o on or before 5:00 P.M., New York City time, on the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of it, and Notice of Guaranteed Delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes and the amount of old notes tendered, stating that the tender is being made by the delivery of the letter of transmittal and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent, and

     o the certificates for all physically tendered old notes, in paper form for transfer, or a Book-Entry Confirmation, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

     Tenders of old notes may be withdrawn at any time before 5:00 P.M., New York City time, on the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses described below under "--Exchange Agent." This notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of the old notes, and, where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then before the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution in which case the guarantee will not be required. If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions concerning the validity, form and eligibility, including time of receipt, of the notices. This determination will be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange and will be returned to the holder of the old notes without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility maintained with the Book-Entry Transfer Facility for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or before the expiration date.

Material Conditions to the Exchange Offer

     Despite any other provisions of the exchange offer, and subject to our obligations under the registration rights agreement, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and may terminate or amend the exchange offer, if, at any time before the acceptance of the new notes for exchange, any of the following events shall occur:

          (a) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

          (b) any change, or any development involving a prospective change, in our business or financial affairs or any or our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

          (d) any governmental approval has not been obtained, which approval we shall, in our sole discretion, consider necessary for the completion of the exchange offer; or

          (e) the exchange offer will violate any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     The above conditions are for our sole benefit and may be asserted by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the above rights shall not be considered a waiver of any of these rights and these rights shall be considered ongoing rights which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any of these old notes, if at the time any stop order is threatened by the Securities and Exchange Commission or in effect concerning the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

     HSBC Bank USA has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests or Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

                                 HSBC Bank USA,
                                 Exchange Agent

                        By Registered or Certified Mail:
                                  HSBC Bank USA
                            140 Broadway, 12th Floor
                          New York, New York 10005-1180
                      Attention: Corporate Trust Department

                          By Hand or Overnight Courier:
                                  HSBC Bank USA
                            140 Broadway, 12th Floor
                          New York, New York 10005-1180
                      Attention: Corporate Trust Department

                              Confirm by Telephone:
                                 (212) 658-6425

     Delivery of the letter of transmittal to an address other than one listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery of the letter of transmittal.

Resales of the New Notes

     Based on positions of the Securities and Exchange Commission described in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available July 2, 1993) and K-III Communications Corporation (available May 14, 1993), and similar no-action letters issued to third parties, we believe that the new notes issued in the exchange offer to a holder in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of old notes, except for a holder which is an affiliate of Worldwide Fiber within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, if the new notes are acquired in the ordinary course of the holder's business and the holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the new notes. We have not requested or obtained, and do not intend to seek, an interpretive letter from the staff of the Securities and Exchange Commission concerning this exchange offer, and neither we nor the holders of notes are entitled to rely on interpretive advice provided by the staff of the Securities and Exchange Commission to other persons, which advice was based on the facts and conditions represented in the letters. Although there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination relating to the exchange offer, the exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in these letters. If any holder acquires new notes in the exchange offer to distribute or participate in a distribution of the new notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission described in the above no-action and interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act concerning a secondary resale transaction, unless an exemption from registration is otherwise available.

     Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus concerning any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer concerning resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, except for old notes acquired directly from us. We have agreed that, for a period of 180 days following the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use with any of these resales. See "Plan of Distribution." Under the registration rights agreement, we are required to allow the broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus concerning the resale of the new notes.

Fees and Expenses

     We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

     We have not retained any dealer-manager relating to the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses relating to these services.

     We will pay the cash expense incurred for the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes through the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of these transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory, evidence of payment of these taxes or exemption from payment of these taxes is not submitted with the letter of transmittal, the amount of the transfer taxes must accompany the tender of old notes.

Accounting Treatment

     The new notes will be recorded at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the new notes.

Regulatory Approvals

     We do not believe that we need to obtain any material federal or state regulatory approvals concerning the exchange offer.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on the old notes.

Other

     Participation in the exchange offer is voluntary and you should carefully consider whether to accept the terms and conditions of the exchange offer. You are urged to consult your financial and tax advisors in making your decisions on what action to take concerning to the exchange offer.

     As a result of the making of, and upon acceptance for exchange of all validly tendered old notes under the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. If you do not tender your old notes in the exchange offer you will continue to hold these old notes and will be entitled to all the rights, and limitations applicable to it, under the indenture, except for the rights under the registration rights agreement, including rights to receive Additional Interest, which by their terms terminate or cease to have further effect as a result of the making and completion of the exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer contained in the indenture and we do not currently anticipate that we will register the old notes under the Securities Act. If old notes are tendered and accepted in the exchange offer, the trading market, if any, for any remaining old notes could be adversely affected. See "Risk Factors--Failure to Exchange or Comply with the Exchange Offer--This will result in continuing transfer restrictions or result in the inability to exchange."

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description the words "we", "us", "ours" and "Worldwide Fiber" refer only to Worldwide Fiber Inc. and not to any of its subsidiaries.

     The old notes were, and the new notes will be, issued under an indenture between Worldwide Fiber and HSBC Bank USA, as trustee. The terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in interest on them under certain circumstances described in the registration rights agreement, the provisions of which will terminate upon the completion of the exchange offer. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 or the TIA.

     The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture and registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and registration rights agreement are available as described below under "Additional Information."

Brief Description of the Notes

     The notes:

     o    are our general unsecured obligations;

     o are effectively subordinated in right of payment to all our existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness and to all liabilities, including trade payables, of our subsidiaries;

     o are equal in right of payment to all our existing and future unsubordinated, unsecured Indebtedness; and

     o will be senior in right of payment to any of our future subordinated Indebtedness.

     The indenture will permit us to assume additional Indebtedness, including secured Indebtedness.

     We conduct substantially all of our operations through our subsidiaries. As a result, we depend upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. As of the Issue Date, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. None of our subsidiaries will guarantee the notes.

Principal, Maturity and Interest

     We issued old notes with a principal amount of $500.0 million. The notes are and will be in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 1, 2009. Additional Senior Notes (as defined below) may be issued from time to time, subject to the limitations described under "Certain Incurrence of Indebtedness and Issuance of Preferred Stock."

     Interest on the notes will accrue at the rate of 12% per year and will be payable semiannually in arrears on February 1 and August 1, beginning on February 1, 2000. We will make each interest payment to the holders of record of notes on the immediately preceding January 15 and July 15.

     Interest on the notes will accrue from the date the notes were originally issued, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     If a holder has given wire transfer instructions to us, we will make all principal, premium, if any, and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address described in the register of holders.

Paying Agent and Registrar for the Notes

     The trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any transfer taxes and similar fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes, other than concerning the payment of Additional Amounts (as defined below).

Optional Redemption

     Before August 1, 2002, we may on any one or more occasions redeem notes in an amount equal up to 35% of the sum of (a) the aggregate principal amount of notes originally issued under the indenture and (b) the total amount of Additional Senior Notes issued under the indenture at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 65% of the sum of (a) the aggregate principal amount of notes originally issued under the indenture and (b) the total amount of Additional Senior Notes issued under the indenture remains outstanding immediately after the occurrence of the redemption, excluding notes held by Worldwide Fiber and our Subsidiaries; and

(2) the redemption must occur within 90 days of the date of the closing of the Qualified Equity Offering.

     Except according to the preceding paragraph or as described below under the caption "Redemption for Changes in Canadian Withholding Taxes," the notes will not be redeemable at our option before August 1, 2004.

     On or after August 1, 2004 we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of the principal amount, described below plus accrued and unpaid interest, if any, on the notes to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

   Date                                             Percentage
   ----                                             ----------

   2004..........................................      106.000%
   2005..........................................      104.000%
   2006..........................................      102.000%
   2007 and thereafter...........................      100.000%

Redemption for Changes in Canadian Withholding Taxes

     The notes will be subject to redemption, at our option, in the event we become obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation of those laws and regulations, which is publicly announced or becomes effective on or after the Issue Date. Upon the occurrence of this kind of change, Worldwide Fiber may, at any time, redeem all, but not part, of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date. Worldwide Fiber will give written notice of the redemption not less than 30 nor more than 60 days before the redemption date.

Payment of Additional Amounts

     All payments made by or on behalf of Worldwide Fiber on or with respect to the notes will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration of withholding or deduction of Taxes by the relevant Taxing Authority. If Worldwide Fiber or any other payor is required to withhold or deduct any amount on account of Taxes from any payment made with respect to the notes, Worldwide Fiber will:

(1)  make the withholding or deduction;

(2) remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

(3) pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder, including Additional Amounts, after the withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted;

(4) furnish to the holders, within 30 days after the date the payment of any Taxes is due, certified copies of tax receipts evidencing the payment by Worldwide Fiber;

(5) indemnify and hold harmless each holder, other than an Excluded Holder, for the amount of (a) any Taxes paid by the holder as a result of payments made on or with respect to the notes, (b) any liability, including penalties, interest and expenses, arising from the notes or with respect to the notes and (c) any Taxes imposed with respect to any reimbursement under (a) or
     (b), but excluding the Taxes on the holder's net income; and

(6) at least 30 days before each date on which any Additional Amounts are payable, deliver to the trustee an Officers' Certificate stating the amounts so payable and any other information necessary to enable the trustee to pay the Additional Amounts to holders on the payment date.

     Despite the above, no Additional Amounts will be payable to a holder for a beneficial owner of a note (an "Excluded Holder"):

(1) with which Worldwide Fiber does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making the payment; or

(2) which is subject to the Taxes because of its being connected with Canada or any province or territory of Canada otherwise than by the mere acquisition, holding or disposition of notes or the receipt of payments under the notes.

     Whenever there is a reference in the indenture to, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest, or any other amount payable under or concerning any note, this reference shall be considered to include a reference of the payment of Additional Amounts to the extent that, in this context, Additional Amounts are, were or would be payable on the note. Our obligation to make payments of Additional Amounts shall survive any termination of the indenture or the defeasance of any rights under the notes. For a discussion of the exemption from Canadian withholding taxes applicable to payments under or concerning the notes, see "Material United States and Canadian Income Tax Considerations--Canada."

Mandatory Redemption

     Except as described below under "--Repurchase at the Option of Holders," Worldwide Fiber is not required to make mandatory redemption or sinking fund payments concerning the notes.

Repurchase at the Option of Holders

     Change of Control

     If a Change of Control occurs, each holder of notes will have the right to require Worldwide Fiber to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of that holder's notes through the Change of Control Offer. In the Change of Control Offer, Worldwide Fiber will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes to the date of purchase. Within 30 days following any Change of Control, Worldwide Fiber will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, under the procedures required by the indenture and described in the notice. Worldwide Fiber will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent these laws and regulations are applicable to the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, Worldwide Fiber will, to the extent lawful:

     (1) accept for payment all notes or portions of the notes properly tendered under the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment plus accrued and unpaid interest, if any, on the notes for all notes or portions of notes so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of the notes being purchased by Worldwide Fiber.

     The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment plus accrued and unpaid interest, if any, on the notes for these notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Worldwide Fiber will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Worldwide Fiber to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above concerning a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Worldwide Fiber repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Worldwide Fiber's ability to purchase notes through a Change of Control Offer may be limited by a number of factors. If Worldwide Fiber enters into one or more Credit Facilities, as currently anticipated, the Credit Facility is expected to prohibit Worldwide Fiber from purchasing any notes and is expected to provide that certain change of control events concerning Worldwide Fiber would constitute a default under the notes. In the event a Change of Control occurs at a time when Worldwide Fiber is prohibited from purchasing notes, Worldwide Fiber could seek consent to the purchase of notes or could attempt to refinance the borrowings that contain this prohibition. If Worldwide Fiber does not obtain this consent or repay the borrowings, Worldwide Fiber will remain prohibited from purchasing notes. In this case, Worldwide Fiber's failure to purchase tendered notes would constitute an Event of Default under the indenture which likely would, in turn, constitute a default under the Credit Facility and under the terms of the 1998 Notes. In these circumstances, any security granted for the Credit Facility could result in the holders of notes receiving less ratably than the lenders under the Credit Facility.

     Worldwide Fiber will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to a Change of Control Offer made by Worldwide Fiber and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Worldwide Fiber and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Worldwide Fiber to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Worldwide Fiber and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     We will comply with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws and regulations under the Exchange Act, if applicable to the repurchase of notes concerning a Change of Control Offer.

     Asset Sales

     Worldwide Fiber will not, and will not permit any of its Restricted Subsidiaries to, complete an Asset Sale unless:

(1) Worldwide Fiber, or the Restricted Subsidiary, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by Worldwide Fiber's Board of Directors and evidenced by a resolution of the Board of Directors described in an Officers' Certificate delivered to the trustee; and

(3) at least 75% of the consideration for the Asset Sale received by Worldwide Fiber or the Restricted Subsidiary is in the form of cash or Telecommunications Assets. For purposes of this provision, each of the following shall be considered to be cash:

     (a) any liabilities, as shown on Worldwide Fiber's or the Restricted Subsidiary's most recent balance sheet, of Worldwide Fiber or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of these assets under a customary novation agreement that releases Worldwide Fiber or the Restricted Subsidiary from further liability; and

     (b) any securities, notes or other obligations received by Worldwide Fiber or the Restricted Subsidiary from the transferee that are within 180 days converted by Worldwide Fiber or the Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Worldwide Fiber or the Restricted Subsidiary, as applicable, may apply the Net Proceeds at its option:

(1)  to permanently repay or retire

     (a) secured Indebtedness of Worldwide Fiber, including Indebtedness under Credit Facilities,

     (b) Indebtedness of Worldwide Fiber that ranks equally with the notes but has a maturity date that is before the maturity date of the notes, or

     (c) Indebtedness of any Restricted Subsidiary of Worldwide Fiber, in each case other than any Indebtedness owed to Worldwide Fiber or any Restricted Subsidiary; or

(2)  to acquire Telecommunications Assets.

Pending the final application of the Net Proceeds, Worldwide Fiber may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, Worldwide Fiber will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those described in the indenture concerning offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and the other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, on the notes to the date of purchase and will be payable in cash. If any Excess Proceeds remain after completion of an Asset Sale Offer, Worldwide Fiber may use these Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu

Indebtedness tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and the other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by the method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Material Covenants

     Restricted Payments

     Worldwide Fiber will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Worldwide Fiber's or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving Worldwide Fiber or any of its Restricted Subsidiaries, or to the direct or indirect holders of Worldwide Fiber's or any of its Restricted Subsidiaries' Equity Interests in their capacity, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Worldwide Fiber or to Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber;

(2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Worldwide Fiber, any Equity Interests of Worldwide Fiber or any direct or indirect parent of Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber, other than the Equity Interests owned by Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber;

(3) make any payment on or concerning, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity of the notes; or

(4) make any Restricted Investment (all of these payments and other actions described in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless:

(1) at the time of and after giving effect to the Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of the Restricted Payment; and

(2) Worldwide Fiber would, at the time of the Restricted Payment and after giving pro forma effect to the Restricted Payment as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under clause (1) or (2) of the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Worldwide Fiber and its Restricted Subsidiaries after the Issue Date, excluding Restricted Payments permitted by clauses
     (2), (3), (4), (6), (7), (8)(a), (9), (10), (11), (12) and (13), is less than the sum, without duplication, of

     (a) 50% of the Consolidated Net Income of Worldwide Fiber for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Worldwide Fiber's most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment, or, if the Consolidated Net Income for the period is a deficit, less 100% of the deficit, plus

     (b) 100% of the aggregate net cash proceeds received by Worldwide Fiber since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Worldwide Fiber, other than Disqualified Stock, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Worldwide Fiber that have been converted into or exchanged for the Equity Interests, other than Equity Interests, or Disqualified Stock or debt securities, sold to a Subsidiary of Worldwide Fiber, plus the aggregate net cash proceeds received by Worldwide Fiber upon the conversion or exchange, plus

     (c) 100% of the net reduction in Investments on and after the Issue Date, resulting from payments of interest on Indebtedness, dividends, repayments of loan or advances, or other transfers of property, but only to the extent the interest, dividends, repayments or other transfers of property are not included in the calculation of Consolidated Net Income, in each case to Worldwide Fiber or any of its Restricted Subsidiaries from any Person, including, without limitation, from Unrestricted Subsidiaries of Worldwide Fiber, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, valued as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Restricted Investments previously made by Worldwide Fiber or any of its Restricted Subsidiaries in the Unrestricted Subsidiary (after the Issue Date) and in each case which was treated as a Restricted Payment (other than the Restricted Payment that was made under the provisions of paragraphs (1) through (13) below).

     The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date it is declared, if at the date of declaration the payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Worldwide Fiber or of any Equity Interests of Worldwide Fiber or any Restricted

     Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Worldwide Fiber) of, Equity Interests of Worldwide Fiber (other than Disqualified Stock); provided that the amount of the net cash proceeds that are utilized for the redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Worldwide Fiber with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided that the amount of the net cash proceeds that are so utilized shall be excluded from clause
     (3)(b) of the preceding paragraph;

(4) Investments made out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of Worldwide Fiber) of Equity Interests (other than Disqualified Stock) of Worldwide Fiber; provided that the amount of the net cash proceeds that are utilized for the Investment shall be excluded from clause (3)(b) of the preceding paragraph;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Worldwide Fiber under any management equity subscription agreement or stock option agreement and the repurchase of Equity Interests of Worldwide Fiber from employees, officers or directors of Worldwide Fiber or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of the officers, directors and employees in an aggregate amount not to exceed $1.0 million in any calendar year plus (a) the aggregate cash proceeds from any issuance during the calendar year of Equity Interests by Worldwide Fiber to employees, officers or directors of Worldwide Fiber and its Restricted Subsidiaries and (b) the aggregate cash proceeds received by Worldwide Fiber or any of its Restricted Subsidiaries from any payments on life insurance policies in which Worldwide Fiber or any of its Restricted Subsidiaries is the beneficiary with respect to any employees, officers or directors of Worldwide Fiber or its Restricted Subsidiaries which proceeds are used to purchase Equity Interests of Worldwide Fiber held by the employees, officers or directors;

(6) Investments in Telecommunications Assets, provided that the aggregate fair market value of the Investment, when taken together with all other Investments made under this clause (6) (measured on the date each Investment was made), does not exceed $15.0 million, and provided further however, that either Worldwide Fiber or any of its Restricted Subsidiaries, after giving effect to the Investments will own at least 20% of the Voting Stock of the Person;

(7)  Permitted Fiber Investments in Telecommunications Assets;

(8)  Investments in any Unrestricted Subsidiary of Worldwide Fiber, if either
     (a) the Investment is a Permitted Project Financing Investment or (b) the aggregate fair market value of the Investment, when taken together with all other Investments made under this subclause 8(b) (measured on the date each Investment was made), does not exceed $20.0 million;

(9) Investments the payment for which consists exclusively of Equity Interests (other than Disqualified Stock) of Worldwide Fiber;

(10) pro rata dividends or other distributions made by a Restricted Subsidiary of Worldwide Fiber to minority stockholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is not a corporation);

(11) an Investment in any Person the primary business of which is Telecommunication Business in an amount not to exceed at any one time outstanding 10% of the Adjusted Consolidated Cash Flow, if positive, accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter immediately following the Issue Date and ending on the last day of the last fiscal quarter preceding the date of such Investment;

(12) other Restricted Payments in an aggregate amount not to exceed $20.0 million; and

(13) the repurchase of Equity Interests of Worldwide Fiber considered to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price of the Equity Interests;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (3), (4), (5), (8)(b), (10),
(11) and (12) above, no Default in the payment of interest on the notes or Event of Default exists or would occur as a consequence thereof.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Worldwide Fiber or the Restricted Subsidiary under the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution concerning the fair market value of any assets shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. No opinion or appraisal shall be required for any Restricted Payment made under clause (7) above. In any year in which Worldwide Fiber makes one or more Restricted Payments, Worldwide Fiber shall include in its compliance certificate to the trustee a certification stating that all of the Restricted Payments are, or were, permitted by the indenture and shall set forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     Worldwide Fiber will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt), and Worldwide Fiber will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Worldwide Fiber may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt, if either:

(1) the Consolidated Leverage Ratio at the end of Worldwide Fiber's most recently ended full fiscal quarter (the "Reference Period") for which a consolidated balance sheet of Worldwide Fiber is available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock is issued would have been less than 5.5 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued at the beginning of the Reference Period; or

(2) the Consolidated Capital Ratio at the end of the Reference Period would have been less than 2.0 to 1.0, determined after giving effect to the incurrence or issuance of the Indebtedness or Disqualified Stock and, to the extent described in the definitions used in this prospectus, on a pro forma basis, including, to the extent described in the definitions used in this prospectus, a pro forma application of the net proceeds therefrom.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities or Permitted Vendor Facilities; provided that the aggregate principal amount of all Indebtedness of Worldwide Fiber and its Restricted Subsidiaries outstanding under all Credit Facilities or Permitted Vendor Facilities after giving effect to the incurrence (with letters of credit being considered to have a principal amount equal to the maximum potential liability of Worldwide Fiber thereunder) does not exceed an amount equal to $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Worldwide Fiber or any of its Restricted Subsidiaries since the Issue Date to permanently repay Indebtedness under a Credit Facility under the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

(2) the incurrence by Worldwide Fiber and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by Worldwide Fiber of Indebtedness represented by the notes and the Series B Notes;

(4) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries of Purchase Money Indebtedness and Vendor Financing Indebtedness provided (A) that the amount thereof does not exceed 100% of Worldwide Fiber's and its Restricted Subsidiaries' aggregate cost, determined in accordance with GAAP in good faith by the Board of Directors of Worldwide Fiber, of the construction, acquisition, development, engineering, installation and improvement of the applicable Telecommunications Assets and (B) in the case of the incurrence of either Purchase Money Indebtedness or Vendor Financing Indebtedness by a Restricted Subsidiary, such Indebtedness shall be Qualified Subsidiary Indebtedness;

(5) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (12), (14), (15) or (16) of this paragraph;

(6) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Worldwide Fiber and any of its Restricted Subsidiaries and the issuance of preferred stock by a Restricted Subsidiary to Worldwide Fiber or another Restricted Subsidiary of Worldwide Fiber; provided, however, that:

     (a) if Worldwide Fiber is the obligor on the Indebtedness, the Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

     (b) (i) any subsequent issuance or transfer of Equity Interests that results in the Indebtedness or preferred stock being held by a Person other than Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber and (ii) any sale or other transfer of the Indebtedness or preferred stock to a Person that is not either Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber; shall be considered, in each case, to constitute an incurrence of the Indebtedness by Worldwide Fiber or the Restricted Subsidiary that was not permitted by this clause (6);

(7) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness or foreign currency based Indebtedness, respectively, that is permitted by the terms of this indenture to be outstanding; provided that the notional amount of the Hedging Obligation does not exceed the amount of Indebtedness or other liability to which the Hedging Obligation relates;

(8) the guarantee by Worldwide Fiber or any of its Restricted Subsidiaries of Indebtedness of Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber that was permitted to be incurred by another provision of this covenant;

(9) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, if, in each case, the amount of Disqualified Stock is included in Fixed Charges of Worldwide Fiber as accrued;

(10) Worldwide Fiber and its Restricted Subsidiaries may incur Indebtedness solely for bankers acceptances, letters of credit and performance bonds or similar arrangements, all in the ordinary course of business (other than to the extent not supporting Indebtedness); (11) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries arising from agreements of Worldwide Fiber or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or other similar obligation, in each case, incurred or assumed in connection with the disposition of any business, assets or Restricted Subsidiary of Worldwide Fiber or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Restricted Subsidiary to finance the acquisition;

(12) the incurrence of Indebtedness by Foreign Subsidiaries not to exceed $10.0 million or the equivalent amount thereof, in other foreign currencies;

(13) Worldwide Fiber or any of its Restricted Subsidiaries may incur Permitted ROW Indebtedness;

(14) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries of Acquired Debt in an aggregate amount not to exceed $10.0 million at any time outstanding;

(15) Indebtedness of Worldwide Fiber not to exceed, at any one time outstanding, two times the net cash proceeds received by Worldwide Fiber after the Issue Date from the issuance and sale of its Equity Interest (other than Disqualified Stock) to a Person that is not a Subsidiary of Worldwide Fiber, to the extent such net cash proceeds have not been used pursuant to
     (A) clause 3(b) of the first paragraph of the "Restricted Payments" covenant described above to or (B) clauses (2) or (4) of the second paragraph of the "Restricted Payments" covenant described above to make a Restricted Payment; and

(16) the incurrence by Worldwide Fiber or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $15.0 million.

     Indebtedness or preferred stock of any Person which is outstanding at the time the Person becomes a Restricted Subsidiary of Worldwide Fiber (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber shall be considered to have been incurred at the time the Person becomes a Restricted Subsidiary of Worldwide Fiber or is merged with or into or consolidated with Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber, as applicable.

     Worldwide Fiber will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Worldwide Fiber unless the Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Worldwide Fiber shall be considered to be contractually subordinated in right of payment to any other Indebtedness of Worldwide Fiber solely by being unsecured.

     Notwithstanding any other provisions of this covenant, the maximum amount of Indebtedness that Worldwide Fiber or a Restricted Subsidiary may incur shall not be considered to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred under the first paragraph of this covenant, Worldwide Fiber will be permitted to classify the item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

     Liens

     Worldwide Fiber will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, without providing that the notes shall be secured equally and ratably with the Indebtedness so secured for so long as the obligations are so secured.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     Worldwide Fiber will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Worldwide Fiber or any of Worldwide Fiber's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Worldwide Fiber or any of Worldwide Fiber's Restricted Subsidiaries;

(2) make loans or advances to Worldwide Fiber or any of Worldwide Fiber's Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Worldwide Fiber or any of Worldwide Fiber's Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or because of:

(1) Existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Existing Indebtedness, as in effect on the Issue Date;

(2) the Credit Facilities, the indenture, the notes and the Series B Notes, Qualified Subsidiary Indebtedness and Indebtedness ranking pari passu with the notes, provided that with respect to Indebtedness ranking pari passu with the Notes such provisions are no more restrictive than those set forth in the notes;

(3)  applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Worldwide Fiber or any of its Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, if, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions restricting subletting or assignment in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by the Restricted Subsidiary pending its sale or other disposition, provided that the consummation of the transaction would not result in a Default or an Event of Default, that the restriction terminates if the transaction is not completed and that the completed or abandonment of the transaction occurs within one year of the date the agreement was entered into;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of Worldwide Fiber or any of its Restricted Subsidiaries to dispose of the assets subject to the Lien;

(10) customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) encumbrances and restrictions in Indebtedness incurred by Foreign Subsidiaries in accordance with the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(13) any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in such Indebtedness or agreement and (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Board of Directors of Worldwide Fiber).

     Amalgamation, Merger, Consolidation, or Sale of Assets

     Worldwide Fiber may not, directly or indirectly: (1) amalgamate or consolidate or merge with or into another Person (whether or not Worldwide Fiber is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) Worldwide Fiber is the surviving corporation; or (b) the Person formed by or surviving the amalgamation, consolidation or merger (if other than Worldwide Fiber) or to which the sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of Canada or any province of Canada or the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any the amalgamation, consolidation or merger (if other than Worldwide Fiber) or the Person to which the sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Worldwide Fiber under the notes, the Series B Notes, the indenture and the registration rights agreement under agreements reasonably satisfactory to the trustee;

(3) no Default or Event of Default (or an event that, with the passing of time or giving of notice or both, would constitute an Event of Default) shall exist or shall occur immediately after giving effect on a pro forma basis to the transaction;

(4) the transaction will not result in Worldwide Fiber or the Person formed by or surviving the amalgamation, consolidation or merger (if other than Worldwide Fiber) being required to make any deduction or withholding on account of Taxes as described under the caption "Redemption for Changes in Canadian Withholding Taxes" and "Payment of Additional Amounts" from any payment under or for the notes that Worldwide Fiber would not have been required to make had the transaction or series of related transactions not occurred;

(5) except in the case of the amalgamation, consolidation or merger of Worldwide Fiber with or into a Wholly-Owned Restricted Subsidiary, Worldwide Fiber or the Person formed by or surviving any amalgamation, consolidation or merger (if other than Worldwide Fiber) will, on the date of the transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under clause (1) or (2) of the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(6) Worldwide Fiber shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that the amalgamation, consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture.

     In addition, Worldwide Fiber may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Amalgamation, Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Worldwide Fiber and any of its Wholly-Owned Restricted Subsidiaries.

     Upon any amalgamation, consolidation or merger or any transfer of all or substantially all of the assets of Worldwide Fiber in accordance with the above, the successor corporation formed by the amalgamation or consolidation or into which Worldwide Fiber is merged or to which the transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, Worldwide Fiber under the indenture with the same effect as if the successor corporation had been named in the Indenture as Worldwide Fiber, and (except in the case of a lease) Worldwide Fiber shall be released from the obligations under the notes, and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For purposes of the above, the transfer (by assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, Worldwide Fiber's interest in which constitutes all or sub-stantially all of the properties and assets of Worldwide Fiber, shall be considered to be the transfer of all or substantially all of the properties and assets of Worldwide Fiber.

     Transactions with Affiliates

     Worldwide Fiber will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Worldwide Fiber or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Worldwide Fiber or such Restricted Subsidiary with a Person that is not an Affiliate; and

(2)  Worldwide Fiber delivers to the trustee:

     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors described in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and is in the best interests of Worldwide Fiber or such Restricted Subsidiary; and

     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be considered to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, our officers, directors, employees, agents or consultants or any of our Restricted Subsidiaries as determined in good faith by the Board of Directors or senior management of Worldwide Fiber;

(2)  transactions between or among us and any of our Restricted Subsidiaries;

(3) any sale or other issuance of our Equity Interests (other than Disqualified Stock);

(4) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments" or by clauses
     (1), (3), (6), (7) or (8) of the definition of "Permitted Investments"; and

(5) any agreement or arrangement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to Worldwide Fiber or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Issue Date.

     Issuances of Guarantees by Restricted Subsidiaries

     Worldwide Fiber will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Worldwide Fiber which is pari passu (other than any Indebtedness incurred under a Credit Facility) with or subordinate in right of payment to the notes ("Guaranteed Indebtedness), unless:

     o the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee (a "Subsidiary Guarantee") of payment of the notes by the Restricted Subsidiary and

     o the Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Worldwide Fiber or any other Restricted Subsidiary as a result of any payment by the Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time the Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, the Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the notes, then the guarantee of the Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the notes, then the guarantee of the Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer, to any Person that is not an Affiliate of Worldwide Fiber, of all of Worldwide Fiber's and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, the Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or (2) the release or discharge of the guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the guarantee.

     Designation of Restricted and Unrestricted Subsidiaries

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Worldwide Fiber and its Restricted Subsidiaries in the Subsidiary so designated will be considered to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments." All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and such redesignation will increase the amount available for Restricted Payments under the first paragraph of the covenant described under the caption "--Restricted Payments" as provided in the covenant described under the caption "--Restricted Payments" or Permitted Investments, as applicable.

     Business Activities

     Worldwide Fiber will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than the Telecommunications Business.

     Payments for Consent

     Worldwide Fiber will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to the consent, waiver or agreement.

     Reports

     For so long as any notes remain outstanding, Worldwide Fiber will furnish to the holders the information required to be delivered under Rule 144A(d)(4) under the Securities Act. Whether or not Worldwide Fiber is subject to Section 13(a) or 15(d) of the Exchange Act, Worldwide Fiber shall file with the Securities and Exchange Commission and furnish to the holders and the trustee
(1) within 140 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable (or any successor form), containing the information required to be contained in the annual reports (or required in such successor form) and (2) (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) which, regardless of applicable requirements, shall, at a minimum, contain a "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Events of Default and Remedies

     Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Amounts, if any, concerning, the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Worldwide Fiber or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Amalgamation, Merger, Consolidation, or Sale of Assets";

(4) failure by Worldwide Fiber or any of its Restricted Subsidiaries for 15 days after written notice thereof has been given to Worldwide Fiber by the trustee or to Worldwide Fiber and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Asset Sales;"

(5) failure by Worldwide Fiber or any of its Restricted Subsidiaries for 60 days after written notice thereof has been given to Worldwide Fiber by the trustee or to Worldwide Fiber and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of the other agreements in the indenture or the notes;

(6) the voluntary relinquishment by Worldwide Fiber of any of its rights under the Non-Competition Agreement or the failure by Worldwide Fiber for 30 days after written notice has been given to Worldwide Fiber by the trustee or to Worldwide Fiber and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to enforce any of such rights, in each case which is materially detrimental to the interests of Worldwide Fiber or the holders;

(7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Worldwide Fiber or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Worldwide Fiber or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

     (a) is caused by a failure to pay principal of or premium, if any, on such Indebtedness before the expiration of the grace period provided in such Indebtedness on the date of the default (a "Payment Default"); or

     (b) results in the acceleration of such Indebtedness before its express maturity,

     and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(8) failure by Worldwide Fiber or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days; and

(9) certain events of bankruptcy or insolvency concerning Worldwide Fiber or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Worldwide Fiber, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee by notice to Worldwide Fiber or the holders of at least 25% in principal amount of the then outstanding notes by notice to Worldwide Fiber and the trustee may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of premium, if any, or interest on, or the principal of, the notes.

     Worldwide Fiber is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Worldwide Fiber is required to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of Worldwide Fiber or any of its Subsidiaries shall have any liability for any obligations of Worldwide Fiber or its Subsidiaries under the notes, the inden-ture or for any claim based on, for, or because of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

     Worldwide Fiber may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

(1) the rights of holders of outstanding notes to receive payments for the principal of, premium, if any, and interest on the notes when the payments are due from the trust referred to below;

(2) Worldwide Fiber's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Worldwide Fiber's obligations in connection the rights, powers, trusts, duties and immunities of the trustee;

(4)  the Legal Defeasance provisions of the indenture; and

(5)  Worldwide Fiber's obligation to pay Additional Amounts.

     In addition, Worldwide Fiber may, at its option and at any time, elect to have the obligations of Worldwide Fiber released concerning certain covenants that are described in the indenture ("Covenant Defeasance") and after the election any omission to comply with those covenants shall not constitute a Default or Event of Default concerning the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default concerning the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Worldwide Fiber must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date and Worldwide Fiber must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Worldwide Fiber shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Worldwide Fiber has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based on an IRS ruling or applicable federal income tax law such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the

     Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred and Worldwide Fiber shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal income tax purposes as a result of the Legal Defeasance and will be subject to Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Worldwide Fiber shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred and Worldwide Fiber shall have delivered to the trustee an opinion of counsel in Canada reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal income tax purposes as a result of the Covenant Defeasance and will be subject to Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Worldwide Fiber or any of its Restricted Subsidiaries is a party or by which Worldwide Fiber or any of its Restricted Subsidiaries is bound;

(6) Worldwide Fiber must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) Worldwide Fiber must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Worldwide Fiber with the intent of preferring the holders of notes over the other creditors of Worldwide Fiber with the intent of defeating, hindering, delaying or defrauding creditors of Worldwide Fiber or others; and

(8) Worldwide Fiber must deliver to the trustee an Officers' Certificate and an opinion of counsel, in the case of the Officers' Certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with and, in the case of the opinion of counsel, that the conditions precedent in clauses (1) (concerning the validity and perfection of the security interest), (2), (3) and (5) have been complied with.

Indemnification for Judgment Currency Fluctuations

     The obligations of Worldwide Fiber to any holder of notes shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than U.S. dollars (the "Agreement Currency"), be discharged only to the extent that on the day following receipt by the holder of notes or the trustee of any amount in the Judgment Currency, the holder of notes may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to the holder of notes or the trustee in the Agreement Currency, Worldwide Fiber will pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to the holder of notes or the trustee the holder of notes or the trustee will pay to or for the account of Worldwide Fiber the excess, provided that the holder of notes or the trustee shall not have any obliga-tion to pay the excess as long as a Default by Worldwide Fiber in its obligations under the notes or the indenture has occurred and is continuing, in which case the excess may be applied by the holder of notes to such obligations.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either (a) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Worldwide Fiber) have been delivered to the Trustee for cancellation; or (b)(i) all such Notes not theretofore delivered to such trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and we or a Subsidiary Guarantor, if any, has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default with respect to the indenture or the notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or a Subsidiary Guarantor, if any, is a party or by which we or a Subsidiary Guarantor, if any, is bound; (iii) we or a Subsidiary Guarantor, if any, has paid or caused to be paid all sums payable by it under the indenture; and (iv) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

     In addition, we must deliver an Officer's Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

     With the consent of holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, Worldwide Fiber and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders; provided that without the consent of each holder affected, no amendment, supplement, modification or waiver may (concerning any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions concerning the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

(3)  reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)  make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(7) waive a redemption payment concerning any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

(8) cause the notes to become subordinate in right of payment to any other Indebtedness;

(9) make any change that would adversely affect the rights of the holders to receive Additional Amounts;

(10) modify the obligation of Worldwide Fiber to make a Change of Control Offer to purchase notes after the occurrence of an event which constitutes a Change of Control; or

(11) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, Worldwide Fiber and the trustee may amend or supplement the indenture or the notes:

(1)  to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Worldwide Fiber's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Worldwide Fiber's assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

(5) to comply with requirements of the Securities and Exchange Commission to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

     If the trustee becomes one of our creditors, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Worldwide Fiber Inc., #1510-1066 West Hastings Street, Vancouver, BC Canada V6E 3X1, Attention:
Stephen Stow.

Governing Law

     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required by principles of conflicts of laws.

Enforceability of Judgments

     Because all or a substantial portion of our assets and the assets of our directors and officers are located outside of the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws or other laws of the United States, including judgments concerning the payment of principal, premium, interest, Additional Amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the notes.

     Worldwide Fiber has been informed by its Canadian counsel, Farris, Vaughan, Wills & Murphy, that the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain for the enforcement of the indenture or the notes if:

     o the court rendering the judgment had jurisdiction over the judgment debtor, as recognized by the Canadian Court (and submission by Worldwide Fiber in the indenture to the non-exclusive jurisdiction of the New York court will be sufficient for that purpose),

     o the judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement of the judgment would not be inconsistent with public policy, as that term is applied by a Canadian Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada),

     o the enforcement of the judgment does not constitute, directly or indirectly, the enforcement of such foreign revenue, expropriatory or penal laws, and

     o the action to enforce the judgment is commenced within the applicable limitation period. Worldwide Fiber has been advised by Farris, Vaughan, Wills & Murphy that it knows of no reason, based upon public policy under the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia for avoiding recognition of a judgment of a New York court to enforce the indenture or the notes.

     We are a corporation organized under the laws of Canada. A majority of our directors and officers, as well as certain experts named in this prospectus, reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws or other laws of the United States. We have been advised by Farris, Vaughan, Wills & Murphy, our special Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. Federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the

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civil liability provisions of the U.S. Federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

Consent to Jurisdiction and Service

     The indenture provides that Worldwide Fiber irrevocably appoints CT Corporation System as its agent for service of process in any suit, action, or proceeding concerning the indenture or the notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York, and submits to the non-exclusive jurisdiction.

Certain Definitions

     Described below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all of these terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

     "Acquired Debt" means, concerning any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not the Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Additional Senior Notes" means any senior notes which have terms, conditions and covenants substantially identical to the terms, conditions and covenants of the notes and which are issued by Worldwide Fiber under the indenture after the Issue Date.

     "Adjusted Consolidated Cash Flow" means Consolidated Cash Flow minus all non-cash items, increasing Consolidated Net Income for the applicable period to the extent not previously deducted in computing Consolidated Cash Flow, whether or not such non-cash items were accrued or incurred in the ordinary course of the business or otherwise.

     "Adjusted Fiber Value" means, at any time after certain Affiliates of Ledcor Inc. have contributed 12 dark fiber strands to Worldwide Fiber under the Undertaking Agreements, an amount equal to $72.5 million less one-twelfth (1/12) of such amount for each of the dark fiber strands which has been sold, leased, contributed or with respect to which an IRU has been granted to any Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be considered to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights other than any sale, lease, transfer, conveyance or other disposition of telecommunications capacity, transmission rights, or other telecommunications services provided over our network in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Worldwide Fiber and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the "Asset Sale" covenant; and

(2) the issuance of Equity Interests by any of Worldwide Fiber's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries,

Notwithstanding the preceding, the following items shall be considered not to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to Worldwide Fiber and its Restricted Subsidiaries of less than $1.0 million;

(2) a transfer of assets between or among Worldwide Fiber and its Restricted Subsidiaries or between Restricted Subsidiaries,

(3)  Permitted Telecommunication Asset Dispositions;

(4) an issuance of Equity Interests by a Restricted Subsidiary to Worldwide Fiber or to a Wholly-Owned Restricted Subsidiary; and

(5) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments."

     "Beneficial Owner" has the meaning assigned to the term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as the term is used in Section 13(d)(3) of the Exchange Act), the "person" shall be considered to have beneficial ownership of all securities that such "person" has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "Canadian Taxing Authority" shall mean any federal, provincial, territorial or other Canadian government or any authority or agency therein or thereof having power to tax.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability for a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

(1)  in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or of Canada or any province or agency thereof of obligations guaranteed by the United States of America or any agency thereof or Canada or any province or agency thereof, in each case with a term of not more than one year, provided that any province of Canada must be rated at least "R-1" by the Dominion Bond Rating Service Limited;

(2) investments in time deposit accounts, term deposit accounts, certificates of deposit, money-market deposits, bankers acceptances and obligations maturing within one year of the date of acquisition of the obligation issued by a bank or trust company which is organized under the laws of the United States of America, any state of the United States, Canada or any province of Canada, and which bank or trust company has, or the obligations of which bank or trust company is guaranteed by a bank or trust company which has, capital, surplus and undivided profits aggregating in excess of $150.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A", or the similar equivalent rating, or higher by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than Worldwide Fiber or an Affiliate of Worldwide Fiber) organized and in existence under the laws of the United States of America or Canada with a rating at the time as of which any investment the United States of American or Canada is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's or at least "R-1" by Dominion Bond Rating Service Limited or Canadian Bond Rating Service (in the case of a Canadian issuer);

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America or Canada, or by any political subdivision or taxing authority of the United States of America or Canada, and rated at least "R-1" by the Dominion Bond Rating Service Limited (in the case of a Canadian issuer);

(6) investments in money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
     (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Worldwide Fiber and its Subsidiaries taken as a whole to any "person" (as the term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of Worldwide Fiber;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Worldwide Fiber, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of Worldwide Fiber are not Continuing Directors; or

(5) Worldwide Fiber consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Worldwide Fiber, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Worldwide Fiber is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Worldwide Fiber outstanding immediately before such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

     "Consolidated Capital Ratio" means, with respect to Worldwide Fiber as of any date, the ratio of (1) the aggregate consolidated principal amount of Indebtedness of Worldwide Fiber and its Restricted Subsidiaries then outstanding to (2) the Consolidated Net Worth of Worldwide Fiber and its Restricted Subsidiaries as of such date, in each case as shown on the consolidated balance sheet of Worldwide Fiber in accordance with GAAP.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing the Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred for letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing the Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Worldwide Fiber shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Worldwide Fiber only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Worldwide Fiber by the Restricted Subsidiary without prior approval (that has not been obtained), under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Leverage Ratio" means, concerning Worldwide Fiber, as of any date, the ratio of (1) the aggregate amount of Indebtedness of Worldwide Fiber and its Restricted Subsidiaries then outstanding (other than intercompany debt) to (2) the Consolidated Cash Flow of Worldwide Fiber and its Restricted Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters immediately preceding the date of determination for which consolidated financial statements of Worldwide Fiber are available (the "Reference Period").

     In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to the issuance of the notes and the incurrence of the Indebtedness (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of Indebtedness, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, it being understood that the Net Income of such Restricted Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that such Restricted Subsidiary could have paid under the dividends or similar distributions during the period to Worldwide Fiber or any of its Restricted Subsidiaries;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded;

(4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries, except for purposes of the covenant described under the caption "--Certain Covenants--Restricted Payments" and "--Incurrence of Indebtedness and Issuance of Preferred Stock," in which case the Net Income of any Unrestricted Subsidiary will be included to the extent it would otherwise be included under clause (1) of this definition above; and

(5) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to Worldwide Fiber as of any date, the sum of (1) the consolidated equity of the common stockholders of Worldwide Fiber and its Restricted Subsidiaries that are Restricted Subsidiaries as of such date plus (2) the respective amounts reported on Worldwide Fiber's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings for the year of such declaration and payment, but only to the extent of any cash received by Worldwide Fiber upon issuance of such Preferred Stock plus
(3) the Adjusted Fiber Value, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) after the Issue Date in the book value of any asset owned by Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber, (y) all outstanding net Investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries, and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the above determined in accordance with GAAP.

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors of Worldwide Fiber who:

(1)  was a member of the Board of Directors on the Issue Date; or

(2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

     "Credit Facilities" means, with respect to Worldwide Fiber or any if its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or before the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Worldwide Fiber to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Worldwide Fiber may not repurchase or redeem any such Capital Stock under such provisions unless the repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Eligible Investments" means cash or Cash Equivalents or such other investment grade debt securities as the Board of Directors shall approve from time to time; provided, however, that in no event shall any funds required to be held as Eligible Investments be used, directly or indirectly, to repurchase any notes, except as specifically provided in the Unrestricted Offer.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Worldwide Fiber or any of its Restricted Subsidiaries outstanding on the Issue Date (other than the Credit Facilities).

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock (including, without limitation, Disqualified Stock) of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Worldwide Fiber (other than Disqualified Stock) or to Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Foreign Subsidiary" means any Restricted Subsidiary of Worldwide Fiber which (1) is not organized under the laws of (x) the United States or any state of the United States, (y) the District of Columbia or (z) Canada or any province of Canada and (2) conducts substantially all of its business operations outside the United States of America and Canada.

     "GAAP" means generally accepted accounting principles in the United States as described in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)  borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)  banker's acceptances;

(4)  representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except such balance that constitutes an accrued expense or trade payable; or

(6)  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person, which shall be considered the lesser of the full amount of such Indebtedness and the fair market value of the property or asset so secured) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Worldwide Fiber so that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Worldwide Fiber, Worldwide Fiber shall be considered to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Issue Date" means the first date on which any notes were issued under the indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction for preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by the Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on the extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by Worldwide Fiber or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

     "Network" means the fiber optic telecommunications network constructed or owned from time to time by Worldwide Fiber and its Restricted Subsidiaries.

     "Non-Competition Agreement" means that certain Letter to Worldwide Fiber from Ledcor Inc., dated as of May 31, 1998, regarding Ledcor Inc.'s agreement not to compete with Worldwide Fiber in the business of developing or constructing fiber optic communications infrastructure.

     "Non-Recourse Debt" means Indebtedness:

(1)  as to which neither Worldwide Fiber nor any of its Restricted Subsidiaries
     (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes, the 1998 Notes or the Credit Facilities) of Worldwide Fiber or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Parent Companies" means Ledcor Inc., an Alberta corporation, Worldwide Fiber Holdings Ltd., an Alberta corporation, Ledcor Industries Limited, an Alberta corporation, and Ledcom Holdings Ltd., an Alberta corporation.

     "Permitted Fiber Investment" means any Investment of up to 12 fibers on any Segment of the Network.

     "Permitted Holder" means any Parent Company and its Affiliates.

     "Permitted Investments" means:

(1) any Investment in Worldwide Fiber or in any Restricted Subsidiary of Worldwide Fiber;

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(2)  any Investment in Cash Equivalents;

(3) any Investment by Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber in a Person, if as a result of such Investment:

     (a)  such Person becomes a Restricted Subsidiary of Worldwide Fiber; or

     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Worldwide Fiber or a Restricted Subsidiary of Worldwide Fiber;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made under and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

(5) advances and loans to officers and employees of Worldwide Fiber or any Restricted Subsidiary in an amount not exceeding $5.0 million any one time outstanding;

(6) Investments in the form of intercompany Indebtedness to the extent permitted under clause (6) of the second paragraph under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

(7) Hedging Obligations, provided that such Hedging Obligations constitute Permitted Indebtedness permitted by clause (7) of the second paragraph under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

(8) Investments of Worldwide Fiber or any Restricted Subsidiary existing on the Issue Date; and

(9) Investments in securities of trade creditors or customers received under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.

     "Permitted Liens" means:

(1) Liens on the assets of Worldwide Fiber and any Restricted Subsidiary of Worldwide Fiber securing Indebtedness and other Obligations under Credit Facilities that are permitted by the terms of the indenture to be incurred;

(2)  Liens in favor of Worldwide Fiber or its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Worldwide Fiber or is merged with or into or consolidated with Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber; provided that such Liens were in existence before the contemplation of such Person becoming a Restricted Subsidiary of Worldwide Fiber or merger or consolidation and do not extend to any assets other than those of such person or the Person merged into or consolidated with Worldwide Fiber or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber, provided that such Liens were in existence before the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Purchase Money Indebtedness and Vendor Financing Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets, or portion of the assets, acquired with such Indebtedness;

(7)  Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made for the Liens;

(9)  Liens created for the benefit of the notes;

(10) Liens imposed by law or arising by operation of law, including, without limitation, landlords', mechanics', carriers', warehousemen's, materialmen's, suppliers', and vendors' Liens, Liens for master's and crew's wages and other similar maritime Liens and mechanics' Liens, in each case which are incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

(11) zoning restrictions, easements, license, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of Worldwide Fiber or any Restricted Subsidiary to conduct its business and are incurred in the ordinary course of business;

(12) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance and other types of social security;

(13) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the above clauses (3), (4), (6), and (7) of this definition, provided that such Liens do not extend to any other property of Worldwide Fiber or any Restricted Subsidiary and the principal amount of the Indebtedness secured by such Lien is not increased;

(14) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(15) Liens securing obligations of Worldwide Fiber under Hedging Obligations permitted to be incurred under clause (7) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" or any collateral for the Indebtedness to which such Hedging Obligations relate;

(16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of banker's acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

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(18) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Worldwide Fiber or any of its Restricted Subsidiaries, including rights of offset and set-off;

(19) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(20) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease;

(21) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Worldwide Fiber and its Restricted Subsidiaries;

(22) Liens encumbering Property or other assets under construction arising from progress or partial payments by a customer or us or our Restricted Subsidiaries relating to such Property or other assets;

(23) Liens arising from filing Uniform Commercial Code financing statements regarding leases, provided that such Liens do not extend to any property or assets which are not leased property subject to such leases or subleases;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens securing Permitted ROW Indebtedness;

(26) Liens securing other Indebtedness not exceeding $5.0 million at any time outstanding;

(27) Liens incurred in the ordinary course of business of Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Worldwide Fiber or such Restricted Subsidiary; and

(28) Liens securing Qualified Subsidiary Indebtedness to the extent permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

     "Permitted Project Financing Investment" means an Investment by Worldwide Fiber or any Restricted Subsidiary in any Unrestricted Subsidiary for the purpose of facilitating the incurrence by such Unrestricted Subsidiary of Non-Recourse Debt for the purpose of financing a portion of the cost of construction, engineering, acquisition, installation, development or improvement by such Unrestricted Subsidiary of any Segment of the Network; provided, however, that the amount of any such Investment shall not exceed 55% of the total initial capitalization of any such Unrestricted Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Worldwide Fiber or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Worldwide Fiber or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the

     Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Worldwide Fiber or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Vendor Facilites" shall mean Vendor Financing Indebtedness that is permitted to include working capital facilities.

     "Permitted ROW Indebtedness" means Indebtedness evidencing the deferred obligation to the seller of any ROW on which any Segment of our Network is being constructed to pay the purchase price for such ROW; provided, however, that in no event shall the aggregate principal amount of such Indebtedness exceed, with respect to any Segment of the Network, more than 50% of the total anticipated construction cost of such Segment, as determined by the Board of Directors in good faith.

     "Permitted Stockholder" means Worldwide Fiber Holdings Ltd., an Alberta corporation, and its Affiliates.

     "Permitted Telecommunications Asset Disposition" means the transfer, conveyance, sale, lease, grant of an IRU or other disposition (each, a "Disposition") in the ordinary course of business of dark fiber, conduit or associated infrastructure of the Network, (1) the proceeds of which are treated as revenues by Worldwide Fiber in accordance with GAAP and (2) that, in the case of the sale of dark fiber, would not result in Worldwide Fiber retaining less than (x) 24 fibers per route mile or (y) 12 fibers and one empty conduit per route mile, in each case, on every Segment of the Network constructed or developed by Worldwide Fiber (other than the FOTS in which Worldwide Fiber shall only be required to retain six fibers per route mile on each Segment), provided, however, that any Permitted Fiber Investment that results in Worldwide Fiber retaining a minimum of 12 fibers per route mile (in the case of clause (x) above) or one empty conduit (in the case of clause (y) above) shall be considered to be a Permitted Telecommunications Asset Disposition; provided further that any subsequent Disposition of the Permitted Fiber Investment shall be considered to be an Asset Sale.

     "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

     "Purchase Money Indebtedness" means Indebtedness of Worldwide Fiber (including Acquired Indebtedness and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, engineering, acquisition, installation, development or improvement by Worldwide Fiber or any Restricted Subsidiary of any Telecommunications Assets of Worldwide Fiber or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Qualified Equity Offerings" means (A) any underwritten public offering (other than on Form S-4 or S-8 or any successor forms thereto) of common stock of Worldwide Fiber in which the gross proceeds to us are at least $100.0 million or (B) the sale by Worldwide Fiber of its Equity Interests to any Strategic Equity Investor, the net proceeds of which are at least $25.0 million.

     "Qualified Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary under one or more senior credit agreements, senior secured loan agreements or similar senior secured facilities (including any supply or similar agreement under which the goods to be financed were obtained) entered into from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Segment" means (x) with respect to the intercity portions of the Network, the through-portion of the network between two local networks and (y) with respect to a local portion of the Network, the entire through- portion of the Network, excluding the spurs which branch off the through-portion.

     "Series A Notes" means Worldwide Fiber's U.S. $500,000,000 12% Senior Notes due 2009.

     "Series B Notes" means Worldwide Fiber's U.S. $500,000,000 12% Senior Notes due 2009 to be issued pursuant to the Exchange Offer.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Act, as such Regulation is in effect on the date of this Prospectus.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for the payment thereof.

     "Strategic Equity Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has 80% or more of the voting power of its Capital Stock owned by a Person or Persons that has or have, as the case may be, at the time of the initial investment in Worldwide Fiber, an equity market capitalization in excess of $1.0 billion; provided that in no event shall any Affiliate of Worldwide Fiber (immediately prior to the time of such investment) be eligible to be a Strategic Equity Investor.

     "Subsidiary" means, with respect to any Person:

(1) any corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person (a

     "subsidiary"), by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person;

(2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership; or

(3) any partnership, limited liability company or other Person in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or appoint or direct the election or appointment of the managing partner or member of such Person or, if applicable, a majority of the directors or other governing body of such Person.

     "Tax" shall mean any tax, duty, levy, impost, assessment or other governmental charge, including penalties, interest and any other liabilities related thereto.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business and the Equity Interests of a Person engaged entirely or substantially entirely in a Telecommunications Business.

     "Telecommunications Business" means the business of (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased terrestrial or submarine transmission facilities and (2) constructing, installing, maintaining, creating, developing or marketing terrestrial or submarine communications related network infrastructure, components, equipment, software and other devices for use in a telecommunications business and any other business or opportunity that is reasonably related or complementary the telecommunication business; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Worldwide Fiber.

     "Undertaking Agreements" means that certain Undertaking Agreement dated as of May 31, 1998 between Worldwide Fiber (formerly known as Starfiber Inc.) and 786522 Alberta Ltd. pursuant to which 786522 Alberta Ltd. agreed to contribute 12 fiber strands on the FOTS to Worldwide Fiber in exchange for the issuance of certain Capital Stock and the Agreement, dated May 28, 1999, as amended, between Worldwide Fiber and certain affiliates of Ledcor whereby Worldwide Fiber agreed to acquire certain fiber optic assets.

     "Unrestricted Subsidiary" means any Subsidiary of Worldwide Fiber that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)  has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Worldwide Fiber or any Restricted Subsidiary of Worldwide Fiber unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Worldwide Fiber or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Worldwide Fiber;

(3) is a Person with respect to which neither Worldwide Fiber nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Worldwide Fiber or any of its Restricted Subsidiaries; and

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(5)  has at least one director on its board of directors that is not a director or executive officer of Worldwide Fiber or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Worldwide Fiber or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Worldwide Fiber as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be considered to be incurred by a Restricted Subsidiary of Worldwide Fiber as of such date and, if the Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Worldwide Fiber shall be in default of such covenant. The Board of Directors of Worldwide Fiber may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be considered to be an incurrence of Indebtedness by a Restricted Subsidiary of Worldwide Fiber of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Vendor Financing Indebtedness" means Indebtedness of Worldwide Fiber incurred under any agreements between Worldwide Fiber and one or more vendors or lessors (or any Affiliate of any such vendor or lessor) of Telecommunications Assets used or intended for use in a Telecommunications Business by Worldwide Fiber providing financing for all or any part of the cost of construction, engineering, acquisition, installation, development or improvement by Worldwide Fiber or any Restricted Subsidiary of any Telecommunications Assets from the vendor or lessor (or any Affiliate of such vendor or lessor) and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time. Vendor Financing Indebtedness shall not include any working capital facility or Indebtedness to fund interest or other similar expenses made available by any vendor or lessor.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between the date and the making of such payment; by

(2)  the then outstanding principal amount of such Indebtedness.

     "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Person and/or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

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                        DESCRIPTION OF OTHER INDEBTEDNESS

1998 Notes

     General. The 1998 Notes are senior obligations of ours, limited to $175 million in principal amount, and mature on December 15, 2005. The 1998 Notes, which were issued pursuant to the 1998 indenture, accrue interest at a rate of 12 1/2% per annum. Interest is payable each June 15 and December 15, commencing on June 15, 1999.

     Ranking. The 1998 Notes rank senior in right of payment to any of our future subordinated indebtedness, and pari passu in right of payment with all of our senior indebtedness, including the Notes.

     Optional Redemption. The 1998 Notes are not redeemable prior to December 31, 2003. Thereafter, the 1998 Notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the 1998 Indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on December 31 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1998 Notes, listed below:

Year                                                        Redemption Price

2003..................................................           106.250%
2004..................................................           100.000%

Despite the foregoing, however, we shall not be permitted to make an optional redemption until we consummate an offer with respect to the amount of cash generated by us which is not used for the provision of taxes, fixed charges, extraordinary losses or to repay secured indebtedness (the "Accumulated Excess Cash Flow Amount") existing at December 31, 2003 as described in "Excess Cash Flow Offer" below.

     In addition, (1) prior to December 15, 2001, we may redeem up to 35% of the originally issued principal amount of the 1998 Notes at 112.5% of their principal amount, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more public equity offerings; provided, however, that at least 65% of the originally issued principal amount of the 1998 Notes remains outstanding after the occurrence of the redemption and (2) we may redeem the 1998 Notes at their face value if we become obligated to pay any additional amounts as a result of change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding their application or interpretation.

     Change of Control. Upon the occurrence of a change of control, each holder of 1998 Notes will have the right to require us to repurchase all or any part of that holder's 1998 Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

     Excess Cash Flow Offer. If at the end of our fiscal quarter ended December 31, 2000 or any fiscal quarter ending on June 30 or December 31 thereafter, our Accumulated Excess Cash Flow Amount exceeds $10.0 million, we will be required to make an offer to all holders of 1998 Notes to purchase the maximum principal amount of 1998 Notes that may be purchased using that Accumulated Excess Cash Flow Amount at an offer price equal to 110% of the principal amount of the 1998 Notes, plus accrued and unpaid interest to the date of purchase, subject to a limitation that we are not obliged to repurchase more than 25% of the original principal amount of the 1998 Notes before December 31, 2003.

     Covenants. The 1998 indenture contains certain covenants that, among other things, limit the ability of Worldwide Fiber and its restricted subsidiaries to:

     o    borrow money,

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     o    pay dividends on stock or repurchase stock,

     o    make investments,

     o    use assets as security in other transactions, and

     o    sell certain assets or merge with or into other companies.

     Events of Default. The 1998 indenture contains customary events of default, including:

     o    defaults in the payment of principal, premium or interest,

     o defaults in the compliance with covenants contained in the 1998 indenture,

     o    cross defaults on more than $10 million of other indebtedness,

     o failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise, and

     o    the bankruptcy of Worldwide Fiber or certain of its subsidiaries.

Proposed Worldwide Fiber Inc. Credit Facility

     We have accepted a commitment letter from an affiliate of Salomon Smith Barney Inc., one of the initial purchasers of the notes, to arrange, subject to credit approval and final documentation, a senior secured revolving credit facility of up to $115 million with additional senior secured revolving purchase money facilities of $35 million. We expect the facility to close in the fourth quarter of 1999.

     The indebtedness outstanding under the proposed credit facility would be guaranteed by some of our subsidiaries and would be secured by all property and assets owned by and all capital stock and intercompany indebtedness of us and some of our subsidiaries.

     The proposed credit facility would contain various covenants which would restrict us and our subsidiaries with respect to, among other things, incurring indebtedness, entering into merger or consolidation transactions, disposing of our assets, acquiring assets, making certain restricted payments, repaying the notes, creating any liens on our assets, making investments, and entering into sale and leaseback transactions and transactions with affiliates. The proposed credit facility would also require that we comply with various financial covenants, including a fixed charge coverage ratio, maximum leverage ratios and a limit on capital expenditures. The proposed credit facility would also contain certain events of default, including default upon the nonpayment of principal, interest, fees or other amounts, a cross-default with respect to other obligations of ours and our subsidiaries, failure to comply with certain covenants, conditions or provisions under the credit facility, the existence of certain unstayed or undischarged judgments, the occurrence of any default under material agreements that could result in a material adverse effect on us, the making of materially false or misleading representations or warranties, or the commencement of reorganization, bankruptcy, insolvency or similar proceedings or the occurrence of certain ERISA events or a change of control. Upon occurrence and during the continuance of an event of default under the credit facility, all obligations under the credit facility could be declared to be immediately due and payable.

     We are likely from time to time, prior to the maturity date of the notes, to refinance, replace, restructure, substitute for, amend or supplement the credit facility. The actual terms of any credit facility could differ substantially from the proposed facility outlined above.

Proposed Hibernia Credit Facility

     We have accepted a commitment letter from Goldman Sachs Credit Partners LP, DLJ Capital Funding, Inc. and Credit Suisse First Boston, to arrange, subject to certain standard conditions, including completion of definitive documentation, up to $600 million in senior secured credit facilities consisting of two term loan facilities aggregating $575 million and a $25 million working capital revolving credit facility. DLJ Capital Funding, Inc. is an affiliate to Donaldson Lufkin & Jenrette Securities Corporation, one of the initial purchasers of the notes.

     The indebtedness outstanding under the proposed credit facility would be borrowed by one of our subsidiaries and would be secured by all property and assets owned by that subsidiary and relating to Hibernia. The proposed facility would be non-recourse to Worldwide Fiber Inc. The proposed credit facility would contain various covenants which would restrict the subsidiary to the development, design, engineering, construction and installation of Hibernia. The actual terms of the definitive credit facility could differ substantially from the proposed facility outlined above.

                          BOOK-ENTRY, DELIVERY AND FORM

     The old notes were offered and sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("QIBs") in reliance of Rule 144A under the Securities Act or Rule 144A notes). Rule 144A notes were initially represented by one or more notes in registered, global form without interest coupons. The global old notes were deposited upon issuance with the trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). Except for new notes issued in certificated form, the new notes will be represented by one or more notes in registered, global form without interest coupons. The global new note will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to an account of direct or indirect participant.

     Except as described below, the global new note may be transferred, in whole but not in part, only to another nominee of DTC or to successor of DTC or its nominee. Beneficial interests in the global new note may not be exchanged for new notes in certificated form except in the limited circumstances described below. See "--Exchange of the Global New Note for Certificated New Notes."

     The new notes may be presented for registration of transfer and exchange at the offices of the Registrar (as defined in the indenture).

Depositary Procedures

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has also advised us that, under DTC's procedures, (1) upon deposit of the global new note, DTC will credit the accounts of the exchanging Direct Participants with portions of the global new note and (2) DTC will maintain records of the ownership interests of the Direct Participants in the global new note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the global new note.

     Investors in the global new note may hold their interests in the global new note directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global new note to the persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a global new note to pledge the interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions for the interests, may be affected by the lack of physical certificates evidencing the interests. For certain other restrictions on the transferability of the new notes see "--Exchange of the Global New Note for Certificated New Notes."

     Except as described in this prospectus, owners of beneficial interests in the global new note will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or holders of new notes under the indenture for any purpose.

     Under the terms of the indenture, we and the trustee will treat the persons in whose names the new notes are registered (including the global new note) as the owners of the new notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments for the principal, premium, and interest on the global new note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither we, the initial purchasers, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the global new note or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any global new note or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised us that its current payment practice (for payments of principal, interest and the like) concerning securities the as the new notes is to credit the accounts of the relevant Direct Participants with the payment on the payment date in amounts proportionate to the Direct Participant's respective ownership interests in the relevant security as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the new notes will be governed by standing instructions and customary practices between them and will not be our responsibility or the responsibility of DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the new notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global new note for all purposes.

     The global new note will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of the Direct Participant but generally will settle in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Direct Participants to whose account interests in the global new note are credited and only for the portion of the aggregate principal amount of the new notes to which the Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the global new note (without the direction of one or more of its Direct Participants) for new notes in certificated form, and to distribute the new notes to its Direct Participants. See "--Exchange of the Global New Note for Certificated New Notes."

     Although DTC agreed to the above procedures to facilitate transfers of interests in the global new note among accountholders in DTC, it is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we, the trustee nor any of our or the trustee's agents will have any responsibility for the performance by DTC or its respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Exchange of the Global New Note for Certificated New Notes

     New notes issued or transferred to institutional "accredited investors" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act who are not QIBs will be issued in registered certificated form. In addition, the global new note is exchangeable for definitive new notes in registered certificated form if (1) DTC (x) notifies us that it is unwilling or unable to continue as depository for the global new note and we thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) we, as our option, notify the trustee in writing that we elect to cause the issuance of the new notes in certificated form or (3) there shall have occurred and be continuing a Default or an Event of Default concerning the notes. In all cases, certificated new notes delivered in exchange for the global new note or beneficial interests in the global new note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

          MATERIAL UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

     The discussion below is a general description of the material United States and Canadian income tax consequences to beneficial owners of notes. This discussion does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of the purchase, ownership and disposition of the notes. Therefore, prospective investors are urged to consult their own tax advisors concerning the tax consequences of purchasing, holding and disposing of the notes, including the application of state, provincial, local, foreign and other tax laws.

United States

     The following is a general discussion of the material U.S. federal income tax consequences of the exchange of old notes for new notes under the exchange offer and the ownership and disposition of the new notes to investors who are U.S. Holders. As used in this prospectus, "U.S. Holder" means a beneficial owner of a note that is

     o    an individual who is a citizen or resident of the United States,

     o a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any state of the United States (including the District of Columbia),

     o an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source or

     o a trust if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended or the Code, Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all as in effect or proposed on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is limited to U.S. Holders that purchase notes at the issue price and hold notes as capital assets within the meaning of
Section 1221 of the Code. This discussion does not address federal alternative minimum tax consequences or all aspects of U.S. federal income taxation that may be relevant to particular purchasers in light of their personal circumstances or to purchasers subject to special treatment under U.S. federal income tax law (including, without limitation, dealers in securities or foreign currency, tax-exempt entities, banks, insurance companies or other financial institutions, persons that hold notes as part of a "straddle," "hedge" or "conversion transaction," persons that have a "functional currency" other than the U.S. dollar and persons that own notes through partnerships or other pass-through entities). This discussion also does not address any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     Prospective purchasers are urged to consult their own tax advisors as to the particular tax consequences to them of the exchange of old notes for new notes and the ownership and disposition of new notes, including the applicability of any state, local or foreign tax laws, and any changes (or proposed changes) in applicable tax laws or their interpretations.

Federal Income Tax Consequences of Tendering Old Notes for New Notes

     Exchange Offer

     A U.S. Holder will not recognize taxable gain or loss on the exchange of old notes for new notes under the exchange offer, and a U.S. Holder's tax basis and holding period for the new notes will be the same as for the old notes immediately before the exchange.

Federal Income Tax Consequences of Owning and Disposing of New Notes

     Interest on Notes

     Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with the holder's regular method of accounting for United States federal income tax purposes. If Canadian withholding taxes are imposed on the interest payments, Worldwide Fiber will be required to pay Additional Amounts to holders of notes (see "Description of Notes--Payment of Additional Amounts"). Worldwide Fiber believes that the imposition of Canadian withholding taxes concerning interest on the notes as a result of a change in Canadian tax law is a remote and incidental contingency. Accordingly, Worldwide Fiber does not intend to treat the notes as contingent payment debt instruments. Similarly, Worldwide Fiber believes that the likelihood of a redemption or a repurchase as a result of a "Change of Control" is remote and Worldwide Fiber does not intend to treat that possibility as affecting the yield to maturity of the notes for U.S. federal income tax purposes.

     Sale, Redemption or Retirement of Notes

     Upon the sale, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on that sale, redemption, retirement or disposition (except to the extent the cash or property is attributable to accrued but unpaid interest that has not previously been included in the holder's income) and the U.S. Holder's tax basis in the note (generally, its cost).

     Gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the note has been held for more than one year. In the case of a U.S. Holder who is an individual, long term capital gains generally are subject to a maximum capital gains rate of 20%.

     Foreign Tax Credit Considerations

     Interest on the notes will constitute income from sources without the United States for United States foreign tax credit purposes. Payment of interest on the notes will not be subject to Canadian withholding tax. See "--Canada." If, however, the interest payments on the notes become subject to Canadian withholding taxes as the result of a change in Canadian tax law, U.S. Holders will be treated for U.S. federal income tax purposes as having actually received the amount of the taxes withheld and as having paid that amount to the Canadian taxing authorities. As a result, the amount of interest income included in gross income by a U.S. Holder generally will be greater than the amount of cash actually received by the U.S. Holder from Worldwide Fiber for the interest income. A U.S. Holder may be able, subject to generally applicable limitations, to claim a foreign tax credit or take a deduction for Canadian withholding taxes imposed on interest payments (including withholding taxes imposed on Additional Amounts).

     Gain or loss on the sale, redemption, retirement at maturity or other taxable disposition of a note generally will constitute U.S. source gain or loss for U.S. foreign tax credit purposes.

     Backup Withholding

     Backup withholding may apply to certain payments of principal, premium, if any, and interest on a note and to proceeds of the sale or other disposition of a note before maturity. Worldwide Fiber, or its U.S. agent or broker, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of the payment, unless the U.S. Holder furnishes its taxpayer identification number (social security or employer identification number), certifies that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including corporations, are not subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Canada

     The following summarizes the material Canadian federal income tax considerations as of the date of this prospectus under the Income Tax Act (Canada) (the "Canadian Tax Act") and the published administrative practice of Revenue Canada generally applicable to a holder of notes who acquires notes under this prospectus.

     This summary is based upon the provisions of the Canadian Tax Act and the regulations adopted under the Canadian Tax Act (the "Regulations") in force on the date of this prospectus, proposed amendments to the Canadian Tax Act and the Regulations publicly announced prior to the date of this prospectus by or on behalf of the Minister of Finance (Canada) and current published administrative practices and assessing policies of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by legislative, governmental or judicial action, nor does it take into account provincial or foreign income tax considerations. This summary of Canadian federal income tax considerations does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of an investment in the notes. Prospective holders should consult their tax advisors for advice regarding the income tax considerations applicable to them.

     The following discussion is applicable to a holder (other than an initial purchaser) who, for purposes of the Canadian Tax Act and any relevant tax treaty, deals at arm's length with Worldwide Fiber, is not and is not deemed to be a resident of Canada, does not use or hold, and is not deemed to use or hold, the notes in the course of carrying on a business in Canada and, in the case of a person who carries on an insurance business in Canada and elsewhere, establishes the notes are not effectively connected with the insurance business carried on in Canada and are not "designated insurance property" for purposes of the Canadian Tax Act (a "Non-Resident Holder"). For purposes of the Canadian Tax Act, related persons (as defined in the Canadian Tax Act) are deemed not to deal at arm's length, and it is a question of fact whether persons not related to each other deal at arm's length.

     The payment by Worldwide Fiber of interest, principal or premium on the notes to a Non-Resident Holder will be exempt from Canadian withholding tax.

     No other tax on income (including taxable capital gains) will be payable by a Non-Resident Holder under the Canadian Tax Act as a result of the acquisition, holding, sale, redemption or other disposition of the notes, including the receipt of interest or premium thereon.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the 180th day following the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with a resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. The resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of new notes may be considered to be an "underwriter" within the meaning of the Act and any profit of resale of new notes and any commissions or concessions received by any person may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act. By acceptance of the exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us before using this prospectus in connection with the sale or transfer of new notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus to make the statements in this prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have amended or supplemented the prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the broker-dealer.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses for the exchange offer (including the expenses of any one special counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes participating in the exchange offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The holder of each old note accepted for exchange will receive a new note in an amount equal to the surrendered old note. Old notes accepted for exchange will not accrue interest from the date the exchange offer is completed. Holders of old notes accepted for exchange will not receive any payment of accrued interest on those old notes. Old notes which are not tendered or not accepted for exchange will continue to accrue interest.

     The old notes were issued on July 28, 1999 in a transaction exempt from the registration requirements of the Securities Act. They may not be offered or sold in the United States unless registered or under an applicable exemption under the Securities Act. We are offering the new notes under this prospectus to satisfy certain of our obligations contained in the registration rights agreement we entered into concerning the offering. Based on interpretations by the staff of the Securities and Exchange Commission as described in no-action letters issued to others, we believe that new notes issued through the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of notes, except a holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that these new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in a distribution of these new notes. However, we have not sought a no-action letter concerning the exchange offer and we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination about the exchange offer. Each holder of old notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. Each broker-dealer that receives new notes for its own account through the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not have admitted that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer with resales of new notes received in exchange for old notes acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending at the close of business on the 180th day following the expiration date, we will make this prospectus available to any broker-dealer to use with resales. See "Plan of Distribution."

     We will not receive any proceeds from the exchange offer. We will pay all the expenses of the exchange offer. In the event we terminate the exchange offer and do not accept any old notes for exchange we will promptly return the old notes to the holders of the notes. See "The Exchange Offer."

     There has previously been only a limited secondary market, and no public market, for the old notes. The old notes are eligible for trading in The Portal Market. We have been advised by the initial purchasers that they intend to make a market for the new notes; however, the initial purchasers are not obligated to do so. We do not currently intend to list the new notes on any securities exchange. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the new notes will develop or, if it does develop, that it will continue. This prospectus may be used by the initial purchasers in connection with offers and sales of the new notes which may be made by them from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. The initial purchasers may act as principal or agent in this transaction.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not comply with the securities or blue sky laws of that jurisdiction.

     You should rely only on the information contained in this document or what we have referred you to. We have not authorized anyone to provide you with information that is different.

     The market data included in this prospectus, including information relating to our relative position in the industry, are based on independent industry publications, other publicly available information or our management's good faith beliefs. Although we believe that these independent sources are reliable, the accuracy and completeness of these independent sources has not been independently verified.

     Old notes in the aggregate principal amount of $500 million were issued originally in global form. The global old note was deposited with The Depository Trust Company, as initial depository. The global old note is registered in the name of Cede & Co., as nominee of the depository. Beneficial interests in the global old note are shown on, and transfers of the global old note are effected only through, records maintained by the depository and its participants. The use of the global old note to represent certain of the old notes permits the depository's participants, and anyone holding a beneficial interest in an old note registered in the name of that a participant, to transfer interests in the old notes electronically in accordance with the depository's established procedures without the need to transfer a physical certificate. The new notes will also be issued initially as a note in global form and deposited with the depository.

                                  LEGAL MATTERS

     Certain legal matters concerning the new notes will be passed upon for Worldwide Fiber by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York (concerning matters of U.S. law) and Farris, Vaughan, Wills & Murphy, Vancouver, British Columbia (concerning matters of Canadian law).

                                     EXPERTS

     The divisional financial statements of the predecessor division as of May 31, 1998, August 31, 1997 and August 31, 1996 and for each of the periods then ended and the divisional statements of operations and retained earnings and cash flows for the year ended March 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, Edmonton, Alberta, as stated in their report contained in this prospectus. Deloitte & Touche LLP have been auditors of Ledcor for 51 years.

     Our consolidated financial statements dated December 31, 1998, included in this prospectus, have been audited by PricewaterhouseCoopers LLP, Vancouver, British Columbia, as stated in their report contained in this prospectus. PricewaterhouseCoopers LLP are Worldwide Fiber's auditors.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     We are a corporation organized under the laws of Canada. A majority of our directors and officers, as well as certain experts named in this prospectus, reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws or other laws of the United States. We have been advised by Farris, Vaughan, Wills & Murphy, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. Federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. Federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

                              CURRENCY TRANSLATION

     We report our financial statements in U.S. dollars, while the currency of measurement for our operations varies depending upon location. Unless otherwise indicated, references to "dollars" or "$" are to U.S. dollars and references to "Cdn. $" are to Canadian dollars.

     The following table lists, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, based on the inverse of the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York, the average of these exchange rates on the last day of each month during this period, and the exchange rate at the end of this period:






                             Year Ended December 31,
                                                                                        Six Months Ended
                                                                                            June 30,
                                 1994        1995       1996       1997       1998            1999

High.....................       0.7632     0.7527      0.7513     0.7487    0.7105            0.6894
Low......................       0.7103     0.7023      0.7235     0.6945    0.6341            0.6537
Average (1)..............       0.7300     0.7305      0.7329     0.7198    0.6714            0.6725
Rate at period end.......       0.7128     0.7323      0.7301     0.6999    0.6504            0.6835

--------------------

(1) The average of the exchange rate on the last day of each month during the applicable period.

     On October 18, 1999, the inverse of the noon buying rate was Cdn. $1.00 = $0.6689. There are currently no Canadian restrictions on currency exchanges or the repatriation of dividends or capital gains.

                                    GLOSSARY

Asynchronous Transfer Mode
(ATM).........................      A cell-based connection-oriented technology that provides a protocol for transmitting multiple traffic types over high-speed networks.

Available Bit Rate (ABR)......      A class of service in which the ATM Network makes its "best effort" to meet traffic bit rate requirements.

Band..........................      A range of frequencies between two defined limits

bandwidth.....................      The relative range of analog frequencies or digital signals that can be passed through a transmission medium, such as glass fibers, without distortion.  The greater the bandwidth, the greater the information carrying capacity.  Bandwidth is measured in hertz (analog) or bits per second
                                    (digital).

Bit...........................      A binary unit of information that can have either of two values, 0 or 1.

carrier.......................      A provider of communications transmission services by fiber, wire or radio.

carrier's carrier.............      A provider of communications transmission services that specializes in the wholesale provision of telecommunications bandwidth and services to other carriers and service providers.

Cell..........................      For ATM, an information package consisting of 53 bytes, or octets, of data.
                                    Of these, the first 5 constitute the header: 48 carry the payload.

Cell Relay....................      Network transmission format that uses small packets of the same size, called cells.  The cells are fixed-length and can be transmitted and processed by hardware at very high rates.  Cell relay acts as a basis for ATM.

Cell Relay Service............      A carrier service that supports the receipt and transmission of ATM cells between end users in compliance with ATM standards and implementation specifications.

Circuit Emulation Service
(CES).........................      ATM Forum-defined service that provides a virtual circuit connection that emulates the characteristics of a real, constant-bit-rate, dedicated-bandwidth circuit.

city ring.....................      A facility of conduit and fiber optic cable encircling a metropolitan area.

CLEC..........................      Competitive local exchange carrier.  A company that competes with LECs in the local services market.

Constant Bite Rate (CBR)......      Delay intensive applications such as video and voice that must be digitized and represented by a continuous bit stream.  CBR traffic requires guaranteed levels of service and throughput.

CRTC..........................      Canadian Radio-television and Telecommunications Commission.

customer premises equipment
edge..........................      ATM access equipment located on a customer site.

dark fiber....................      Fiber that lacks the requisite optical transmission equipment necessary to use the fiber for transmission.

digital.......................      Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1.  Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.  This gives operators significant capacity increases over analog.

DWDM..........................      Dense Wavelength Division Multiplexing.  High speed version of WDM, which is a means of increasing the capacity of SONET fiber-optic transmission systems through the multiplexing of multiple wavelengths of light.  A technique for transmitting more than one light wave frequency on a single fiber to increase the information carrying capacity.



                                      A-1

FCC...........................      Federal Communications Commission.

fiber miles...................      The number of route miles installed along a telecommunications path multiplied by the number of fibers along the path.  See the definition of
                                    "route miles" below.

fiber optics..................      Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.  Fiber optic cable is the medium of choice for the telecommunications and cable industries.

frame relay...................      A high-speed, data-packet switching service used to transmit data between computers.  Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per seconds.
                                    This service is well-suited for connecting local area networks, but is not presently well suited for voice and video applications due to the variable delays which can occur.  Frame Relay was designed to operate at high speeds on modern fiber optic networks.

ILEC..........................      Incumbent local exchange carrier.

IP............................      Internet protocol.

ISP...........................      Internet service provider.  A company that provides businesses and consumers with access to the Internet.

IRU...........................      Indefeasible right of use.  A long-term lease of approximately 10 or 20 years with option periods thereafter to renew at lower rates, at the option of the lessee.

IXC...........................      Interexchange carrier.  In the United States, a company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.  In Canada, a company that provides long distance services between local telephone exchanges on an intraprovincial or interprovincial basis.

jetting.......................      The process of blowing fiber through a conduit.

LAN...........................      Local area network.

LATA..........................      Local access and transport area.  The approximately 200 geographic areas in the United States that define the areas between which the RBOCs currently are prohibited from providing long distance services.

LEC...........................      Local exchange carrier.

lit fiber.....................      Fiber activated or equipped with the requisite optical transmission equipment necessary to use the fiber for transmission.

MSP...........................      Multi service platform.

multiplexing..................      An electronic or optical process that combines a large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands (frequency division), or by allotting a common channel to several different transmitting devices, one at a time in sequence
                                    (time division).

Multiprotocol Encapsulation
over ATM......................      The process for enabling an ATM device or application to add a standard protocol identifier to the LAN data which allows higher-layer protocols, such as IP, to be routed over ATM.

NNI links.....................      Network to network interface links.

NOC...........................      Network Operations Center.

OC-192........................      OC is a measure of SONET transmission optical carrier level, which is equal to the corresponding number of DS-3s (e.g., OC-3 is equal to 3 DS-3s (DS-3 service has a bit rate of 45 megabits per second and typically transmits 672 simultaneous voice conversations) and OC-48 is equal to 48 DS-3s).

Optical Add/Drop..............      Optical equipment where an individual wavelength is added or dropped.

Optical Carrier (OCx).........      Fundamental unit of measurement used in SONET (Synchronous Optical



                                      A-2

                                    Network) hierarchy. OC indicates an optical carrier signal and x represents increments of 51.84Mb/s. OC-1, OC-3, and OC-12 represent rates of 51, 155,
                                    622Mb/s.

Optical Line Amplifier........      A device used to boost the strength of an optical signal, which is weakened
                                    (attenuated) as it passes through the transport network.

Optical Terminal..............      A group of optoelectric circuits that converts an electrical signal to an optical signal and an optical signal to an electrical signal.

Permanent Virtual Circuit
(PVC).........................      A defined virtual link with fixed end-points that are set-up by the network manager.  A single virtual path may support multiple PVC's.

POP...........................      Points-of-presence.  Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of the carrier, or locations in customer buildings where a carrier has installed electronics and/or facilities.

PNN...........................      Private Network--Network Interface.

Protocol......................      A formal description of a set of rules and conventions that govern how devices on a network exchange information.  These rules consist of syntax
                                    (header structure), semantics (actions and reactions that are supposed to occur), and timing (relative ordering and direction of states and events).

Quality of Service (QoS)......      The set of parameters and their values that quantify the performance of a given virtual circuit.

RBOC..........................      Regional Bell Operating Companies.  The seven local telephone companies established as a result of the court-ordered breakup in 1984 of AT&T.

Regeneration Shelter..........      A self-contained, pre-constructed building that houses environmental and electrical support for optoelectric circuitry.

reseller......................      A carrier that does not own transmission facilities, but obtains communications services from another carrier on a wholesale basis for resale to the public.

route miles...................      The number of miles of the telecommunications path in which fiber optic cables are installed.

ROW...........................      Rights-of-way, licenses and permits (creating a contractual interest and not an interest in land) from third party landowners and governmental authorities which permit the holder to install conduit and fiber.

SONET Ring....................      Synchronous Optical Network Technology Ring.  An electronics and network architecture for variable-bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds in the event of a fiber cut by automatically rerouting traffic in the opposite direction around the ring.

switch........................      A sophisticated computer that accepts instructions from a caller in the form of a telephone number.  Like an address on an envelope, the numbers tell the switch where to route the call.  The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information.
                                    Switching is a process of interconnecting circuits to form a transmission path between users.  Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

Switched Virtual Circuit
(SVC).........................      A virtual link, with variable end-points, established through an ATM network. With an
                                    SVC, the user defines the end-points when the call is initiated that are subsequently terminated at the end of the call.



                                      A-3

Synchronous Optical Network
(SONET).......................      A Consultative Committee for International Telegraph and Telephony standard for synchronous transmission up to multi-gigabit speeds.

Unspecified Bit Rate (UBR)....      An ATM service type in which the ATM network makes a "best effort" to meet the transmitter's bandwidth requirements; essentially a "send and pray" service like that available from today's networks.

User Network Interface (UNI)..      The protocol to define connections between ATM end-stations and the ATM switch including signaling, cell structure, addressing, traffic management, and adaptation layers.

Variable Bit Rate (VBR).......      Applications, which produce traffic of varying bit rates, like common LAN applications, that produce varying throughput rates.

Variable Bit Rate/non-real
time (VBR/nrt)................      One of five ATM Forum-defined service types.  Supports variable bit rate traffic which requires strict timing control, such as packetized voice or video, with average, and peak traffic parameters.

Variable Bit Rate/real time
(VBR/rt)......................      One of five ATM Forum-defined service types.  Supports variable bit rate traffic which requires strict timing control, such as packetized voice or video, with average, and peak traffic parameters.

Virtual Channel Connection
(VCC).........................      Virtual channels in two or more sequential physical circuits can be concatenated to create an end-to-end connection called a VCC.  A VCC is a specific instance of a SVC or PVC.  A VCC may traverse one end-to-end VPC or several sequential VPCs.

Virtual Circuit (VC)..........      Logical channel established as a result of the call initiation procedure to a network address that exists for a period of time.

Virtual Path..................      A group of virtual channels, which can support multiple virtual circuits.

Virtual Path
Identifier/Virtual Channel
Identifier (VPI/VCI)..........      Combined, these fields identify a connection in the ATM network.

xDSL..........................      A term referring to a variety of new Digital Subscriber Line technologies.
                                    Some of these varieties are asymmetric with
                                    different data rates in the downstream and
                                    upstream directions. Others are symmetric.
                                    Downstream speeds range from 384 kbps, or
                                    SDSL, to 1.5-8 Mbps, or ADSL.


================================================================================


               , 1999







                                 WORLDWIDE FIBER

                                [OBJECT OMITTED]
                              Worldwide Fiber Inc.


                                  $500,000,000



                            12% senior notes due 2009





                                 --------------

                                   PROSPECTUS
                                  -------------





--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.
--------------------------------------------------------------------------------


================================================================================

                              Worldwide Fiber Inc.
                    Index to Pro Forma Financial Information

                                                                            Page
                                                                            ----

Nature and Purpose of Pro Forma Financial Information....................   PF-2
Pro Forma Consolidated Balance Sheet as at June 30, 1999.................   PF-3
Pro Forma Consolidated Income Statement for the six month
  period ended June 30, 1999.............................................   PF-4
Pro Forma Consolidated Income Statement for the year ended
  December 31, 1998......................................................   PF-5
Notes to Pro Forma Financial Information.................................   PF-6

                              Worldwide Fiber Inc.

              Nature and Purpose of Pro Forma Financial Information

                                   (Unaudited)

         The accompanying pro forma consolidated balance sheet of Worldwide Fiber Inc. (the "Company") as at June 30, 1999 assumes the following transactions occurred on June 30, 1999: (i) the issuance on July 28, 1999 of the $500,000,000 12% senior notes ("the Notes"), (ii) the issuance on August 31, 1999 of 150,000 Class B Subordinate Voting Shares for $3,000,000 of cash, (iii) the reorganization of share capital of the Company on September 9, 1999 including stock dividend of 5,000,000 Series C Redeemable Preferred Shares and redemption of 45,000,000 Series C Redeemable Preferred Shares for $45,000,000 of cash (iv) the issuance on September 9, 1999 of 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash and (v) the acquisition on September 27, 1999 from affiliates of Ledcor Inc. ("Ledcor") of certain fiber optic network assets in exchange for 4,500,000 Class C Multiple Voting Shares of the Company.

         The accompanying pro forma consolidated income statement of the Company for the six month period ended June 30, 1999 gives effect to the interest expense, including amortization of deferred financing costs, relating to the Notes assuming the Notes were issued on January 1, 1998.

         The accompanying pro forma consolidated income statement of the Company for the year ended December 31, 1998 assumes that the following transactions occurred on January 1, 1998: (i) the transfer on May 31, 1998 of certain of the operations of the Telecommunications Division ("Division") of Ledcor, the Construction Services, Management Services and Employee Services Agreements between the Company and affiliates of Ledcor, (ii) the consolidation of Worldwide Fiber (USA), Inc. ("WFI USA"), (formerly Pacific Fiber Link, Inc.) as a result of the Company's agreement to increase its interest in WFI USA from 50% to 75% on December 31, 1998, and (iii) the effect of the interest expense, including amortization of deferred financing costs, relating to the Notes and $175,000,000 12 1/2% senior notes (the "1998 Notes").

         The unaudited pro forma consolidated balance sheet and income statement as of and for the six month period ended June 30, 1999 is based on the historical unaudited consolidated financial statements for the six month period ended June 30, 1999.

         The unaudited pro forma consolidated income statement for the year ended December 31, 1998 is presented on the basis of the fiscal year end of December 31, 1998 adopted by the Company and is based on the historical consolidated income statement of the Company for the seven-month period ended December 31, 1998, and the operations of the Division for the five months ended May 31, 1998 derived from the historical statement of operations for the Division for the nine months ended May 31, 1998.

         The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. The unaudited pro forma
consolidated   financial   state-

                              Worldwide Fiber Inc.

              Nature and Purpose of Pro-Forma Financial Information

                                   (Unaudited)

ments should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of the Company, financial statements of the Division and consolidated income statement of WFI USA, including the respective notes thereto, included elsewhere herein.

                              Worldwide Fiber Inc.

                      Pro Forma Consolidated Balance Sheet

                                   (Unaudited)

                              Worldwide Fiber Inc.

                                  June 30, 1999
            (tabular amounts expressed in thousands of U.S. Dollars)

                                                                                                          Pro forma
                                                              Worldwide             Pro forma           Consolidated
                                                              Fiber Inc.           Adjustments          Balance Sheet
                                                                  $                     $                     $
                                                              ----------           -----------          -------------
Assets

Current Assets
Cash and cash equivalents......................                 86,812          4(i) 484,000              873,812
                                                                              4(iii) (45,000)
                                                                                4(v) 345,000
                                                                                4(v)   3,000

Accounts receivable............................                 19,656                    --               19,656
Unbilled revenue...............................                 72,534                    --               72,534
Inventory......................................                 86,502                    --               86,502
Other current assets...........................                 30,814                    --               30,814
                                                      ----------------    ------------------      ---------------
                                                               296,318               787,000            1,083,318

Fixed Assets...................................                 57,790          4(ii) 26,000               83,790
Deferred income taxes..........................                  4,408          4(ii) 12,000               16,408
Deferred financing costs.......................                  6,509           4(i) 16,000               22,509
                                                      ----------------    ------------------      ---------------
                                                               365,025               841,000            1,206,025
                                                      ================    ==================      ===============
Liabilities

Current liabilities

Accounts payable and accrued liabilities.......                 81,551          4(ii) 30,000              113,751
                                                                                 4(vi) 2,200
Advances on contracts..........................                 26,470                    --               26,470
Income taxes payable...........................                 16,733                    --               16,733
Other liabilities..............................                  5,323                    --                5,323
                                                      ----------------    ------------------      ---------------
                                                               130,077                32,200              162,277
Senior Notes...................................                175,000          4(i) 500,000              675,000
                                                      ----------------    ------------------      ---------------
                                                               305,077               532,200              837,277

Minority interest..............................                  4,438                    --                4,438
Redeemable Preferred Stock.....................                     --         4(iv) 345,000              345,000
                                                                                4(iii) 5,000
                                                                               4(iii) (5,000)

Shareholder's Equity

Common Stock...................................                 32,419           4(ii) 8,000               43,419
                                                                                  4(v) 3,000
Contributed surplus............................                  2,242                    --                2,242
Retained earnings (deficit)....................                 21,413          (iii) (5,000)             (25,787)
                                                                              4(iii) (40,000)
                                                                                4(vi) (2,200)

Accumulated other comprehensive
     income....................................                   (564)                   --                 (564)
                                                                55,510               (36,200)               19,310
                                                      ----------------    ------------------      ---------------
                                                               365,025               841,000            1,206,025
                                                      ================    ==================      ===============


                              Worldwide Fiber Inc.

                     Pro Forma Consolidated Income Statement

                                   (Unaudited)


                  For the six month period ended June 30, 1999
            (tabular amounts expressed in thousands of U.S. Dollars)


                                                                                                     Pro forma
                                                        Worldwide          Pro forma           Consolidated Income
                                                        Fiber Inc.         Adjustments               Statement
                                                            $                  $                        $
                                                        ----------         -----------               ---------

Revenue........................................          123,884              --                   123,884
Costs..........................................           85,614              --                    85,614
                                                         -------          ------                   -------
Gross Profit...................................           38,270              --                    38,270
                                                         -------          ------                   -------
Expenses
General and administrative.....................            5,837     5(iii) 1,250                    7,087
Depreciation...................................              453              --                       453
                                                         -------          ------                   -------
                                                           6,290            1,250                    7,540
                                                         -------            -----                  -------
                                                          31,980            1,250                   30,730
Interest expense...............................            7,970      5(i) 31,200                   39,170
Interest Income................................            2,299               --                    2,299
                                                         -------           ------                  -------


Income (loss) before income taxes and

  minority interest............................           26,309          (32,450)                  (6,141)
Provision for (recovery of) income taxes.......           10,921       5(iii) 950                   (1,574)
                                                                   5(iii) (13,445)
Income (loss) before minority interest.........           15,388          (19,955)                  (4,567)


Income attributable to minority

  interest.....................................            2,995              --                     2,995
                                                         -------           ------                  -------
Net income (loss) for the period                          12,393          (19,955)                  (7,562)
                                                        ========         =========                 ========

                              Worldwide Fiber Inc.

                     Pro Forma Consolidated Income Statement

                                   (Unaudited)

                      For the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

                                                     Ledcor
                                                   Industries       Worldwide
                                   Worldwide        Limited          Fiber
                                  Fiber Inc.    Tele-communications (USA), Inc.                                    Pro forma
                                  (June 1 to        Division        (formerly                                    Consolidated
                                 December 31,    (January 1 to    Pacific Fiber                      Pro forma      Income
                                     1998)       May 31, 1998)    Link, Inc.)    Subtotal            Adjustments   Statement
                                       $               $               $             $                  $            $
                                     -----       -------------    -----------    --------            -----------   ---------


Revenue.....................         164,319           20,537          21,071     205,927   6(i)       1,111      207,038
Costs.......................         147,621           11,398          16,533     175,552   6(i)       6,966      182,518
                                    --------          -------         -------     -------            -------     --------
Gross profit................          16,698            9,139           4,538      30,375             (5,855)      24,520
                                    --------          -------         -------     -------            --------    --------
Expenses
General and administrative..           2,274            1,289           1,683       5,246   6(ii)        394        8,140
                                                                                            6(v)       2,500
Depreciation................             464              175              --         639                 --          639
                                    --------          -------         -------     -------            -------     --------
                                       2,738            1,464           1,683       5,885              2,894        8,779
                                    --------          -------         -------     -------            -------        -----
                                      13,960            7,675           2,855      24,490             (8,749)      15,741

Interest expense............             492               --              72         564   6(vi)        (72)      85,600
                                                                                            6(iii)    85,108
Interest income.............             267               --              53         320   6(vi)        (72)         248
                                    --------          -------         -------     -------            --------     -------
Income (loss) before equity
  income, income taxes and
  minority interest.........          13,735            7,675           2,836      24,246            (93,857)     (69,611)
Equity income...............             928               --              --         928   6(vi)       (928)          --
                                    --------          -------         -------     -------            --------     -------
Income (loss) before income
  taxes and minority
  interest..................          14,663            7,675           2,836      25,174            (94,785)     (69,611)
Provision for (recovery of)                                                                 6(v)       1,900
  income taxes..............                                                                           -----
                                       5,643            3,323             980       9,946   6(iv)    (38,556)     (26,710)
                                     -------          -------         -------     -------            --------     --------
Income (loss) before
minority interest...........           9,020            4,352           1,856      15,228            (58,129)     (42,901)
Income attributable to
  minority interest.........              --               --              --          --   6(vi)        464          464
                                     -------          -------         -------     -------            -------      -------
Net income (loss) for the
  year......................           9,020            4,352           1,856      15,228            (58,593)     (43,365)
                                     =======          =======         =======     =======            ========     ========

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information

                                   (Unaudited)

                  For the six month period ended June 30, 1999
                      and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


1.   Pro forma transactions

     The unaudited pro forma consolidated balance sheet and income statements of the Company have been prepared to reflect the effects of the following completed or proposed transactions.

     Effective May 31, 1998, the operations of the Telecommunications Division ("Division") of Ledcor Industries Ltd. ("Ledcor") were transferred to the Company. The transfer was pursuant to a series of agreements as follows:

     o The Company obtained certain equipment, fiber optic network assets and other assets;

     o Ledcor retained all construction contracts entered into prior to the transfer of the business and entered into two Construction Services Agreements whereby the Company would provide services to Ledcor to complete the contracts in exchange for a fee;

     o The Company and Ledcor entered into a Management Services Agreement whereby Ledcor would provide the Company with management staff, administrative and other support services. The Company reimburses Ledcor for direct costs paid on the Company's behalf and pays Cdn. $200,000 per month for the Company's share of corporate overhead;

     o The Company and Ledcor entered into Employee Services Agreements whereby Ledcor provides personnel for designing, engineering, construction and installation services on a cost reimbursement basis to the Company;

     o The Company and Ledcor entered into an undertaking whereby the Company would provide services to complete the Canadian Fiber Optic Transmission System and, upon completion, a portion of the network would be transferred from Ledcor to the Company in exchange for a fixed number of common shares of the Company as described in the following point;

     o As described in Note 1 to the consolidated financial statements of the Company, on March 31, 1999, the Company issued 19,999,700 Class A common shares to its parent Ledcor in exchange for certain fiber optic assets. A pro forma balance sheet has not been presented to reflect the effect of this transaction on the historical consolidated balance sheet of the Company as of December 31, 1998. The transaction was accounted for as a transaction between a parent and a wholly owned subsidiary and accordingly, fixed assets acquired by the Company were recorded at the carrying amount of the assets in the accounts of Ledcor. If this transaction had occurred at December 31, 1998,

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information

                                   (Unaudited)

                  For the six month period ended June 30, 1999
                      and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     o the fixed assets would have increased by $21,883,000, the cost of the assets in the accounts of Ledcor as at December 31, 1998, deferred income taxes would have increased by $3,136,000 as a result of a higher tax cost versus accounting cost of fixed assets and the stated amount of the Company's common stock would have increased by $25,019,000;

     These agreements are summarized in the consolidated financial statements of the Company for the period ended December 31, 1998.

     As described in the notes to the unaudited interim consolidated financial statements for the six month period ended June 30, 1999 and audited consolidated financial statements for the period ended December 31, 1998, the Company entered into a series of agreements with affiliates of Ledcor whereby the Company acquired certain fiber optic network assets. Closing occurred on September 27, 1999. As consideration, upon closing, the Company issued to affiliates of Ledcor 4,500,000 Class C Multiple Voting Shares. In addition, the Company has assumed certain rights and obligations of the affiliates under their build agreements with a third party including obligations relating to the completion of those builds and certain support structure, maintenance, license and access, and underlying rights obligations.

     On December 23, 1998, the Company issued $175,000,000 12-1/2% Senior notes due 2005 (the "1998 Notes") and on July 28, 1999, the Company issued $500,000,000 12% Senior notes due 2009 (the "Notes").

     On December 31, 1998, the Company increased its interest in Worldwide Fiber
(USA), Inc. ("WFI USA") (formerly Pacific Fiber Link, Inc.) from 50% to 75% in exchange for the conversion of a note amounting to $3,915,000.

     Pursuant to a reorganization of the Company's share capital, on September 9, 1999, the Company amended its share capital by redesignating all Class A Voting Shares to Class B Subordinate Voting Shares, cancelling the remaining classes of shares and creating Class A Non-Voting shares, Class C Multiple Voting shares, Series A and B Preferred Shares, and Series C Redeemable Preferred Shares.

     On August 31, 1999, the Company issued 150,000 Class B Subordinate Voting Shares (redesignated from Class A Voting Shares) for $3,000,000 of cash.

     Subsequently, the Company declared a stock dividend of 5,000,000 Series C Redeemable Preferred Shares. Concurrently, the Company repurchased the
25,000,000 outstanding Class B Subordinate Voting Shares from its parent in exchange for the issuance of 23,043,500 Class

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information

                                   (Unaudited)

                  For the six month period ended June 30, 1999
                      and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

B Subordinate Voting Shares and 40,000,000 Series C Redeemable Preferred Shares. The Company then redeemed the 45,000,000 outstanding Series C Redeemable Preferred Shares for $45,000,000 of cash.

     On September 9, 1999, the Company issued 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash.

2.   Basis of presentation

     The unaudited pro forma balance sheet and consolidated income statements have been prepared by management in accordance with generally accepted accounting principles in the United States and the pro forma assumptions and adjustments described in notes 1, 4, 5 and 6.

     The unaudited pro forma consolidated balance sheet and income statement as of and for the six month period ended June 30, 1999 is based on the unaudited historical consolidated financial statements of the Company for the six month period ended June 30, 1999.

     The unaudited pro forma consolidated income statement for the year ended December 31, 1998 is presented on the basis of the fiscal year end of December 31 adopted by the Company. The pro forma consolidated income statement for the year ended December 31, 1998 is based on the historical consolidated income statement of the Company for the seven-month period ended December 31, 1998, and the operations of the Division for the five months ended May 31, 1998 derived from the historical statement of operations for the Division for the nine months ended May 31, 1998.

     The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that actually would have resulted if the transactions reflected herein had been completed on the dates indicated or the results which may be obtained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of the Company, financial statements of the Division, and consolidated income statement of WFI USA, including the respective notes thereto, included elsewhere herein.

3.   Significant accounting policies

     The significant accounting policies used in the preparation of the pro forma consolidated balance sheet and income statements include those disclosed in the audited financial statements of the Company.

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information

                                   (Unaudited)

                  For the six month period ended June 30, 1999
                      and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     4. Pro forma consolidated balance sheet assumptions and adjustments as at June 30, 1999

     The following assumptions and adjustments have been made in the pro forma consolidated balance sheet as at June 30, 1999.

          (i)  Notes

         This adjustment records the Notes assuming they had been issued on June 30, 1999.

          (ii) Acquisition of fiber optic network assets

         This adjustment records the acquisition by the Company of certain fiber optic network assets from Ledcor in exchange for 4,500,000 Class C Multiple Voting shares in accordance with the May 28, 1999 and September 27, 1999 share purchase agreements. This transaction closed on September 27, 1999. If this transaction had occurred at June 30, 1999 management estimates that fixed assets would have increased by approximately $26,000,000, the cost of the assets in the accounts of Ledcor, deferred income taxes would have increased by approximately $12,000,000, as a result of a higher tax cost versus accounting cost of fixed assets, accounts payable would have increased by approximately $30,000,000, the liability recorded in the accounts of Ledcor, and the stated amount of the Company's common stock would have increased by approximately $8,000,000.

          (iii) Share reorganization

          This adjustment records the stock dividend of 5,000,000 Series C Redeemable Preferred Shares with an estimated fair value of $5,000,000 and subsequent redemption of 45,000,000 Series C Redeemable Preferred Shares for $45,000,000 of cash.

          (iv) Issuance of Series A Non-Voting Preferred Shares

         This adjustment records the issuance of 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash.

          (v)  Issuance of Class B subordinate voting shares

         This adjustment records the issuance of 150,000 Class B Subordinate Voting Shares (redesignated from Class A Voting Shares) for $3,000,000 of cash.

          (vi) Capital taxes

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information

                                   (Unaudited)

                  For the six month period ended June 30, 1999
                      and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     This adjustment records estimated additional BC Corporation Capital and Federal Large Corporation taxes payable of $2,200,000 for the six month period ended June 30, 1999 resulting from the issuance of the Notes and Series A Non-Voting preferred shares.

5. Pro Forma Consolidated Income Statement assumptions and adjustments for the six month period ended June 30, 1999

     The following assumptions and adjustments have been made in the pro forma consolidated income statement to reflect the effect of the additional interest expense, including amortization of deferred financing costs, related to the Notes.

     (i)  Interest expense

     This adjustment records the interest expense, including amortization of deferred financing costs, related to the Notes assuming the Notes were issued on January 1, 1998. Amortization of the deferred financing costs was computed based on the effective interest method. The Company would have capitalized a portion of interest expense related to the Notes to the cost of the fiber optic network assets constructed during the six month period ended June 30, 1999, which is not reflected in this pro forma statement.

     (ii) Income taxes

     This adjustment records an income tax recovery of $2,524,000 for the six month period ended June 30, 1999 using an effective tax rate of 41.1%.

     (iii) Capital taxes

     This adjustment records estimated additional BC Corporation Capital taxes of $1,250,000 and Federal Large Corporation taxes of $950,000 for the six month period ended June 30, 1999 resulting from the issuance of the Notes and Series A Non-Voting Preferred Shares.

6. Pro forma consolidated income statement assumptions and adjustments for the year ended December 31, 1998

     Pursuant to the transactions with Ledcor, the Company has not assumed certain construction contracts that are the responsibility of Ledcor. The
Company provides construction services to Ledcor for such contracts in accordance with the Construction Services Agreements. In addition, the Company reimburses Ledcor for general and administrative, and other costs, paid by Ledcor on the Company's behalf, in accordance with the Management and Employee Services Agreements.

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information

                                   (Unaudited)

                  For the six month period ended June 30, 1999
                      and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     The following assumptions and adjustments have been made in the pro forma consolidated income statement for the year ended December 31, 1998 to reflect the retention of various contracts by Ledcor, the provision of general and administrative services, the consolidation of WFI USA in respect of the acquisition of an additional interest in WFI USA bringing the Company's interest to 75% on December 31, 1998, and the effect of the additional interest expense, including amortization of deferred financing costs, related to the Notes and 1998 Notes.

     (i)  Revenue and costs

     Under the Construction Services Agreements with Ledcor, the Company is reimbursed for all costs incurred plus a fee of 15%. Contract costs have been adjusted to reflect costs incurred by the Division that are included in inventory which would have been reimbursed if the Construction Services Agreements had been in place. Revenues have been adjusted to reflect the costs incurred plus the 15% fee for the five-month period ended May 31, 1998.

     (ii) General and administrative costs

     In accordance with the Management Services Agreement, Ledcor provides the Company with management staff, administrative and other support services. The Company reimburses Ledcor for direct costs and pays Cdn. $200,000 per month for the Company's share of corporate overheads.

     This adjustment eliminates the general corporate overhead costs allocated to the Division of $299,546 and records $693,575 in accordance with the Management Services Agreement for the five-month period ended May 31, 1998.

     (iii) Interest expense

     This adjustment records the interest expense, including amortization of deferred financing costs, related to the Notes and the 1998 Notes assuming the Notes and the 1998 Notes were issued on January 1, 1998. Amortization of the deferred financing costs was computed based on the effective interest rate method. The Company would have capitalized a portion of the interest expense related to the Notes and 1998 Notes to the cost of the fiber optic network assets constructed during the year ended December 31, 1998, which is not reflected in this pro forma income statement.

     (iv) Income taxes

     This adjustment records an income tax recovery of $27,593,000 for the year ended December 31, 1998 using an effective tax rate of 41.1% related to the recognition of a deferred tax asset from the tax loss carryforward created for the year ended December 31, 1998. Management believes that,

                              Worldwide Fiber Inc.

                    Notes to Pro Forma Financial Information

                                   (Unaudited)

                  For the six month period ended June 30, 1999
                      and the year ended December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)


based on a number of factors, it is more likely than not that the deferred tax asset will be fully realized, such that no valuation allowance would be recorded.

     (v)  Capital taxes

     This adjustment records estimated additional BC Corporation Capital taxes of $2,500,000 and Federal Large Corporation tax of $1,900,000 for the year ended December 31, 1998 resulting from the issuance of the Notes and Series A Non-Voting preferred shares.

     (vi) Acquisition of additional interest in WFI USA

     It has been assumed that the Company's acquisition of the additional 25% interest in WFI USA occurred on February 11, 1998, the date WFI USA commenced operations.

     Depreciation expense has not been adjusted for the acquisition of the additional interest in WFI USA as the fiber optic network assets of WFI USA were under construction at the date of acquisition and are not yet available for use. Accordingly, if the acquisition had occurred on February 11, 1998, the transaction would have been reflected as an issuance of shares for cash. No interest income has been recognized on this transaction.

     This adjustment eliminates the Company's equity in the earnings of WFI USA, records the net income attributed to the minority interest as a result of the consolidation of the net income of WFI USA, and eliminates intercompany interest charged.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

WORLDWIDE FIBER INC. UNAUDITED INTERIM FINANCIAL STATEMENTS
 FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1999

Unaudited Consolidated Balance Sheets.....................................   F-2
Unaudited Consolidated Income Statements..................................   F-4
Unaudited Consolidated Statement of Changes in Shareholder's Equity.......   F-5
Unaudited Consolidated Statements of Cash Flows...........................   F-6
Notes to Unaudited Consolidated Financial Statements......................   F-7

WORLDWIDE FIBER INC. AUDITED FINANCIAL STATEMENTS FOR THE
 PERIOD ENDED DECEMBER 31, 1998
Auditors' Report..........................................................  F-13
Consolidated Balance Sheet................................................  F-14
Consolidated Income Statement.............................................  F-16
Consolidated Statement of Changes in Shareholder's Equity.................  F-17
Consolidated Statement of Cash Flows......................................  F-18
Notes to Consolidated Financial Statements................................  F-19

WORLDWIDE FIBER (USA), INC. AUDITED FINANCIAL STATEMENTS FOR
 THE PERIOD ENDED DECEMBER 31, 1998
Report of Independent Accountants.........................................  F-34
Consolidated Income Statement.............................................  F-35
Consolidated Statement of Changes in Shareholders' Equity.................  F-36
Consolidated Statement of Cash Flows......................................  F-37
Notes to Consolidated Financial Statements................................  F-38

LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION
Auditors' Report..........................................................  F-44
Divisional Balance Sheets.................................................  F-45
Divisional Statements of Operations and Retained Earnings.................  F-46
Divisional Statements of Cash Flows.......................................  F-47
Notes to the Divisional Financial Statements..............................  F-48

                              WORLDWIDE FIBER INC.

                           Consolidated Balance Sheets

            (tabular amounts expressed in thousands of U.S. dollars)

                                   (Unaudited)

                                            June 30, 1999    December 31, 1998
                                            -------------    -----------------
Assets

Current Assets
Cash and cash equivalents                   $     86,812     $    156,366
Accounts receivable                               19,656            3,272
Unbilled revenue                                  72,534           10,582
Inventory                                         86,502           25,300
Other current assets                              30,814           17,342
                                            ------------     ------------
                                                 296,318          212,862

Fixed Assets                                      57,790           15,475
Deferred income taxes                              4,408            1,273
Deferred financing costs                           6,509            6,650
                                            ------------     ------------
                                            $    365,025     $    236,260
                                            ============     ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              WORLDWIDE FIBER INC.

                           Consolidated Balance Sheets

            (tabular amounts expressed in thousands of U.S. dollars)

                                   (unaudited)

                                               June 30, 1999   December 31, 1998
                                               -------------   -----------------
Liabilities

Current liabilities

Accounts payable and accrued liabilities       $     81,551     $    20,296
Advances on contracts                                26,470          13,651
Income taxes payable                                 16,733           7,609
Other liabilities                                     5,323              --
                                               ------------     -----------
                                                    130,077          41,556

Senior Notes                                        175,000         175,000
                                               ------------     -----------
                                                    305,077         216,556

Minority interest                                     4,438           1,443

Shareholder's equity
Common stock
Authorized:
    Unlimited  number of Class A voting,
    Class B voting and Class C  non-voting
    shares, no par value
Issued and outstanding:
    25,000,000 Class A shares
    (December 31, 1998-- 5,000,300)                  32,419           7,400
Contributed surplus                                   2,242           2,242

Retained earnings                                    21,413           9,020

Accumulated other comprehensive income                 (564)           (401)
                                               ------------     -----------
                                                     55,510          18,261
                                               ------------     -----------
                                               $    365,025     $   236,260
                                               ============     ===========

Subsequent Events (Note 8)


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              WORLDWIDE FIBER INC.

                         Consolidated Income Statements

                  For the periods ended June 30, 1999 and 1998

            (tabular amounts expressed in thousands of U.S. dollars)

                                   (unaudited)

                                                 For the period from February 5,
                                                   1998 (date of incorporation)
                                                         to June 30, 1998
                               Six months ended      (operations commenced
                                 June 30, 1999           June 1, 1998)
                                 -------------           -------------

Revenue                         $  123,884               $  12,280

Costs                               85,614                  10,621
Gross profit                    ----------               ---------
                                $   38,270               $   1,659
Expenses:
    General & administrative         5,837                     403
    Depreciation                       453                      49
                                ----------               ---------
                                     6,290                     452
                                ----------               ---------
                                    31,980                   1,207

Interest expense                     7,970                      --

Interest income                      2,299                      --
                                ----------               ---------
Income before income taxes,
   equity income &minority          26,309                   1,207
    interest

Equity income                           --                       2
                                ----------               ---------
Income before income taxes
    & minority interest             26,309                   1,209

Provision for income taxes

    Current                         10,088                     526
    Deferred                           833                      --
                                ----------               ---------
                                    10,921                     526
                                ----------               ---------
Income before minority              15,388                     683
 interest

Minority interest                    2,995                      --
                                ----------               ---------

Net income for the period       ==========               =========
                                $   12,393               $     683


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              WORLDWIDE FIBER INC.

            Consolidated Statement of Changes in Shareholder's Equity

                  For the six month period ended June 30, 1999

            (tabular amounts expressed in thousands of U.S. dollars)

                                   (unaudited)

                                                                                               Accumulated
                                          Common stock                                            other           Total
                                            Class A              Contributed     Retained     comprehensive   Shareholder's
                                     Shares         Amount         surplus       earnings         income         equity
                                     ------         ------         -------       --------         ------         ------

Balance -- beginning of
   period                           5,000,300    $     7,400    $     2,242    $     9,020    $      (401)    $    18,261
Issuance of shares for certain
  Ledcor assets with deferred
  tax assets                       19,999,700         25,019                                                       25,019
Comprehensive income
  Net income for the period                --             --             --         12,393             --          12,393
  Accumulated other
   comprehensive income --
   foreign currency translation            --             --             --             --           (163)           (163)
                                   ----------    -----------    -----------    -----------    ------------    ------------
Total comprehensive income                 --             --             --             --             --              --
                                   ----------    -----------    -----------    -----------    ------------    ------------
 Balance-- end of period           25,000,000    $    32,419    $     2,242    $    21,413    $      (564)    $    55,510
                                   ==========    ===========    ===========    ===========    ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              WORLDWIDE FIBER INC.

                      Consolidated Statements of Cash Flows

                  For the periods ended June 30, 1999 and 1998

            (tabular amounts expressed in thousands of U.S. dollars)

                                   (unaudited)

                                                                  For the period from February 5,
                                                                   1998 (date of incorporation)
                                                                           to June 30, 1998
                                                  Six months ended   (operations commenced
                                                    June 30, 1999         June 1, 1998)

Cash flows (used in) provided from operating
     activities                                    $  (49,824)               $    681
                                                   -----------               --------
Cash flows used in investing activities
     Fixed asset additions                            (19,215)                     --
                                                   -----------               --------

Cash flows used in financing activities                  (352)                   (681)
                                                   -----------               --------

Effect of exchange rate changes on cash                  (163)                     --
                                                   -----------               --------

Net (decrease) increase in cash and cash
equivalents                                           (69,554)                     --
                                                   -----------               --------

Cash and cash equivalents, beginning
of period                                             156,366                      20
                                                   -----------               --------

Cash and cash equivalents, end of period           $   86,812                $     20
                                                   ===========               ========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)



1.   The Company

     Worldwide   Fiber  Inc.  (the   "Company")  is  indirectly  a  wholly-owned
subsidiary of Ledcor Inc. (Ledcor). The Company's operations consist of designing, engineering, constructing and installing terrestrial and marine fiber optic systems for sale or lease to third parties or for its own use.

     These  financial   statements  should  be  read  in  conjunction  with  the
consolidated financial statements of the Company for the period ended December 31, 1998.

Transactions with Ledcor

     On March 31, 1999 the Company completed a series of transactions whereby certain fiber optic network assets were transferred to the Company by Ledcor in exchange for 19,999,700 Class A common shares. The cost of the assets acquired at March 31, 1999 amounted to $21,884,000. As a result of the transaction, the Company also received a deferred tax benefit of $3,136,000 which is reflected as a deferred tax asset.

Basis of Presentation

     These unaudited interim consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented and include all adjustments of a normal recurring nature.

Significant accounting policies

Revenue recognition

     Revenue for services provided to Ledcor for construction projects is recognized in the period the construction services are performed based on the costs incurred.

     Revenue and income from construction contracts to develop fiber optic network assets are determined on the percentage-of-completion basis using the cost-to-cost method. Provision is made for all anticipated losses as soon as they become evident. Claims for additional contract compensation are not recognized until resolved.

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)

     Revenue from agreements to construct fiber optic network assets in connection with sales-type leases are recognized on the percentage-of-completion basis when the risk of construction is transferred to the lessee.

Stock Option Plan

     The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options.

2.   Supplemental cash flow information

                                                                   Six months ended     Period ended
                                                                     June 30, 1999      June 30, 1998
                                                                     -------------      -------------

     Cash paid for income taxes                                     $    1,130  $        --
     Cash paid for interest                                             10,451           --

     Issuance of common shares for certain Ledcor assets
        with deferred tax asset of $3,136,000                           25,019           --


3.   Balance Sheet components

                                                                 June 30, 1999     December 31, 1998
                                                                 -------------     -----------------
     Unbilled revenue

        Revenue earned on uncompleted contracts                     $  149,334  $    22,236
        Less:  Billings to date                                         76,800       11,654
                                                                    ----------  -----------
                                                                    $   72,534  $    10,582
                                                                    ==========  ===========


                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)

                                                                 June 30, 1999     December 31, 1998
                                                                 -------------     -----------------
     Inventory

        Fiber optic network assets                                  $   85,948  $    24,155
        Construction supplies and small tools                              554        1,145
                                                                    ----------  -----------
                                                                    $   86,502  $    25,300
                                                                    ==========  ===========

     Other current assets

        Deposits on future contracts (note 7)                       $   30,000  $        --
        Prepaid expenses and other                                         814        3,930
        Due from Parent                                                     --       13,412
                                                                    ----------  -----------
                                                                    $   30,814  $    17,342
                                                                    ==========  ===========
     Fixed assets

        Fiber optic network assets                                  $   51,361  $    11,461
        Construction equipment                                           7,331        4,249
        Other                                                               27          229
                                                                    ----------  -----------
                                                                        58,719       15,939
        Less:  Accumulated depreciation                                    929          464
                                                                    ----------  -----------
     Fixed assets - net                                             $   57,790  $    15,475
                                                                    ==========  ===========


     The Company has not provided for any depreciation on fiber optic network assets for the period ended June 30, 1999 as these assets were under construction.

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)

                                                                   June 30, 1999   December 31, 1998
                                                                   -------------   -----------------
     Accounts payable and accrued liabilities

        Subcontractor and supplier costs                            $    70,423 $    13,468
        Subcontractor holdbacks payable                                  10,083       4,843
        Other                                                                12       1,493
        Interest payable                                                  1,033         492
                                                                    ----------- -----------
                                                                    $    81,551 $    20,296
                                                                    =========== ===========

4.   Income taxes

Income before income taxes and minority interest

     The components of income before income taxes and minority interest are as follows:

                                            Six months ended  Period ended
                                              June 30, 1999   June 30, 1998
                                              -------------   -------------

        Canadian                            $     5,774         $   721
        U.S.                                     20,535             488
                                            -----------         -------
                                            $    26,309         $ 1,209
                                            ===========         =======

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)

Current income taxes

     The provision for current income taxes attributable to net earnings consists of the following:

                                            Six months ended     Period ended
                                              June 30, 1999     June 30, 1998
                                              -------------     -------------

         Canadian                               $    2,126      $  331
         U.S. federal                                6,450         146
         U.S. state and local                        1,512          49
                                                ----------      ------
                                                $   10,088      $  526
                                                ==========      ======

Deferred income taxes

     The provision for deferred income taxes attributable to net earnings consists of the following:

                                            Six months ended     Period ended
                                              June 30, 1999     June 30, 1998
                                              -------------     -------------

         Canadian                               $    2,626      $  --
         U.S. federal                               (1,793)        --
         U.S. state and local                           --         --
                                                ----------      -----
                                                $      833      $  --
                                                ==========      =====

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)


     Significant components of the Company's deferred tax assets are as follows:

                                             June 30, 1999  December 31, 1998
                                             -------------  -----------------
        Fixed assets                           $   4,224    $   1,088
        Other                                        184          185
        Valuation allowance                           --           --
                                               ---------    ---------
        Net deferred tax assets                $   4,408    $   1,273
                                               =========    =========

     Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will be fully utilized, therefore, no valuation allowance has been recorded.

5.   Segmented information

     The  Company  operates  within  a  single   operating   segment  being  the
construction and installation of fiber optic network assets. These fiber optic network assets are being constructed in Canada and the United States.

Revenues, fixed assets, and deferred financing costs are located as follows:


                              Revenues                          Fixed Assets                 Deferred Financing Costs
                              --------                          ------------                 ------------------------

                Six months ended     Period ended        June 30,        December 31,       June 30,       December 31,
                  June 30, 1999      June 30, 1998         1999              1998             1999             1998
                  -------------      -------------         ----              ----             ----             ----

Canada               $30,423             $8,085          $28,810            $8,218          $6,509                --

U.S.                  93,461              4,195           28,980             7,257              --                --
                     -------             ------          -------            ------           -----          --------

                    $123,884            $12,280          $57,790           $15,475          $6,509           $    --
                    ========            =======          =======           =======          ======           =======


     The revenues are based on the location of the construction activities.

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)

6.   Common stock

     During the six months ended June 30, 1999, the Company granted stock options to employees and officers to purchase an aggregate of 2,578,060 shares of class A common stock of the Company at exercise prices between $10 and $20 per share. The stock options have terms expiring on or before June 30, 2009. See
Note 8.

7.   Commitments

     Supply Agreements

     On June 18, 1999, a subsidiary of the Company entered into a supply agreement with Tyco Submarine Systems Ltd. ("Tyco") whereby Tyco will serve as the primary contractor for the Company's transatlantic cable project. The initial contract price is approximately $607 million. The company has paid $30 million in advance payments during the six month period ended June 30, 1999, and has made an additional payment of $30.7 million in August 1999.

     The Company has placed purchase orders of approximately $47,600,000 with Nortel Networks.

     IC/CN Agreements

     On May 28, 1999, the Company entered into agreements with Canadian National Railway Company ("CN") and Illinois Central Railroad Company ("IC") to license rights-of-way ("ROW") along certain of their respective rail transportation systems (the "Routes"). The Company will pay a license fee, based on the length of the ROWs, and payable pursuant to a formula based on cash flow generated from projects developed on the Routes. The Company will also provide a certain number of fibers as consideration for the license of the ROWs. In connection with these license agreements, the Company has formed subsidiary companies with CN and IC (the Company having a 75% interest and CN or IC having the remaining 25% interest) for the purpose of licensing the ROWs from CN and IC and developing the projects along the Routes.

8.   Subsequent events

     Senior Notes

     On July 28, 1999 the Company issued Senior notes (the "Notes") with a face value of $500,000,000. The Notes are unsecured obligations of the Company bearing interest at 12% payable semi-annually. The Notes are due August 1, 2009 and may be redeemed by the Company on or after August 1, 2000 at certain specified redemption prices. Up to 35% of the Notes may be redeemed by the

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)


Company prior to August 1, 2002 with the net proceeds from certain sales of the Company's common stock.

     The Notes contain certain covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, issue certain preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations.

     The interest rate on the Notes is subject to increase if the Company does not file a registration statement with the Securities and Exchange Commission within certain time periods specified in the Notes Indenture.

     Agreement with Ledcor

     On May 28, 1999, the Company entered into an agreement with affiliates of Ledcor, whereby the Company would acquire certain fiber optic network assets. Closing occurred on September 27, 1999. As consideration, upon closing, the Company issued to affiliates of Ledcor 4,500,000 Class C Multiple Voting shares. In addition, the Company assumed certain rights and obligations of the affiliates under their build agreements with a third party including obligations relating to the completion of those builds and certain support structure, maintenance, license and access and underlying rights obligations. Management estimates that based on information available to date, fixed assets will increase by approximately $26,000,000, the cost of the assets in the accounts of Ledcor, deferred income taxes will increase by approximately $12,000,000, as a result of a higher tax cost versus accounting cost of fixed assets, accounts payable will increase by approximately $30,000,000, the liability recorded in the accounts of Ledcor, and the stated amount of the Company's common stock will increase by approximately $8,000,000.

     Share Reorganization

     Pursuant to a reorganization of the Company's share capital, on September 9, 1999, the Company amended its share capital by redesignating all Class A Voting Shares to Class B Subordinate Voting Shares, cancelling the remaining classes of shares and creating Class A Non-Voting Shares, Class C Multiple Voting Shares, Series A and B Preferred Shares, and Series C Redeemable Preferred Shares. Subsequently, the Company declared a stock dividend of 5,000,000 Series C Redeemable Preferred Shares. Concurrently, the Company repurchased the 25,000,000 outstanding Class B Subordinate Voting Shares from its parent in exchange for the issuance of 23,043,500 Class B Subordinate Voting Shares and 40,000,000 Series C Redeemable Preferred Shares. The Company then redeemed the 45,000,000 outstanding Series C Redeemable Preferred Shares for $45,000,000 of cash.

                              WORLDWIDE FIBER INC.

                                  June 30, 1999

          (tabular amounts expressed in thousands of U.S. dollars)1999

                                   (unaudited)

     Issuance of Shares

     On August 31, 1999 the Company issued 150,000 Class B Subordinate Voting Shares (redesignated from Class A Voting Shares) for $3,000,000 of cash and on September 9, 1999, the Company issued 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash.

     Credit Facility

     On July 6, 1999, the Company entered into a commitment letter with certain lenders pursuant to which the lenders would provide a three-year secured revolving credit facility totalling US$150,000,000. The execution and delivery of the definitive documentation is in progress.

                                AUDITORS' REPORT

To the Directors and Shareholder of
Worldwide Fiber Inc.

         We have audited the consolidated balance sheet of Worldwide Fiber Inc. as at December 31, 1998 and the consolidated income statement and statements of changes in shareholder's equity and cash flows for the period from February 5, 1998 (date of incorporation) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations and its cash flows for the period from February 5, 1998 (date of incorporation) to December 31, 1998 in accordance with generally accepted accounting principles in the United States.

PricewaterhouseCoopers LLP

Vancouver, Canada

March 12, 1999, except for notes 1(i) and 14
which are as of September 27, 1999

                              Worldwide Fiber Inc.

                           Consolidated Balance Sheet

                             As at December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

Assets
Current assets

Cash and cash equivalents....................................    $156,366
Accounts receivable (note 4).................................       3,272
Unbilled revenue (note 4)....................................      10,582
Deposit (note 4).............................................       3,930
Inventory (note 4)...........................................      25,300
Due from parent/net (note 6).................................      13,412
                                                                 --------
                                                                  212,862

Fixed assets (note 4)........................................      15,475
Deferred income taxes (note 10)..............................       1,273
Deferred financing costs.....................................       6,650
                                                                 --------
                                                                 $236,260
                                                                 ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              Worldwide Fiber Inc.

                           Consolidated Balance Sheet

                             As at December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

Liabilities
Current liabilities

Accounts payable (note 4).......................................     $ 20,296
Advances on contracts...........................................       13,651
Income taxes payable............................................        7,609
                                                                     --------
                                                                       41,556

Senior notes (note 7)...........................................      175,000
                                                                      -------
                                                                      216,556

Minority interest...............................................        1,443

Shareholder's Equity

Common stock

Authorized
  Unlimited number of Class A voting, Class B voting and Class C non-
    voting shares, no par value................................
      Issued and outstanding
         5,000,300 Class A shares (note 9).....................         7,400
Contributed surplus (notes 1 and 5)............................         2,242
Retained earnings..............................................         9,020
Accumulated other comprehensive income.........................          (401)
                                                                      -------
                                                                       18,261
                                                                     --------
                                                                     $236,260
                                                                     ========

Commitments (notes 1 and 13)
Subsequent events (note 14)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              Worldwide Fiber Inc.

                          Consolidated Income Statement

          For the period from February 5, 1998 (date of incorporation)
                             to December 31, 1998.

              (The Company's operations commenced on June 1, 1998)

            (tabular amounts expressed in thousands of U.S. dollars)

Revenue............................................................   $164,319
Costs..............................................................    147,621
                                                                      --------
Gross profit.......................................................     16,698
                                                                      --------
Expenses

   General and administrative......................................      2,274
   Depreciation....................................................        464
                                                                       -------
                                                                         2,738
                                                                       -------
                                                                        13,960

Interest expense...................................................        492
Interest income....................................................        267
                                                                       -------
Income before equity income and income taxes.......................     13,735

Equity income (note 5).............................................        928
                                                                       -------
Income before income taxes.........................................     14,663
Provision for income taxes (note 10)...............................      5,643
                                                                       -------
Net income for the period..........................................    $ 9,020
                                                                       =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              Worldwide Fiber Inc.

            Consolidated Statement of Changes in Shareholder's Equity

          For the period from February 5, 1998 (date of incorporation)
                              to December 31, 1998.

              (The Company's operations commenced on June 1, 1998)

            (tabular amounts expressed in thousands of U.S. dollars)

                                         Common stock
                                            Class A
                                            -------

                                                                                        Accumulated
                                                                                           other            Total
                                                              Contributed   Retained   comprehensive    shareholder's
                                      Shares       Amount       surplus     earnings       income          equity
                                      ------       ------       -------     --------       ------          ------

Balance--beginning of period
Incorporation shares issued,
   February 5, 1998............           100      $   --         $   --      $   --         $   --          $    --
Issuance of shares for certain
   Ledcor assets with deferred
   tax asset (note 5)..........           200       7,400          1,088          --             --            8,488
Issuance of shares for
   investments (note 5)........     5,000,000          --             --          --             --               --
Excess of proceeds over cost on
   fiber optic strands to be
   reacquired from parent company
   (note 1)....................            --          --          1,154          --             --            1,154
Comprehensive income
    Net income for the period..            --          --             --       9,020             --            9,020
    Accumulated other
       comprehensive
       income-foreign currency             --          --             --          --           (401)            (401)
                                    ---------      ------         ------      ------          ------         -------
       translation.............
Total comprehensive income.....            --          --             --          --             --            8,619
                                    ---------      ------         ------      ------          -----          -------
Balance--end of period..........    5,000,300      $7,400         $2,242      $9,020          $(401)         $18,261
                                    =========      ======         ======      ======          ======         =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              Worldwide Fiber Inc.

                      Consolidated Statement of Cash Flows

          For the period from February 5, 1998 (date of incorporation)
                              to December 31, 1998.

              (The Company's operations commenced on June 1, 1998)

            (tabular amounts expressed in thousands of U.S. dollars)

Cash flows used in operating activities

Net income for the period............................................... $9,020
Adjustments to reconcile net income to net cash used for operating activities
  Depreciation..........................................................    464
  Equity income.........................................................   (928)
  Changes in non-cash working capital items

      Accounts receivable...............................................   (196)
      Unbilled revenue..................................................   (992)
      Deposit........................................................... (3,949)
      Inventory......................................................... (1,568)
      Due from parent................................................... 16,230)
      Accounts payable..................................................  2,904
      Advances on contracts............................................. 13,708
      Income taxes payable..............................................  6,491
      Advances to WFI USA...............................................(21,783)
                                                                        -------
                                                                        (13,059)

Cash flows from (used in) investing activities

Fixed asset additions..................................................  (1,065)
Cash acquired on acquisition of WFI USA................................   2,242
                                                                        -------
                                                                          1,177
                                                                        -------
Cash flows from (used in) financing activities

Proceeds from issuance of common stock.......................... .....      --
Senior notes..................................................... ..... 175,000
Deferred financing costs..........................................  ...  (6,650)
                                                                       --------
                                                                        168,350

Effect of exchange rate changes on cash................................    (102)
                                                                       --------
Net increase in cash and cash equivalents, being cash and
  cash equivalents at end of period....................................$156,366
                                                                       ========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

1.   The Company

     Worldwide Fiber Inc. (the "Company") was incorporated on February 5, 1998 and is indirectly a wholly-owned subsidiary of Ledcor Inc. On May 31, 1998 the Company began its operations after certain assets of the Telecommunications Division ("Division") of Ledcor Industries Limited ("Ledcor"), a Ledcor Inc. subsidiary were transferred to the Company. Prior to June 1, 1998, the operations were carried out by the Division.

     The Company's operations consist of designing, engineering, constructing and installing terrestrial and marine fiber optic systems for sale or lease to third parties or for its own use. For the period to December 31, 1998, $162,455,000 of the Company's revenues related to Construction Services Agreements with Ledcor (see Note 1(ii)).

     Transactions with Ledcor

     On May 31, 1998, the Company entered into several agreements with Ledcor as follows:

          (i) Undertaking agreement whereby certain fiber optic network assets, located in Canada and the U.S. would be transferred to the Company by Ledcor in exchange for 19,999,700 Class A common shares. The Company constructed these assets for Ledcor under the Construction Services Agreements noted below. Construction of the assets was substantially complete at December 31, 1998 and the Company completed the exchange on March 31, 1999. This transaction will be accounted for using the carrying values reported in the accounts of Ledcor as a transaction between a parent and a wholly owned subsidiary and accordingly, the fixed assets acquired by the Company will be recorded at the carrying amount of the assets in the accounts of Ledcor. The cost of fixed assets acquired at March 31, 1999 amounted to $21,883,000. As a result of the transaction, the Company also received a deferred tax benefit of $3,136,000 which will be reflected as a deferred tax asset.

          (ii) Construction Services Agreements to provide construction services to Ledcor to complete various projects including completion of the fiber optic network assets to be transferred to the Company. As the Company is required to obtain the fiber optic network assets from Ledcor, the revenues and costs associated with this portion of the agreement have not been reflected in these consolidated financial statements. The costs to construct the network will be reflected when the construction is completed and the shares have been issued. As at December 31, 1998, the Company has billed Ledcor $18,138,000 for the services related to construction of the fiber optic network assets which exceeds their costs by $2,099,000. This excess, net of income taxes of

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     $945,000, has been excluded from the consolidated income statement and has been reported as contributed surplus.

          (iii) Management Services Agreement whereby Ledcor provides the Company with management staff, administrative and other support services. The Company reimburses Ledcor for direct costs and pays Cdn. $200,000 per month for the Company's share of corporate overheads. In accordance with this agreement, substantially all costs and expenses incurred by the Company were paid by Ledcor and charged to the Company through an intercompany account.

          (iv) Employee Services Agreements whereby the Company obtains the services of certain employees from Ledcor on a cost reimbursement basis.

2.   Summary of significant accounting policies

     Basis of presentation

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and include the accounts of the Company, its wholly owned subsidiaries and its 75% interest in Worldwide Fiber (USA), Inc. ("WFI USA"). All significant intercompany transactions and balances have been eliminated on consolidation. For investments where the Company exercises significant influence, the investment is accounted for using the equity method.

     On December 31, 1998, the Company increased its interest in WFI USA from 50% to 75% (note 5). The consolidated income statement and statement of cash flows account for the Company's initial 50% interest in WFI USA using the equity method for the period May 31, 1998 to December 31, 1998. The Company's consolidated balance sheet includes WFI USA's assets and liabilities, and minority interest therein, as at December 31, 1998.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Actual results could differ from those estimates.

     Cash and cash equivalents

     Cash and cash equivalents consists of cash on deposit and highly liquid short-term interest bearing securities with maturity at the date of purchase of three months or less.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     Fixed assets

     Fiber optic network assets constructed for the Company's own use are recorded as fixed assets. Fiber optic network assets, construction equipment and other assets are recorded at cost. Fixed assets are depreciated using the following rates and methods:

     o Fiber optic network assets--straight-line method over the estimated useful lives of the assets.

     o Construction equipment--hourly usage rates, estimated to depreciate the equipment over the estimated useful lives of the equipment.

     o Other assets--straight-line method, over the estimated useful lives of the assets.

     Inventory

     Inventory consists of fiber optic network assets to be sold or leased under sales-type leases, construction supplies and small tools.

     Fiber optic network assets are recorded at the lower of cost and market. Cost includes direct materials and subcontractor charges, labour, and interest (see "capitalization of interest").

     Construction supplies and small tools inventory are recorded at the lower of cost and replacement value.

     Revenue recognition

     Revenue for services provided to Ledcor for construction projects is recognized in the period the construction services are performed based on the costs incurred.

     Revenue and income from construction contracts to develop fiber optic network assets are determined on the percentage-of-completion basis using the cost-to-cost method. Provision is made for all anticipated losses as soon as they become evident. Claims for additional contract compensation are not recognized until resolved.

     Unbilled revenue

     Revenue recognized using the percentage-of-completion basis (see "Revenue recognition") less billings to date is recorded as unbilled revenue.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     Capitalization of interest

     Interest is capitalized as part of the cost of constructing fiber optic network assets. Interest capitalized during the construction period is computed by determining the average accumulated expenditures for each interim capitalization period and applying the interest rate related to the specific borrowings associated with each construction project. The total interest capitalized for the period ended December 31, 1998 was $nil.

     Deferred financing costs

     Costs incurred in connection with obtaining the Senior notes financing are deferred and amortized, using the effective interest method, to interest expense over the term of the Senior notes.

     Advances on contracts

     Cash received from customers pursuant to contracts where construction has not commenced is recorded as advances on contracts.

     Foreign currency transactions

     The Company's functional currency is the Canadian dollar. The consolidated financial statements are translated to United States dollars using the period-end exchange rate for assets and liabilities and weighted-average exchange rates for the period for revenues and expenses. Translation losses are deferred and accumulated as a component of other comprehensive income in shareholder's equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated income statement.

     Income taxes

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance, where, based on available evidence, the probability of realization of the deferred tax asset does not meet a more likely than not criteria.

     Fair value of financial instruments

     The fair value of the Company's financial instruments, consisting of cash and cash equivalents, accounts receivable, unbilled revenue, deposit, due from parent, accounts payable, advances on contracts, and income taxes payable approximate their carrying values due to their short-term nature. The Senior

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

notes were issued at period end and accordingly fair value does not vary significantly from carrying value at December 31, 1998.

     Recent accounting pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company does not expect the adoption of SFAS No. 133 to have a material impact on its consolidated financial statements.

     3.   Supplemental cash flow information

         Cash paid for income taxes.........................................................               $--
         Cash paid for interest.............................................................                --
         Supplemental non-cash  investing and financing  activities  Issuance of common shares for:

               Certain Ledcor assets with deferred tax asset of $1,088,000..................             8,488
               Investment in Ledcom Holdings Ltd. ..........................................                --
               Initial 50% investment in WFI USA............................................                --
               Additional  25%  investment  in WFI USA in  exchange  for  surrender  of note
                  receivable................................................................             3,915

     4.   Balance Sheet components

         Accounts receivable

              Trade accounts receivable...................................................              $3,107
              Interest receivable.........................................................                 165
                                                                                                     =========
                                                                                                        $3,272

                                                                                                     =========

         Unbilled revenue

              Revenue earned on uncompleted contracts.....................................             $22,236
              Less:  Billings to date.....................................................             $11,654
                                                                                                     =========
                                                                                                       $10,582

                                                                                                     =========

         Unbilled revenue relates primarily to WFI USA contracts. Each contract specifies individual billing arrangements as specified in the contract.

         Deposit

              Deposit for right of way access..............................................            $ 3,930
                                                                                                       =======

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

         The cost of right of way accesses is included in the cost of fiber optic network assets when construction commences.

         Inventory

              Fiber optic network assets....................................................           $24,155
              Construction supplies and small tools.........................................             1,145
                                                                                                       -------
                                                                                                       $25,300

         Fixed assets

              Fiber optic network assets....................................................           $11,461
              Construction equipment........................................................             4,249
              Other.........................................................................               229
                                                                                                       -------
                                                                                                        15,939

              Less:  Accumulated depreciation...............................................              (464)
                                                                                                       --------
         Fixed asset/net....................................................................           $15,475
                                                                                                       =======

         The Company has not provided for any depreciation on fiber optic network assets for the period ended December 31, 1998 as these assets were under construction.

         Accounts payable

              Subcontractor and supplier costs............................................             $13,468
              Subcontractor holdbacks payable.............................................               4,843
              Other.......................................................................               1,493
              Interest payable............................................................                 492
                                                                                                       -------
                                                                                                       $20,296


     5.   Acquisitions

     Telecommunications Division assets

     Effective May 31, 1998, the Company entered into a series of agreements whereby equipment, fiber optic network assets and other assets related to the business of the Telecommunications Division of Ledcor were transferred to the Company. In addition, the Company was granted a license to use Ledcor's patented rail plow technology. This license agreement was for an initial term of ten years, renewable annually upon completion of the initial term. As part of this transaction, Ledcor retained all existing construction contracts related to the business. This transaction was between entities under common control and has been accounted for using the carrying amounts recorded in Ledcor's accounts. The tax basis of substantially all the Canadian assets transferred to the Company were Ledcor's carrying values whereas the tax basis of the U.S. assets transferred was their fair value. The deferred tax balances were adjusted for the

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

change in the tax basis of the U.S. assets with the adjustment being reflected as contributed surplus. As consideration for the transaction, the Company issued 200 Class A shares to Ledcor.

         The assets transferred and consideration given, in connection with this transaction, were as follows:

         Assets

              Construction equipment..................................... $2,830
              Fiber optic network assets.................................  4,424
              Deferred income taxes......................................  1,088
              Other......................................................    146
                                                                          ------
                                                                          $8,488
                                                                          ======
         Consideration given

              Class A common shares and contributed surplus.............. $8,488
                                                                          ======

     Ledcom Holdings Ltd.

     On December 1, 1998 the Company acquired 50 Class A common shares representing a 50% interest of Ledcom Holdings Ltd. ("Ledcom") from Worldwide Fiber Holdings Ltd. ("WFHL"), the Company's parent. As consideration, the Company issued 2,000,000 Class A common shares. Ledcom holds the patent to Ledcor's rail plow technology, and in conjunction with this acquisition Ledcor has committed to grant to the Company a worldwide exclusive license for the use of the rail plow technology. The license will become non-exclusive six months after a change of control of the Company. This transaction was between entities under common control and has been accounted for using the carrying value of the investment recorded in WFHL's accounts which was $nil.

     Investment in WFI USA

     On August 31, 1998, the Company purchased Ledcor's 50% interest in, and a promissory note of $3,915,000 from WFI USA, in exchange for 3,000,000 Class A common shares of the Company and the issuance of a promissory note by the Company. WFI USA was a joint venture with Mi-Tech Communications LLC ("Mi-Tech") which held the remaining 50% interest in WFI USA. WFI USA's operations consist primarily of developing fiber optic network assets in the United States.

     As this transaction was between entities under common control, it was accounted for in a manner similar to a pooling of interests. These financial statements reflect the equity interest in the income of WFI USA from May 31, 1998 to December 31, 1998 in the amount of $928,000. Prior to May 31, 1998, the equity interest was reported as part of the Division of Ledcor.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     On December 31, 1998 the Company increased its interest in WFI USA to 75% by surrendering its note receivable from WFI USA of $3,915,000 for 100 non-voting common shares and 100 Class A voting preferred shares of WFI USA. The acquisition has been accounted for using the purchase method effective December 31, 1998. The purchase price of the additional 25% has been allocated to assets and liabilities based on their fair values. As a result, the net assets acquired were as follows:

         Current assets...........................................       $3,742
         Inventory................................................        6,048
         Fixed assets.............................................        1,795
         Current liabilities......................................       10,052

     On December 31, 1998, the Company entered into a Shareholders' Agreement ("Agreement") with Ledcor, Mi-Tech and Michels Pipeline Construction, Inc. ("Michels") (an affiliate of Mi-Tech). Pursuant to this agreement, Mi-Tech will have the option to convert all of its 25% interest in WFI USA into shares of the Company should the Company complete a public offering of shares with an aggregate value of at least $20,000,000 or there is a change of control of WFI USA. In connection with the conversion, Mi-Tech will be granted certain registration rights in accordance with the Agreement. In addition, after the tenth anniversary of this agreement, Mi-Tech has the option to require WFI USA to purchase all of the shares owned by Mi-Tech and its affiliates at fair market value. If Mi-Tech exercises this option, the Company can elect to sell all the shares or assets of WFI USA in which case it will not be required to purchase Mi-Tech's shares in WFI USA. In the event of a proposed sale of the shares of WFI USA held by the Company, Mi-Tech will have certain tag-along rights.

     Also as part of the Agreement the Company:

     o Agreed not to participate in any projects or business nor provide advice or assistance to any business which undertakes projects within WFI USA's scope of business, as defined in the Agreement, for a period of four years from the date of the Agreement.

     o Is restricted from selling, transferring, encumbering or divesting its ownership or control of WFI USA.

     o WFI USA has an option to purchase from Mi-Tech 24 fiber optic strands along certain existing routes owned by Mi-Tech and its affiliates at fair market value.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

6.   Due from parent

     The components of the amount due from parent consist of the following:

         Contract amounts billed to parent.......................     $180,593
         Costs charged by parent
              Material...........................................       91,937
              Subcontracts.......................................       33,613
              Labor..............................................       27,435
              Other..............................................       10,729
              General and administrative.........................        2,816
              Deferred financing costs...........................          268
                                                                       -------
                                                                       166,798
                                                                       -------
                                                                        13,795

              Net advance received...............................         (383)
                                                                       --------
                                                                      $ 13,412
                                                                       ========

     The amounts due from Ledcor and advances received from Ledcor are non-interest bearing, have no stated terms of repayment and are due on demand. Contract amounts billed to parent and costs charged by parent exceed revenues and costs as reported in the income statement due to fiber optic network assets to be transferred to the Company as described in note 1(ii).

7.   Senior notes

     The Senior notes (the "Notes") are unsecured obligations of the Company bearing interest at 12.5% payable semi-annually. The Notes are due December 15, 2005 and may be redeemed by the Company on or after December 31, 2003 at certain specified redemption prices ranging up to 106.25% of the principal amount. Up to 35% of the Notes may be redeemed by the Company prior to December 15, 2001, at a redemption price of 112.5% of the principal amount with the net proceeds from certain sales of the company's common equity to the public. If a change of control occurs, as defined in the Notes Indenture, the holders of the Notes can require the Company to repurchase all or part of the Notes at 101% of the principal amount. If at the end of December 31, 2000 and semi-annually thereafter, the Company's Accumulated Excess Cash Flow, as defined in the Notes Indenture, exceeds $10,000,000, the Company is required to make an offer to repurchase the maximum principal amounts of Notes that may be purchased by such Accumulated Excess Cash Flow Amount at an offer price equal to 110% of the principal amount of the Notes. Under this Excess Cash Flow provision, the Company is not required to repurchase more than 25% of the original principal amount of the Notes prior to December 31, 2003.

     The Notes contain certain covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness and issue certain preferred stock, pay dividends or make other distributions,

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations.

     The interest rate on the Notes is subject to increase if the Company does not file a registration statement with the Securities and Exchange Commission within certain time periods specified in the Notes Indenture.

8.   Preferred stock

     Authorized

     The Company is authorized to issue an unlimited number of Class I, II and III preferred shares (collectively "preferred shares"). As at December 31, 1998, there were no issued and outstanding preferred shares.

     Voting

     The holders of Class I preferred shares are entitled to attend shareholder meetings and to one vote for each share held. The holders of Class II and III preferred shares are not entitled to vote or attend shareholder meetings.

     Dividends

     The holders of preferred shares are entitled to receive a dividend when declared by the Board of Directors. The holders of preferred shares have no preference or priority as to the declaration of dividends, and dividends may be declared and paid on any other class of shares of the Company to the exclusion of a dividend being declared and paid on the preferred shares. Dividends may be declared and paid on the preferred shares individually to the exclusion of a dividend being declared and paid on another class of preferred shares. No dividends can be declared on such other shares if it impairs the ability of the Company to redeem the outstanding preferred shares.

     Return of capital

     In the event the Company is liquidated, dissolved or wound up, the holders of preferred shares have priority as to payment of the redemption price and for all declared and unpaid dividends over all other shares.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     Redemption and retraction

     The Company may redeem or purchase preferred shares together with all declared and unpaid dividends. In addition, the holders of preferred shares are entitled to have the Company redeem or purchase all or any part of the preferred shares held by a shareholder.

9.   Common stock

     Authorized

     The Company is authorized to issue an unlimited number of Class A, B and C common shares (collectively "common shares").

     Voting

     The holders of Class A and B common shares are entitled to one vote for each share held. The holders of Class C common shares are not entitled to vote.

     Dividends

     The holders of common shares are entitled to receive a dividend when declared by the directors of the Company. Dividends may be declared and paid on the common shares without declaring dividends on any other class or classes of shares of the Company. However, no dividends can be declared on the common shares if to do so would impair the ability of the Company to redeem any outstanding preferred shares.

     Return of capital

     In the event the Company is liquidated, dissolved or wound up or the Company distributes the assets of the Company among shareholders for the purpose of winding up its affairs, the holders of common shares rank equally with one another to receive any remaining balance of the assets of the Company after payment for a return of capital and any declared but unpaid dividends to the holders of preferred shares.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

10.  Income taxes

     Income before equity income and income taxes.

         The components of income before equity income and income taxes are as follows:

         Canadian....................................................   $5,683
         U.S.........................................................    8,052
                                                                     =========
                                                                       $13,735
                                                                     =========



         Current income taxes

         The provision for current income taxes consists of the following:

         Canadian....................................................   $2,599
         U.S. federal................................................    2,563
         U.S. state and local........................................      481
                                                                     ---------
                                                                        $5,643
                                                                     =========

     The Company's statutory rate of 45.6% varies from its effective rate of 41.1% due primarily to federal and state taxes on U.S. income at a rate of 38%.

     Deferred income taxes

     Significant components of the Company's deferred tax assets and liabilities are as follows:

         Fixed assets (note 5)......................................    $1,088
         Other......................................................       185
         Valuation allowance........................................        --
         Net deferred tax assets....................................    $1,273
                                                                        ======


     Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will be fully utilized, such that no valuation allowance has been recorded.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

11.  Concentration of credit risk

     Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, unbilled revenue and due from parent which are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable and unbilled revenue are considered to be limited due to the credit quality of the customers comprising the Company's customer base.

     The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date. At December 31, 1998 twelve customers accounted for the entire accounts receivable and unbilled revenue balances.

     The concentration of credit risk relating to the amount due from the parent is considered limited due to the credit quality of the Company's parent. As described in Note 1, substantially all of the Company's revenues during the period ended December 31, 1998 were earned from construction services provided to Ledcor.

     12. Segmented information

     The  Company  operates  within  a  single   operating   segment  being  the
construction and installation of fiber optic network assets. These fiber optic network assets are being constructed in Canada and the United States.

Revenues, fixed assets, and deferred financing costs are located as follows:

                                                                                                  Deferred
                                                                                                  financing
                                                                   Revenues      Fixed assets       costs
                                                                   --------      ------------       -----

     Canada..............................................            $84,534         $ 8,218        $6,650
     U.S.................................................             79,785           7,257            --
                                                                    --------         -------         -----
                                                                    $164,319         $15,475        $6,650
                                                                    ========         =======        ======

     The revenues are based on the location of the construction activities.

13.  Commitments

     Network developments

     The Company has, in the normal course of business, entered into agreements to provide construction services and fiber optic network assets to third parties in Canada and the United States.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     Right of way access agreements

     The Company has entered into various agreements during the year to secure the rights of ways along its network routes. In general, most agreements have an option renewal clause stating that grantors cannot unjustly withhold their acceptance of a renewal.

     Operating leases

     The Company leases certain facilities and equipment used in its operations under operating leases. Future minimum lease payments under these lease agreements at December 31, 1998 are as follows:

     1999...............................................................  $339
     2000...............................................................  $288
     2001...............................................................  $240
     2002...............................................................  $188
     2003 and thereafter................................................  $ 46

14.  Subsequent events

     (i)  Senior Notes

     On July 28, 1999 the Company issued Senior notes (the "12% Notes") with a face value of $500,000,000. The 12% Notes are unsecured obligations of the Company bearing interest at 12% payable semi-annually. The 12% Notes are due August 1, 2009 and may be redeemed by the Company on or after August 1, 2000 at certain specified redemption prices. Up to 35% of the 12% Notes may be redeemed by the Company prior to August 1, 2002 with the net proceeds from certain sales of the Company's common stock.

     The 12% Notes contain certain covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, issue certain preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations.

     The interest rate on the 12% Notes is subject to increase if the Company does not file a registration statement with the Securities and Exchange Commission within certain time periods specified in the 12% Notes Indenture.

                              Worldwide Fiber Inc.

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     (ii) Agreement with Tyco Submarine Systems Ltd.

     On June 18, 1999, a subsidiary of the Company entered into a supply agreement, with Tyco Submarine Systems Ltd. ("Tyco") whereby Tyco will serve as the primary contractor for the Company's transatlantic cable project called "Hibernia". The initial contract price is approximately $607 million. The Company has paid $60.7 million in advance payments to Tyco.

     (iii) Common stock

     In April 1999, the Company granted stock options to employees and officers to purchase an aggregate of 2,045,160 shares of class A common stock of the Company at a price of $10 per share. The stock options have terms expiring on or before June 30, 2009.

     (iv) IC/CN Agreements

     On May 28, 1999, the Company entered into agreements with Canadian National Railway Company ("CN") and Illinois Central Railroad Company ("IC") to license rights-of-way ("ROW") along certain of their respective rail transportation systems (the "Routes"). The Company will pay a license fee, based on the length of the ROWs, and payable pursuant to a formula based on cash flow generated from projects developed on the Routes. The Company will also provide a certain number of fibers as consideration for the license of the ROWs. In connection with these license agreements, the Company has formed subsidiary companies with CN and IC (the Company having a 75% interest and CN or IC having the remaining 25% interest) for the purpose of licensing the ROWs from CN and IC and developing the projects along the Routes.

     (v)  Agreement with Ledcor (unaudited)

     On May 28, 1999, the Company entered into an agreement with affiliates of Ledcor, whereby the Company would acquire certain fiber optic network assets. Closing occurred on September 27, 1999. As consideration, upon closing, the Company issued to affiliates of Ledcor 4,500,000 Class C Multiple Voting shares. In addition, the Company assumed certain rights and obligations of the affiliates under their build agreements with a third party including obligations relating to the completion of those builds and certain support structure, maintenance, license and access, and underlying rights obligations. Management estimates that based on information available to date, fixed assets will increase by approximately $26,000,000, the cost of the assets in the accounts of Ledcor, deferred income taxes will increase by approximately $12,000,000, as a result of a higher tax cost versus accounting cost of fixed assets, accounts payable will increase by approximately $30,000,000, the liability recorded in the accounts of Ledcor, and the stated amount of the Company's common stock will increase by approximately $8,000,000.

     (vi) Share Reorganization

     Pursuant to a reorganization of the Company's share capital, on September 9, 1999, the Company amended its share capital by redesignating all Class A Voting Shares to Class B Subordinate Voting Shares, cancelling the remaining classes of shares and creating Class A Non-Voting Shares, Class C Multiple Voting Shares, and Series A and B Preferred Shares and Series C Redeemable Preferred Shares. Subsequently, the Company declared a stock dividend of 5,000,000 Series C Redeemable Preferred Shares. Concurrently, the Company repurchased the 25,000,000 outstanding Class B Subordinate Voting Shares from its parent in exchange for the issuance of 23,043,500 Class B Subordinate Voting Shares and 40,000,000 Series C Redeemable Preferred Shares. The Company then redeemed the 45,000,000 outstanding Series C Redeemable Preferred Shares for $45,000,000 of cash.

     (vii) Issuance of Shares

     On August 31, 1999 the Company issued 150,000 Class B Subordinate Voting Shares (redesignated from Class A Voting Shares) for $3,000,000 of cash and on September 9, 1999, the Company issued 8,866,808 Series A Non-Voting Preferred Shares for $345,000,000 of cash.

     (viii) Credit Facility

     On July 6, 1999, the Company entered into a commitment letter with certain lenders pursuant to which the lenders would provide a three-year secured revolving credit facility totalling US$150,000,000. The execution and delivery of the definitive documentation is in progress.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Worldwide Fiber (USA), Inc.
(formerly, Pacific Fiber Link, Inc.)

         In our opinion, the accompanying consolidated income statement and statements of changes in shareholders' equity and of cash flows present fairly, in all material respects, the results of operations of Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.) and its subsidiaries and their cash flows for the period from February 11, 1998 to December 31, 1998, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Vancouver, Canada
March 12, 1999

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

                          Consolidated Income Statement

           For the period from February 11, 1998 to December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

        Revenue....................................................  $21,071
        Costs......................................................   16,533
                                                                     -------
        Gross profit...............................................    4,538
        Expenses

             General and administrative............................    1,683
                                                                     -------
                                                                       2,855
        Interest expense...........................................       72
        Interest income............................................       53
                                                                     -------
        Income before income taxes.................................    2,836
        Provision for income taxes.................................      980
                                                                     -------
        Net income for the period..................................  $ 1,856
                                                                     =======
        Commitments (note 10)

              The accompanying notes are an integral part of these consolidated financial statements.

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

            Consolidated Statement of Changes in Shareholders' Equity

           For the period from February 11, 1998 to December 31, 1998.

            (tabular amounts expressed in thousands of U.S. dollars)

                                                          Class A
                                                           voting     Nonvoting
                                                         preferred     common
                                                           shares      shares                Retained
                                                           Number      Number      Amount    earnings     Total
                                                           ------      ------      ------    --------     -----

Balance--beginning of period........................
Issuance of shares to acquire Worldwide
   Fiber Networks, Inc. (note 1)...................           100         100          --         --           --
Issuance of shares for extinguishment of note
   payable (note 1)................................           100         100       3,915         --        3,915
Net income for the period..........................            --          --          --      1,856        1,856
                                                              ---         ---      ------     ------       ------
Balance--end of period..............................          200         200      $3,915     $1,856       $5,771
                                                              ===         ===      ======     ======       ======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

                      Consolidated Statement of Cash Flows

           For the period from February 11, 1998 to December 31, 1998.

            (tabular amounts expressed in thousands of U.S. dollars)

Cash flows from operating activities

Net income for the period.............................................  $1,856
Changes in non-cash working capital items
     Accounts receivable..............................................  (3,090)
     Unbilled revenue.................................................  (9,634)
     Inventory........................................................ (23,835)
     Accounts payable.................................................  17,445
     Income taxes payable.............................................     980
     Due to parent....................................................  21,783
                                                                       -------
                                                                         5,505

Cash flows used in investing activities

Fixed asset additions.................................................  (7,178)
                                                                       --------
Cash flows from financing activities

Due to parent.........................................................   3,915
                                                                       -------
Net increase in cash and cash equivalents, being cash and cash equivalents at end of period.......................................... $ 2,242
                                                                       =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

             Notes to Consolidated Financial Statements (continued)

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

1.   The Company

     Worldwide Fiber (USA), Inc. (the "Company"), formerly known as Pacific Fiber Link, Inc., was incorporated on August 7, 1998. The Company was inactive until August 31, 1998. On August 31, 1998, the Company acquired 100% of the ownership interest of Worldwide Fiber Networks, Inc. ("WFNI") (formerly Pacific Fiber Link, LLC) from its two members, Ledcor Industries Limited ("Ledcor") and Mi-Tech Communications, LLC ("Mi-Tech"), in exchange for 100 non-voting common shares and 100 Class A voting preferred shares of the Company. The acquisition was accounted for in a manner similar to a pooling of interests on the basis that the ownership interests before and after the acquisition remained the same. Accordingly, the financial statements presented include the results of operations of the Company and WFNI from February 11, 1998, the date that WFNI was organized.

     On December 31, 1998, the Company issued 100 shares of non-voting common shares and 100 Class A voting preferred shares as consideration for the settlement of indebtedness owed to Worldwide Fiber Inc. ("WFI" or "parent") of $3,915,000 increasing WFI's interest from 50% to 75%.

     The Company has entered into a shareholders' agreement among WFI, Ledcor, Mi-Tech and Michels Pipeline Construction Inc. (an affiliate of Mi-Tech) whereby:

     (i) Any sale, transfer, assignment or encumbrance or divestment of any interest in or control of the Company to a third party is restricted. In the event of a proposed sale of the shares of the Company held by WFI, Mi-Tech will have certain tag-along rights. If there is a change of control of the Company, Mi-Tech has the option to require the Company to purchase all of the shares owned by Mi-Tech or its affiliates at the fair market value of such shares. In addition, after the tenth anniversary of this agreement Mi-Tech has the option to require the Company to purchase all of the shares owned by Mi-Tech and its affiliates at fair market value. If Mi-Tech exercises this option, WFI can elect to sell all of the shares or assets of the Company to a third party in which case WFI will not be required to purchase Mi-Tech's shares.

     (ii) The Company has an option to purchase from Mi-Tech, 24 fiber optic strands along certain existing routes owned by Mi-Tech and its affiliates at fair value. The Company also has an option to purchase from WFI and its affiliates indefeasible rights of use for 24 fiber optic strands from its Chicago-New Orleans route if and when built, at fair value. These options expire one year after the strands are available.

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

             Notes to Consolidated Financial Statements (continued)

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

    (iii) If WFI were to issue shares in a public offering having an aggregate value of at least $20,000,000, Mi-Tech has the option to convert all of the shares of the Company held by Mi-Tech and its affiliates into the class and series of shares being offered to the public.

     The Company's operations consist of developing, engineering, constructing, installing and maintaining fiber optic network assets. The Company's primary customers are telecommunications carriers and fiber optic systems developers located in the U.S.

2.   Summary of significant accounting policies

     Basis of presentation

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated on consolidation.

     The Company's financial statements have been prepared for inclusion within the Offering Memorandum prepared by WFI for the offer of Senior Notes in the amount of $250,000,000. The consolidated balance sheet of the Company as at December 31, 1998 has been excluded as WFI's most recent audited consolidated balance sheet includes the assets and liabilities of the Company.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Actual results could differ from those estimates.

     Income taxes

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance, where, based on available evidence, the probability of realization of the deferred tax asset, does not meet a more likely than not criteria.

     Revenue recognition

     Revenue and income from construction contracts to develop fiber optic network assets, are determined on the percentage-of-completion basis using the cost-to-cost method. Provision is made for all anticipated losses as soon as they become evident. Claims for additional contract compensation are not recognized until resolved.

     Foreign currency transactions

     The Company uses the U.S. dollar as its functional currency. Gains or losses from foreign currency transactions are included in the consolidated income statement.

3.   Supplemental cash flow information

     Cash paid for income taxes........................................     $--
     Cash paid for interest............................................      --
     Supplemental noncash investing and financing activities
        Issuance of shares:

          To acquire Worldwide Fiber Networks Inc......................      --
          In exchange for surrender of note payable to WFI.............   3,915

4.   Share capital

     a)  Preferred shares Authorized

     The Company is authorized to issue 125,000 preferred shares without par value; 25,000 Class A voting preferred shares, and 100,000 Class B non-voting preferred shares. As of December 31, 1998 there were 200 Class A voting preferred shares issued.

     Voting

     The holders of Class A preferred shares are entitled to attend shareholder meetings and to one vote for each share held. The holders of Class A preferred shares have no other rights, preferences or privileges. The holders of Class B preferred shares are not entitled to vote or attend shareholder meetings.

     Dividends

     The holders of Class B preferred shares are entitled to receive a dividend when declared by the Board of Directors, payable in preference to the dividends payable on any other class of shares.

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

             Notes to Consolidated Financial Statements (continued)

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     Return of capital

     In the event the Company is liquidated, dissolved or wound up, the holders of Class B preferred shares shall be entitled to such rights as expressed in the resolution for the issue of such Class B shares, adopted by the Board of Directors.

     Redemption and retraction

     The Company may redeem or purchase Class B preferred shares at such time and such price, as expressed in the resolution for the issue of Class B preferred shares adopted by the Board of Directors.

     b) Common shares

     The Company is authorized to issue 25,000 non-voting common shares, without par value. As at December 31, 1998, there were 200 non-voting common shares issued.

5.   Provision for income taxes

     The provision for current income taxes attributable to net income consists of the following:

         U.S. federal.................................................  $953
         U.S. state and local.........................................    27
                                                                      ======
                                                                        $980
                                                                      ======

     The Company's statutory rate of 34% is not materially different to its effective rate of 34.6%.

6.   Concentration of credit risk

     Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable and unbilled revenue. Accounts receivable are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable and unbilled revenue are considered to be limited due to the credit quality of the customers comprising the Company's customer base.

     The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date. At December 31, 1998 seven customers accounted for the entire accounts receivable and unbilled revenue balances.

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

             Notes to Consolidated Financial Statements (continued)

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

7.   Revenue and significant customers

     During the period ended December 31, 1998, the Company's revenue from its three largest customers represented individually 35%, 30% and 13% of total revenue.

8.   Related party transactions

     The Company reimburses Ledcor and Mi-Tech for expenses incurred on the Company's behalf. For the period ended December 31, 1998 the amount of these transactions with Ledcor and Mi-Tech was $1,469,000 and $1,401,000 respectively. As at December 31, 1998 accounts payable includes $478,000 owed to Ledcor and $524,000 owed to Mi-Tech.

9.   Segmented information

     The Company operates within a single operating segment being the construction and installation of fiber optic network assets in the United States. All revenues are earned from U.S. sources and all long-lived assets are located in the U.S.

10.  Commitments

     Network developments

     The Company has, in the normal course of business, entered into agreements to provide construction services and fiber optic network assets to third parties in Canada and the United States.

     Right of way access agreements

     The Company has entered into various agreements during the year to secure the rights of ways along its network routes. In general, most agreements have an option renewal clause stating that grantors cannot unjustly withhold their acceptance of a renewal.

                           Worldwide Fiber (USA), Inc.

                       (formerly Pacific Fiber Link, Inc.)

             Notes to Consolidated Financial Statements (continued)

                                December 31, 1998

            (tabular amounts expressed in thousands of U.S. dollars)

     Operating leases

     The Company leases certain facilities and equipment used in its operations under operating leases. Future minimum lease payments under these lease agreements at December 31, 1998 are as follows:

         1999.........................................................   $205
         2000.........................................................     83
         2001.........................................................     50
         2002.........................................................     34
         2003 and thereafter..........................................      -

                                AUDITORS' REPORT

To the Directors of
Ledcor Industries Limited

         We have audited the divisional balance sheets of Ledcor Industries Limited--Telecommunications Division as at May 31, 1998, August 31, 1997 and August 31, 1996 and the divisional statements of operations and retained earnings and cash flows for the nine months ended May 31, 1998, year ended August 31, 1997, five months ended August 31, 1996 and year ended March 31, 1996. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these divisional financial statements present fairly, in all material respects, the financial position of the Division as at May 31, 1998, August 31, 1997 and August 31, 1996 and the results of its operations and cash flows for the periods ended May 31, 1998, August 31, 1997, August 31, 1996 and March 31, 1996 in accordance with generally accepted accounting principles in the United States.

Deloitte & Touche LLP
Edmonton, Canada
November 30, 1998

                           LEDCOR INDUSTRIES LIMITED--

                           TELECOMMUNICATIONS DIVISION

                            Divisional Balance Sheets

                        (All figures are in U.S. dollars)

                                                                                     August 31,        August 31,
                                                                  May 31, 1998           1997             1996
                                                                  ------------       ------------     ------------
ASSETS
CURRENT

    Trade accounts receivable (Note 4)...................            $5,538,543        $18,501,710        $845,173
    Accounts receivable holdbacks (Note 4)...............             4,474,731          3,446,571         153,652
    Unbilled revenue (Note 5)............................             5,842,845          3,608,010       5,013,428
    Inventory............................................            15,710,561          5,240,252              --
                                                                    -----------        -----------        --------
                                                                     31,566,680         30,796,543       6,012,253
FIXED ASSETS (Note 6)....................................             7,982,103          1,471,043         463,651
                                                                    -----------        -----------      ----------
                                                                    $39,548,783        $32,267,586      $6,475,904
                                                                    ===========        ===========      ==========
LIABILITIES

CURRENT

    Trade accounts payable...............................            $3,148,456        $12,855,863      $1,719,591
    Accrued payroll......................................             3,431,709          1,008,791              --
    Accrued liabilities..................................               587,750            954,362              --
    Accounts payable holdbacks...........................             4,412,221             86,262              --
    Income taxes payable.................................             5,509,000            338,000           5,000
                                                                    -----------         ----------       ---------
                                                                     17,089,136         15,243,278       1,724,591

DEFERRED TAX LIABILITIES (Note 7)........................             2,657,000          4,426,000       1,212,000
INTER-DIVISIONAL ACCOUNT (Note 8)........................            10,932,703          6,773,709       2,066,663
                                                                    -----------         ----------       ---------
                                                                     30,678,839         26,442,987       5,003,254
                                                                    -----------         ----------       ---------
COMMITMENTS (Note 9)

DIVISIONAL EQUITY

    Cumulative foreign exchange (loss) gain..............            (1,641,049)             6,688          (5,967)
    Divisional retained earnings.........................            10,510,993          5,817,911       1,478,617
                                                                    -----------        -----------      ----------
                                                                      8,869,944          5,824,599       1,472,650
                                                                    -----------        -----------      ----------
                                                                    $39,548,783        $32,267,586      $6,475,904
                                                                    ===========        ===========      ==========

         See accompanying notes to the divisional financial statements.

                            LEDCOR INDUSTRIES LIMITED

                           TELECOMMUNICATIONS DIVISION

                            Divisional Statements of
                        Operations and Retained Earnings

                        (All figures are in U.S. dollars)

                                                        Nine Months                      Five Months
                                                           ended         Year ended         ended          Year ended
                                                          May 31,        August 31,      August 31,         March 31,
                                                           1998             1997             1996             1996
                                                           ----             ----             ----             ----

   Revenue generated from contracts............         $54,633,888    $58,007,652      $7,372,942        $3,823,790
   Contract costs..............................          45,321,566     49,184,985       5,768,543         3,463,514
                                                        -----------     ----------      ----------        ----------
   Gross margin................................           9,312,322      8,822,667       1,604,399           360,276
   General and administrative expenses.........             710,240        863,373          90,993            57,357
                                                        -----------     ----------      ----------        ----------
   Net divisional income for the period,
      before taxes.............................           8,602,082      7,959,294       1,513,406           302,919
   Income tax expense (recovery)
   Current.....................................           5,509,000        338,000           5,000             3,000
   Deferred....................................          (1,600,000)     3,282,000         681,000           136,000
                                                        ------------   -----------      ----------        ----------
   Net divisional income for the period........           4,693,082      4,339,294         827,406           163,919
   DIVISIONAL RETAINED EARNINGS, BEGINNING OF
      PERIOD...................................           5,817,911      1,478,617         651,211           487,292
   DIVISIONAL RETAINED EARNINGS, END OF PERIOD.
                                                        $10,510,993     $5,817,911      $1,478,617        $  651,211
                                                        ===========     ==========      ==========        ==========

         See accompanying notes to the divisional financial statements.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                       Divisional Statements of Cash Flow

                        (All figures are in U.S. dollars)

                                                                                           Five months
                                                          Nine months      Year ended         ended         Year ended
                                                         ended May 31,     August 31,       August 31,       March 31,
                                                             1998             1997             1997            1996
                                                             ----             ----             ----            ----

   OPERATING ACTIVITIES

   Net divisional income for the period...........          $4,693,082      $4,339,294         $827,406         $163,919
   Adjustments to reconcile net divisional income
       to net cash provided by operating
       activities
       Depreciation and amortization..............             316,597         111,791           15,376           23,754
       Deferred taxes.............................          (1,600,000)      3,282,000          681,000          136,000
       Foreign exchange (gain) loss...............            (169,000)        (68,000)          (5,000)           9,000
   Changes in assets and liabilities
       Decrease (increase) in accounts receivable.          12,963,167     (17,656,537)        (467,268)        (331,199)
       Increase in accounts receivable holdbacks..          (1,028,160)     (3,292,919)         (77,684)         (75,969)
       Decrease (increase) in unbilled revenue....          (2,234,835)      1,405,418       (5,599,836)         590,114
       Increase in inventory......................         (10,470,309)     (5,240,252)               -                -
       Increase (decrease) in accounts payable....          (9,707,407)     11,136,272        1,551,305          142,886
       Increase in accrued payroll................           2,422,918       1,008,791                -                -
       (Decrease) increase in accrued liabilities.            (366,612)        954,362                -                -
       Increase in accounts payable holdbacks.....           4,325,959          86,262                -                -
   Change in cumulative foreign exchange (loss)             (1,647,737)         12,655           (3,205)           7,926
   gain...........................................         ------------    ------------      -----------        ---------
       Net cash provided (used) by operating                (2,502,337)     (3,920,863)      (3,077,906)         666,431
       activities.................................         ------------    ------------      -----------        ---------

   INVESTING ACTIVITIES
   Purchase of construction equipment and other...          (2,403,827)     (1,119,183)        (180,923)         (71,706)
   Fiber optic strands under construction.........          (4,423,830)             --               --               --
                                                           ------------     ----------       ----------         --------
   Net cash used by investing activities..........          (6,827,657)     (1,119,183)        (180,923)         (71,706)
                                                           ------------    ------------     ------------        ---------
   FINANCING ACTIVITIES
   Increase in income taxes payable...............           5,171,000         333,000            5,000                -
   Net advances to (from) the division............           4,158,994       4,707,046        3,253,829         (594,725)
                                                           -----------      ----------      -----------       -----------
   Net cash provided (used) by financing                     9,329,994       5,040,046        3,258,829         (594,725)
      activities..................................         -----------      ----------      -----------       -----------
   NET CHANGE IN CASH, END OF PERIOD..............         $        --      $       --       $       --        $      --
                                                           ===========      ==========       ==========        =========
   Additional amounts paid by the Company and
      allocated to the Division
   Interest.......................................         $   115,311      $  677,715       $   14,496        $      --
   Rent...........................................           1,198,360         497,265           55,953           38,670
   Income taxes...................................             338,000           5,000            3,000               --
                                                            ----------     -----------       ----------        ---------
                                                           $ 1,651,671      $1,179,980       $   73,449        $  38,670
                                                           ===========      ==========       ==========        =========


         See accompanying notes to the divisional financial statements.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

1.   DESCRIPTION OF BUSINESS

     The Telecommunications Division (the "Division") is a division of Ledcor Industries Limited ("LIL") which, in turn, is a wholly-owned subsidiary of Ledcor Inc. The Division is in the business of providing long-haul fiber optic systems, including planning, design, construction and maintenance to telecommunications clients. The Division headquarters are in Vancouver, Canada and its principal geographic areas of operation for these fiber optic systems are Canada and the United States.

     The accompanying divisional financial statements include the assets, liabilities, revenues and expenses of the Division. Since the Division has been operating as a fully integrated part of the Company, all construction equipment owned by LIL, but used in the Division's operations, was identified by LIL's management and allocated to the Division. In addition, certain assets, liabilities, revenues and expenses have been recorded by the Division using management's best estimates (Note 3).

     The divisional financial statements have been prepared from the divisional records maintained by LIL and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Division had been operated as a stand-alone company.

     The Division does not hold any cash or cash equivalents. LIL uses central bank accounts to deposit receipts and make payments on behalf of the Division. These transactions are reflected in the inter-divisional account (Note 8).

     On May 31, 1998, LIL transferred the net assets (at book value) and the operations of the Division to Worldwide Fiber Inc. (indirectly a wholly-owned subsidiary of Ledcor Inc.).

2.   ACCOUNTING POLICIES

     a)   Basis of accounting

          These divisional financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which differ in some respects from those in Canada. The impact of any differences in accounting policies on the financial statements is not significant and therefore has not been discussed.

     b)   Accounting for contracts

          Revenue and income from construction contracts to develop fiber optic systems are determined on the percentage of completion basis using the cost-to-cost method. Due to the risks inherent in these contracts, management makes a provision for risk using their best estimate. This method is used because management considers costs incurred to be the best available measure of progress on

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

          these contracts. Provision is made for all anticipated losses as soon as they become evident. Claims for additional contract compensation are not recognized until resolved.

     c)   Unbilled revenue

          Unbilled revenue comprises costs incurred and margin in excess of billings and advance deposits, representing unperformed work, on uncompleted contracts.

     d)   Inventory

          Inventory consists of fiber optic strands under construction and is valued at the lower of cost or market. Cost is determined using the full absorption method whereby the fiber optic strands have been allocated their proportionate share of materials, labour and overhead incurred.

     e)   Fixed assets

          Construction equipment, fiber optic strands and other assets are recorded at cost. Fixed assets are depreciated using the following rates and methods:

          o    Construction   equipment--hourly   usage   rates,   estimated  to
               depreciate the equipment, over estimated useful lives, ranging from three to five years.

          o    Fiber  optic  strands,   under   construction--depreciation,   at
               appropriate rates, will be provided for when the related fiber optic systems are in use.

          o Other assets-straight--line method over the estimated useful lives of the assets, ranging from three to five years.

     f)   Income taxes

          These are the financial statements of a Division, and not of a taxable legal entity. However, these financial statements present income taxes as if the Division was a stand-alone taxable legal entity. Current and deferred income taxes have been determined by applying the asset and liability method.

          The  asset  and  liability  method  of  accounting  for  income  taxes recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

     g)   Translation of foreign currency

          The functional currency of the Division is the Canadian dollar. The financial statements are translated into United States dollars using the period end exchange rate for assets and liabilities and weighted average exchange rates for the period for revenues and expenses. Translation gains and losses are deferred and included in divisional equity. Net gains and losses resulting from foreign exchange transactions are included in the statement of operations.

3.   USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the divisional financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Unbilled revenue, inventory, fiber optic strands capitalized, and revenue have all been calculated using management's best estimates. Total estimated costs is a component of the percentage of completion calculation which determines revenue recognized, unbilled revenue, inventory and fiber optic strands capitalized. However, there may be unforeseen conditions which could include weather patterns, the continuing deterioration of the Canadian dollar, and the outcome of ongoing negotiations. Such conditions could substantially change the values of the above mentioned items reflected in these financial statements. The impact of these unforeseen conditions cannot be estimated by management as at May 31, 1998.

     Corporate expenses are allocated from LIL to the Division based on a percentage of the Division's revenue. Management is of the opinion that this allocation percentage is reasonable since all divisions fully absorb LIL's corporate expenses. Management regularly reviews this allocation basis and considers the amounts allocated to fairly represent actual corporate expenses incurred, on behalf of the Division, for the periods reported on. Because the Division is fully integrated, management is unable to estimate the actual corporate expenses that would have been incurred if the Division had operated on a stand-alone basis.

     Interest is allocated from LIL by charging a floating rate of prime plus 1% on the net cash position of the Division's projects at the end of each month. Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost", requires that interest be capitalized as part of the historical cost of constructing assets held for sale or lease. Management has capitalized interest by capitalizing the portion of interest costs incurred to date which relates to inventory and capital assets.

     The Division has no additional debt accruing interest which should be capitalized. In addition, LIL has no additional debt which would result in significant interest being allocated and capitalized.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

4.   TRADE ACCOUNTS RECEIVABLE AND ACCOUNTS RECEIVABLE HOLDBACKS

     Trade accounts receivable are presented net of the allowance for doubtful accounts (which was nil for all years reported on since the Division has not experienced any bad debts).

     Accounts receivable holdbacks represent amounts billed but not yet paid under retainage provisions in the project contracts. These provisions state that holdbacks will be collected upon substantial completion of the projects.

5.   UNBILLED REVENUE

     Costs and billings on uncompleted contracts included in the divisional financial statements are as follows:

                                                                       May 31,                  August 31,
                                                                        1998              1997             1996
                                                                        ----              ----             ----

Costs incurred on uncompleted contracts.....................         $45,321,566         $49,184,985    $5,768,543
Margin......................................................           9,312,322           8,822,667     1,604,399
Customer advance deposits applied against contracts.........         (25,259,100)         (7,646,685)           --
Less billings to date.......................................         (23,531,943)        (46,752,957)   (2,359,514)
                                                                    -------------        ------------   -----------
                                                                    $  5,842,845         $ 3,608,010    $5,013,428
                                                                    ------------         -----------    ----------

6.   FIXED ASSETS

                                                                       May 31,                  August 31,
                                                                        1998              1997             1996
                                                                        ----              ----             ----

Construction equipment......................................          $3,796,102          $1,869,048      $802,548
Fiber optic strands, under construction.....................           4,423,830                  --            --
Other.......................................................             529,456              52,683            --
                                                                      ----------          ----------      --------
 ............................................................           8,749,388           1,921,731       802,548
Less accumulated depreciation...............................             767,285             450,688       338,897
                                                                      ----------          ----------      --------
 ............................................................          $7,982,103          $1,471,043      $463,651
                                                                      ==========          ==========      ========

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

7.   DEFERRED TAX LIABILITIES

         The components of the deferred tax liabilities are as follows:

                                                                       May 31,                  August 31,
                                                                        1998                 1997           1996
                                                                        ----                 ----           ----
Deferred tax assets

   Accounts payable holdback................................         $ 1,986,000           $  39,000      $      --
   Loss carryforward........................................          $       --            $     --      1,113,000
                                                                      ----------            --------     ----------
   Gross deferred tax assets................................           1,986,000              39,000      1,113,000
                                                                     -----------           ---------     ----------
Deferred tax liabilities

   Accounts receivable holdback.............................           2,014,000           1,551,000         69,000
   Unbilled revenue.........................................           2,629,000           1,623,000      2,256,000
   Inter-divisional account loss carryforward...............                  --           1,291,000             --
                                                                       ---------          ----------      ---------
   Gross deferred tax liabilities...........................           4,643,000           4,465,000      2,325,000
                                                                      ----------          ----------     ----------
 ............................................................          $2,657,000          $4,426,000     $1,212,000
                                                                      ==========          ==========     ==========


         Reconciliation of deferred tax liabilities:

                                                                      May 31,                  August 31,
                                                                        1998              1997             1996
                                                                        ----              ----             ----

Deferred tax liabilities, beginning of period...............          $4,426,000          $1,212,000     $  536,000
Deferred tax (recovery) expense.............................          (1,600,000)          3,282,000        681,000
Foreign exchange gain.......................................            (169,000)            (68,000)        (5,000)
                                                                      -----------         -----------    -----------
Deferred tax liabilities, end of period.....................          $2,657,000          $4,426,000     $1,212,000
                                                                      ----------          ----------     ----------


     The Division's provision for deferred taxes approximates the amounts computed by applying the Canadian and United States statutory rates to income before taxes. There are no permanent differences or other reconciling items that would result in an effective tax rate which is different from the statutory rates applied.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

8.   INTERDIVISIONAL ACCOUNT

     This account comprises the balance due to other divisions in connection with working capital advances. The balance due has no repayment terms and interest is allocated, from LIL, on the basis as described in Note 3.

9.   COMMITMENTS

     a)   Fiber Optic Construction Project

          In 1996, the Division commenced construction of a Canadian-U.S. fiber optic telecommunications system (the Canadian FOTS) that is scheduled for completion in early 1999.

     b)   fONOROLA Contract

          In a variety of contracts, commencing in April, 1997, the Division sold fiber optic strands of the Canadian FOTS. The Division has a commitment to complete construction of the fiber optic strands.

     c)   Bell Canada Contract

          In February, 1998, the Division sold fiber optic strands of the Canadian FOTS. The Division has a commitment to complete construction of the fiber optic strands.

     d)   MetroNet Contract

          Subsequent to period end (September, 1998), the Division sold fiber optic strands of the Canadian FOTS. The Division has a commitment to complete construction of the fiber optic strands.

     e)   Lease Commitments

          The Division is committed under non-cancellable leases for equipment for the period ending April, 1999 in the amount of $826,271. The Division has an option to withdraw from all leases in April, 1999 and therefore has no commitments beyond that date. Lease expenses were the following:

      Nine months ending May 31, 1998                           $1,198,360
      Year ended August 31, 1997                                   497,265
      Five months ended August 31, 1996                             55,953
      Year ended March 31, 1996                                     38,670

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

10.  SIGNIFICANT CONCENTRATION OF CREDIT AND SUPPLY RISK

     The following customers/supplier have accounted individually for 10% or more of the Division's total revenues/contract costs in one or more periods, as follows:

                                      Nine months ended       Year ended       Five months ended       Year ended
                                        May 31, 1998        August 31 1997      August 31, 1996      March 31, 1996
                                        ------------        --------------      ---------------      --------------

    Customers

       fONOROLA...................             62%                 64%                  51%                 91%
       Bell Canada................             28%                  -                    -                   -
       Alaska Filter Star.........              -                  25%                   -                   -
       Sprint Canada..............              -                   -                   24%                  -
       AT&T Canada................              -                   -                   24%                  -
    Supplier
       Pirelli Cables.............             13%                 27%                  79%                  -

     The Division also had significant accounts receivable from fONOROLA which accounted for the following percentages of trade accounts receivable:

                                                               May 31, 1998      August 31, 1997    August 31, 1996
                                                               ------------      ---------------    ---------------

   fONOROLA..............................................             39%                52%                 94%


     The Division is receiving cash from this customer on a consistent basis and management expects to collect on all other accounts receivables. Therefore no provision for bad debts has been recorded for the reported periods. Based on this significant customer's creditworthiness, the Division has not required it to provide collateral against these receivables.

     There were no significant accounts payable to significant suppliers at the balance sheet dates. However, since significant purchases are made from Pirelli Cables, should this supplier fail to honor its contract and the Division was not able to find a substitute supplier, the Division would not be able to meet its commitments to complete the construction of the Canadian FOTS, as noted in 9(a).

11.  FINANCIAL INSTRUMENTS

     Financial instruments consist of recorded accounts receivables (and other like accounts) which will result in future cash receipts, as well as accounts payables, (and other like accounts) that will result in future cash outlays.

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

     The carrying values of the financial instruments of the Division as at May 31, 1998, August 31, 1997 and August 31, 1996 were approximately equal to their estimated fair market values at these dates, due to the short-term nature of these instruments. Subjective judgment and uncertainties arise in the determination of estimated fair market values. Accordingly, the aggregate fair value should not be interpreted as being realizable in an immediate settlement of the instruments.

12.  INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

     The Division currently operates in one industry segment (fiber optic installations) and in two geographic segments (the Canadian FOTS is being constructed in Canada and the U.S.). Revenue and total identifiable assets for these geographic segments is as follows:

                                                  Canada                                    U.S.
                                                  ------                                    ----
  Revenue                                Amount         Percentage of Total        Amount       Percentage of Total


  May 31, 1998....................   $   35,826,795              66%           $   18,807,093             34%
  August 31, 1997.................   $   42,611,672              73%           $   15,395,980             27%
  August 31, 1996.................   $    7,372,942             100%           $           --             --
  March 31, 1996..................   $    3,823,790             100%           $           --             --

                                                  Canada                                    U.S.
                                                  ------                                    ----

          Total Identifiable
                Assets                    Amount        Percentage of Total         Amount        Percentage of Total

  May 31, 1998.....................   $  29,204,452             71%            $   11,928,580              29%
  August 31, 1997..................   $  25,464,071             79%            $    6,803,515              21%
  August 31, 1996..................   $   6,475,904            100%            $           --              --


13.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after, January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Division's ability to conduct normal business operations. It is not possible to be certain

             LEDCOR INDUSTRIES LIMITED--TELECOMMUNICATIONS DIVISION

                  Notes to the Divisional Financial Statements

                        (All figures are in U.S. dollars)

that all aspects of the Year 2000 Issue affecting the Division, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

14.  SUBSEQUENT EVENTS

     a)   Agreements with WFI

          Effective May 31 1998, LIL entered into a series of agreements to sell the equipment, fiber optic strands and certain other assets related to the business of Worldwide Fiber Inc. (an indirect wholly-owned subsidiary of Ledcor Inc.) ("WFI"). In addition, WFI was granted a licence by LIL to use certain processes related to the business. This licence agreement is for an initial term of ten years and will be renewable annually upon completion of the initial term. As part of this transaction, LIL retained all existing construction contracts related to the business. This transaction was between entities under common control and has been accounted for using the carrying amounts recorded in LIL's accounts. As consideration for the transaction, LIL was issued 200 Class A shares by WFI.

     b)   Disposition of fiber assets

          As part of these agreements WFI undertook to purchase from LIL certain fiber optic system assets, located in both Canada and the U.S., which were not completed at May 31, 1998. These assets will be purchased by WFI upon their completion, which is estimated to be late 1998 or early 1999. As consideration, WFI will issue a total of 19,999,700 Class A common shares to LIL. These transactions are between entities under common control and, will be accounted for at their original construction costs.

     c)   Construction services

          WFI has agreed to provide construction services to LIL to complete certain construction contracts for fiber optic strands and related facilities to third party customers.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the By-laws of the Company, as amended, subject to Section 124 of the Canada Business Corporations Act (the "Act"), a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives:

1. may be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such Company or body corporate.

2. may be indemnified by the Company, with the approval of a court, against all costs, charges and expenses reasonably incurred by him or her in connection with an action by or on behalf of the Company or body corporate to procure a judgment in its favor, to which he or she is made a party by reason of being or having been a director or an officer of the Company or body corporate; and

3. is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or body corporate, if the person seeking indemnity was substantially successful on the merits in his or her defense of the actions or proceeding:

provided, in all cases, such person fulfills the conditions that (a) he or she acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

     As contemplated by Section 124 of the Canada Business Corporations Act, the Company has purchased insurance against potential claims against the directors and officers of the registrant and against loss for which the registrant may be required or permitted by law to indemnify such directors and officers.

Item 21. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:


Exhibit No.                  Description

1 Purchase Agreement between Worldwide Fiber Inc. and the Initial Purchasers dated July 23, 1999.

3.1       Articles of Continuance of Worldwide Fiber Inc.

3.2       Articles of Amendment of Worldwide Fiber Inc.

3.3       By-Laws of Worldwide Fiber Inc., as Amended

4.1* Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated December 23, 1998

4.2*      Form of 12 1/2% Series A Senior Notes due 2005

4.3*      Form of 12 1/2% Series B Senior Notes due 2005

4.4* Registration Rights Agreement between Worldwide Fiber Inc., Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc. dated December 23, 1998

4.5 Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated July 28, 1999.

4.6 Form of 12% Series A Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.7 Form of 12% Series B Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.8 Registration Rights Agreement between Worldwide Fiber Inc. and the Initial Purchasers dated July 28, 1999.

5.1** Opinion of Farris, Vaughan, Wills & Murphy regarding the legality of the securities being registered.

5.2** Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.

10.1* Shareholders Agreement between Worldwide Fiber Inc., Worldwide Fiber Networks Ltd., Ledcor Communications Ltd., Ledcor Industries, Inc., Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.), MI-Tech Communications, LLC, Ledcor Inc., and Michels Pipeline Construction, Inc.

10.2* Railplow License Agreement between Ledcor Industries Limited and Worldwide Fiber Communications Ltd. (formerly 786520 Alberta Ltd.) dated May 31, 1998.

10.3* Non-exclusive Railplow License Agreement between Ledcor Industries Limited and Ledcom Holdings Ltd. (formerly Starfiber Communications Ltd.) dated May 31, 1998.

10.4* Letter from Ledcor, Inc. committing Ledcom Holdings Ltd. to grant an exclusive Railplow license to Worldwide Fiber Communications Ltd. dated December 1, 1998.

10.5* Management Services Agreement between Ledcor Industries Limited and Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) dated May 31, 1998.

10.6* Employment Agreement between Ledcor Industries Limited and Ledcor Communications Ltd., a wholly-owned subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.7* Employment Agreement between Ledcor Industries Inc. and Ledcor Communications Inc., a subsidiary of Worldwide Fiber Inc. dated May 31, 1998.

10.8* Construction Services Agreement between Ledcor Industries Limited and Ledcor Communications Ltd., a wholly-owned subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.9* Construction Services Agreement between Ledcor Industries Inc. and Ledcor Communications Ltd. (formerly Ledcor Communications Inc.) dated May 31, 1998.

10.10* Non-Competition Agreement between Worldwide Fiber Inc. (formerly Starfiber Inc.) and Ledcor, Inc., dated May 31, 1998.

10.11* Roll-over Agreement between Ledcor Industries Limited and Ledcom Holdings Ltd. (formerly Starfiber Communications Ltd.) dated May 31, 1998 transferring certain technology of Ledcor Industries Limited.

10.12*    Roll-over Agreement between Ledcor Industries Limited, Worldwide Fiber
          (USA), Inc. (formerly Pacific Fiber Link, Inc.) and Ledcor Industries Inc. dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.13* Roll-over Agreement between Mi-Tech Communications, LLC, Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.14* Roll-over Agreement between Ledcor Industries Limited and Worldwide Fiber Holdings Ltd. (formerly Worldwide Fiberlink Holdings Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.15* Roll-over Agreement between Worldwide Fiber Holdings Ltd. (formerly Worldwide Fiberlink Holdings Ltd.) and Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.16* Roll-over Agreement between Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) and Worldwide Fiber Networks Ltd. (formerly Worldwide Fiber Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.17* Roll-over Agreement between Ledcor Inc. and Worldwide Fiber Holdings Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.18* Roll-over Agreement between Worldwide Fiber Holdings Ltd. and Worldwide Fiber Inc. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.19* Roll-over Agreement between Worldwide Fiber Inc. and Worldwide Fiber Communications Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.20* License Agreement among WFI-CN Fiber Inc., Worldwide Fiber Inc. and Canadian National Railway Company, dated May 28, 1999.

10.21* Unanimous Shareholders Agreement among Worldwide Fiber Networks Ltd., Canadian National Railway Company and WFI-CN Fiber Inc. dated May 28, 1999.

10.22* Limited Liability Company Agreement of Worldwide Fiber IC LLC between Worldwide Fiber IC Holdings, Inc., and IC Fiber Holding Inc., dated May 28, 1999.

10.23* Form of License Agreement among Worldwide Fiber Inc., Illinois Central Railroad Company and each of IC Fiber Alabama LLC, IC Fiber Illinois LLC, IC Fiber Iowa LLC, IC Fiber Kentucky LLC, IC Fiber Louisiana LLC, IC Fiber Mississippi LLC and IC Fiber Tennessee LLC, dated as of May 28, 1999.

10.24* Amended and Restated Share Purchase Agreement by and between Ledcor Industries Limited, Ledcor Industries Inc. and Worldwide Fiber Inc. dated May 28, 1999.

10.25* Supply contract for Hibernia Undersea Cable System between Worldwide Telecom (Bermuda) Ltd. and Tyco Submarine Systems Ltd. dated June 18, 1999.

10.26# Preferred Share Purchase Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber L.P., and Tyco Group S.A.R.L. dated as of September 7, 1999.

10.27# Shareholders Agreement by and among Worldwide Fiber Inc., DWF SRL, GS Capital Partners III, L.P., GSCP3 WWF (Barbados) SRL, Providence Equity Fiber, L.P., Tyco Group S.a.r.l., Worldwide Fiber Holdings Ltd., Ledcor Inc. and the Several Shareholders named in Schedule 1.15 thereto dated as of September 9, 1999

10.28 Registration Rights Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber, L.P., and Tyco Group S.a.r.l. dated as of September 9, 1999

10.29 Amended and Restated Share Purchase Agreement between Ledcor Industries Limited, Ledcor Industries Inc. and Worldwide Fiber Inc. dated September 7, 1999

10.30 Letter Agreement between Ledcor Industries Limited, Ledcor Industries Inc., Worldwide Fiber Inc. and Worldwide Fiber (F.O.T.S.) No. 3, Ltd. dated September 27, 1999

21        Subsidiaries of Worldwide Fiber Inc.

23.1      Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.2      Consent of Deloitte & Touche LLP, Independent Auditors.

23.3**    Consent of Cahill Gordon & Reindel (included in Exhibit 5.2).

23.4**    Consent of Farris, Vaughan, Wills & Murphy (included in Exhibit 5.1).

24.1 Powers of Attorney authorizing execution of Registration Statement on Form F-4 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

24.2 Power of Attorney authorizing execution of Registration Statement on Form F-4 on behalf of Worldwide Fiber (USA), Inc.

25        Statement of eligibility of Trustee on Form T-1.

99.1      Form of Letter of Transmittal.

99.2      Form of Notice of Guaranteed Delivery.


----------

* Previously filed with the Company's Registration Statement on Form F-4 which was declared effective on July 21, 1999 (Registration No. 333-10254).

**   To be filed by amendment.

# Confidential treatment requested as to certain portions which have been omitted from this filing and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

Item 22. UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) To file a post-effective amendment to the registration statement to include any financial statements required by ss.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.

     (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the infor-mation called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (7) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (ss.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (9) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (10) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1993, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver BC, Canada on October 26, 1999.

                              WORLDWIDE FIBER INC.



                              By:  /s/ DAVID LEDE
                                   ----------------------------------------
                                   Name:    David Lede
                                   Title:   Chairman of the Board and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints David Lede and Larry Olsen and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact, with power of substitution and resubstitution, in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                    Signature                                 Title                            Date
                    ---------                                 -----                            ----
       /s/ DAVID LEDE                                 Chairman of the Board                   October 26, 1999
------------------------------------------            (Principal Executive
                     David Lede                             Officer)

       /s/ CLIFFORD LEDE                                  Vice Chairman                       October 26, 1999
------------------------------------------
                    Clifford Lede


------------------------------------------                Vice Chairman                       October 26, 1999
       /s/ LARRY OLSEN                              (Principal Financial and

------------------------------------------                 Accounting
                     Larry Olsen                            Officer)

       /s/ RON STEVENSON                                    Director                          October 26, 1999
------------------------------------------
                    Ron Stevenson

       /s/ STEPHEN STOW                                     Director                          October 26, 1999
------------------------------------------
                    Stephen Stow

       /s/ JIM VOELKER                                      Director                          October 26, 1999
------------------------------------------
                     Jim Voelker




                                     II-10




       /s/ WILLIAM RAMSEY                                   Director                               October 26, 1999
------------------------------------------
                   William Ramsey

       /s/ ANDREW RUSH                                      Director                               October 26, 1999
------------------------------------------
                     Andrew Rush

       /s/ ROBERT GHEEWALLA                                 Director                               October 26, 1999
------------------------------------------
                  Robert Gheewalla

       /s/ GLENN CREAMER                                    Director                               October 26, 1999
------------------------------------------
                    Glenn Creamer

       /s/ NEIL GARVEY                                      Director                               October 26, 1999
------------------------------------------
                     Neil Garvey


       Worldwide Fiber (USA), Inc.                     Worldwide Fiber (USA),                      October 26, 1999
                                                              Inc.
                                                         (Authorized U.S.
By:  /s/ LARRY OLSEN                                      Representative)
     -------------------------------------
       Larry Olsen, Authorized Signatory


                                INDEX TO EXHIBITS
Exhibit No.                  Description

1 Purchase Agreement between Worldwide Fiber Inc. and the Initial Purchasers dated July 23, 1999.

3.1       Articles of Continuance of Worldwide Fiber Inc.

3.2       Articles of Amendment of Worldwide Fiber Inc.

3.3       By-Laws of Worldwide Fiber Inc., as Amended

4.1* Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated December 23, 1998

4.2*      Form of 12 1/2% Series A Senior Notes due 2005

4.3*      Form of 12 1/2% Series B Senior Notes due 2005

4.4* Registration Rights Agreement between Worldwide Fiber Inc., Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc. dated December 23, 1998

4.5 Indenture between Worldwide Fiber Inc. and HSBC Bank USA (formerly Marine Midland Bank) dated July 28, 1999.

4.6 Form of 12% Series A Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.7 Form of 12% Series B Senior Notes due 2009 (included in exhibit 4.5 hereto).

4.8 Registration Rights Agreement between Worldwide Fiber Inc. and the Initial Purchasers dated July 28, 1999.

5.1** Opinion of Farris, Vaughan, Wills & Murphy regarding the legality of the securities being registered.

5.2** Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.

10.1* Shareholders Agreement between Worldwide Fiber Inc., Worldwide Fiber Networks Ltd., Ledcor Communications Ltd., Ledcor Industries, Inc., Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.), MI-Tech Communications, LLC, Ledcor Inc., and Michels Pipeline Construction, Inc.

10.2* Railplow License Agreement between Ledcor Industries Limited and Worldwide Fiber Communications Ltd. (formerly 786520 Alberta Ltd.) dated May 31, 1998.

10.3* Non-exclusive Railplow License Agreement between Ledcor Industries Limited and Ledcom Holdings Ltd. (formerly Starfiber Communications Ltd.) dated May 31, 1998.

10.4* Letter from Ledcor, Inc. committing Ledcom Holdings Ltd. to grant an exclusive Railplow license to Worldwide Fiber Communications Ltd. dated December 1, 1998.

10.5* Management Services Agreement between Ledcor Industries Limited and Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) dated May 31, 1998.

10.6* Employment Agreement between Ledcor Industries Limited and Ledcor Communications Ltd., a wholly-owned subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.7* Employment Agreement between Ledcor Industries Inc. and Ledcor Communications Inc., a subsidiary of Worldwide Fiber Inc. dated May 31, 1998.

10.8* Construction Services Agreement between Ledcor Industries Limited and Ledcor Communications Ltd., a wholly-owned subsidiary of the Worldwide Fiber Inc. dated May 31, 1998.

10.9* Construction Services Agreement between Ledcor Industries Inc. and Ledcor Communications Ltd. (formerly Ledcor Communications Inc.) dated May 31, 1998.

10.10* Non-Competition Agreement between Worldwide Fiber Inc. (formerly Starfiber Inc.) and Ledcor, Inc., dated May 31, 1998.

10.11* Roll-over Agreement between Ledcor Industries Limited and Ledcom Holdings Ltd. (formerly Starfiber Communications Ltd.) dated May 31, 1998 transferring certain technology of Ledcor Industries Limited.

10.12*    Roll-over Agreement between Ledcor Industries Limited, Worldwide Fiber
          (USA), Inc. (formerly Pacific Fiber Link, Inc.) and Ledcor Industries Inc. dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.13* Roll-over Agreement between Mi-Tech Communications, LLC, Worldwide Fiber (USA), Inc. (formerly Pacific Fiber Link, Inc.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.14* Roll-over Agreement between Ledcor Industries Limited and Worldwide Fiber Holdings Ltd. (formerly Worldwide Fiberlink Holdings Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.15* Roll-over Agreement between Worldwide Fiber Holdings Ltd. (formerly Worldwide Fiberlink Holdings Ltd.) and Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.16* Roll-over Agreement between Worldwide Fiber Inc. (formerly Worldwide Fiberlink Ltd.) and Worldwide Fiber Networks Ltd. (formerly Worldwide Fiber Ltd.) dated August 31, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.17* Roll-over Agreement between Ledcor Inc. and Worldwide Fiber Holdings Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.18* Roll-over Agreement between Worldwide Fiber Holdings Ltd. and Worldwide Fiber Inc. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.19* Roll-over Agreement between Worldwide Fiber Inc. and Worldwide Fiber Communications Ltd. dated December 1, 1998 transferring assets of Ledcor Inc.'s telecommunications division.

10.20* License Agreement among WFI-CN Fiber Inc., Worldwide Fiber Inc. and Canadian National Railway Company, dated May 28, 1999.

10.21* Unanimous Shareholders Agreement among Worldwide Fiber Networks Ltd., Canadian National Railway Company and WFI-CN Fiber Inc. dated May 28, 1999.

10.22* Limited Liability Company Agreement of Worldwide Fiber IC LLC between Worldwide Fiber IC Holdings, Inc., and IC Fiber Holding Inc., dated May 28, 1999.

10.23* Form of License Agreement among Worldwide Fiber Inc., Illinois Central Railroad Company and each of IC Fiber Alabama LLC, IC Fiber Illinois LLC, IC Fiber Iowa LLC, IC Fiber Kentucky LLC, IC Fiber Louisiana LLC, IC Fiber Mississippi LLC and IC Fiber Tennessee LLC, dated as of May 28, 1999.

10.24* Amended and Restated Share Purchase Agreement by and between Ledcor Industries Limited, Ledcor Industries Inc. and Worldwide Fiber Inc. dated May 28, 1999.

10.25* Supply contract for Hibernia Undersea Cable System between Worldwide Telecom (Bermuda) Ltd. and Tyco Submarine Systems Ltd. dated June 18, 1999.

10.26# Preferred Share Purchase Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber L.P., and Tyco Group S.A.R.L. dated as of September 7, 1999.

10.27# Shareholders Agreement by and among Worldwide Fiber Inc., DWF SRL, GS Capital Partners III, L.P., GSCP3 WWF (Barbados) SRL, Providence Equity Fiber, L.P., Tyco Group S.a.r.l., Worldwide Fiber Holdings Ltd., Ledcor Inc. and the Several Shareholders named in Schedule 1.15 thereto dated as of September 9, 1999

10.28 Registration Rights Agreement by and among Worldwide Fiber Inc., DWF SRL, GSCP3 WWF (Barbados) SRL, WWF (Barbados) SRL, Providence Equity Fiber, L.P., and Tyco Group S.a.r.l. dated as of September 9, 1999

10.29 Amended and Restated Share Purchase Agreement between Ledcor Industries Limited, Ledcor Industries Inc. and Worldwide Fiber Inc. dated September 7, 1999

10.30 Letter Agreement between Ledcor Industries Limited, Ledcor Industries Inc., Worldwide Fiber Inc. and Worldwide Fiber (F.O.T.S.) No. 3, Ltd. dated September 27, 1999

21        Subsidiaries of Worldwide Fiber Inc.

23.1      Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.2      Consent of Deloitte & Touche LLP, Independent Auditors.

23.3**    Consent of Cahill Gordon & Reindel (included in Exhibit 5.2).

23.4**    Consent of Farris, Vaughan, Wills & Murphy (included in Exhibit 5.1).

24.1 Powers of Attorney authorizing execution of Registration Statement on Form F-4 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

24.2 Power of Attorney authorizing execution of Registration Statement on Form F-4 on behalf of Worldwide Fiber (USA), Inc.

25        Statement of eligibility of Trustee on Form T-1.

99.1      Form of Letter of Transmittal.

99.2      Form of Notice of Guaranteed Delivery.


----------

* Previously filed with the Company's Registration Statement on Form F-4 which was declared effective on July 21, 1999 (Registration No. 333-10254).

**   To be filed by amendment.

# Confidential treatment requested as to certain portions which have been omitted from this filing and filed separately with the Securities and Exchange Commission pursuant to Rule 406.